Filed pursuant to Rule 424(b)(3)

Registration No. 333-288692

Prospectus

ECD Automotive Design, Inc.

Secondary Offering of

300,761,352 Shares of Common Stock

6,438 Shares of Common Stock Underlying the Private Warrants

Primary Offering of

287,500 Shares of Common Stock Underlying the Public Warrants

This prospectus relates to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, by the Selling Securityholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Securityholders”) of up to an aggregate of 300,761,352 shares of common stock, $0.0001 par value per share (the “Company Common Stock” or “Common Stock”), based on an assumed selling price of common stock is $3.93 per share, which was the closing price on September 24 2025, as adjusted to reflect the reverse stock split of 1-for-40 of its issued and outstanding Common Stock effective on September 18, 2025 (“Reverse Stock Split”). The Common Stock being offered for resale consists of: (i) 70,006 shares of Company Common Stock (the “Founder Shares”) that were sold to certain of the Selling Securityholders at a price of approximately $3.60 per share, prior to the September 8, 2022 initial public offering of the Company (the “IPO”) prior to the Business Combination (as defined below); (ii) up to 6,438 shares of Company Common Stock that were sold to certain of the Selling Securityholders as part of the private units sold at a price of $400.00 per unit in the private placement offering that occurred simultaneously with the IPO; (iii) up to 808 shares of Common Stock issued in connection with the Business Combination as a result of the conversion of the 6,438 rights that were sold to certain of the Selling Securityholders as part of the private units sold at a price of $400.00 per unit, in the private placement offering that occurred simultaneously with the IPO; (iv) 18,750 shares of Common Stock (the “Fee Shares”) issued to EF Hutton LLC in lieu of the cash deferred fee owed to it of approximately $4,025,000 from the IPO; (v) 625 shares of Common Stock sold to Benjamin Piggott in a private placement at a price of $400.00 per share; (vi) 43,750 shares issued to the David W Miller II Revocable Living Trust U/A/D June 13, 2023, David W Miller II Trustee pursuant to an asset sale agreement and consulting agreement; (vii) 18,125 shares issued to Member Hubs Palm Beach, LLC pursuant to the terms of a lease; (viii) 4,000 shares issued to Raymond Cole pursuant to the terms of his employment agreement; (ix) 2,500 shares issued to Benjamin Piggott pursuant to the terms of his employment agreement; (x) 2,325 shares issued to Matthew Borden pursuant to the terms of a consulting agreement; (xi) 9,650 shares issued to Hudson Global Ventures LLC pursuant to two consulting agreements; (xii) 25,000 shares sold to Theodore Duncan in a private placement at a price of $40.00 per share on August 8, 2025; and 2,500 shares underlying warrants sold to Theodore Duncan in such private placement; (xiii) up to 300,000,000 shares of Common Stock to be issued and sold pursuant to that certain equity purchase facility agreement (“EPFA”) dated as of June 20, 2025 by and between the Company and ECDA Bitcoin Treasury, LLC, an unrelated third party accredited investor (the “EPFA Investor”) (xiv) 2,500 shares issued to the EPFA Investor as a commitment fee; (xv) 1,250 shares issued to Thomas Wood as non-executive director compensation; (xvi) 1,250 shares issued to Patrick Lavelle as non-executive director compensation, (xvii) 1,250 shares issued to Robert Machinist as non-executive director compensation, (xviii) 625 issued to Benjamin Piggott as non-executive director compensation, (xix) up to 6,438 shares of Common Stock underlying the 6,438 redeemable warrants sold to certain of the Selling Securityholders as part of the private units sold at a price of $400.00 per unit in the private placement offering that occurred simultaneously with the IPO (the “Private Warrants”), and (xx) 550,000 shares of Common Stock underlying the 550,000 Warrants with an exercise price of $0.01 per share issued to Loeb & Loeb LLP to acquire 550,000 shares of Common Stock pursuant to the terms of a written agreement.

This prospectus also relates to the primary offering of up to 287,500 shares of Common Stock underlying the 287,500 redeemable warrants contained in the units sold in the IPO at a price of $400.00 per unit (the “Public Warrants” and, together with the Private Warrants, the “Warrants”). The exercise price of the Warrants is $460.00 per share, as adjusted to reflect the Reverse Stock Split. The Nasdaq closing price of the Public Warrants on September 24, 2025 was $0.02 per warrant.

On December 12, 2023, ECD Automotive Design, Inc., formerly known as EF Hutton Acquisition Corporation I (“EFHT”), completed the business combination (the “Business Combination”) contemplated by the merger agreement, dated as of March 3, 2023 (the “Merger Agreement”) by and among EFHT, Humble Imports Inc, d/b/a ECD Auto Design, a Florida corporation (“Humble”), ECD Auto Design UK, Ltd., an England and Wales corporation (the “ECD UK”), EFHT Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of EFHT, and Scott Wallace, as the Securityholder Representative. The Merger Agreement was previously reported on the Current Report on Form 8-K filed by EFHT with the SEC on March 6, 2023.

Certain of the Selling Securityholders may have acquired the securities registered hereunder at prices substantially below current market prices and may therefore have incentive to sell their securities. For example, the Initial Shareholders purchased an aggregate 70,000 shares of Common Stock at a price of approximately $36.00 per share prior to the IPO. Public securityholders who purchased their ECD securities at higher prices than the Selling Securityholders may experience lower rates of return (if any) than the Selling Securityholders, due to differences in purchase prices and the potential trading price at which they may be able to sell (see “Risk Factors — Risks Relating to our Securities — The market price of our equity securities may be volatile, and your investment could suffer or decline in value”).

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Common Stock or Warrants, except with respect to amounts received by us upon exercise of Warrants to the extent such Warrants are exercised for cash, as further described herein.

Our Common Stock and our Warrants are listed on the Nasdaq Capital Market, under the symbols “ECDA” and “ECDAW,” respectively. On September 24, 2025, the last reported sales price of our Common Stock was $3.93 and the last reported sales price of our Public Warrants was $0.02. The exercise price of the Warrants is $460.00 per share, as adjusted to reflect the Reverse Stock Split. The exercise price of the Warrants is significantly higher than the current market price of our Common Stock and accordingly, it is highly unlikely that Warrant holders will exercise their Warrants in the foreseeable future. Cash proceeds associated with the exercises of the Warrants are dependent on our stock price and given the recent price volatility of our Common Stock, there is no certainty that Warrant holders will exercise their Warrants and, accordingly and relative lack of liquidity in our stock, we may not receive any cash proceeds in relation to our outstanding Warrants.

We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of Common Stock or Warrants, except as described herein with respect to sales by the Sellers pursuant to the Forward Purchase Agreement. See “Plan of Distribution.”

We will not receive any of the proceeds from such sales of the shares of our Common Stock or Private Warrants by the Selling Securityholders, except with respect to amounts received by us upon the exercise of the Private Warrants. We will not receive any of the proceeds from such sales of the shares of our Common Stock underlying the Public Warrants, except with respect to amounts received by us upon the exercise of the Public Warrants and with respect to the shares of Common Stock to be issued and sold pursuant to the EPFA we will receive the proceeds of such sales. We will receive the sale price for up to 300 million shares sold to the EPFA Investor pursuant to the EPFA in connection with sales of the shares of our Common Stock we may elect to make pursuant to the EPFA after the date of this prospectus. Pursuant to applicable SEC guidance, the EPFA Investor is deemed to be an underwriter with respect to the shares of Common Stock to be issued and sold by the Company under the EPFA within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. To the extent that the Company sells shares of Common Stock under the EPFA, substantial amounts of shares could be issued and resold, which would cause dilution and may impact the Company’s stock price. See “Risk Factors — The EPFA Investor may purchase shares under the EPFA at a discount to the prevailing market price, which could result in immediate dilution to existing shareholders.” and “The resale of up to 300 million shares of Common Stock registered under the EPFA, or the perception that such sales may occur, could cause the market price of Common Stock to decline.” for additional information. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or Warrants. See section entitled “Plan of Distribution” beginning on page 103 of this prospectus.

The Common Stock being registered for resale in this prospectus may constitute a considerable percentage of our “public float” (defined as the number of our outstanding Common Stock held by non-affiliates) from time to time. In addition, a portion of the Common Stock being registered for resale hereunder were purchased by the Selling Securityholders at prices below the current market price of our Common Stock. Given the substantial amount of redemptions in connection with the Business Combination (see “Summary of the Prospectus”), and the relative lack of liquidity in our stock, sales of our Common Stock thereunder could result in a significant decline in the market price of our securities.

Unless otherwise noted, all historical share and per share information and historical financial information included in this prospectus have been adjusted to reflect the Reverse Stock Split. All historical share and per share information and historical financial information incorporated in this prospectus have not been restated to reflect the Reverse Stock Split.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Common Stock and Warrants is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 211,352 shares of Common Stock, up to 300,000,000 shares of Common Stock to be issued and sold under the EPFA at an assumed price of $3.93 per share, which was the last reported sales price of our Common Stock on September 24, 2025, as adjusted to reflect the Reverse Stock Split, and up to 6,438 shares of Common Stock underlying the 6,438 Private Warrants from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Common Stock by the Selling Securityholders, except we will receive the proceeds from the sale of up to 300,000,000 shares of Common Stock to be sold under the EPFA to the EPFA Investor. We will not receive any proceeds from the sale of Common Stock underlying the Private Warrants, however we will receive the proceeds from any exercise of the Private Warrants for cash.

This prospectus also relates to the issuance by us of up to 287,500 shares of Common Stock underlying the Public Warrants. We will not receive any proceeds from the sale of Common Stock underlying the Public Warrants, however we will receive the proceeds from any exercise of the Public Warrants for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any of the Common Stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell the Common Stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the respective cover. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, the terms “we,” “us,” “our” or the “Company” refer to ECD Automotive Design, Inc., a Delaware corporation. In addition, in this prospectus:

●	“Business Combination” refers to the transactions contemplated by the Merger Agreement, which closed on December 12, 2023.

●	“Closing Date” refers to December 12, 2023, the date on which the Business Combination is consummated.

●	“Closing” refers to the closing of the transactions contemplated under the Merger Agreement.

●	“Common Stock” refers to our common stock, par value $0.0001.

●	“Charter” refers to the Second Amended and Restated Certificate of Incorporation, which took effect upon the Closing.

●	“Convertible Notes” mean the of senior secured convertible notes of ECD issued as follows: (1) on December 12, 2023, in the aggregate principal amount of $15,819,209 (the “2023 Convertible Note”); (2) on August 9, 2024, in the aggregate principal amount of $1,154,681 (the “2024 Convertible Note”); and (3) on January 13, 2025, in the aggregate principal amount of $1,724,100 (the “2025 Convertible Note” and collectively with the 2023 Convertible Note and 2024 Convertible Note the “Convertible Notes”), by and between ECD and the Lender.

●	“ECD” (or the “Company”) refers to ECD Automotive Design, Inc., a Delaware corporation, formerly known as EF Hutton Acquisition Corporation I prior to the closing of the Business Combination.

●	“EF Hutton” refers to EF Hutton LLC.

●	“EFHT” refers to EF Hutton Acquisition Corporation I., a Delaware corporation, now known as ECD Automotive Design, Inc. after the closing of the Business Combination.

●	“EPFA” refers to the equity purchase facility agreement dated as of June 20, 2025 by and between the Company and an unrelated third party accredited investor.

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

●	“Humble” refers to Humble Imports, Inc d/b/a ECD Auto Design, a Florida corporation.

●	“Initial Shareholders” refers to the shareholders of EFHT immediately prior to the IPO.

●	“IPO” refers to the initial public offering of 287,500 units of EFHT consummated on September 13, 2022, including the 37,500 units after the full exercise of the over-allotment option on September 8, 2022.

●	“Merger Agreement” refers to that certain Agreement and Plan of Merger, dated March 3, 2023, by and among EF Hutton Acquisition Corporation I, Humble Imports Inc, d/b/a ECD Auto Design, a Florida corporation, ECD Auto Design UK, Ltd., an England and Wales corporation, EFHT Merger Sub, Inc., a Florida corporation, and Scott Wallace, as the Securityholder Representative, amended on October 14, 2023.

●	“Private Warrants” refers to the issued and outstanding warrants of ECD issued in the private placement conducted simultaneously with the Company’s initial public offering which entitle the holder to purchase one share of Common Stock at an exercise price of $460.00 per share.

●	“Public Warrants” refers to the issued and outstanding warrants of ECD issued in the Company’s initial public offering which entitle the holder to purchase one share of Common Stock at an exercise price of $460.00 per share.

●	“Securities Act” refers to the Securities Act of 1933, as amended.

●	“Sponsor” refers to EF Hutton Partners LLC.

●	“underwriters” refers to EF Hutton and Craig-Hallum Capital Group, the underwriters in the IPO.

●	“US Dollars,” “$” and “USD$” refer to the legal currency of the United States.

●	“U.S. GAAP” refers to accounting principles generally accepted in the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements about the financial condition, results of operations, earnings outlook and prospects of ECD. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ECD” and “Information about ECD.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of ECD as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by ECD and the following:

●	ECD’s ability to meet expectations related to its products, technologies and services and its ability to attract and retain revenue-generating customers and execute on its growth plans;

●	expectations regarding ECD’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, backlog conversion, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and ability to invest in growth initiatives and pursue acquisition opportunities;

●	risks related to the general economic and financial market conditions; political, legal and regulatory environment; and the industry in which ECD operates;

●	the risk of actual or alleged failure to comply with data privacy laws and regulations;

●	the outcome of any legal proceedings that may be instituted against ECD;

●	the attraction and retention of qualified directors, officers, employees and key personnel of ECD;

●	the impact from future regulatory, judicial, and legislative changes in ECD’s industry;

●	those factors set forth in documents filed, or to be filed, with the SEC by ECD.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of ECD prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the business of ECD or other matters addressed in this prospectus and attributable to ECD or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, ECD undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in Common Stock, you should read the entire prospectus carefully, including “Risk Factors” and the financial statements of the Company and related notes thereto included elsewhere in this prospectus.

The Company

ECD is an award winning, custom-car builder in the Restomod sector with a focus on classic motor vehicles of various models of both two-door and four-door styles. Among those awards are the “Top 5 Restorations” award by The Robb Report in 2022. Our mission is to bring new life to iconic brands by building fully-customized, 1-of-1 designs of these luxury vehicles – setting the customer in the center of the experience. We have sought to become the world’s best Land Rover customization and production facility since our start in 2013, aiming at producing the most customized Land Rovers. In addition, the company customizes the Jaguar E-Type, Ford Mustang and Toyota FJ40.

Our headquarters, known as the “Rover Dome,” is a 100,000-square-foot manufacturing facility located in Kissimmee, Florida, where one hundred (105) employees are currently located, including 67 talented craftsmen and technicians, who combined hold sixty-six (66) certifications from the ASE, and three (3) master level ASE certifications, one of the highest levels of certification a mechanic can receive.  See “ECD’s Business–Our Strengths–ECD Team.”

We restore classic Land Rover vehicles manufactured from the 1960’s through to the late 1990’s, including the Range Rover Classic, Land Rover Series (IIA and III), Land Rover Defenders, and, since July 2022, Jaguar E-Types. Additionally, in 2024 we entered the Classic Ford Mustang market as well as the Toyota FJ40 market. Occasionally we have restored other models from the same car manufacturers. The duration of a typical process, from the point of initial contract signing through to delivery of the vehicle, is approximately 12 to 14 months. Our in-house team of ASE-Certified highly trained technicians can upgrade any engine, including Chevrolet V8’s, Land Rover V8’s, Cummins diesel engines and new electric drivetrains, performing all the necessary body work, drivetrain selection and installation, every stitch in the interior, paint work, up to placement of the last nut and bolt. Our team provides clients with all the necessary tools to understand all the available customization possibilities, and our master-certified technicians hand-build a completely restored vehicle in approximately 2,200 man-hours, replacing and customizing substantially all of its components: including the engine, color, seating, stitching, electronics and cosmetic finishes.

Currently, all the stages of the building process are completed in-house. We refer to each rebuilt vehicle as a project, whose name is chosen by the customer. Since the start of our operations, we have built over 600 projects, and we currently have (61) contracted projects in our pipeline. We currently operate two production lines, the North Line, where we build Range Rover Classic, Land Rover Series (IIA and III) and Land Rover Defenders, and the South Line, which commenced operation in July 2022 and is flexible in what it can deliver. In addition we have opened a division called ECD Boutique, which focuses on higher selling price projects, such as Porsche 911s and Jaguar Low Drag E-Types, which are built in a single bay rather than a production line.

We target high net worth individuals, who have large amounts of discretionary income and who tend to be less sensitive to underlying economic cyclicality, providing them with a one-of-a kind luxury automotive design experience for each of our unique custom builds. We generate our revenue primarily from the direct sales of a customized vehicle, as well as by providing repair or upgrade services to customers. Recently we have begun to build a handful of available-on-demand vehicles, for clients in the market for immediate delivery. Our ability to sell the on-demand units in a timely manner will be enhanced in 2025 as we execute on our previously announced retail locations in West Palm Beach FL and Nantucket MA. We also generate revenue from the sale of extended warranties and, we earn commissions on the resale of used vehicles. We had total revenue of $25.1 million, $19.5million for the years ended December 31, 2024 and 2023, respectively. Additionally, we had a net loss $10.8 million and $1.2 million for the years ended December 31, 2024 and 2023 respectively. In 2024, we delivered a 23.4% gross margin, up 100 basis points from a year ago. This is substantially higher than the mass market automobile industry average (consisting of Honda, Toyota, Volkswagen, Stellantis, General Motors and Ford) of 15.7% and on par with other luxury car manufacturers such as Ferrari, Aston Martin, Porsche, Mercedes and BMW, who had gross margins of 50.1%, 40.8%, 26.4%, 19.6% and 17.0%, respectively. When our anticipated third production line is operating at full capacity (see “Information About ECD–Our Business–Our Strengths”), our target is to have total annual revenues of between $70.0 million and $80.0 million, and a gross margin between 35.0% and 40.0%.

In July 2021, two of our founders, Emily Humble and Thomas Humble, opened ECD UK, a wholly-owned subsidiary of ECD, which acts as our UK logistic center and sources vehicles that meet our standards and specific budget. ECD UK purchases such vehicles and ships them to ECD’s facility in Florida. ECD UK also assists in sourcing rare, obsolete and special parts required in ECD’s build process. We fund, on a monthly basis, the costs of those vehicles and parts, as well as ECD UK’s operating expenses, including rent and payroll. ECD UK currently has four (4) employees and one (1) sub-contractor in the UK. Our affiliation with ECD UK enables us to control our process from the sourcing of the base vehicles to the delivery of the customized product to the customer. On June 7, 2023, we consummated the UK Contribution through a Stock Purchase Agreement, dated June 7, 2023 (the “UK SPA”), by and between Emily Jayne Humble, ECD Auto Design UK, Ltd. and Humble Imports Inc d/b/a ECD Auto Design. Pursuant to the UK SPA, ECD acquired 100% of the ordinary shares issued by ECD UK, and now ECD UK is a wholly owned subsidiary of ECD.

On December 12, 2023, ECD Automotive Design, Inc., formerly known as EF Hutton Acquisition Corporation I (the “EFHT”), completed the Business Combination contemplated by the Merger Agreement. In connection with the Business Combination EFHT changed its name to ECD Automotive Design, Inc.

On October 6, 2023, the Company entered into a securities purchase agreement with Defender SPV LLC (the “Lender”), pursuant to which on December 12, 2023, the Company executed and delivered to the Lender a senior secured convertible note in exchange for a loan in the principal amount of $15,819,209 (the “2023 Convertible Note”). On August 9, 2024, the Company entered into a new securities purchase agreement with the Lender, pursuant to which the Company issued to the Lender a senior secured convertible note (the “2024 Convertible Note”) in exchange for a loan in the principal amount of $1,154,681(the “2024 Convertible Note”). On January 8, 2025, the Company entered into a new securities purchase agreement with the Lender pursuant to which the Company issued to the Lender a senior secured convertible note in exchange for a loan in the principal amount of $1,724,100 (the “2025 Convertible Note” and collectively with the 2023 Convertible Note and 2024 Convertible Note the “Convertible Notes”). All of the Convertible Notes have the same terms and conditions. The Convertible Notes are convertible into Company’s Common Stock at the option of the Lender at a conversion price of $400.00 per share, subject to a one-time downward adjustment on the effective date of the registration statement providing for the resale of the Company Common Stock issuable upon conversion of the Convertibles Note to a conversion price equal to the prior 5-day volume weighted average price, subject to a floor of $80.00. The conversion price is subject to a downward adjustment if the Company issues equity in the future at a price less than $400.00, except for equity issued in connection with certain strategic acquisitions. The conversion price is also subject to a downward adjustment if an event of default under the Convertible Notes occurs or if the Company fails to satisfy certain performance conditions set forth in the Note. Upon the Lender’s conversion of the Convertible Notes, the conversion amount shall be equal to 115% of the principal amount to be converted under the Convertible Notes plus any accrued and unpaid interest, and accrued and unpaid Late Charges on such principal and interest, if any (the “Conversion Rate”).

In addition, ECD also issued to the Lender a warrant to purchase 27,289 shares of ECD Common Stock at an exercise price of $460.00 per share, which became immediately exercisable upon the closing of the Business Combination, and a warrant to purchase 396 shares of Series A Convertible Preferred Stock at an exercise price of $36,000 per share, which will become exercisable at any time on or after the later of (i) the issuance date of the Preferred Shares Warrant and (y) the date all of the initial Series A Convertible Preferred Stock issued to the Investor have been converted in full. In connection with the 2024 Convertible Note the Company issued 1,992 common share warrants to the Lender and in connection with the 2025 Convertible Note the Company issued 9,960 common share warrants to the Lender.

On April 4, 2025, the Company entered into a new business loan and security agreement with an effective date of April 4, 2025 (the “Loan Agreement”) by and among the Lender, as investor (“Investor”) and collateral agent, (the “Collateral Agent”), the Company and its subsidiary, Humble Imports Inc., pursuant to which the Company received a term loan from the Investor in the principal amount of $1,824,300 (the “Loan”). The Loan shall be repaid through sixty-nine (69) equal weekly payments of principal and interest in the aggregate amount of $35,693 per week commencing on April 15, 2025 and ending August 4, 2026 (the “Term”). During the Term, the Loan shall accrue interest in the aggregate amount of $638,505. The Loan included an administrative expense fee of $40,000 and a lender’s legal fee of $35,000, which sum was netted out of the Loan. The Loan is secured by all properties, rights and assets of the Company and Collateral Agent is designated as the collateral agent under the Loan Agreement.

On May 14, 2025, the Company entered into an Amendment and Exchange Agreement pursuant to which the Lender may exchange all or a portion of the Convertible Notes into shares of the Company’s Series B-1 Convertible Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”). Pursuant to the terms of the Exchange Agreement, the Company has filed the New Certificate of Designations with the Delaware Secretary of State authorizing for issuance up to 100 shares of the Company’s Series B Preferred Stock, which is convertible into shares of the Company’s common stock, $0.0001 par value per share (the “Conversion Shares”). At any time after issuance, the Series B Preferred Stock are convertible at any time, in whole or in part, at the holder’s option, into shares of the Company’s Common Stock at the a conversion price of $80.00 per share (the “Conversion Price”), subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. Upon the Lender’s conversion of the Series B Preferred Stock, the shares underlying the Series B Preferred Stock shall be equal to the number of shares of Series B Preferred Stock to be converted at a 15% premium to the stated value thereof plus any accrued and unpaid dividends, and accrued and unpaid late charges on such dividends, if any (the “Conversion Rate”). From and after the occurrence of a triggering event, each holder may alternatively elect to convert the Series B Preferred Stock into shares of our Common Stock at the “Alternate Conversion Price”, which is equal to the lowest of: (a) the Conversion Price then in effect; and (b) the greater of: (i) the floor price then in effect; and (ii) 85% of the lowest volume weighted average price of our Common Stock during the 10 consecutive trading days immediately prior to the date on which we received written notice of such conversion from such holder. As of the date of this filing, the floor price is equal to $4.00. The conversion price is also subject to a downward adjustment if the Company fails to satisfy certain performance conditions set forth in the Exchange Agreement. On June 20, 2025, the Lender converted $1,284,881, which is the principal amount plus all accrued interest due under the 2024 Convertible Note into 100 Series B Preferred Stock, in full satisfaction of the 2024 Convertible Note.

On June 5, 2025, the Company entered into a securities purchase agreement (the “June 2025 SPA”) with an institutional lender for a series of senior secured convertible note up to $21,972,275 and pursuant to which the Company executed and delivered to the Lender a senior secured convertible note, dated June 5, 2025 (the “June 2025 Note”), in exchange for a loan in the original principal amount of $823,960. The June 2025 SPA, included, among other things, conditions precedent to any additional draws under the June 2025 Note including, but not limited to terminating the Company’s internal accountants, terminating the chief revenue officer and replacing the chief financial officer. On May 29, 2025, the Company terminated its engagement of the Company’s internal accounting firm, Calabrese Consulting, LLC and on June 5, 2025, the Company terminated the Company’s chief revenue officer, Kevin Kastner. On August 15, 2025, Benjamin Piggott departed from his role as Chief Financial Officer of the Company. Mr. Piggott transitioned to a new role as Director of Corporate Development of the Company. On August 15, 2025, the Board appointed Victoria Hay as the Chief Financial Officer and Principal Financial Officer of the Company

On June 20, 2025, the Company entered into a Second Amendment and Exchange Agreement (the “Second Exchange Agreement”) with the Lender, pursuant to which the Company authorized a new class of Series C Convertible Preferred Stock, par value $0.0001 per share. The Series C Certificate of Designation was filed with the Delaware Secretary of State on June 20, 2025. Unless converted or redeemed, the holder of Series C Preferred Stock shall receive an annual dividend at a rate of 5% per annum payable in arrears on a quarterly basis commencing on October 1, 2025 (each a “Dividend Date”). Dividends shall be payable to each holder of Series C Preferred Stock by increasing the stated value of each such share of Series C Preferred Stock on a dollar-for-dollar basis, or at the option of the Company to pay such dividends in cash. Conversion at Option of Holder. At any time after issuance, the Series C Preferred Stock are convertible at any time, in whole or in part, at the holder’s option, into shares of Common Stock at the a conversion price of $80.00 per share (the “Series C Conversion Price”), subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. Upon the Lender’s conversion of the Series C Preferred Stock, the shares of common stock underlying the Series C Preferred Stock shall be equal to the number of shares of Series C Preferred Stock to be converted at a 15% premium to the stated value thereof plus any accrued and unpaid dividends, and accrued and unpaid late charges on such dividends, if any. From and after the occurrence of a triggering event, each holder may alternatively elect to convert the Series C Preferred Stock into shares of our Common Stock at the “Alternate Conversion Price”, which is equal to the lowest of:

●	The Series C Conversion Price then in effect; and

●	the greater of:

§	The floor price then in effect; and

§	85% of the lowest volume weighted average price of our Common Stock during the 10 consecutive trading days immediately prior to the date on which we received written notice of such conversion from such holder.

As of the date of this prospectus, the floor price is equal to $4.00. The Series C Conversion Price is also subject to a downward adjustment if the Company fails to satisfy certain performance conditions set forth in the Second Exchange Agreement.

Additionally, key shareholders representing approximately 61.1% of the outstanding Common Stock entered into Voting Agreements to support the necessary shareholder approvals and to oppose actions inconsistent with the Second Exchange Agreement. On June 20, 2025, the Lender exchanged 100 shares of Series B-1 Preferred Stock for 100 shares of Series C Preferred Stock, pursuant to the Second Exchange Agreement.

Also on June 20, 2025, the Company entered into a Waiver Agreement with the lender to resolve certain defaults under prior financing arrangements. These waivers related to the Company’s failure to timely file a registration statement under a prior registration rights agreement, delays in filing periodic reports with the SEC, financial covenant violations, and related defaults under the Company’s Series A Preferred Stock. The lender agreed to waive these defaults for a 12-month period under certain revised financial test thresholds, and allowed certain accrued interest to be capitalized during periods when the Company’s cash balance is below $5 million.

On June 20, 2025, the Company also entered into the EPFA with the EPFA Investor, allowing the Company, at its discretion, to sell up to $500 million of Common Stock over time, subject to terms and conditions. The Company intends to use the net proceeds from the EPFA to support its Bitcoin treasury strategy as well as for general corporate purposes and growth initiatives. Under the EPFA:

●	Shares may be sold at 93% of the prevailing market price, subject to volume limits.

●	If the bid price of the Common Stock is at or below $4.00 (the “Trigger Price”), then the Company may not effect a sale of Common Stock to the EPFA Investor without the EPFA Investor’s prior written consent.

●	The EPFA Investor received 2,500 Commitment Shares.

●	The EPFA Investor is not obligated to purchase shares of Common Stock if such purchase of shares of Common Stock would result in the EPFA Investor beneficially owning in excess of 4.99% of the then outstanding shares of Common Stock, provided that such beneficial ownership limitation may be increased to 9.99% upon 61 days notice by the EPFA Investor.

●	Until stockholder approval is obtained, the Company may not issue shares under the EPFA in excess of 19.99% of its outstanding Common Stock, per Nasdaq rules.

●	The Company and the EPFA Investor may not assign their rights to the EPFA to any other person provided however that the EPFA Investor may assign their rights to the EPFA to an Affiliate (as defined in the EPFA).

●	Until the earlier of (i) the date in which the EPFA Investor has purchased at least $20 million of Common Stock, (ii) the date that is 12 months after the date on which the registration statement registering the shares of Common Stock for resale is declared effective, and (iii) the date that is 3 months following the date that the EPFA is terminated, the Company is prohibited from entering into or effecting a Variable Rate Transaction (as defined in the EPFA).

In connection with the EPFA, the Company also entered into a Registration Rights Agreement on June 20, 2025, obligating it to file a registration statement with the SEC for the issuance and sale of the shares of Common Stock pursuant to the EPFA and the Commitment Shares. No shares may be sold under the EPFA until the registration statement of which this prospectus forms a part is declared effective.

On July 7, 2025, the Company and Lender entered into the Third Amendment and Exchange Agreement (the “Third Exchange Agreement”). Pursuant to the Third Exchange Agreement, on July 7, 2025, the Lender converted the $2,462,805 under the Loan Agreement into 125 shares of the Company’s Series C Preferred Stock, and such shares of common stock issuable pursuant to the terms of the Series C Preferred Stock, including, without limitation, upon conversion or otherwise, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. The Series C Preferred Stock has the rights and preferences set forth in the Series C Certificate of Designation as summarized above.

On July 7, 2025, the Company executed and delivered to the Lender a senior secured convertible note, dated July 7, 2025 (the “July 2025 Note”) pursuant to the June 2025 SPA, in exchange for a loan in the original principal amount of $823,960. The July 2025 Note has the same terms and conditions as the June 2025 Note.

Our Common Stock and our Public Warrants are listed on the Nasdaq Capital Market, under the symbols “ECDA” and “ECDAW,” respectively. On September 24, 2025, the closing price of our Common Stock was $3.93, as adjusted to reflect the Reverse Stock Split, and the closing price for our Public Warrants was $0.02, as adjusted to reflect the Reverse Stock Split. See the section entitled “Description of Capital Stock”.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may benefit from specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	presentation of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements;

●	exemption from any requirement of the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may benefit from these exemptions until December 31, 2028 or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (1) December 31, 2028; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the  Exchange Act. We may choose to benefit from some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

Summary Risk Factors

You should consider all the information contained in this prospectus before making a decision to invest in the Common Stock. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 9. Such risks include, but are not limited to, the following risks with respect to the Company:

Risks Related to ECD

●	ECD has a limited operating history with a history of losses and expects to incur significant expenses for the near term.

●	If we fail to manage our growth effectively, our business could be harmed.

●	ECD’s business strategy may not be successfully implemented, which could negatively impact its financial results and stock price.

●	ECD’s vehicles are highly customized and may not perform in a manner consistent with every customer’s expectations.

●	ECD’s business is highly dependent on the price, availability and quality of base vehicles.

●	ECD’s ability to predict future demand for its vehicles and inventory is limited, which limits the accuracy of ECD’s financial forecasts.

●	ECD does not have a diversified range of operations or portfolio of investments, and ECD’s business is highly specific to the customization and restoration of Land Rover Series, Land Rover Defenders, Range Rover Classics and Jaguar car models.

●	ECD’s business is highly specialized and dependent on a continuing demand for high-end, luxury customer passenger vehicles.

●	ECD may fail to adequately obtain, maintain, enforce and protect ECD’s intellectual property and may not be able to prevent third parties from unauthorized use of ECD’s intellectual property and proprietary technology.

●	ECD’s business depends on the success of its marketing strategies.

●	ECD’s success is dependent on the continued leadership and experience of ECD Securityholders, and the loss of their services may have a material and adverse effect on ECD’s operations and financial condition.

●	We may lose or fail to attract and retain key management personnel and salaried employees.

●	The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

●	ECD may incur material losses and costs as a result of warranty claims and product liability and intellectual property infringement actions that may be brought against ECD.

●	ECD’s business could be adversely affected by computer malware, viruses, ransomware, hacking, phishing attacks and security threats, including cybersecurity threats and related disruptions, which could result in security and privacy breaches and interruption in service.

●	ECD is the subject of an ongoing SEC investigation, which could result in significant costs, diversion of management’s attention, and potential enforcement actions or other adverse outcomes.

Risks Related to ECD’s Business and Industry

●	The luxury automotive industry has significant barriers to entry that ECD must continue to overcome to manufacture and sell custom luxury vehicles at scale.

●	The custom, luxury automotive market is highly competitive and ECD may not be successful in competing in this industry.

●	ECD operates in a regulatory environment that is evolving and uncertain. ECD may not be able to respond quickly enough to changes in regulations, technology and technological risks, and to develop ECD’s intellectual property into commercially viable products.

Risks Related to Ownership of the Common Stock

●	We cannot assure you that the proposed Reverse Splits (as defined in the Risk Factors section) will increase the price of our Common Stock and have the desired effect of maintaining compliance with Nasdaq.

Corporate Information

ECD’s principal executive offices are located at 4930 Industrial Lane, Unit 107, Kissimmee, Florida 34758, and ECD’s telephone number is (407) 483-4825.

In this prospectus, unless otherwise indicated, the number of shares of Common Stock outstanding as of September 24, 2025 and the other information based thereon does not reflect 375,000 shares of Common Stock reserved for issuance under our 2023 Equity Incentive Plan.

THE OFFERING

Shares of Common Stock offered by the Selling Securityholders	300,761,352 shares of Common Stock.

Warrants being offered by the Selling Securityholders	6,438 shares of Common Stock underlying the Private Warrants.

Primary offering	287,500 shares of Common Stock underlying the Public Warrants.

Exercise price per Warrant	$460.00

Common Stock outstanding prior to this Offering	1,451,507

Common Stock outstanding immediately after this Offering	302,506,797

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to this prospectus. We will receive any proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. However, we may receive the proceeds from the issuance and sale of shares of Common Stock to the EPFA Investor pursuant to the EPFA in connection with sales of the shares of our Common Stock we may elect to make pursuant to the EPFA after the effective date of the registration statement of which this prospectus forms a part. We expect to use the proceeds received from the exercise of the Warrants, if any, and the proceeds from the issuance and sale of the shares pursuant to the EPFA to fund the Company’s Bitcoin treasury strategy and for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	You should carefully read the “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Public Warrants.

Nasdaq symbol for our Common Stock	“ECDA”

Nasdaq symbol for our Public Warrants	“ECDAW”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. The following discussion should be read in conjunction with ECD’s financial statements and notes thereto included herein. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to ECD

ECD has a limited operating history with a history of losses, and expects to incur significant expenses for the near term.

ECD has a limited operating history. ECD’s business is difficult to evaluate due to its relatively brief operating history, and its prospects will be dependent on its ability to meet a number of challenges. Because ECD has a limited operating history, you may not be able to evaluate its prospects accurately. ECD’s ability to create, design, develop, manufacture, and deliver automobiles of high quality on schedule and on a large scale is unproven, which may make it more difficult for ECD to forecast and plan for its capital requirements.

If we fail to manage our growth effectively, our business could be harmed.

ECD’s operations are subject to all the risks inherent with growing business enterprises. To manage ECD’s growth effectively, ECD must continue to be able to launch new products and increase its production capacity to meet changing consumer preferences and ECD’s customers’ demand in a timely and cost-effective manner. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations. As we grow, we may not be able to execute those efforts as quickly as other more efficient organizations may. If ECD does not successfully manage our growth, we may not be able to timely fulfil orders, which could have a material adverse effect on ECD’s business, prospects, results of operations and financial condition.

ECD’s business strategy may not be successfully implemented, which could negatively impact its financial results and stock price.

The success of ECD’s strategy depends on several factors, including its ability to introduce new products and services that meet customer needs and preferences, expand into new markets and geographies, attract and retain qualified personnel, manage ECD’s expenses and costs, implement new vehicle production lines and increase the capacity of existing ones, and respond to changes in market conditions, industry trends, and customer demand. However, there can be no assurance that ECD will be able to effectively execute its strategy, which could adversely affect its business, financial condition, and results of operations. Any delays, cost overruns, or other issues associated with implementing the strategy could negatively impact ECD’s financial results and its ability to attract and retain investors.

Moreover, ECD may face competition from other businesses that are better positioned to implement similar strategies, which could make it more difficult for ECD to achieve its objectives. As a result, there is a risk that ECD’s strategy may not be successfully implemented, which could materially and adversely affect its business, financial condition, and results of operations.

ECD’s vehicles are highly customized and may not perform in a manner consistent with customers’ expectations.

ECD customizes its vehicles based on significant input from each of its customers. Customizations include several aspects of the vehicle’s performance and aesthetics, and involve the work of highly skilled mechanics and automotive designers. As a result, every vehicle that ECD develops is unique, and is usually not available for customers to “test drive” prior to taking delivery, as would be customary in ready-made luxury vehicles dealerships. Customers’ eventual dissatisfaction may be based on performance, aesthetics, or other features of the vehicle. While most customers usually only communicate such dissatisfaction to ECD directly, if a customer discloses, and/or publicizes their experience and subjective opinions on social media and other public platforms, it could negatively affect ECD’s reputation and have a material adverse effect on ECD’s business and prospects.

ECD’s business is highly dependent on the price, availability and quality of base vehicles.

ECD’s business depends on its ability to successfully purchase used automobiles. All vehicles used by ECD were originally built and sold by an unaffiliated third-party manufacturer. Additionally, all vehicles that ECD purchases have been previously used by unaffiliated third-party consumers. ECD has a process to assess the quality of the base vehicles it purchases, including accident background checks; however, our safety protocol and quality inspection processes may be insufficient to identify all defects of the vehicles and compromise the quality standards of our products, which could have a negative impact in our customers’ satisfaction and, consequently, in our results of operations. Furthermore, ECD does not control the price fluctuation, product availability, or original quality of those vehicles. As a result, the price, availability, and quality of such automobiles can fluctuate significantly. Such fluctuations may lengthen ECD’s delivery timelines and may increase ECD’s cost of locating, purchasing, importing, deconstructing, and retrofitting the vehicles, any of which could have a material and adverse effect on ECD’s business, prospects, results of operations and financial condition.

ECD’s ability to predict future demand for its vehicles and inventory is limited, which limits the accuracy of ECD’s financial forecasts.

ECD operates a just-in-time manufacturing model, which requires it to maintain certain inventory to serve as input to its processes. ECD currently keeps in inventory more than two thirds of the manufacturing parts to be used in each of its processes. ECD’s ability to predict demand for its vehicles, including demand for particular body styles, models or trim levels, is limited. The demand for ECD’s vehicles can vary significantly as a result of factors outside of ECD’s control (such as, for example, general economic conditions, the popularity of Land Rover or Jaguar base models and unforeseen cancellation of customers’ orders). Further, delays beyond expected wait times could also impact customers’ decisions on whether to ultimately complete a purchase of an ECD vehicle. ECD routinely provides estimated delivery times to ECD’s prospective customers, but such delivery times may vary considerably, depending on the availability of materials and labor needed to complete the project. Due to ECD’s limited ability to predict demand for ECD’s vehicles, ECD may be unable to accurately forecast its future revenues, expenses and inventory requirements.

Currently, ECD has no historical basis for making projections about the demand for certain of its vehicles or the ability of its supply chain contractors to develop, manufacture, and deliver the material ECD needs to operate. If ECD fails to manage its inventory effectively and accurately predict its manufacturing requirements, it could incur additional costs associated with excess inventory or inadequate inventory, which could affect the production process and delivery of its vehicles and adversely affect ECD’s business, prospects, results of operations and financial condition.

ECD does not have a diversified range of operations or portfolio of investments, and ECD’s business is highly specific to the customization and restoration of Land Rover Series, Land Rover Defenders, Range Rover Classics, Jaguar, Ford Mustang and Toyota FJ car models.

ECD has no plans to own any assets or have any activities not associated with custom vehicle restoration. Thus, ECD is not, and will not be in the foreseeable future, diversified as to the type of assets it owns and manages. The effects on cash available for distribution to shareholders resulting from a downturn in the automobile industry will be more pronounced than if ECD had diversified its business and investments.

ECD currently depends on revenues from a limited number of vehicle models and manufacturers and expects this to continue for the foreseeable future. ECD currently only customizes Land Rover Series, Range Rover Classics, Land Rover Defenders, Jaguar E-Types, Ford Mustang and Toyota FJ and some occasional other models from the same car manufacturer. ECD does not have expertise in any other car manufacturers or models. ECD’s business is entirely dependent upon the availability of vehicles with respect to which ECD has design and manufacturing know-how and expertise. Should any of these models become unavailable, cost-prohibitive, or subject to a manufacturer or government recall requirement, this will significantly limit the services that ECD can provide, which will in turn materially and adversely affect ECD’s business, prospects, results of operations and financial condition.

ECD’s ability to create, design, develop, manufacture, and deliver automobiles of high quality on schedule and on a large scale is unproven.

ECD has only recently started to operate in the Energized Electric Vehicle (EV) industry. Its ability to create, design, develop, manufacture, and deliver automobiles of high quality on schedule and on a large scale is unproven, which may make it more difficult for ECD to forecast and plan for its capital requirements.

ECD estimates that approximately twenty percent (20%) of its vehicles are EV. Any increase in the cost, or reduced availability, of EV propulsion systems used by ECD may lead to higher production costs for ECD’s EVs and could jeopardize its ability to successfully deliver on its EV strategy, which may adversely affect its business and results of operations.

ECD’s business is highly specialized and dependent on a continuing demand for high-end, luxury customer passenger vehicles.

ECD’s vehicles are highly customized and are referred to in the industry as “exotic” cars, with a relatively high base model price. For many of its consumers, vehicles purchased from ECD are not the consumers’ primary source of transportation. ECD’s future growth is dependent on the continuing consumer demand for high-end custom passenger vehicles, the prospects of which are subject to many uncertainties, including the global economy, unforeseeable health crises, and/or other force majeure events. Any change in the economic climate could result in consumers curbing their spending, and it is likely that luxury items, such as ECD’s vehicles, would be among the items first affected by any such reduced spending, which would in turn adversely affect ECD’s business, prospects, results of operations and financial condition.

ECD may fail to adequately obtain, maintain, enforce and protect ECD’s intellectual property and may not be able to prevent third parties from unauthorized use of ECD’s intellectual property and proprietary technology.

ECD’s methods and processes in building its vehicles are highly proprietary and specific to its business. However, regulatory protection (such as, for example, patent or trademark registration with the United States Patent and Trademark Office and copyright registration with the United States Copyright Office) for such processes is largely unavailable. ECD establishes and protects its intellectual property and proprietary technology through a combination of licensing agreements, third-party nondisclosure and confidentiality agreements and other contractual provisions. Despite ECD’s efforts to obtain and protect intellectual property rights, there can be no assurance that these protections will be available or adequate in all cases to prevent ECD’s competitors, or other third parties, from copying, reverse engineering or otherwise obtaining and using ECD’s technology or products. Failure to adequately obtain, maintain, enforce and protect ECD’s intellectual property could result in its competitors offering identical or similar products, potentially resulting in the loss of ECD’s competitive advantage and adversely affect ECD’s business.

ECD’s business depends on the success of its marketing strategies.

ECD plans to enhance its brand recognition, improve its brand reputation, and grow its client base by substantial investments in marketing and business development activities. However, ECD cannot guarantee that its marketing strategies or spending will have their anticipated effect or generate revenue. ECD faces a number of challenges in the sale and marketing of its vehicles, including, without limitation:

●	ECD competes with other luxury automotive manufacturers for consumer spending;

●	demand in the luxury automobile industry is highly volatile;

●	ECD may not be able to keep up with consumer demand, thereby resulting in unreasonably lengthy delivery timeframes of its customer vehicles;

●	the final delivered aesthetic, performance, and quality of ECD’s vehicles may vary from estimates and may not meet customer’s expectations;

●	ECD’s brand image could be harmed due to negative publicity affecting its suppliers, vendors, and the vehicle makes or models that ECD customizes; and

●	it is expensive to establish a strong brand, and ECD may not succeed in establishing, maintaining, and strengthening the ECD brand in a cost-efficient manner, or at all.

ECD may not succeed in continuing to maintain and strengthen its reputation and brand, and ECD’s reputation and brand could be harmed by negative publicity with respect to us, our directors, officers, employees, shareholders, business partners, or the automotive industry in general. If ECD is unable to efficiently enhance its brand and market its vehicles, this may have a material and adverse effect on ECD’s business, prospects, financial condition, and operating results.

ECD’s success is dependent on the continued leadership and experience of ECD Initial Securityholders, and the loss of their services may have a material and adverse effect on ECD’s operations and financial condition.

ECD’s success is dependent to a large degree principally on the personal efforts, experience, and abilities of the ECD Initial Securityholders. The ECD Initial Securityholders are responsible for all operational, strategic, financial, and legal decisions of ECD. See item “Directors and Executive Officers” for additional information about each of the ECD Initial Securityholders’ roles and contributions to ECD. The loss of any of the ECD Initial Securityholders’ services may have a material adverse effect on ECD’s business, prospects, results of operations and financial condition, and there can be no assurance that ECD would be able to attract qualified replacement personnel. ECD does not anticipate purchasing any “key man” insurance on any of the ECD Initial Securityholders. In the event that any ECD Initial Securityholder dies or becomes incapacitated, ECD will not only have to compensate for the loss of their talent and experience, but will also have to incur the cost of having to find a replacement for their services (such as by means of recruiting agencies) and will have to negotiate a new compensation structure for the replacement personnel, whose compensation could be significantly higher than that previously paid to such ECD Initial Securityholder. In addition to the potentially substantial cost of having to find replacement personnel, the loss of any ECD Initial Securityholder as a service provider to ECD could divert management’s attention from operations, which could have a material adverse effect on ECD’s business, financial condition and operating results.

ECD may lose or fail to attract and retain key management personnel and salaried employees.

An important aspect of ECD’s competitiveness is its ability to attract and retain key salaried employees and management personnel, such as ECD’s mechanics. ECD’s ability to do so is influenced by a variety of factors, including the compensation we pay and the competitiveness of our overall compensation package. ECD may not be as successful as competitors at recruiting, assimilating and retaining highly skilled personnel. The loss of the services of any member of senior management or a key salaried employee could have an adverse effect on ECD’s business.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

As a public company, we are subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. The Company did not timely file its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2024, March 31, 2025 and June 30, 2025 and the Company may not be able to timely file its Exchange Act reports in the future. These requirements may place a strain on our systems and resources. The process of becoming, and operating as, a public company may also distract our management from focusing on our business and strategic priorities. Further, we may not be able to issue debt or equity on terms acceptable to us and we may not be able to attract and retain employees as desired.

We may also not fully realize the anticipated benefits of being a public company, or the realization of such benefits may be delayed, if any of the risks identified in this “Risk Factors” section, or other events, were to occur.

Furthermore, as an “emerging growth company” as defined in the JOBS Act, we are permitted to, and intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort towards ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

ECD may incur losses and costs because of warranty claims and product liability and intellectual property infringement actions that may be brought against ECD.

ECD faces an inherent business risk of exposure to warranty claims and product liability in the event that ECD’s customized vehicles fail to perform as expected and, in the case of product liability, such failure of ECD’s vehicles results in bodily injury and/or property damage. The customization of vehicles is a complex and precise process. ECD’s customers specify quality, performance and reliability standards. If any flaws in ECD’s customized vehicles were to occur, ECD could experience a rate of failure in our products that could result in significant delays in shipment and re-work or repair and replacement costs. Although ECD engages in extensive product quality programs and processes, these may not be sufficient to avoid failures, which could cause ECD to:

●	lose net revenue;

●	incur increased costs such as warranty expense and costs associated with customer support;

●	experience delays, cancellations or rescheduling of orders for ECD’s vehicles;

●	experience increased returns or discounts; or

●	damage ECD’s reputation,

all of which could negatively affect our financial condition and results of operations.

Warranty reserves will include the ECD management team’s best estimate of the projected costs to repair or to replace items under warranty. Such estimates are inherently uncertain, particularly in light of ECD’s limited operating history and the limited field data available to it. Despite having accurately estimated our reserves for expenses related to our warranty programs, changes to such estimates based on real-world observations may cause material changes to ECD’s warranty reserves in the future. If ECD’s reserves become inadequate to cover future maintenance requirements on its vehicles, its business, prospects, financial condition and results of operations could be materially and adversely affected. ECD may become subject to significant and unexpected expenses as well as claims from ECD’s customers. There can be no assurances that then-existing reserves will be sufficient to cover all claims.

ECD’s business could be adversely affected by computer malware, viruses, ransomware, hacking, phishing attacks and security threats, including cybersecurity threats and related disruptions, which could result in security and privacy breaches and interruption in service.

ECD depends on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which ECD may deal. Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in ECD’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on ECD’s systems in the future. Sophisticated and deliberate cyberattacks to, or security breaches in, ECD’s systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of ECD’s assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, ECD may not be sufficiently protected against such occurrences. ECD may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and ECD may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. ECD’s chief executive officer, under the direction of the Board, is primarily responsible for monitoring and addressing risks and threats related to information technology and cyber security. ECD uses third-party service providers, such as GoDaddy Mediatemple, Inc., d/b/a Sucuri, and Omni Springs, LLC, to provide ECD with services related to monitoring its website, e-mail, spam protections, among others, also take steps to protect the security and integrity of ECD’s information technology systems and ECD’s and its customers’ information. However, there can be no assurance that such systems and measures will not be compromised due to intentional misconduct, as well as by software bugs, human error, or technical malfunctions. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm ECD’s reputation, brand and ability to attract customers.

ECD is the subject of an ongoing SEC investigation, which could result in significant costs, diversion of management’s attention, and potential enforcement actions or other adverse outcomes.

ECD, along with our former Chief Financial Officers, and current Chief Executive Officer, have received subpoenas from the SEC requesting the production of documents and testimony in connection with an investigation concerning, among other things, our 2024 restatement of financial statements and the changes in our auditor in 2024. We are cooperating fully with the SEC in this matter.

The SEC investigation is ongoing, and we cannot predict its duration, scope, or outcome. The investigation may lead to additional requests for information, interviews, or testimony and could result in enforcement actions against us or our current or former officers, including the imposition of injunctions, cease-and-desist orders, monetary penalties, disgorgement, officer and director bars, or other remedies. Even if the SEC does not pursue enforcement action, the existence of the investigation may negatively impact investor confidence, our reputation, and the market price of our common stock.

In addition, responding to the investigation has required, and may continue to require, significant management time and attention and result in substantial legal and accounting expenses. Any adverse outcome of the investigation, or continued uncertainty surrounding it, could materially and adversely affect our business, financial condition, results of operations, and prospects.

Our independent registered public accounting firm has expressed substantial doubt about ECD’s ability to continue as a going concern, which may adversely affect our ability to raise additional capital and the value of our securities.

Our audited financial statements for the year ended December 31, 2024 include an explanatory paragraph from our independent registered public accounting firm expressing substantial doubt about our ability to continue as a going concern. ECD have sustained significant losses and negative cash flows from operations, have an accumulated deficit, and expect to continue to require significant cash to fund our operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern depends on our ability to generate sufficient cash flow from operations or obtain adequate external financing. We cannot provide assurance that we will be able to raise additional capital on favorable terms, or at all, or that any such capital, if raised, will be sufficient to support our operations. If we are unable to obtain the necessary capital, we may have to significantly curtail or cease operations, which would materially and adversely affect our business, financial condition, and results of operations, and could result in the loss of your entire investment.

Risks Related to ECD’s Business and Industry

The luxury automotive industry has significant barriers to entry that ECD must continue to overcome to manufacture and sell custom luxury vehicles at scale.

The luxury automotive industry has significant barriers to entry, including large capital requirements, investment costs of designing, manufacturing, and distributing vehicles, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image, a lack of consistency relating to customer preferences with respect to their custom vehicles; long lead times to bring refurbished vehicles to market from the concept and design stage; the need for specialized design and development expertise; and the need to establish sales and service locations.

If ECD is not able to efficiently overcome these barriers, there may be an adverse effect on the business, prospects, results of operations and financial condition of ECD, and ECD may be unable to grow or scale its business.

The custom, luxury automotive market is highly competitive and ECD may not be successful in competing in this industry.

The custom, luxury automotive industry is extremely competitive in multiple aspects, including with respect to price, quality and customer recognition. Our current and potential competitors may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, servicing, and support of their products. In addition, some of our competitors have longer operating histories, larger and more established sales forces, broader customer and industry relationships and other resources than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively than we do.

ECD may not be able to successfully implement new technologies or adapt its products and services in a timely manner, inability which could adversely affect ECD’s competitive advantage and its ability to build and maintain brand recognition and attract and retain customers.

ECD operates in a regulatory environment that is evolving and uncertain. ECD may not be able to respond quickly enough to changes in regulations, technology and technological risks, and to develop ECD’s intellectual property into commercially viable products.

To date there is limited regulation on mass retrofitting of vehicles. As such, new laws and regulations could be adopted in the United States and abroad. Further, existing laws and regulations may be interpreted in new ways that could impact ECD’s operations and attribute additional restrictions and regulatory requirements to its business and operations. The additional cost and time needed to provide information to authorities and to comply with such regulations could negatively impact ECD’s business.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of ECD’s products obsolete or less attractive. ECD’s ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis are significant factors affecting ECD’s ability to remain competitive and to maintain or increase ECD’s revenues. ECD cannot assure that certain of our products will not become obsolete or that ECD will be able to achieve the technological advances that may be necessary for ECD to remain competitive and maintain or increase ECD’s revenues in the future. ECD is also subject to the risks generally associated with the introduction and application of new products, including lack of market acceptance, delays in product development or production and failure of products to operate properly. The pace of ECD’s development and introduction of new and improved products depends on ECD’s ability to implement successfully improved technological innovations in design, engineering, manufacturing and internal management (such as a computerized cash collection and data processing system, certain computer hardware, and operating and accounting software), all of which require extensive capital investment. Any limits to capital expenditure could reduce ECD’s ability to develop and implement improved technological innovations, which may materially reduce demand for ECD’s products and adversely affect ECD’s business.

Risks Related to Financing Our Business

ECD may require additional financing to fund and grow our business.

ECD’s business and industry is highly capital-intensive. ECD projects that it will continue to incur significant operating costs, including for production ramp up, raw material procurement, general and administrative expenses to scale operations, and sales, marketing, and distribution expenses as it builds its brand and markets its vehicles. ECD will also incur additional costs associated with operating as a public company.

The net proceeds from the sale of Common Stock may not be sufficient to meet all of the capital needs of ECD in the long-term. As a result, ECD may need to raise additional funds by means of equity financing or debt financing to implement its business strategy (“Additional Financing”) and, if such Additional Financing is obtained, the interests of ECD’s shareholders may be subordinated and/or diluted, as applicable. Any future debt financing may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Those restrictions could adversely impact ECD’s ability to conduct its operations and execute its business plan. To the extent that ECD raises additional capital through the sale of equity or convertible debt securities, investors’ ownership interests in ECD will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect investors’ rights as a common shareholder. At this time, ECD does not have any firm commitment for an Additional Financing and there can be no assurance that any Additional Financing will be available or on terms and conditions acceptable to ECD. The inability to obtain Additional Financing may have a material adverse effect on ECD’s business, prospects, results of operations and financial condition.

General Risk Factors Applicable to ECD

General economic conditions may materially and adversely affect ECD’s business.

The ECD’s success is dependent on the disposable income of its customers. A worldwide or national economic downturn could have a significant impact on ECD’s business. ECD’s revenues derive primarily from restoring and customizing luxury vehicles, which are discretionary purchases. From this perspective, a deterioration in general economic conditions or decreases in consumer confidence in the economy could result in a decline in sales if, as a result, customers reduce their discretionary spending.

Inflationary pressures and persistently high prices and uncertain availability of inputs used by ECD and ECD’s suppliers, or instability in logistics and related costs, could negatively impact ECD’s profitability. Pending tariffs proposed by the Trump Administration, may also negatively impact the cost structure of ECD’s supply chain, and ECD may not be able to pass these price increases on to its customers.

Increases in prices, including because of inflation and rising interest rates, for inputs that ECD and ECD’s suppliers use in manufacturing products, systems, components and parts, or increases in logistics and related costs, have led in the past and may lead in the future to higher production costs for parts, components and vehicles. The pending tariffs proposed by the Trump Administration, may also negatively impact the cost structure of ECD’s supply chain, and ECD may not be able to pass these price increases on to its customers.

Geopolitical risks, fluctuations in supply and demand, fluctuations in interest rates, any weakening of the U.S. dollar in comparison with other currencies, and other economic and political factors have created and may continue to create pricing pressure for ECD’s inputs. These inflationary pressures could, in turn, negatively impact ECD’s profitability because we may not be able to pass all of those costs on to our customers or require our suppliers to absorb such costs.

ECD’s business is highly dependent on international and single-source component suppliers, and any changes in governmental regulations and international trade relations conditions may materially and adversely affect ECD’s business.

ECD’s business relies heavily on a limited number of suppliers for the materials and services necessary for its operations. This concentration of suppliers creates a significant risk for ECD, as any disruption in its supply chain could lead to delays, increased costs, or a failure to meet customer demand.

If ECD were to lose one or more of these suppliers, it may not be able to find a suitable replacement in a timely manner, which could lead to a disruption in ECD’s operations and a decline in its financial performance. Furthermore, ECD’s reliance on a limited number of suppliers may limit its ability to negotiate favorable terms, including pricing and delivery schedules. If ECD’s suppliers were to increase their prices, ECD may not be able to pass on these increased costs to its customers, which could negatively impact ECD’s profitability. As a result, any significant disruption or loss of a key supplier could have a material adverse effect on ECD’s business, financial condition, and results of operations. ECD may need to seek alternative sources of supply or develop in-house capabilities to mitigate this risk, which could be costly and time-consuming.

ECD’s reliance on successfully importing automobiles could subject ECD to risks, including risk relating to international relations, import and export laws and regulations, inventory availability, and others. Typical components that ECD purchases include base vehicles and vehicle parts. ECD uses all of these components in every project that it completes, depending on its customer’s specifications. ECD imports its base vehicles and certain components from the United Kingdom to its Kissimmee, Florida, U.S. headquarters. Changes in U.S. and U.K. trade policy; changes to customs requirements or procedures (e.g., inspections) or new or higher tariffs on certain foreign goods, such as steel and certain vehicle parts; new or evolving non-tariff barriers or domestic preference procurement requirements; enforcement of, changes to, withdrawals from or impediments to implementing free trade agreements; changes in foreign currency exchange rates and interest rates; impact of changes to and compliance with U.S. and foreign countries’ export controls, economic sanctions and other similar measures; liabilities resulting from U.S. and foreign laws and regulations, including, but not limited to, those related to the Foreign Corrupt Practices Act and certain other anti-corruption laws, all may result in increased costs for goods imported into the U.S. and have a material adverse effect on ECD’s financial condition or results of operations.

Pandemics, epidemics, disease outbreaks and other public health crises, such as the COVID-19 pandemic, have disrupted our business and operations, and future public health crises could materially adversely impact our business, financial condition, liquidity and results of operations.

Pandemics, epidemics or disease outbreaks in the U.S. or globally, including the COVID-19 pandemic, have disrupted, and may in the future disrupt, our business, which could materially affect our results of operations, financial condition, liquidity and future expectations. Any such events may adversely impact our global supply chain and global manufacturing operations and cause us to again suspend our operations. In particular, we could experience among other things: (1) global supply disruptions; (2) labor disruptions; (3) an inability to manufacture; (4) an inability to sell to our customers; (5) a decline in design studio traffic and customer demand during and following the pandemic; (6) lower than expected pricing on vehicles sold; and (7) an impaired ability to access credit and the capital markets. Any new pandemic or other public health crises, or future public health crises, could have a material impact on our business, financial condition and results of operations going forward.

Risks Related to Ownership of the Company Common Stock

The market price of our equity securities may be volatile, and your investment could suffer or decline in value.

The stock markets, including the Nasdaq, on which certain of our securities are listed, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Common Stock and our Public Warrants, the market price of the Common Stock and our Public Warrants may be volatile and could decline significantly. Given the substantial amount of redemptions in connection with the Business Combination and the relative lack of liquidity in our stock, sales of our Common Stock under the registration statement of which this prospectus is a part could result in a significant decline in the market price of our securities.

On September 24, 2025, the last reported sales price of our Common Stock was $3.93 and the exercise price per share of the Public Warrants is $460.00, as adjusted to reflect the Reverse Stock Split. The exercise price of the Public Warrants is significantly higher than the current market price of our Common Stock and accordingly, it is highly unlikely that Public Warrant holders will exercise their Public Warrants in the foreseeable future. Cash proceeds associated with the exercises of the Public Warrants are dependent on our stock price and given the recent price volatility of our Common Stock and relative lack of liquidity in our stock, there is no certainty that warrant holders will exercise their warrants and, accordingly, we may not receive any cash proceeds in relation to our outstanding Public Warrants. In addition, the trading volumes in shares of the Company Common Stock may fluctuate and cause significant price variations to occur. If the market prices of the Company Common Stock decline significantly, you may be unable to resell your shares of the Company Common Stock at or above the market price of the shares of the Company Common Stock as of the date immediately following the consummation of the Business Combination. There can be no assurance that the market prices of shares of the Company Common Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	certain of the Selling Securityholders generally purchased the securities being registered for resale hereunder at prices that are lower than the current market prices for such securities and, accordingly, may be or are incentivized to sell them under the registration statement of which this prospectus is a part (for example, the Sponsor acquired its shares underlying the Private Units for $10.00 per unit and received its Private Warrants for no additional consideration; the Initial Shareholders acquired the EFHT Founder Shares for approximately $3.60 per share);

●	the Selling Securityholders may be incentivized to sell their securities even if the prevailing trading price of such securities is at a historically low price, because the prices at which they acquired their shares may be lower than prevailing market prices and/or the prices at which public investors purchased our securities in the open market, and therefore such Selling Securityholders may generate positive rates of return on their investment that would not be available to public shareholders that acquired their ECD securities at higher prices. For example, based on the last reported sales price of our Common Stock of $3.93 per share as of September 24, 2025, as adjusted to reflect the Reverse Stock Split, the Initial Shareholders would experience a potential profit of up to approximately $302,400 per share with respect to sales of the Common Stock received in consideration of Founder Shares;

●	the Common Stock (including the shares underlying warrants) being offered under this prospectus represent approximately 660% of Common Stock outstanding as of September 24, 2025 (not including shares underlying the Warrants), and sales of a significant number of such shares could materially adversely affect the trading prices of our securities;

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, earnings, results of operations, level of indebtedness, liquidity or financial condition;

●	failure to comply with the requirements of Nasdaq;

●	variance in our financial performance from the expectations of market analysts;

●	publication (or lack of publication) of research reports about the Company;

●	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors;

●	new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to us;

●	actual or anticipated variations in our quarterly operating results;

●	announcements by the Company or its competitors of significant business developments;

●	the Company’s ability to obtain adequate working capital financing;

●	loss of any strategic relationships;

●	actions by the Company’s stockholders (including transactions in shares of the Company Common Stock);

●	changes in applicable laws or regulations, court rulings, enforcement, and legal actions;

●	sale of shares of the Company Common Stock or other securities in the future;

●	changes in market valuations of similar companies and general market conditions in our industry;

●	the trading volume of shares of the Company Common Stock;

●	additions or departures of key management personnel;

●	speculation in the press or investment community;

●	continuing increases in market interest rates, which may increase the Company’s cost of capital;

●	changes in our industry;

●	actual, potential, or perceived control, accounting, or reporting problems;

●	changes in accounting principles, policies, and guidelines;

●	other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics, natural disasters, war, acts of terrorism, or responses to these events;

●	our ability to execute the Company’s business plan;

●	changes in the estimation of the future size and growth rate of our markets;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets; and

●	general economic and market conditions.

In addition, the securities markets have periodically experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company Common Stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If the Company were involved in any similar litigation it could incur substantial costs and its management’s attention and resources could be diverted from running the business and implementing its business plan, which would have a material adverse effect on us.

The Company will issue shares of the Company Common Stock or other equity or convertible debt securities without approval of the holders of the Company Common Stock, which would dilute then-existing ownership interests and may depress the market price of the Company Common Stock.

The Company may continue to require capital investment to support its business and may issue additional shares of the Company Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of its stockholders in certain of circumstances.

The Company’s issuance of additional shares of the Company Common Stock or other equity or convertible debt securities would have the following effects: (i) the Company’s existing stockholders’ proportionate ownership interest in the Company would decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding shares of the Company Common Stock may be diminished; and (iv) the market price of the Company Common Stock may decline.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research, or cease publishing research about the Company, its share price and trading volume could decline significantly.

The trading market for the Company Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about the Company or its business. the Company may be unable to sustain coverage by well-regarded securities and industry analysts. If either no or only a limited number of securities or industry analysts maintain coverage of the Company, or if these securities or industry analysts are not widely respected within the general investment community, the demand for the Company Common Stock could decrease, which might cause its share price and trading volume to decline significantly. In the event that the Company obtains securities or industry analyst coverage or, if one or more of the analysts who cover the Company downgrade their assessment of the Company or publish inaccurate or unfavorable research about the Company’s business, the market price and liquidity for the Company Common Stock could be negatively impacted.

We do not expect that the Company will pay dividends in the foreseeable future.

We expect that the Company will retain most, if not all, of its available funds and any future earnings to fund its operations and the development and growth of its business. As a result, we do not expect that the Company will pay any cash dividends on the Common Stock in the foreseeable future.

Following completion of the Business Combination, the Company’s board of directors has complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount, and form of such dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by the Company from its subsidiaries, the Company’s financial condition, contractual restrictions, and other factors deemed relevant by the board of directors. There is no guarantee that the shares of the Company Common Stock will appreciate in value or that the trading price of the shares will not decline. Holders of the Company Common Stock should not rely on an investment in shares of the Company Common Stock as a source for any future dividend income.

The existence of indemnification rights to the Company’s directors, officers, and employees may result in substantial expenditures by the Company and may discourage lawsuits against its directors, officers, and employees.

The Amended Charter and bylaws, contain indemnification provisions for its directors, officers, and employees. Such indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against its directors, executive officers, and employees, which it may be unable to recoup. These provisions and resultant costs may also discourage the Company from bringing a lawsuit against its directors and executive officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by its stockholders against its directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

If ECD fails to develop or maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in its financial reporting.

ECD is subject to the risk that its independent registered public accounting firm could communicate to its board of directors that it has deficiencies in its internal control structure that they consider to be “significant deficiencies.” A “significant deficiency” is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is more than a remote likelihood that a material misstatement of the entity’s financial statements will not be prevented or detected by the entity’s internal controls.

Effective internal control is necessary to provide reliable financial reports and effectively prevent fraud. If ECD cannot provide reliable financial reports or prevent fraud, it could be subject to regulatory action or other litigation and its operating results could be harmed.

ECD’s intended business, operations, and accounting are expected to be substantially more complex than ECD’s has been to date. It may be time consuming, difficult, and costly for the Company to develop and implement the internal control and reporting procedures required by the Exchange Act. the Company may need to hire additional financial reporting, internal control, and other finance personnel in order to develop and implement appropriate internal control and reporting procedures. If ECD is unable to comply with the internal control over financial reporting requirements of the Exchange Act, then it may not be able to obtain the required independent accountant certifications, which may preclude it from keeping its filings current with the SEC. The Company did not timely file its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2024, March 31, 2025 and June 30, 2025 and the Company may not be able to timely file its Exchange Act reports in the future.

Further, a material weakness in the effectiveness of internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce ECD’s ability to obtain financing, and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on its business, results of operations, and financial condition.

If ECD is unable to implement and maintain effective internal control over financial reporting, including as applicable standards governing internal control are modified, supplemented, or amended from time to time, ECD may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could cause ECD to face regulatory action and cause investors to lose confidence in its reported financial information, either of which could adversely affect the value of ECD’s Common Stock.

Agreements governing our debt obligations include financial and other covenants that provide limitations on our business and operations under certain circumstances, and failure to comply with any of the covenants in such agreements could adversely impact us.

Our financing agreements, including those in connection with the Senior Secured Convertible Note and other financing agreements that we may enter into from time to time, contain certain affirmative, negative, and financial covenants, and other customary events of default. Certain covenants in our financing agreements are subject to important exceptions, qualifications, and cure rights. If we fail to comply with such covenants, if any other events of default occur for which no waiver or amendment is obtained, or if we are unable to timely refinance the debt obligations subject to such covenants or take other mitigating actions, the holders of our indebtedness could, among other things, declare outstanding amounts immediately due and payable, adjust the conversion ratio under the convertible note, and, subject to the terms of relevant financing agreements, repossess or foreclose on collateral, including certain of our assets used in our business. The acceleration of significant indebtedness, the downward adjustment of the conversion ratio or actions to repossess or foreclose on collateral may cause us to renegotiate, repay, or refinance the affected obligations, and there is no assurance that such efforts would be successful or on terms we deem attractive. In addition, any acceleration or actions to repossess or foreclose on collateral under our financing agreements could result in a downgrade of any credit ratings then applicable to us, which could result in additional events of default or limit our ability to obtain additional financing.

We do not have the right to control the timing and amount of the issuance of our Common Stock to Lender and, accordingly, it is not possible to predict the actual number of shares we will issue pursuant to the conversion of a Convertible Notes at any one time or in total.

We do not have the right to control the timing and amount of any issuances of our shares of Common Stock to the Lender upon conversion of the Convertible Notes. The Convertible Notes are convertible into Company Common Stock at the option of the Lender at a conversion price of $400.00 per share, subject to a one-time downward adjustment on the effective date of the registration statement providing for the resale of the Company Common Stock issuable upon conversion of the Convertible Notes to a conversion price equal to the prior 5-day volume weighted average price, subject to a floor of $80.00. The conversion price is subject to a downward adjustment if the Company issues equity in the future at a price less than $400.00, except for equity issued in connection with certain strategic acquisitions. The conversion price is also subject to a downward adjustment if an event of default under the Convertible Notes occurs or if the Company fails to satisfy certain performance conditions set forth in the Note. Upon the Lender’s conversion of the Convertible Notes, the conversion amount shall be equal to 115% of the principal amount to be converted under the Convertible Notes plus any accrued and unpaid interest, and accrued and unpaid Late Charges on such principal and interest, if any (the “Conversion Rate”).

Our stockholders will experience significant dilution as a result of conversion of the Convertible Notes, conversion of the Series C Convertible Preferred Stock, the exercise of outstanding warrants held by the Lender and the sale of equity securities under the EPFA.

Our stockholders may experience significant dilution as a result of the conversion of the Convertible Notes, conversion of the Series C Convertible Preferred Stock and exercise of warrants. On December 12, 2023, the Company closed the debt financing transaction contemplated by the Securities Purchase Agreement, dated October 6, 2023 (the “SPA”), by and between EFHT and Defender SPV LLC (the “Lender”). Pursuant the SPA, the Company executed and delivered to the Lender the Convertible Note, in exchange for a loan in the principal amount of $15,819,209 (the “2023 Convertible Note”). On August 9, 2024, the Company entered into a new securities purchase agreement with the Lender, pursuant to which the Company issued to the Lender a senior secured convertible note (the “2024 Convertible Note”) in exchange for a loan in the principal amount of $1,154,681. The 2024 Convertible Note has the same terms and conditions as the 2023 Convertible Note. On January 8, 2025, the Company entered into a new securities purchase agreement with the Lender pursuant to which the Company issued to the Lender a senior secured convertible note (the “2025 Convertible Note” and collectively with the 2023 Convertible Note and 2024 Convertible Note the “Convertible Notes”) in exchange for a loan in the principal amount of $1,724,100. All of the Convertible Notes have the same terms and conditions. The Convertible Notes are convertible into Company’s Common Stock at the option of the Lender at a conversion price of $400.00 per share, subject to a one-time downward adjustment on the effective date of the registration statement providing for the resale of the Company Common Stock issuable upon conversion of the Convertibles Note to a conversion price equal to the prior 5-day volume weighted average price, subject to a floor of $80.00. The conversion price is subject to a downward adjustment if the Company issues equity in the future at a price less than $400.00, except for equity issued in connection with certain strategic acquisitions. The conversion price is also subject to a downward adjustment if an event of default under the Convertible Notes occurs or if the Company fails to satisfy certain performance conditions set forth in the Note. Upon the Lender’s conversion of the Convertible Notes, the conversion amount shall be equal to 115% of the principal amount to be converted under the Convertible Notes plus any accrued and unpaid interest, and accrued and unpaid Late Charges on such principal and interest, if any (the “Conversion Rate”).

In addition, ECD also issued to the Lender a warrant to purchase 27,289 shares of ECD Common Stock at an exercise price of $460.00 per share, which became immediately exercisable upon the closing of the Business Combination, and a warrant to purchase 396 shares of Series A Convertible Preferred Stock at an exercise price of $36,000 per share, which will become exercisable at any time on or after the later of (i) the issuance date of the Preferred Shares Warrant and (ii) the date all of the initial Series A Convertible Preferred Stock issued to the Investor have been converted in full. In connection with the 2024 Convertible Note the Company issued 1,992 common share warrants to the Lender and in connection with the 2025 Convertible Note the Company issued 9,960 common share warrants to the Lender. Our stockholders will experience significant dilution as a result of conversion of the Convertible Notes and exercise of outstanding warrants held by the Lender.

On May 14, 2025, the Company entered into an Amendment and Exchange Agreement pursuant to which the Lender may exchange all or a portion of the Convertible Notes into shares of the Company’s Series B-1 Convertible Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”). Pursuant to the terms of the Exchange Agreement, the Company has filed the New Certificate of Designations with the Delaware Secretary of State authorizing for issuance up to 100 shares of the Company’s Series B Preferred Stock, which is convertible into shares of the Company’s common stock, $0.0001 par value per share (the “Conversion Shares”). At any time after issuance, the Series B Preferred Stock are convertible at any time, in whole or in part, at the holder’s option, into shares of the Company’s Common Stock at the a conversion price of $8.00 per share (the “Conversion Price”), subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. Upon the Lender’s conversion of the Series B Preferred Stock, the shares underlying the Series B Preferred Stock shall be equal to the number of shares of Series B Preferred Stock to be converted at a 15% premium to the stated value thereof plus any accrued and unpaid dividends, and accrued and unpaid late charges on such dividends, if any (the “Conversion Rate”). From and after the occurrence of a triggering event, each holder may alternatively elect to convert the Series B Preferred Stock into shares of our Common Stock at the “Alternate Conversion Price”, which is equal to the lowest of: (a) the Conversion Price then in effect; and (b) the greater of: (i) the floor price then in effect; and (ii) 85% of the lowest volume weighted average price of our Common Stock during the 10 consecutive trading days immediately prior to the date on which we received written notice of such conversion from such holder. As of the date of this filing, the floor price is equal to $4.00. The conversion price is also subject to a downward adjustment if the Company fails to satisfy certain performance conditions set forth in the Exchange Agreement.

On May 15, 2025, the Lender converted $1,284,881, which is the principal amount plus all accrued interest due under the 2024 Convertible Note into 100 Series B Preferred Stock, in full satisfaction of the 2024 Convertible Note. Our stockholders will experience significant dilution as a result of conversion of the Series B Preferred Stock held by the Lender.

On June 5, 2025, the Company entered into a securities purchase agreement (the “June 2025 SPA”) with an institutional lender for a series of senior secured convertible note up to $21,972,275 and pursuant to which the Company executed and delivered to the Lender a senior secured convertible note, dated June 5, 2025 (the “June 2025 Note”), in exchange for a loan in the original principal amount of $823,960. The June 2025 SPA, included, among other things, conditions precedent to any additional draws under the June 2025 Note including, but not limited to terminating the Company’s internal accountants, terminating the chief revenue officer and replacing the chief financial officer. On May 29, 2025, the Company terminated its engagement of the Company’s internal accounting firm, Calabrese Consulting, LLC and on June 5, 2025, the Company terminated the Company’s chief revenue officer, Kevin Kastner. Mr Piggott informed the Company he intended to transition from the position of chief financial officer to the position of head of corporate development. The Company commenced the process to hire a new chief financial officer.

On June 20, 2025, the Company entered into a Second Amendment and Exchange Agreement (the “Second Exchange Agreement”) with the Lender, pursuant to which the Company authorized a new class of Series C Convertible Preferred Stock, par value $0.0001 per share. The Series C Certificate of Designation was filed with the Delaware Secretary of State on June 20, 2025. Unless converted or redeemed, the holder of Series C Preferred Stock shall receive an annual dividend at a rate of 5% per annum payable in arrears on a quarterly basis commencing on October 1, 2025 (each a “Dividend Date”). Dividends shall be payable to each holder of Series C Preferred Stock by increasing the stated value of each such share of Series C Preferred Stock on a dollar-for-dollar basis, or at the option of the Company to pay such dividends in cash. Conversion at Option of Holder. At any time after issuance, the Series C Preferred Stock are convertible at any time, in whole or in part, at the holder’s option, into shares of Common Stock at the a conversion price of $8.00 per share (the “Series C Conversion Price”), subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. Upon the Lender’s conversion of the Series C Preferred Stock, the shares of common stock underlying the Series C Preferred Stock shall be equal to the number of shares of Series C Preferred Stock to be converted at a 15% premium to the stated value thereof plus any accrued and unpaid dividends, and accrued and unpaid late charges on such dividends, if any. From and after the occurrence of a triggering event, each holder may alternatively elect to convert the Series C Preferred Stock into shares of our Common Stock at the “Alternate Conversion Price”, which is equal to the lowest of:

●	The Series C Conversion Price then in effect; and

●	the greater of:

§	The floor price then in effect; and

§	85% of the lowest volume weighted average price of our Common Stock during the 10 consecutive trading days immediately prior to the date on which we received written notice of such conversion from such holder.

As of the date of this prospectus, the floor price is equal to $4.00. The Series C Conversion Price is also subject to a downward adjustment if the Company fails to satisfy certain performance conditions set forth in the Second Exchange Agreement.

Additionally, key shareholders representing approximately 61.1% of the Company’s common stock entered into Voting Agreements to support the necessary shareholder approvals and to oppose actions inconsistent with the Second Exchange Agreement. On June 20, 2025, the Lender exchanged 100 shares of Series B-1 Preferred Stock for 100 shares of Series C Preferred Stock, pursuant to the Second Exchange Agreement.

Also on June 20, 2025, the Company entered into a Waiver Agreement with the lender to resolve certain defaults under prior financing arrangements. These waivers related to the Company’s failure to timely file a registration statement under a prior registration rights agreement, delays in filing periodic reports with the SEC, financial covenant violations, and related defaults under the Company’s Series A Preferred Stock. The lender agreed to waive these defaults for a 12-month period under certain revised financial test thresholds, and allowed certain accrued interest to be capitalized during periods when the Company’s cash balance is below $5 million.

On June 20, 2025, the Company also entered into an EPFA with an unrelated accredited investor, allowing the Company, at its discretion, to sell up to $500 million of its Common Stock over time, subject to terms and conditions. The Company intends to use the net proceeds from the EPFA to support its Bitcoin treasury strategy as well as for general corporate purposes and growth initiatives. Under the EPFA:

●	Shares may be sold at 93% of the prevailing market price, subject to volume limits.

●	If the bid price of the Common Stock is at or below the Trigger Price, then the Company may not effect a sale of Common Stock to the EPFA Investor without the EPFA Investor’s prior written consent.

●	The EPFA Investor received the Commitment Shares.

●

The EPFA Investor is not obligated to purchase shares of Common Stock if such purchase of shares of Common Stock would result in the EPFA Investor beneficially owning in excess of 4.99% of the then outstanding shares of Common Stock, provided that such beneficial ownership limitation may be increased to 9.99% upon 61 days notice by the EPFA Investor.

●	Until stockholder approval is obtained, the Company may not issue shares under the EPFA in excess of 19.99% of its outstanding Common Stock, per Nasdaq rules.

●	The Company and the EPFA Investor may not assign their rights to the EPFA to any other person provided however that the EPFA Investor may assign their rights to the EPFA to an Affiliate (as defined in the EPFA).

●	Until the earlier of (i) the date in which the EPFA Investor has purchased at least $20 million of Common Stock, (ii) the date that is 12 months after the date on which the registration statement registering the shares of Common Stock for resale is declared effective, and (iii) the date that is 3 months following the date that the EPFA is terminated, the Company is prohibited from entering into or effecting a Variable Rate Transaction (as defined in the EPFA).

In connection with the EPFA, the Company also entered into a Registration Rights Agreement on June 20, 2025, obligating it to file a registration statement with the SEC for the issuance and sale of the shares of Common Stock pursuant to the EPFA and the Commitment Shares. No shares may be sold under the EPFA until this registration statement is declared effective.

On July 7, 2025, the Company and Lender entered into the Third Amendment and Exchange Agreement (the “Third Exchange Agreement”). Pursuant to the Third Exchange Agreement, on July 7, 2025, the Lender converted the $2,462,805 under the Loan Agreement into 125 shares of the Company’s Series C Preferred Stock, and such shares of common stock issuable pursuant to the terms of the Series C Preferred Stock, including, without limitation, upon conversion or otherwise, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. The Series C Preferred Stock has the rights and preferences set forth in the Series C Certificate of Designation as summarized above.

On July 7, 2025, the Company executed and delivered to the Lender a senior secured convertible note, dated July 7, 2025 (the “July 2025 Note”) pursuant to the June 2025 SPA, in exchange for a loan in the original principal amount of $823,960. The July 2025 Note has the same terms and conditions as the June 2025 Note.

The EPFA Investor may purchase shares under the EPFA at a discount to the prevailing market price, which could result in immediate dilution to existing shareholders.

Under the terms of the EPFA, the EPFA Investor may purchase shares of Common Stock at 93% of the prevailing market price, subject to volume limits. As a result, the issuance of shares pursuant to the EPFA could result in immediate and substantial dilution to our existing stockholders. The issuance of shares to the EPFA Investor under the EPFA will increase the number of shares of Common Stock outstanding, thereby diluting the ownership interests of our existing stockholders. The exact magnitude of dilution will depend on the number of shares sold under the EPFA and the price at which those shares are sold. Future sales of additional shares could result in further dilution to our stockholders.

The resale of up to 300 million shares of Common Stock pursuant to the EPFA, or the perception that such sales may occur, could cause the market price of Common Stock to decline.

We are registering up to 300 million shares of Common Stock for resale by the EPFA Investor pursuant to the EPFA. The sale of a substantial number of these shares into the public market, or the perception that such sales may occur, could materially decrease the market price of Common Stock. Such sales could impair our ability to raise capital through the sale of additional equity securities in the future at a time and at a price that we might otherwise wish to effect sales.

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the EPFA, or the actual gross proceeds resulting from those sales or the dilution you will experience from those sales. Further, our inability to access a part or all of the amount available under the EPFA, in the absence of any other financing sources, could have a material adverse effect on our business.

Pursuant to the EPFA, the Company has the right to issue and sell to the EPFA Investor, from time to time as provided therein, and the EPFA Investor must purchase from the Company, up to an aggregate of $500 million (the “Commitment Amount”) in newly issued shares (the “Advance Shares”) of Common Stock, subject to the satisfaction or waiver of certain conditions. However, at this time the Company is only registering the resale up to 300 million shares of Common Stock which may be issued and sold to the EPFA Investor under the EPFA.

We generally have the right to control the timing and amount of any sales of Common Stock to the EPFA Investor under the EPFA. Sales of Common Stock, if any, to the EPFA Investor under the EPFA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the EPFA Investor all, some or none of the Common Stock that may be available for us to sell pursuant to the EPFA.

Because the purchase price per share of Common Stock to be paid by the EPFA Investor for the Common Stock that we may elect to sell to the EPFA Investor under the EPFA, if any, will fluctuate based on the market prices of Common Stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the EPFA Investor, the purchase price per share that the EPFA Investor will pay for the shares of Common Stock purchased from us under the EPFA, or the aggregate gross proceeds that we will receive from those purchases by the investor under the EPFA, if any.

Further, even if we elect to sell to the EPFA Investor all of the shares of Common Stock up to an aggregate of 300 million shares of Common Stock being registered for resale under this prospectus, depending on the market price of Common Stock at the time we elect to sell shares to the EPFA Investor pursuant to the EPFA, the actual gross proceeds from the sale of all such shares may be substantially less than the $500 million cap under the EPFA, which could materially and adversely affect our liquidity position. Further, if we are unable to access all or a portion of the amount available under the EPFA to meet our liquidity needs, we may be required to seek other financing sources and utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our business, liquidity and cash position.

The number of shares of Common Stock ultimately offered for resale by the EPFA Investor through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to the EPFA Investor pursuant to the terms of the EPFA.

If the bid price of our Common Stock is at or below $4.00 (the “Trigger Price”), we may not effect a sale of common stock to the EPFA Investor without the EPFA Investor’s prior written consent.

We may use proceeds from sales of our Common Stock made pursuant to the EPFA in ways with which you may not agree or in ways which may not yield a significant return.

The Company plans to use the net proceeds from the EPFA to acquire Bitcoin as a treasury reserve asset and for growth and general corporate purposes. The Company will have broad discretion over the use of proceeds from sales of our Common Stock made pursuant to the EPFA, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

We cannot assure you that the proposed Reverse Splits will increase the price of our common stock and have the desired effect of maintaining compliance with Nasdaq.

At the annual meeting of stockholders on July 22, 2025, stockholders approved a proposal granting our Board of Directors the discretion to effect on or more reverse stock splits of all of our issued and outstanding Common Stock, at such times and in such ratios up to an aggregate ratio of one-for-two hundred (“Reverse Split”). If any Reverse Split is implemented, our Board expects that it will increase the market price of our Common Stock, so that we are able to maintain compliance with the Nasdaq minimum bid price continued listing requirement. However, the effect of each Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and we cannot assure you that any Reverse Split will accomplish this objective for any meaningful period of time, or at all. It is possible that (i) the per share price of our Common Stock after such Reverse Split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the Reverse Split, (ii) the market price per post-Reverse Split share may not exceed or remain in excess of the $40.00 minimum bid price for a sustained period of time, or (iii) such Reverse Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if any Reverse Split is implemented, the market price of our Common Stock may decrease due to factors unrelated to such Reverse Split. In any case, the market price of our Common Stock will be affected by other factors which may be unrelated to the number of shares outstanding, including our business and financial performance, general market conditions, and prospects for future success. Even if the market price per post-Reverse Split share of our Common Stock remains in excess of $40.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum value of publicly listed securities and the minimum market value of the public float.

The proposed Reverse Splits may decrease the liquidity of our Common Stock.

The Board believes that the Reverse Splits will result in an increase in the market price of our Common Stock, which could lead to increased interest in our Common Stock and possibly promote greater liquidity for our stockholders. However, the Reverse Splits will also reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for our Common Stock, particularly if the price per share of our Common Stock does not increase as a result of the Reverse Splits.

The Reverse Splits may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

If any Reverse Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares of Common Stock following such Reverse Split may be required to pay higher transaction costs if they sell their Common Stock.

The Reverse Splits may lead to a decrease in our overall market capitalization.

The Reverse Splits may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Stock does not increase in proportion to the split ratio, or following such increase does not maintain or exceed such price, then the value of our Company, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the Reverse Split.

Risks Related to Intellectual Property

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a materially adverse effect on our business.

Our success depends, in part, on our ability to protect our proprietary rights to the technologies used in our products and our proprietary technology. We depend heavily upon confidentiality agreements with our officers, employees, consultants, and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us complete or even sufficient protection and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business.

Our failure to secure trademark registrations could adversely affect our ability to market our products and operate our business.

Our trademark applications in the United States and any other jurisdictions where we may file may not be allowed registration, and we may not be able to maintain or enforce our registered trademarks. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in corresponding foreign agencies, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our products and our business.

There can be no assurance we will be able to comply with the continued listing standards of Nasdaq for our Common Stock.

Our Common Stock and our Public Warrants are listed on the Nasdaq Capital Market, respectively, under the symbols “ECDA” and “ECDAW,” respectively. In order to maintain such listing, we must satisfy minimum financial and other continued listing requirements and standards. In the event we fail to comply with the continued listing requirements of Nasdaq, we can provide no assurance that any action taken by us to restore compliance with listing requirements would prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement, improve our stockholders’ equity or otherwise prevent future non-compliance with Nasdaq’s continued listing requirements. In such event, Nasdaq would delist our Common Stock. If our Common Stock or Public Warrants are subsequently delisted, it would likely have a negative effect on the price of such securities and would impair your ability to sell or purchase such securities when you wish to do so. The ability to use this offering will assist the Company in maintaining continued compliance with the Nasdaq listing rules, while the Company has negative net income. The offering could help the Company regain compliance with Nasdaq listing rules but is not the only item in the compliance plan that the Company presented to the Nasdaq hearing panel.

Concentration of ownership among ECD’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

Our directors and executive officers and their affiliates as a group beneficially own approximately 52.6% of our outstanding Common Stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of our certificate of incorporation and any approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Sales of a substantial number of shares of our securities in the public market could cause the price of our securities to fall.

As of September 24, 2025, we had approximately 1,451,507  outstanding shares of Common Stock, 375 shares of Series A Preferred Stock and 509 shares of Series C Preferred Stock, after giving effect to the Reverse Stock Split. We also had outstanding (1) Warrants to purchase 293,938 shares of our Common Stock, which are exercisable at an exercise price of $460.00 per share, (2) Common Shares Warrants to purchase 39,240 shares of Common Stock, which are exercisable at a variable exercise price per share; (3) Common Stock Warrants to purchase 2,500 shares of Common Stock, which are exercisable at an exercise price of $0.40 per share and (4) Preferred Shares Warrants to purchase 396 shares of our Preferred Stock, which are exercisable at a variable exercise price per share after giving effect to the Reverse Stock Split. On September 24, 2025, the closing price on Nasdaq for our Common Stock was $3.93 and for our Public Warrants was $0.02, as adjusted to reflect the Reverse Stock Split.

In addition, 375,000 shares of Common Stock will be available for future issuance under the 2023 Equity Incentive Plan, as amended on July 22, 2025. To the extent such warrants are exercised, or we grant additional stock options or other stock-based awards under the 2023 Equity Incentive Plan, additional shares of Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market.

Furthermore, although the shares of Common Stock issued in the Business Combination are subject to lock-up restrictions, as described elsewhere in this prospectus, upon the lapse of these lock-up restrictions, a substantial number of additional shares of Common Stock will become eligible for resale in the public market.

Sales of a substantial number of shares of Common Stock or warrants in the public market or the perception that these sales might occur is likely to depress the market price of the Common Stock and/or warrants and could impair our ability to raise capital through the sale of additional equity securities, given the number of shares that are being registered for resale. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock and warrants. Given the minimum bid price Nasdaq listing requirement, the depression of our stock price will make it more difficult for the Company to maintain compliance with the minimum bid price Nasdaq listing requirement, which increases the risk of the listing not being sustained.

Sales of a substantial number of our securities could increase volatility or decrease the price of our securities and adversely affect securityholders’ ability to sell or the Company’s ability to issue additional securities.

Under this prospectus, subject to any lockup or other transfer restrictions, the Selling Securityholders can resell up to 300,761,352 shares of the Company’s common stock, assuming no Warrant exercises. The securities being offered in this prospectus represent a substantial percentage of the issued and outstanding the Company’s common stock, and the sale of such securities in the public market by the Selling Securityholders, or the expected or potential resale, of a substantial number of shares of our common stock in the public market could increase the volatility and/or adversely affect the market price for our common stock and make it more difficult for other shareholders to sell their holdings at times and prices that they determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to this registration statement may continue for an extended period of time. A decline in the market price of our securities could both adversely affect securityholders’ ability to sell securities and the Company’s ability to issue additional securities to raise additional capital. However, we are unable to predict the actual effect that such sales will have on the prevailing market price of the Company’s common stock.

The grant and future exercise of registration rights may adversely affect the market price of our securities.

Pursuant to the Registration Rights Agreement entered into in connection with the EPFA, certain stockholders can demand that we register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that we undertake. We intend to file and maintain an effective registration statement under the Securities Act covering such securities.

The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our securities.

Our amended and restated certificate of incorporation grants our board the power to issue additional shares of common and preferred stock and to designate series of preferred stock, all without stockholder approval.

We are authorized to issue 1,020,000,000 shares of capital stock, of which 1,000,000,000 shares will be authorized common stock and 20,000,000 shares will be authorized as preferred stock. Our board of directors, without any action by our stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.

The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of Common Stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of the Common Stock. Further, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then current holders of our capital stock and may dilute the book value per share.

Neither ECD nor EFHT has ever paid cash dividends on its capital stock, and we do not anticipate paying dividends in the foreseeable future.

Neither ECD nor EFHT has ever paid cash dividends on any of its capital stock and we currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of our Common Stock will be the sole source of gain for the foreseeable future.

The trading price of our securities is volatile, and you may not be able to sell our securities at or above the price you paid.

The trading price of our Common Stock and Public Warrants is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the industry in general;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our focus on long-term goals over short-term results;

●	the timing and magnitude of our investments in the growth of our business;

●	actual or anticipated changes in laws and regulations affecting our business;

●	additions or departures of key management or other personnel;

●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

●	our ability to market new and enhanced products and technologies on a timely basis;

●	sales of substantial amounts of the Common Stock by executive officers, directors or significant stockholders or the perception that such sales could occur;

●	changes in our capital structure, including future issuances of securities or the incurrence of debt;

●	the impact of potential tariffs imposed on imports into the United States and exports out of the United States; and

●	general economic, political and market conditions.

In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our securities, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If securities or industry analysts issue an adverse opinion regarding our Common Stock or do not publish research or reports about us, the price and trading volume of our securities could decline.

The trading market for our Common Stock and Public Warrants will depend in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of our Common Stock and Public Warrants. The price of our Common Stock and Public Warrants could also decline if one or more equity research analysts downgrade their recommendations with respect to our Common Stock and Public Warrants, change their price targets, issue other unfavorable commentary or cease publishing reports about us or our business. If one or more equity research analysts cease coverage of the company, we could lose visibility in the market, which in turn could cause the price of our securities to decline.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We may redeem outstanding Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. We will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.40 per warrant, provided that the closing price of Common Stock equals or exceeds $720.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. The Private Warrants have terms and provisions that are identical to those of the warrants sold as part of the Public Warrants, including with respect to redeemability.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of such Public Warrants is effective and a current prospectus relating to the Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants.

In the event we elect to redeem the Public Warrants that are subject to redemption, we will mail the notice of redemption by first class mail, postage prepaid, not less than thirty days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in such manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice, and we are not required to provide any notice to the beneficial owners of such warrants. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the Public Warrants become eligible for redemption. If you do not exercise your Public Warrants in connection with a redemption, including because you are unaware that such Public Warrants are being redeemed, you would only receive the nominal redemption price for your Public Warrants.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and bylaws, and in applicable law, could impair a takeover attempt.

Our amended and restated certificate of incorporation and bylaws afford certain rights and powers to our board of directors that could contribute to the delay or prevention of an acquisition that it deems undesirable, including:

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

●	the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which may prevent stockholders from being able to fill vacancies on our board of directors;

●	the requirement that a special meeting of stockholders may be called only by our board of directors or the chairman of the board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

We are also subject to Section 203 of the Delaware General Corporation Law and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Common Stock, and could also affect the price that some investors are willing to pay for the Common Stock.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. These provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the amended and restated certificate of incorporation. In addition, the amended and restated certificate of incorporation and bylaws will provide that, to the fullest extent permitted by law, claims made under the Securities Act must be brought in federal district court.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims and result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

General Risk Factors

Damage to our reputation or our brand could negatively impact our business, financial condition, and results of operations.

We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our products, services, and trained personnel. If we do not make investments in areas such as marketing and advertising, as well as personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, vehicle quality, workmanship and delivery times, could significantly reduce the value of our brand, expose us to negative publicity, and damage our overall business and reputation.

We may pursue acquisitions of complementary businesses or technologies, which could divert the attention of management and which may not be integrated successfully into our existing business.

We may pursue acquisitions or licenses of technology to, among other things, expand the scope of products and services we provide. We cannot guarantee that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms, or that we will be able to successfully integrate the operations of any acquired business into our existing business. The acquisition and integration of another business or technology would divert management attention from other business activities, including our core business. In addition, we may borrow money or issue capital stock to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock could dilute the interests of our stockholders.

We depend on certain key personnel.

We substantially rely on the efforts of our current senior management, including our co-founder and Chief Executive Officer, Scott Wallace and our co-founders Thomas Humble, Emily Humble and Elliot Humble. Our business would be impeded or harmed if we were to lose their services. In addition, if we are unable to attract, train, and retain highly skilled technical, managerial, product development, sales, and marketing personnel, we may be at a competitive disadvantage and unable to develop new products or increase revenue. The failure to attract, train, retain and effectively manage employees could negatively impact our research and development, sales and marketing and reimbursement efforts. In particular, the loss of sales personnel could lead to lost sales opportunities as it can take several months to hire and train replacement sales personnel. Uncertainty created by turnover of key employees could adversely affect our business.

Members of our board of directors will have other business interests and obligations to other entities.

None of our independent directors will be required to manage our business as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not compete with the business of our company or otherwise breach their agreements with us. We are dependent on our directors and executive officers to successfully operate our company. Their other business interests and activities could divert time and attention from operating our business.

We will need to carefully manage our expanding operations to achieve sustainable growth.

To achieve increased revenue levels, market our products internationally, complete clinical studies and develop future products, we believe that we will be required to periodically expand our operations, particularly in the areas of manufacturing, sales and marketing, and quality assurance. As we expand our operations in these areas, management will face new and increased responsibilities. To accommodate any growth and compete effectively, we must continue to upgrade and improve our information systems, procedures, and controls across our business, as well as expand, train, motivate, and manage our work force. Our future success will depend significantly on the ability of our current and future management to operate effectively. Our personnel, systems, procedures, and controls may not be adequate to support our future operations. If we are unable to effectively manage our expected growth, this could have a material adverse effect on our business, financial condition, and results of operations.

Downturns or volatility in general economic conditions could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Our revenues and profitability depend significantly on general economic conditions and the demand for our products in the markets in which our customers are located.  A decline in customer demand can affect the need that customers have for our products, and the money or insurance available to pay for our vehicles. Any further adverse changes in economic conditions, including any recession, economic slowdown or disruption of credit markets, or the outbreak of war or conflict, may also lead to lower demand for our products. Volatile and uncertain economic conditions can make it difficult to accurately forecast and plan future business activities.

All of these factors related to general economic conditions, which are beyond our control, could adversely impact our business, financial condition, results of operations and liquidity.

Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on our search for an initial business combination target or the performance or business prospects of a post-business combination company.

There have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect our search for a target and/or our ability to complete our initial business combination. Recently, the U.S. has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the U.S., other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs. and we cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future. Tariffs, or the threat of tariffs or increased tariffs, could have a significant negative impact on certain businesses (either due to domestic businesses’ reliance on imported goods or dependence on access to foreign markets, or foreign businesses’ reliance on sales into the United States). In addition, retaliatory tariffs could have a significant negative impact on foreign businesses that rely on imports from the United States, and domestic businesses that rely on exporting goods internationally. These tariffs and threats of tariffs and other potential trade policy changes could negatively affect the Company’s business and our financial results could be adversely affected as a result of tariffs or changes to trade policies, which may cause the market value of the our securities to decline.

Our management team has limited experience managing a public company.

Most members of our management team have limited or no experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. There are significant obligations that we will be subject to relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage our transition to being a public company. These new obligations and added scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results and financial condition.

Inadequate internal controls could result in inaccurate financial reporting.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results. As a result, our stockholders could lose confidence in our financial reporting, which could adversely affect results of our business and our enterprise value.

We will need to undertake significant efforts to strengthen our processes and systems and adapt them to changes as our business evolves (including with respect to being a publicly traded company). This continuous process of maintaining and adapting our internal controls is expensive and time-consuming, and requires significant management attention. We cannot be certain that our internal control measures will, in the future, provide adequate control over our financial processes and reporting. Furthermore, as our business evolves and if we expand through acquisitions of other companies or make significant investments in other companies or enter into joint development and similar arrangements, our internal controls may become more complex and we will require significantly more resources to ensure our internal controls remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm identify material weaknesses, the disclosure of that fact, even if quickly remediated, could reduce the market’s confidence in our financial statements and harm our enterprise value.

Management identified a material weakness in our internal control over financial reporting as of December 31, 2024. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us, materially and adversely affect our business and operating results and subject us to litigation and claims.

Our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2024. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective, due solely to the material weakness in our internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and reduce the risk of fraud. We continue to evaluate measures to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If any new material weaknesses are identified in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim consolidated financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable Nasdaq listing requirements, investors may lose confidence in our financial reporting and our share price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

Additionally, if our revenue and other accounting, auditing or tax systems do not operate as intended or do not scale with anticipated growth in our business, the effectiveness of our internal controls over financial reporting could be adversely affected. Any failure to develop, implement, or maintain effective internal controls related to our revenue and other accounting, auditing or tax systems and associated reporting could materially adversely affect our business, results of operations, and financial condition or cause us to fail to meet our reporting obligations.

Management has begun to design and implement remediation steps to improve our disclosure controls and procedures and our internal control over financial reporting. Specifically, we are expanding and improving our review process for complex transactions. We are further improving this process by enhancing access to accounting literature, identification of third-party professionals with whom to consult regarding complex accounting applications, and consideration of additional staff with the requisite experience and training to supplement existing accounting professionals.

As a public company, we are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We are required to disclose changes made in our internal controls and procedures on a quarterly basis. To comply with the requirements of being a public company, we expect to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the Nasdaq or other regulatory authorities, as well as subject us to litigation and claims, any of which would require additional financial and management resources. We have begun the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404, but we may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

As a public company, we have incurred and expect to continue to incur increased expenses associated with the costs of being a public company.

We have and expect to continue to face a significant increase in insurance, legal, auditing, accounting, administrative and other costs and expenses as a public company that we did not previously incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 of that Act, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (“PCAOB”),  the SEC and the NASDAQ, impose additional reporting and other obligations on public companies. Compliance with public company requirements have and will continue to increase our costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities that we have not done previously. In addition, additional expenses associated with SEC reporting requirements have and will continue to be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if our independent registered accounting firm identifies a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs to remediate those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. Being a public company has and may in the future make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance. We may ultimately be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage in the future. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies has and is expected to continue to increase legal and financial compliance costs and the costs of related legal, auditing, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs

Our actual operating results may differ significantly from our guidance.

From time to time, we provide forward-looking estimates regarding our future performance that represent our management’s estimates as of a point in time. These forward-looking statements are based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our independent registered public accountants nor any other independent expert or outside party compiles or examines the projections and, accordingly, no such person expresses any opinion or any other form of assurance on our projections.

Projections are based upon assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions and conditions, some of which will change. The principal reason that we provide forward-looking information is to provide a basis for our management to discuss our business outlook with stockholders. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of our forward-looking statements will not materialize or will vary significantly from actual results. Accordingly, our forward-looking statements are only an estimate of what management believes is realizable as of the date of this prospectus. Actual results will vary from our forward-looking statements and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making investment decisions.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on- golden parachute voting requirements, and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that are held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in the Company’s initial public offering of units, which was consummated on September 13, 2022 (the “IPO”). In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our securities less attractive because we will rely on these exemptions, which may result in a less active trading market for our securities.

Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on our business.

There have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect our business operations. Recently, the U.S. has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the U.S., other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs. and we cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future. Tariffs, or the threat of tariffs or increased tariffs, could have a significant negative impact on our businesses (either due to our reliance on imported goods or dependence on access to foreign markets).

Among other things, historical financial performance of companies affected by trade policies and/or tariffs may not provide useful guidance as to the future performance of such companies, because future financial performance of those companies may be materially affected by new U.S. tariffs or foreign retaliatory tariffs, or other changes to trade policies. We may not be able to adequately address the risks presented by these tariffs or other potential trade policy changes. As a result, our business may be negatively impacted.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company may receive up to an aggregate of approximately $135.2 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. There is no assurance that the holders of the Public Warrants will elect to exercise any or all of the Public Warrants. To the extent that Public Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Public Warrants will decrease, potentially to zero. On September 24, 2025, the last reported sales price of our Common Stock was $3.93 and the exercise price per share of the Public Warrants is $460.00, as adjusted to reflect the Reverse Stock Split. The exercise price of the Public Warrants is significantly higher than the current market price of our Common Stock and accordingly, it is highly unlikely that Warrant holders will exercise their Public Warrants in the foreseeable future. Cash proceeds associated with the exercises of the Public Warrants are dependent on our stock price and given the recent price volatility of our Common Stock and relative lack of liquidity in our stock, there is no certainty that Public Warrant holders will exercise their Public Warrants and, accordingly, we may not receive any cash proceeds in relation to our outstanding Public Warrants. See “Description of Capital Stock” for additional information regarding the warrants.

Furthermore, the Company will receive up to $500,000,000 in aggregate gross proceeds from sales of up to 300,000,000 shares of Common Stock we make to the EPFA Investor under the EPFA, the resale of up to 300,000,000 of such shares of Common Stock is being included in this prospectus. We may choose to sell fewer than $500,000,000 in shares of Common Stock, or, due the beneficial ownership limitation, we may not be able to sell all $500,000,000 in shares of Common Stock under the EPFA, in which case we would raise less than $500,000,000 in aggregate gross proceeds under the EPFA. It is also possible that we do not sell any shares of Common Stock under the EPFA. In addition, we may need to register the resale of additional shares of Common Stock to realize $500,000,000 in gross proceeds.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Common Stock. Pursuant to the Registration Rights Agreement, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

We expect to use the net proceeds received from the Sellers from the exercise of the Public Warrants, if any, for general corporate purposes, which may include funding working capital requirements, capital expenditures, acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the Public Warrants. See “Plan of Distribution” elsewhere in this prospectus for more information.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock and our Public Warrants are listed on Nasdaq under the symbols “ECDA” and “ECDAW,” respectively. On September 24, 2025, the closing sale price of our Common Stock and the closing sales price of our Public Warrants were $3.93 and $0.02, respectively, as adjusted to reflect the Reverse Stock Split. As of September 24, 2025, there were 46 holders of record of our Common Stock and 7 holders of record of our Public Warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends by us in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ECD

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this report. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this report, particularly in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “ECD,” “we”, “us”, “our”, and the “Company” are intended to refer to (i) following the Business Combination, the business and operations of ECD and its consolidated subsidiaries, and (ii) prior to the Business Combination, ECD (the predecessor entity in existence prior to the consummation of the Business Combination) and its consolidated subsidiary.

Cautionary Note Regarding Forward-Looking Statements

This Report contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian securities laws. In addition, any statements that refer to projections (including EBITDA and cash flow), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward looking statements. When used in this prospectus, words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. When the Company discusses strategies or plans, the Company is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the Company’s management. Forward-looking statements may include, but are not limited to:

●	ECD has a limited operating history with a history of losses and expects to incur significant expenses for the near term.

●	If we fail to manage our growth effectively, our business could be harmed.

●	ECD’s business strategy may not be successfully implemented, which could negatively impact its financial results and stock price.

●	ECD’s vehicles are highly customized and may not perform in a manner consistent with every customer’s expectations.

●	ECD’s business is highly dependent on the price, availability and quality of base vehicles.

●	ECD’s ability to predict future demand for its vehicles and inventory is limited, which limits the accuracy of ECD’s financial forecasts.

●	ECD does not have a diversified range of operations or portfolio of investments, and ECD’s business is highly specific to the customization and restoration of Land Rover Series, Land Rover Defenders, Range Rover Classics and Jaguar car models.

●	ECD’s business is highly specialized and dependent on a continuing demand for high-end, luxury customer passenger vehicles.

●	ECD may fail to adequately obtain, maintain, enforce and protect ECD’s intellectual property and may not be able to prevent third parties from unauthorized use of ECD’s intellectual property and proprietary technology.

●	ECD’s business depends on the success of its marketing strategies.

●	ECD’s success is dependent on the continued leadership and experience of ECD Securityholders, and the loss of their services may have a material and adverse effect on ECD’s operations and financial condition.

●	We may lose or fail to attract and retain key management personnel and salaried employees.

●	The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

●	ECD may incur material losses and costs as a result of warranty claims and product liability and intellectual property infringement actions that may be brought against ECD.

●	ECD’s business could be adversely affected by computer malware, viruses, ransomware, hacking, phishing attacks and security threats, including cybersecurity threats and related disruptions, which could result in security and privacy breaches and interruption in service.

●	ECD is subject to an ongoing SEC investigation, which could result in significant costs, diversion of management’s attention, and potential enforcement actions or other adverse outcomes.

The forward-looking statements are based on the current expectations of the Company’s management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed herein and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Business Overview and Strategy

ECD is an award winning, custom-car builder with a focus on British classic vehicles. We provide clients a one-of-a kind immersive luxury automotive design experience for each of its unique custom builds, where customers may design every aspect of the vehicle. In sequence, our highly trained technicians, master-certified ASE craftsmen, hand-built, from the ground up, in 2,200 man-hours, a completely restored vehicle, replacing substantially its every single component– customizing the engine, the color, the seating, the stitching, the electronics and the cosmetic finishes. All elements of the process are completed in-house. We primarily earn our revenue from the sale of the customized vehicle directly to the customer, as well as by providing repair or upgrade services to customers, and from the sale of extended warranties. Occasionally we earn commissions on resale of used vehicles. Our revenues, net, were $7.0 million and $6.5 million for the three months ended June 30, 2025 and 2024, respectively. Our revenues, net, were $13.4 million in each of the six months ended June 30, 2025 and 2024. We had net loss of $4.3 million and $7.0 million and $2.0 million and $4.9 million for the three and six months ended June 30, 2025 and 2024, respectively.

The Company’s business is subject to retail industry trends and conditions and the sales of new and used vehicles. Worldwide economic conditions impact consumer spending and if the global macroeconomic environment deteriorates, this could have a negative effect on the Company’s revenues and earnings.

Although we believe that our product is geared towards a certain customer base that is not as vulnerable to the global economic conditions, there are certain levels of volatility related to domestic and international markets, increased competition by manufacturers, technological advancements, customer acceptance, discretionary consumer spending and general economic conditions. All of our products are subject to price fluctuations in materials and labor costs, which could affect the carrying value of inventories and gross margins in the future.

Our headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, FL, where as of June 30, 2025, there were 98 employees located. ECD, by means of ECD UK, operates a logistics center in the United Kingdom where its professionals work to source and transport over-25-year-old vehicles back to the United States for restoration.

Securities Purchase Agreement

On October 6, 2023, the Company entered into a Securities Purchase Agreement (the “SPA”) with an institutional Lender (the “Lender”) pursuant to which the Company issued to the Lender a senior secured convertible note (the “December 2023 Convertible Note”) in exchange for a loan in the principal amount of $15,819,209. The December 2023 Convertible Note shall accrue interest at an annual rate equal to the Prime Interest rate plus 5% per annum which is payable quarterly in cash, or upon the Company’s option, in securities of the Company provided certain conditions are met at the increased interest rate of the Prime Interest rate plus 8% per annum. The Company is required to pay a late charge of 12% per annum (“Late Charges”) on any amount of principal or other amounts that are not paid when due. The December 2023 Convertible Note is convertible into shares of the Company’s common stock, par value $0.0001 per share at the option of the Lender at a conversion price of $400.00 per share, subject to a one-time downward adjustment on the effective date of the registration statement providing for the resale of the common stock issuable upon conversion of the December 2023 Convertible Note to a conversion price equal to the prior 5-day volume weighted average price, subject to a floor of $240.00. The conversion price is subject to a downward adjustment if the Company issues equity in the future at a price less than $400.00, except for equity issued in connection with certain strategic acquisitions. The conversion price is also subject to a downward adjustment if the Company fails to satisfy certain performance conditions set forth in the December 2023 Convertible Note. Upon the Lender’s conversion, the conversion amount shall be equal to 115% of the principal amount to be converted under the December 2023 Convertible Note plus any accrued and unpaid interest and accrued and unpaid Late Charges on such principal and interest, if any (the “Conversion Rate”). Lender’s ability to convert the December 2023 Convertible Note into shares of common stock is subject to a 4.99% blocker, such that Lender cannot convert the December 2023 Convertible Note into shares of common stock to the extent it will make the Lender a beneficial owner of more than 4.99% of the common stock. The Company has the option to prepay the December 2023 Convertible Note, upon thirty (30) business day written notice, by paying the product of the 20% redemption premium multiplied by the greater of (i) the conversion amount to be redeemed and (ii) the product of (x) the Conversion Rate with respect to the conversion amount to be redeemed multiplied by (y) the greatest closing sale price of the Company’s common stock on any trading day immediately preceding such notice of redemption and the date the Company makes the entire payment required.

The December 2023 Convertible Note has a maturity date of December 12, 2026, and will rank senior to all outstanding and future indebtedness of the Company and its subsidiaries. The December 2023 Convertible Notes are secured by a first priority perfected security interest in all the existing and future assets of the Company and its direct and indirect subsidiaries, including a pledge of all of the capital stock of each of the subsidiaries. The December 2023 Convertible Note also provides that the Company and its subsidiaries execute a guaranty (the “Guaranty”) to guaranty the obligations under the December 2023 Convertible Note and the Security Agreement, that all insider stockholders of the common stock shall execute a lock-up agreement (the “Lock-Up Agreement”) restricting their sale of the common stock until six months after the registration statement registering the shares of common stock underlying the December 2023 Convertible Note is declared effective and a joinder agreement (the “Joinder Agreement”) pursuant to which the Company and its Subsidiaries agree and consent to be parties to the Security Agreement.

Additional Financings from Defender SPV LLC

On August 9, 2024, the Company entered into a SPA with the Lender pursuant to which the Company issued to the Lender a senior secured convertible note (the “August 2024 Convertible Note”) in exchange for a loan in the principal amount of $1,154,681. The August 2024 Convertible Note has the same terms and conditions as the December 2023 Convertible Note.

On January 8, 2025, the Company entered into a SPA (the “January 2025 SPA”) with the Lender pursuant to which the Lender agreed to waive the pre-existing events of default that occurred under the August Note and the Company Preferred Stock and the Company agreed to execute and deliver to the Lender a senior secured convertible note (the “January 2025 Note”), in exchange for a loan in the principal amount of $1,724,100. The January 2025 Convertible Note has the same terms and conditions as the December 2023 Convertible Note.

The January 2025 SPA also provides that in connection with the January 2025 Note, the Company will also issue to the Lender at no additional cost 12,500 shares of Common Stock and a warrant, dated January 13, 2025, to purchase 9,960 shares of Common Stock at an exercise price of $460.00 per share (the “Common Share Warrant”).

On June 5, 2025, the Company entered into a SPA (the “June 2025 SPA”) with the Lender for a series of senior secured convertible note up to $21,972,275 and pursuant to which the Company executed and delivered to the Lender a senior secured convertible note, dated June 5, 2025 (the “June 2025 Convertible Note”), in exchange for a loan in the original principal amount of $823,960.

Exchange Agreement

On May 14, 2025, the Company entered into an Amendment and Exchange Agreement (the “Exchange Agreement”) with an institutional investor (the “Lender”) pursuant to which the Company shall authorize one or more series of a new series B convertible preferred stock of the Company, $0.0001 par value. The Exchange Agreement provides that the Holder shall have the option exchange some or all of the amounts outstanding under the December 2023 Convertible Note, August 2024 Convertible Note and/or the January 2025 Convertible Note (collectively the “Original Notes”). At the initial closing the Lender has determined to convert $1,284,881, which is the principal amount plus all accrued interest due under the August 2024 Convertible Note, into 100 shares of Series B Preferred Stock.

Second Exchange Agreement

On June 20, 2025, the Company entered into a Second Amendment and Exchange Agreement (the “Second Exchange Agreement”) with the Lender pursuant to which the Company shall authorize one or more series of a new series C convertible preferred stock of the Company, the terms of which are set forth in a certificate of designation for such series of preferred stock designated as Series C Convertible Preferred Stock, $0.0001 par value (the “Series C Preferred Stock”), which Series C Preferred Stock shall be convertible into shares of Common Stock. The Second Exchange Agreement provides that the Holder shall have the option to exchange (a) some or all of the amounts outstanding under the Original Notes, and (b) the 100 shares of Series B Preferred Stock. At the initial closing the Lender determined to convert the 100 shares of Series B Preferred Stock, into 100 shares of Series C Preferred Stock, and such shares of Common Stock issuable pursuant to the terms of the Series C Preferred Stock, including, without limitation, upon conversion or otherwise, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

The Second Exchange Agreement provides further that, subject to the terms and conditions set forth in this Second Exchange Agreement, the Lender may require the Company to participate in one or more Additional Exchanges to exchange such portion of the amounts outstanding under the remaining Original Notes as set forth in such applicable closing notice related to such exchange into such aggregate number of shares of such new series of Series C Preferred Stock as set forth in such additional closing notice related to such exchange, and such shares of Common Stock issuable pursuant to the terms of Series C Preferred Stock, including, without limitation, upon conversion of the shares of Series C Preferred Stock held by the Lender or otherwise, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

In connection with the Second Exchange Agreement, the Board of Directors of the Company has approved and authorized the filing with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of ECD Automotive Design, Inc. (the “Series C Certificate”) to authorize the Series C Preferred Stock as required by the Second Exchange Agreement.

Reversal of Series A Convertible Preferred Stock Conversion

In January 2025 the conversion of the 463 shares of Series A Convertible Preferred Stock into 46,250 shares of common stock was reversed by the Company’s transfer agent due to the terms of the agreement that a stockholder’s ability to convert Series A Convertible Preferred Stock into shares of Common Stock is subject to a 4.99% blocker, that precluded the stockholder from converting its Series A Convertible Preferred Stock into shares of Common Stock to the extent it will made the stockholder a beneficial owner of more than 4.99% of the Common Stock.

Business Loan and Security Agreement

On February 20, 2025, the Company entered into a Business Loan and Security Agreement with Agile Lending, LLC (the “Lending Lender”) pursuant to which the Company received a term loan from the Lending Lender in the principal amount of $1,575,000 (the “Agile Loan”). The principal amount of the Agile Loan included an administrative agent fee of $75,000.

On April 4, 2025, the Company entered into a new business loan and security agreement with an effective date of April 4, 2025 (the “New Loan Agreement”) by and among an investor (the “New Lender”), a collateral agent (the “Collateral Agent”), the Company and its subsidiary, Humble Imports Inc., pursuant to which the Company received a term loan from the New Lender in the principal amount of $1,824,300 (the “New Loan”). The New Loan agreement stipulates the Loan should be repaid through sixty-nine (69) equal weekly payments of principal and interest in the aggregate amount of $35,693 per week commencing on April 15, 2025 and ending August 4, 2026 (the “Term”). During the Term, the New Loan will accrue interest in the aggregate amount of $638,505 unless, in the event of default, the New Loan will accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable plus 5% (the “Default Rate”). The New Loan included an administrative expense fee of $40,000 and a lender’s legal fee of $35,000, which sum was netted out of the New Loan. The New Loan is secured by all properties, rights and assets of the Company and Collateral Agent is designated as the collateral agent under the New Loan Agreement. The New Loan Agreement contains customary representations and warranties and affirmative and negative covenants. Among other things, these covenants restrict the Company’s ability to incur certain types or amounts of indebtedness, incur liens on certain assets, dispose of material assets, enter into certain restrictive agreements, or engage in certain transactions with affiliates. Additionally, the New Loan Agreement contains customary default provisions including, but not limited to, failure to pay interest or principal when due. To evidence the New Loan, the Company executed a secured promissory note, the form of which is an exhibit to the New Loan Agreement.

The net proceeds of the New Loan were used to pay off the Agile Loan in the discounted amount of $1,749,300, including principal and interest. Accordingly, the Agile Loan is paid off and satisfied.

The outstanding balance on the New Loan as of June 30, 2025 was $1,824,300 and interest expense and debt discount amortization for the three and six months ended June 30, 2025 was $136,109 and $13,398, respectively.

Consulting Agreement

On February 20, 2025 (the “Effective Date”), the Company entered into a consulting agreement (“Consulting Agreement”) with an advisor (the “Advisor”) for business advisory services, guidance on growth strategies, and networking with its contacts on a non-exclusive basis for general business purposes. Pursuant to the consulting agreement the Company will issue 5,900 shares of the Company’s common stock to the Advisor on the Effective Date.

On June 5, 2025, the Company entered into a securities purchase agreement (the “June 2025 SPA”) with an institutional lender for a series of senior secured convertible note up to $21,972,275 and pursuant to which the Company executed and delivered to the Lender a senior secured convertible note, dated June 5, 2025 (the “June 2025 Note”), in exchange for a loan in the original principal amount of $823,960. The June 2025 SPA included, among other things, conditions precedent to any additional draws under the June 2025 Note including, but not limited to terminating the Company’s internal accountants, terminating the chief revenue officer and replacing the chief financial officer. On May 29, 2025, the Company terminated its engagement of the Company’s internal accounting firm, Calabrese Consulting, LLC and on June 5, 2025, the Company terminated the Company’s chief revenue officer, Kevin Kastner. Mr Piggott informed the Company he intended to transition from the position of chief financial officer to the position of head of corporate development. The Company commenced the process to hire a new chief financial officer.

On June 20, 2025, the Company entered into a Second Amendment and Exchange Agreement (the “Second Exchange Agreement”) with the Lender, pursuant to which the Company authorized a new class of Series C Convertible Preferred Stock, par value $0.0001 per share. The Series C Certificate of Designation was filed with the Delaware Secretary of State on June 20, 2025. Unless converted or redeemed, the holder of Series C Preferred Stock shall receive an annual dividend at a rate of 5% per annum payable in arrears on a quarterly basis commencing on October 1, 2025 (each a “Dividend Date”). Dividends shall be payable to each holder of Series C Preferred Stock by increasing the stated value of each such share of Series C Preferred Stock on a dollar-for-dollar basis, or at the option of the Company to pay such dividends in cash. Conversion at Option of Holder. At any time after issuance, the Series C Preferred Stock are convertible at any time, in whole or in part, at the holder’s option, into shares of Common Stock at the a conversion price of $8.00 per share (the “Series C Conversion Price”), subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. Upon the Lender’s conversion of the Series C Preferred Stock, the shares of common stock underlying the Series C Preferred Stock shall be equal to the number of shares of Series C Preferred Stock to be converted at a 15% premium to the stated value thereof plus any accrued and unpaid dividends, and accrued and unpaid late charges on such dividends, if any. From and after the occurrence of a triggering event, each holder may alternatively elect to convert the Series C Preferred Stock into shares of our Common Stock at the “Alternate Conversion Price”, which is equal to the lowest of:

●	The Series C Conversion Price then in effect; and

●	the greater of:

§	The floor price then in effect; and

§	85% of the lowest volume weighted average price of our Common Stock during the 10 consecutive trading days immediately prior to the date on which we received written notice of such conversion from such holder.

As of the date of this filing, the floor price is equal to $0.10. The Series C Conversion Price is also subject to a downward adjustment if the Company fails to satisfy certain performance conditions set forth in the Second Exchange Agreement.

Additionally, key shareholders representing approximately 61.1% of the Company’s common stock entered into Voting Agreements to support the necessary shareholder approvals and to oppose actions inconsistent with the Second Exchange Agreement. On June 20, 2025, the Lender exchanged 100 shares of Series B-1 Preferred Stock for 100 shares of Series C Preferred Stock, pursuant to the Second Exchange Agreement.

Also on June 20, 2025, the Company entered into a Waiver Agreement with the lender to resolve certain defaults under prior financing arrangements. These waivers related to the Company’s failure to timely file a registration statement under a prior registration rights agreement, delays in filing periodic reports with the SEC, financial covenant violations, and related defaults under the Company’s Series A Preferred Stock. The lender agreed to waive these defaults for a 12-month period under certain revised financial test thresholds, and allowed certain accrued interest to be capitalized during periods when the Company’s cash balance is below $5 million.

Equity Purchase Facility Agreement

On June 20, 2025, the Company also entered into the EPFA with an unrelated accredited investor, allowing the Company, at its discretion, to sell up to $500 million of its Common Stock over time, subject to terms and conditions. The Company intends to use the net proceeds from the EPFA to support its Bitcoin treasury strategy as well as for general corporate purposes and growth initiatives. Under the EPFA:

●	Shares may be sold at 93% of the prevailing market price, subject to volume limits.

●	If the bid price of the Common Stock is at or below the Trigger Price, then the Company may not effect a sale of Common Stock to the EPFA Investor without the EPFA Investor’s prior written consent.

●	The EPFA Investor received the Commitment Shares.

●	The EPFA Investor is not obligated to purchase shares of Common Stock if such purchase of shares of Common Stock would result in the EPFA Investor beneficially owning in excess of 4.99% of the then outstanding shares of Common Stock, provided that such beneficial ownership limitation may be increased to 9.99% upon 61 days notice by the EPFA Investor.

●	Until stockholder approval is obtained, the Company may not issue shares under the EPFA in excess of 19.99% of its outstanding Common Stock, per Nasdaq rules.

●	The Company and the EPFA Investor may not assign their rights to the EPFA to any other person provided however that the EPFA Investor may assign their rights to the EPFA to an Affiliate (as defined in the EPFA).

●	Until the earlier of (i) the date in which the EPFA Investor has purchased at least $20 million of Common Stock, (ii) the date that is 12 months after the date on which the registration statement registering the shares of Common Stock for resale is declared effective, and (iii) the date that is 3 months following the date that the EPFA is terminated, the Company is prohibited from entering into or effecting a Variable Rate Transaction (as defined in the EPFA).

The EPFA contains customary representations, warranties, agreements and conditions, indemnification rights and obligations of the parties. Among such conditions, is that the Company may not issue shares of Common Stock under the EPFA until such shares of Common Stock are registered with the SEC.

In connection with the EPFA, the Company also entered into a Registration Rights Agreement on June 20, 2025, obligating it to file a registration statement with the SEC for the issuance and sale of the shares of Common Stock pursuant to the EPFA and the Commitment Shares. No shares may be sold under the EPFA until this registration statement is declared effective.

Third Exchange Agreement

On July 7, 2025, the Company and Lender entered into the Third Amendment and Exchange Agreement (the “Third Exchange Agreement”). Pursuant to the Third Exchange Agreement, on July 7, 2025, the Lender converted the $2,462,805 under the Loan Agreement into 125 shares of the Company’s Series C Preferred Stock, and such shares of common stock issuable pursuant to the terms of the Series C Preferred Stock, including, without limitation, upon conversion or otherwise, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. The Series C Preferred Stock has the rights and preferences set forth in the Series C Certificate of Designation as summarized above.

On July 7, 2025, the Company executed and delivered to the Lender a senior secured convertible note, dated July 7, 2025 (the “July 2025 Note”) pursuant to the June 2025 SPA, in exchange for a loan in the original principal amount of $823,960. The July 2025 Note has the same terms and conditions as the June 2025 Note.

Exchange of Convertible Notes to Preferred Series C Equity

In connection with the Second Exchange Agreement, on August 4, 2025, the Lender provided the Company with notice to exchange $10,000,000 principal from the December 2023 Convertible Note into 15,000 shares of Series C Preferred Stock (the “August 4, 2025 Exchange Notice”), which is a partial exchange of the December 2023 Convertible Note. On August 7, 2025, the Company issued to the Lender 15,000 shares of the Series C Preferred Stock.

Securities Purchase Agreement

On August 13, 2025, the Company entered into a SPA by and between the Company and the Holder. Pursuant to the SPA the Holder purchased, and the Company sold 1,111 shares of the Company’s Series C Convertible Preferred Stock (the “Initial Preferred Shares”, and the shares of Common Stock issuable pursuant to the terms of the Certificate of Designations, including, without limitation, upon conversion or otherwise of the Initial Preferred Shares, collectively, the “Initial Conversion Shares”) for a discounted purchase price of $999,900.

The SPA provides further that the Holder may require the Company to participate in one or more Additional Closings for purchase by the Holder, and the sale by the Company, of up to the aggregate number of shares of Series C Preferred Stock, which aggregate number for all Buyers shall not exceed 25,000 shares of Series C Preferred Stock (collectively, the “Additional Preferred Shares”, and together with the Initial Preferred Shares, the “Preferred Shares”, and the shares of Common Stock issuable pursuant to the terms of the Certificate of Designations, including, without limitation, upon conversion or otherwise of the Additional Preferred Shares, collectively, the “Additional Conversion Shares”, and together with the Initial Conversion Shares, the “Conversion Shares”).

The aggregate purchase price for the Initial Preferred Shares to be purchased by Holder (the “Initial Purchase Price”) shall be $999,900 or approximately $900 for each $1,000 of Stated Value (as defined in the Certificate of Designations) of the Initial Preferred Shares to be purchased by Holder at the Initial Closing. The aggregate purchase price for the Additional Preferred Shares to be purchased by Holder at any given Additional Closing (each, an “Additional Purchase Price”, and together with the Initial Purchase Price, each, a “Purchase Price”) shall be $900 for each $1,000 of Stated Value of Additional Preferred Shares to be issued in such Additional Closing.

Recent Developments

ECD’s Nasdaq Listing

On February 5, 2025, the Company received a notice from Nasdaq stating that the Company was not in Compliance with the minimum bid price of $1.00 (the “Minimum Bid Rule”). On August 6, 2025, the Company received another notice (the “Additional Notice”) from Nasdaq stating that the Company had not regained compliance with the Rule. Accordingly, unless the Company requests an appeal of the determination before the Nasdaq Hearings Panel by August 13, 2025, trading of the Company’s common stock and warrants will be suspended at the opening of business on August 15, 2025, and a Form 25-NSE will be filed with the Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

On February 25, 2025, the Company received a notice from Nasdaq stating that the Company was not in compliance with the Market Value Listing Standard (MVLS) requirement of $30 million. On August 26, 2025, the Company received another notice (the “MVLS Delisting Notice”) from Nasdaq stating that the Company had not regained compliance with the Rule and that this matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market. The Company scheduled a hearing before the Nasdaq Hearings Panel on September 9, 2025, to appeal the Staff’s prior delisting notice to the Company, concerning the fact that the bid price of the Company’s listed security had closed at less than $1 per share over 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2).

The Company presented its appeal on September 9, 2025, before the Nasdaq Hearing Panel (the “Panel”), and concluded with a request for the Panel to grant an extension of any suspension or delisting action until October 1, 2025 on the Minimum Bid Rule and until January 7, 2025 on the MVLS listing requirement. On September 16, 2025, the Panel issued its decision and granted the Company an extension until October 1, 2025 to become compliant with the Minimum Bid Rule and price $1.00 rule and until January 7, 2026 to become compliant with the MVLS listing requirement.

On July 22, 2025, the Company held its 2025 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the stockholders approved the proposal to approve one or more amendments to the Company’s Certificate of Incorporation (the “Charter”) (collectively, the “Reverse Split Charter Amendments”, and each, a “Reverse Split Charter Amendment”) to allow our Board of Directors to effect, in its discretion prior to July 31, 2026, one or more reverse stock splits of all of our issued and outstanding Common Stock, up to an aggregate ratio of one-for-two hundred (1:200), (the “Maximum Approved Split Ratio”), with the timing and ratio (each, an “Approved Split Ratio”) of each applicable reverse stock split to be determined by the Board if effected.

On September 12, 2025, the Company announced that it would implement a 1-for-40 reverse stock split of its issued and outstanding common stock. The Common Stock will remain on the Nasdaq Capital Market and began trading on a split-adjusted basis on September 18, 2025. The Reverse Stock Split is intended to increase the per share trading price of the Common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market (Rule 550(a)(1)).

To address the MVLS standard, in June of 2025, the Company executed a $500 million equity line of credit (see “Equity Purchase Facility Agreement” above for additional information). In addition, a lender recently converted $13.7 million in debt to preferred equity (see “Exchange Agreement”, “Exchange of Convertible Notes to Preferred Series C Equity” and “Third Exchange Agreement” above for additional information) and purchased an additional $1.1 million of preferred stock (see “Securities Purchase Agreement” above for additional information).

Issuance of Warrants

On September 24, 2025, ECD Automotive Design, Inc. (the “Company”), entered into an agreement (the “Agreement”) with Loeb & Loeb LLP (“Loeb”), its securities counsel, to secure and pay legal fees up to $2,090,000 owed to Loeb (the “Fees”). Pursuant to the Agreement the Company to issued and delivered to Loeb a common stock purchase warrant (the “Common Stock Purchase Warrant”) to acquire 550,000 shares of the Company’s common stock, par value $0.0001 per share (the “Warrant Shares”) at an exercise price of $0.01 per share. The number of warrants was calculated based upon the price of $3.80, which was the closing price of the Company’s common stock on September 23, 2025. The Common Stock Purchase Warrants are exercisable for a period of three (3) years and the Company provided Loeb will certain registration rights with respect to the Warrant Shares. The Common Stock Purchase Warrant provides that the Company shall not effect any exercise and Loeb shall not have the right to exercise any portion of this Common Stock Purchase Warrant, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, Loeb (together with the Loeb’s Affiliates, and any other Persons acting as a group together with the Loeb or any of the Loeb’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of 4.99%.

The foregoing descriptions of the Agreement and the Common Stock Purchase Warrant do not purport to be complete and are qualified in their entirety by reference to the complete text of the actual Agreement and the Common Stock Purchase Warrant, copies of which are attached hereto as Exhibits 10.67 and 10.68 and are herein incorporated by reference.

Key Factors Affecting Results of Operations

We have set out below a discussion of the key factors that have affected our financial performance and that are expected to impact our performance going forward. These factors present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors”.

Supply Chain Management

We continue to explore opportunities to reduce our costs, improve efficiencies, and increase our margins. As a result of these efforts, in July 2021, two shareholders of the Company opened ECD UK. ECD UK was formed to facilitate procuring parts and vehicles overseas for the Company.

We continue to focus on cash flow and anticipate having sufficient resources to operate during 2025.

Manufacturing Facility Expansion

On August 11, 2021, we entered into a lease agreement, whereby the Company agreed to lease 100,000 sq. ft. of manufacturing, warehouse, and office space in Kissimmee, Florida, for a term of 125 months following the lease commencement date (the “Kissimmee Lease”). The new state-of-the art facility allows for production efficiencies, enables us to scale our productions, and positions us for extensive growth. We increased our production by approximately 20% in 2023 utilizing one shift. We added an additional 10,000 sq. ft. space in the second half of 2024 to accommodate the storage of delivery ready vehicles as well as base vehicles shipped from ECD UK.

Our Growth Plans

We introduced Jaguar E-type in 2022, which we sell at a higher price point and with a higher gross margin as compared to our traditional Land Rover Defender, Range Rover and Land Rover Series models. In April 2024, we purchased the assets of Brand New Muscle Car (BNMC). We plan to leverage the assets of the production of Mustangs in 2024 and 2025. The asset purchase resulted in 6 Mustang contracts. We currently use a third of our production floor for quality control and warranty services. We plan to relocate our quality and warranty services in 2024 to a new facility that will function as a warranty, used vehicles sales, and service center, and to add a third production area that will focus on iconic American vehicles. We expect our margins to further improve as we increase scale, resulting in lower component costs and improved absorption of our fixed manufacturing overhead.

We have opened new marketing channels in 2025. This includes retail locations in West Palm Beach, FL and Nantucket, MA.

Key Business Metrics

We use certain key metrics and financial measures not prepared in accordance with GAAP to evaluate and manage our business.

Adjusted EBITDA

We define adjusted EBITDA, a non-GAAP financial measure, as earnings (loss) before interest expense, income tax expense (benefit), non-recurring fees, equity compensation, other (income) expenses, foreign exchange gains and losses, and depreciation and amortization, as adjusted to exclude transaction expenses. We utilize adjusted EBITDA as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.

The following table provides a reconciliation of net loss to adjusted EBITDA to net loss for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income	$(4,270,294)	$(2,029,495)	$(7,020,611)	$(4,889,357)
Excluding:
Interest expense	2,105,348	1,306,524	3,962,327	2,442,824
Income tax (benefit) expense	-	(9,712)	(400,000)	522,568
Equity compensation expense	1,064,630	117,500	1,540,180	117,500
Non-recurring professional fees*	-	408,936	-	408,936
Gain on FV conversion of debt to preferred stock	(433,881)	-	(433,881)	-
Other (income) expense, net	117,902	(267,386)	257,223	(225,812)
Change in FV of warrant liabilities	(42,744)	286,684	(519,327)	452,045
Change in FV of conversion option liabilities	(88,510)	176,194	(360,989)	236,859
Foreign exchange loss	15,338	5,816	8,829	10,520
Depreciation	25,757	32,347	51,121	75,099
Adjusted EBITDA	$(1,506,454)	$27,408	$(2,915,128)	$(848,818)

*	The Company has included non-recurring professional fees as a component of adjusted EBITDA as these expenses were incurred in connection with the restatements of the 2022, 2023 and first half 2024 financial statements, the suspension of BF Borgers CPA PC and related matters.

Adjusted EBITDA decreased $1,533,862 and $2,066,310 for the three and six months ended June 30, 2025 as compared to same periods ended June 30, 2024.

Components of Results of Operations

We manage our business globally within one operating segment, which is consistent with how our management reviews our business, makes investment and resource allocation decisions, and assesses operating performance.

Net Revenues

Our Net Revenues consist of product revenue, and warranty and other revenue. Each of the categories is described below.

Product Revenue – Builds

The Company generates revenue through the sale of rebuilt or upgraded Land Rover Defender, Range Rover Classics, Land Rover Series and Jaguar E-Types vehicles directly to customers. There is a single performance obligation in all of the Company’s contracts, which is the Company’s promise to transfer the Company’s product to customers based on the transfer of title or shipping terms in the arrangement. The entire transaction revenue is allocated to this performance obligation.

Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives from 25% to 50% of the total consideration of the contract from its customers as acceptance of contract, excluding any upgrades, which are initially recorded in customer deposits, and are recognized as net revenue when title is transferred or depending on the shipping terms of the products.

Warranty and Other Revenue

The Company also generates revenue through the sale of extended warranties to customers. The customers agree to the terms and conditions at the time of purchase, which represents the customer arrangements. The period covered by the extended warranty is usually two years. The Company has elected to apply the optional exemption provided in ASC 606 and, therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

The Company generates revenue through providing repair services to customers. The Company agrees with the customer on consideration for the service to be provided. There is a single performance obligation, which is the Company’s promise to perform the retrofit or to execute the agreed upon repair work on the vehicle. The entire transaction price is allocated to this single performance obligation. Service revenue is recognized when the repair work is completed, and the customer receives the vehicle.

Product Limited Warranty

Consistent with industry practice, the Company generally offers customers a limited warranty for work performed on the vehicle under the builds/sales contract. The customers do not have a contractual right of return. The Company only offers a limited warranty for the work performed on the vehicle under the contract. If a customer disputes any work performed, the Company will attempt to remedy the work; however, it shall not be required to discount the transaction price.

Cost of Goods Sold

Our cost of goods sold primarily consists of cost of materials, labor costs, shipping and freight, customs and duty, outside services, as well as tools and supplies used in the manufacturing facility. Labor costs are tracked by direct labor, warranty labor, and quality control labor.

Advertising and Marketing

The Company’s advertising and marketing expenses primarily consist of advertising costs, public relations, marketing and promotional expenses, travel costs, and printing expenses. We expect advertising and marketing expenses will increase in absolute terms with the continued growth of our business and the introduction of new marketing channels.

General and Administrative Expenses

The Company’s general and administrative expenses primarily consist of salaries, benefits and other personnel related costs, professional fees, information technology, outside services, transportation costs, occupancy costs, employee recruitment and training costs, and general office expenses. We expect general and administrative expenses will increase in absolute terms to support continued growth of our business. We also expect to continue to incur the additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.

Depreciation and Amortization Expense

The Company’s depreciation expense consists of depreciation of our long-term assets, building improvements, manufacturing equipment and tooling, office equipment, and furniture and fixtures. Depreciation is calculated using the straight-line method over the asset’s estimated useful life of 5 to 15 years.

The Company amortizes its intangible assets related to the Brand New Muscle Car asset acquisition over the period it expects to utilize the name, or two years.

Other Income and Expenses

The Company’s other income and expenses primarily consist of interest income and expense and other income and expense items. These categories are described in more detail below.

Interest Expense

Interest expense represents interest on the 2023 Convertible Note, the 2024 Convertible Note, the 2025 Convertible Note, FNB of Pasco floor loan and amortization of the debt discount and issuance costs.

Other Income and Expense

The Company’s other income and expenses represent foreign currency exchange gains and losses, interest income, net gain or loss on the sale of trade in vehicles, consignment income and other miscellaneous items. Our interest income represents bank interest earned on cash in the Company’s savings account.

Results of Operations

To provide readers with meaningful comparisons, the following analysis provides comparisons of the financial results for the three months ended June 30, 2025 and 2024. We analyze and explain the differences between periods in the specific line items of the Unaudited Condensed consolidated Statements of Operations and Comprehensive (Loss) Income.

Three months ended June 30, 2025 compared to the three months ended June 30, 2024

	For the three months ended
	June 30,		Variance	Variance
	2025	2024	($)	(%)
Revenue, net	$7,015,892	6,454,418	561,474	9%
Cost of goods sold	5,627,448	4,399,575	1,227,873	28%
Gross profit	1,388,444	2,054,843	(666,399)	(32)%

Operating expenses:
Sales and marketing expenses	281,503	284,572	(3,069)	(1)%
General and administrative expenses	3,674,492	2,269,299	1,405,193	62%
Provision for credit losses	20,213	-	20,213	100%
Depreciation and amortization expenses	25,757	32,347	(6,590)	(20)%
Total operating expenses	4,001,965	2,586,218	1,415,747	55%

Income (loss) from operations	(2,613,521)	(531,375)	(2,082,146)	392%

Other income (expense):
Interest expense	(2,105,348)	(1,306,524)	(798,824)	61%
Change in fair value of warrant liabilities	42,744	(286,684)	329,428	(115)%
Change in fair value of conversion option	88,510	(176,194)	264,704	(150)%
Gain on FV conversion of debt to preferred stock	433,881	-	433,881	100%
Resale commissions income	16,680	-	16,680	100%
Foreign exchange loss	(15,338)	(5,816)	(9,522)	164%
Other income (expense), net	(117,902)	267,386	(385,288)	(144)%
Total other income (loss)	(1,656,773)	(1,507,832)	(148,941)	10%
Loss before income taxes	(4,270,294)	(2,039,207)	(2,231,087)	109%
Income tax benefit (expense)	-	9,712	(9,712)	(100)%
Net loss	$(4,270,294)	(2,029,495)	(2,240,799)	110%

Revenue

Revenue increased $561,474 for the three months ended June 30, 2025, as compared to the same period ended June 30, 2024 driven by an increase in build revenue.

Gross Profit

Gross profit decreased by $666,399 for the three months ended June 30, 2025 as compared to the same period ended June 30, 2024 driven by the increase in shipping and custom fees.

Operating Expense

The Company experienced an overall increase in operating expenses of $1,405,193 for the three months ended June 30, 2025, as compared to the same period ended June 30, 2024 primarily driven by an increase in general and administrative costs and increased equity compensation expense and a provision for credit losses booked in the three months ended June 30, 2025.

Other Expense, Net

For the three months ended June 30, 2025, other expense, net increased $148,941, as compared to the same period ended June 30, 2024.

For the three months ended June 30, 2025, interest expense increased $798,824 as compared to the same period ended June 30, 2024 driven primarily by additional debt taken out in the second half of 2024 and the six months ended June 30, 2025 and the early repayment of the Agile Loan in April 2025.

A gain in fair value of warrant liabilities and conversion option liabilities of $42,744 and $88,510, respectively, was reported for the three months ended June 30, 2025, compared to a loss of $286,684 and $176,194, respectively, for the same period ended June 30, 2024. A gain on the conversion of the August 2024 Convertible Note to series B convertible preferred stock of $433,881 was reported for the three months ended June 30, 2025. The gains are largely a function of the decrease in the Company’s share price as a key input in the valuation calculations utilized.

For the three months ended June 30, 2025, other expense of $117,902 was driven primarily by a loss on sale of trade vehicles. For the three months ended June 30, 2024, other income of $267,386 included interest income.

Six Months Ended June 30, 2025 Compared to the Six Months Ended June 30, 2024

The following table sets forth our results of operations for the periods presented:

	For the six months ended
	June 30,		Variance	Variance
	2025	2024	($)	(%)
Revenue, net	$13,437,263	$13,444,164	$(6,901)	-%
Cost of goods sold	10,284,247	9,863,688	420,559	4%
Gross profit	3,153,016	3,580,476	$(427,460)	(12)%

Operating expenses:
Sales and marketing expenses	572,382	627,981	(55,599)	(9)%
General and administrative expenses	7,068,034	4,412,849	2,655,185	60%
Provision for credit losses	29,508	-	29,508	100%
Depreciation and amortization expenses	51,121	75,099	(23,978)	(32)%
Total operating expenses	7,721,045	5,115,929	2,605,116	51%

Income (loss) from operations	(4,568,029)	(1,535,453)	(3,032,576)	198%

Other income (expense):
Interest expense	(3,962,327)	(2,442,824)	(1,519,503)	62%
Change in fair value of warrant liabilities	519,327	(452,045)	971,372	(215)%
Change in fair value of conversion option	360,989	(236,859)	597,848	(252)%
Gain on FV conversion of debt to preferred stock	433,881	-	433,881	100%
Resale commissions income	61,600	85,100	(23,500)	(28)%
Foreign exchange loss	(8,829)	(10,520)	1,691	(16)%
Other income (expense), net	(257,223)	225,812	(483,035)	(214)%
Total other income (loss)	(2,852,582)	(2,831,336)	(21,246)	1%
Loss before income taxes	(7,420,611)	(4,366,789)	(3,053,822)	70%
Income tax benefit (expense)	400,000	(522,568)	922,568	(177)%
Net loss	$(7,020,611)	$(4,889,357)	$(2,131,254)	44%

Revenue

Revenue decreased $6,901 for the six months ended June 30, 2025, as compared to the same period ended June 30, 2024.

Gross Profit

Gross profit decreased by $427,460 during the six months ended June 30, 2025, compared to the same period ended June 30, 2024 due to an increase in shipping and customs fees.

Operating Expenses

Operating expenses increased by $2,605,116 for the six months ended June 30, 2025, as compared to the same period ended June 30, 2024 primarily driven by an increase in general and administrative expenses due to increased headcount, an inventory write off expense of $353,377 and increased equity compensation expense.

Other Expense, Net

For the six months ended June 30, 2025, other expense, net increased $21,246, as compared to the same period ended June 30, 2024 primarily driven by the gains on fair value of warrant liabilities and the convertible option and the gain on the conversion of debt to preferred stock, partially offset by increased interest and other expense.

For the six months ended June 30, 2025, the gain in fair value on warrant and conversion option liabilities was $519,327 and $360,989, respectively. For the six months ended June 30, 2024, the loss on fair value of warrant and conversion option liabilities was $452,045 and $236,859, respectively. A gain on the conversion of the August 2024 Convertible Note to series B convertible preferred stock of $433,881 was reported for the three months ended June 30, 2025.

For the six months ended June 30, 2025, interest expense increased $1,519,503, as compared to the same period ended June 30, 2024 due to additional debt taken out in the second half of 2024 and the six months ended June 30, 2025 and the early repayment of the Agile Loan in April 2025.

For the six months ended June 30, 2025, Other expense was $257,223 relating mainly to the loss on sale of a trade in vehicle. For the six months ended June 30, 2024, other income was $225,812 comprising mainly interest income.

Liquidity and Capital Resources

Uses and Availability of Funds

Our primary sources of funds are customer deposits, collections of deferred revenue, and proceeds from loan payable. The Company relies on customer deposits to fund working capital requirements. Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives from 25% to 50% of the total consideration of the contract, except for upgrades, from its customers as acceptance of contract, which are initially recorded in customer deposits, and are recognized as net revenue when the products are titled or delivered. As of June 30, 2025, the Company had customer deposits in the amount of $7,988,974 and deferred revenue for vehicles that were completed, but title had not been transferred to the customer as of June 30, 2025 of $980,696.

Our primary uses of capital are, and we expect will continue to be, inventory purchases, manufacturing costs, compensation and related expenses, advertising and marketing, legal and other regulatory expenses, general administrative costs, and capital expenditures. Our capital requirements will depend on many factors, including our revenue growth rate, the timing and amount of cash received from customers, the expansion of sales and marketing activities and the timing and extent of spending to support development efforts.

Financial Condition

We are subject to credit risks, particularly if any of the deferred revenue represents a limited number of customers. If we are unable to collect our deferred revenue as it becomes due, it could adversely affect our liquidity and working capital position.

Generally, we have been able to collect our deferred revenue in the ordinary course of business. We hold vehicles as collateral to secure payment from customers. We do not have trade credit insurance for any of our customers to mitigate accounts receivable risk.

As of June 30, 2025, we had cash and cash equivalents of $605,305. The Company’s primary source of operating funds since inception has been from cash receipts from sales and proceeds from loans payable.

Management’s assessment of the Company’s ability to continue as a going concern involves making a judgment, at a particular point in time, about inherently uncertain future outcomes of events or conditions. Any judgment about the future is based on information available at the time at which the judgment is made. Subsequent events may result in outcomes that are inconsistent with judgments that were reasonable at the time they were made.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate. The Company will need to raise additional financing through loans or through equity raises. The Company cannot provide any assurance that the new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to raise additional capital, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, Going Concern (“ASC 205”), Management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date these unaudited condensed consolidated financial statements are available to be issued. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Cash Flows

Cash flows for the six months ended June 30, 2025 and 2024

The following table summarizes our cash flow activity for the periods presented:

	Six Months Ended
	June 30,
	2025	2024
Cash Provided By (Used In):
Operating Activities	$(4,243,007)	$(3,777,501)
Investing Activities	-	(17,046)
Financing Activities	3,373,127	1,321,000
Effect of translation changes on cash	(1,665)	-
Net decrease in cash and cash equivalents	$(871,545)	$(2,473,547)

Net cash used in operating activities

Operating activities used cash of $4,243,007 for the six months ended June 30, 2025 of which $1,207,662 was used to fund working capital.

Operating activities used cash of $3,777,501 for the six months ended June 30, 2024 of which $946,372 was used to fund working capital.

Net cash used in investing activities

No cash was used for investing activities for the six months ended June 30, 2025.

Investing activities used cash of $17,046 for the six months ended June 30, 2024, related to purchase of warehouse equipment.

Net cash provided by financing activities

Financing activities provided cash of $3,373,127 for the six months ended June 30, 2025, primarily related to proceeds from the January 2025 and June 2025 Convertible Notes and the notes payable received in April 2025, partially offset by the repayment of the Agile Loan and repayments on the Floor Loan.

Financing activities provided cash of $1,321,000 for the six months ended June 30, 2024 relating to proceeds from the Floor plan loan.

We regularly review our cash funding requirements and attempt to meet those requirements through a combination of cash on hand, cash provided by operations, available borrowings and possible future public or private debt and/or equity offerings. At times, we evaluate possible acquisitions of, or investments in, businesses that are complementary to ours, which transactions may require the use of cash. We may require additional funds in the future to support our working capital requirements, or for other purposes, and may seek to raise such additional funds through the sale of public or private equity and/or debt financings, as well as from other sources. No assurance can be given that additional financing will be available in the future or that if available, such financing will be obtainable on terms favorable when required.

Cash flows for the year ended December 31, 2024 and 2023

As of December 31, 2024, we had a working capital deficit of $5,970,379, which includes cash and cash equivalents of $1,476,850 compared with a working capital deficit of $1,957,784 at December 31, 2023, which included cash and cash equivalents of $8,134,211. Increases in inventory, and cash were primary drivers that resulted in the decrease in the working capital deficit. We plan to use our current cash position as well as collections from accounts receivable, and the cash generated from our operations, when applicable, to fund the current operations of the business. The following table summarizes our cash flow activity for the periods presented:

	For the Year Ended December 31,
	2024	2023

Cash (Used In) Provided By
Operating Activities	$(9,763,088)	$(1,995,942)
Investing Activities	(17,046)	(499,316)
Financing Activities	3,129,469	7,114,586
Effect of translation changes on cash	(6,696)	-
Net (decrease) increase in cash and cash equivalents	$(6,657,361)	$4,619,328

Net cash (used in) provided by operating activities

Operating activities used cash of $9,763,088 for the year ended December 31, 2024, primarily due to the increase in inventory, and decrease in deferred revenue, partially offset by an increase in accounts payable, and accrued expenses.

Operating activities used cash of $1,995,942 for the year ended December 31, 2023, primarily due to the increase in inventory, increase in deferred tax asset, and decrease in deferred revenue, partially offset by an increase in other payable, accounts payable, and accrued expenses.

Net cash used in investing activities

Investing activities used cash of $17,046 for the year ended December 31, 2024, related to purchase of warehouse equipment.

Investing activities used cash of $499,316 for the year ended December 31, 2023, related to purchase of warehouse and office equipment.

Net cash provided (used in) by financing activities

Financing activities provided cash of $3,129,469 for the year ended December 31, 2024, primarily related to proceeds net of repayments of floor loans, the issuance of common shares, and proceeds from the 2024 Convertible Note.

Financing activities provided cash of $7,114,586 for the year ended December 31, 2023, primarily related to proceeds from the Convertible Note and the issuance of shares offset by distributions to the shareholders, debt issuance costs, cash distributed to stockholders, assets and liabilities assumed from the Business Combination, and repayment of the loan payable of $500,000.

Critical Accounting Policies and Estimates

General

Management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates, judgments, and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions can be subjective and complex and may affect the reported amounts of assets and liabilities, revenues, and expenses reported in those financial statements. As a result, actual results could differ from such estimates and assumptions.

While our significant accounting policies are described in more detail in Note 3 to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our unaudited condensed consolidated financial statements.

Revenue Recognition

Revenue is recognized when the Company transfers title of promised goods or provides services to the customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under the agreement, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Product Revenue – Builds

The Company generates revenue through the sales of vehicles directly to customers. The Company considers the build/sales contracts to be the contracts with the customer. There is a single performance obligation in all of the Company’s contracts, which is to build a vehicle based on customer specifications, transfer title or delivery of product under the terms in the arrangement. Product revenue is recognized when the product build is completed and title has been transferred, or product is delivered. The Company concluded that this was the appropriate time to record revenue based on the following criteria. (1) ECD has a right to full payment for the product. (2) The customer has legal title to the product and (3) The customer has the significant risks and rewards of ownership of the asset. There are certain build contacts, “owner donor vehicles” where title remains with the customer for the entire project. Under these contracts, revenue is recognized at a point in time when the truck is delivered back to the customer.

Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives approximately 25% to 50% of the total consideration of the contract from its customers as acceptance of contract, which is initially recorded as deferred revenue. Upon completion of the build the remaining 50%-75% is billed and initially recorded as deferred revenue, and recognized as net revenue when the product build is completed, and title is legally transferred.

Warranty and Other Revenue

The Company generates revenue through the sale of extended warranties to customers. The customers agree to the terms and conditions at the time of purchase, which represents the customer arrangements. The period covered by the extended warranty is usually one year. The Company has elected to apply the optional exemption provided in ASC 606 and therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

The Company also generates revenue through providing repair services to customers. The Company agrees with the customer on a budget. There is a single performance obligation, which is the Company’s promise to perform the retrofit or repair work on the vehicle. The entire transaction price is allocated to this single performance obligation. Service revenue is recognized when the repair work is completed, and the customer receives the vehicle.

Product Limited Warranty

Consistent with industry practice, the Company generally offers customers a limited warranty for work performed on the vehicle under the builds/sales contract. The customers do not have a contractual right of return. The Company only offers a limited warranty for the work performed on the vehicle under the contract. If a customer disputes any work performed, the Company will attempt to remedy the work however, it shall not be required to discount the transaction price. The Company considered this an assurance-type warranty and not a separate performance obligation.

Warranty Reserve

The Company provides for the estimated cost of product warranties at the time revenue is recognized. While the Company engages in product quality programs and processes, including quality control test driving vehicles, the warranty obligation is affected by historical warranty costs per vehicle. Should actual costs differ from the Company’s estimates, revisions to increase or decrease the estimated warranty liability may be required.

Other Revenue Policies

Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Applying the practical expedient in ASC 606, the Company does not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised products to the customer will be one year or less, which is the case with substantially all customers.

Applying the practical expedient in ASC 606, the Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. The Company records the related costs as part of the cost of goods good.

Inventories

Work in progress – shipping and consumables, and work in progress – labor costs reported in inventories are carried at a lower of cost or net realizable value. Cost is determined on the basis of the direct and indirect costs that are directly attributable to the product. The measurement of inventories is generally based on the weighted average method. Cost is determined on the basis of the direct and indirect costs that are directly attributable. The measurement of work in progress inventories is generally based on the weighted average method. Finished goods inventory is comprised of vehicles for which the build is completed but title has not been legally transferred, or, in some cases, the vehicle has not been delivered. The measurement of finished goods inventories is the total cost of the materials, shipping and consumables, and labor attributed to the build of each specific completed vehicle. Overhead costs are allocated to inventory based on the rate of inventory turned for the period.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to the unaudited condensed consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of cash, accounts receivable, accounts payable and accrued expenses, and loan payable approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of lease liability also approximates fair value since the instrument bears market rates of interest. None of these instruments are held for trading purposes.

Warrants

The Company determines the accounting classification of warrants it issues as either liability or equity classified by first assessing whether the warrants meet liability classification in accordance with ASC 480, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480”), then in accordance with ASC 815 (“ASC 815”), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, or warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet liability classification under ASC 480, the Company assesses the requirements under ASC 815, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815, and in order to conclude equity classification, the Company also assesses whether the warrants are indexed to its Common Stock and whether the warrants are classified as equity under ASC 815 or other applicable GAAP. After all relevant assessments, the Company concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the unaudited condensed consolidated statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.

Convertible Notes Payable

When the Company issues convertible debt, it first evaluates the balance sheet classification of the convertible instrument in its entirety to determine (1) whether the instrument should be classified as a liability under ASC 480, Distinguishing Liabilities from Equity, and (2) whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible debt instrument would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of a “derivative” in ASC 815, Derivatives and Hedging. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the consolidated balance sheet at fair value, with any changes in its fair value recognized currently in the unaudited condensed consolidated statements of operations.

Redeemable Preferred Stock

Accounting for convertible or redeemable equity instruments in the Company’s own equity requires an evaluation of the hybrid security to determine if liability classification is required under ASC 480-10. Liability classification is required for freestanding financial instruments that are not debt in legal form and are: (1) subject to an unconditional obligation requiring the issuer to redeem the instrument by transferring assets (i.e. mandatorily redeemable), (2) instruments other than equity shares that embody an obligation of the issuer to repurchase its equity shares, or (3) certain types of instruments that obligate the issuer to issue a variable number of equity shares. Securities that do not meet the scoping criteria to be classified as a liability under ASC 480 are subject to redeemable equity guidance, which prescribes securities that may be subject to redemption upon an event not solely within the control of the issuer to be classified outside permanent equity (i.e., classified in temporary equity). Securities classified in temporary equity are initially measured at the proceeds received, net of issuance costs and excluding the fair value of bifurcated embedded derivatives (if any). Subsequent measurement of the carrying value is not required unless the instrument is probable of becoming redeemable or is currently redeemable. When the instruments are currently redeemable or probable of becoming redeemable, the Company will recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the then current maximum redemption value at the end of each reporting period.

SUBSEQUENT EVENTS

Subsequent events have been evaluated through September 18, 2025, which represents the date the financial statements were available to be issued, and no events, other than discussed below have occurred through that date that would impact the financial statements.

Third Exchange Agreement

On July 7, 2025, the Company and Lender entered into the Third Amendment and Exchange Agreement (the “Third Exchange Agreement”). Pursuant to the Third Exchange Agreement, on July 7, 2025, the Lender converted the $2,462,805 under the Loan Agreement into 125 shares of the Company’s Series C Preferred Stock, and such shares of Common Stock issuable pursuant to the terms of the Series C Preferred Stock, including, without limitation, upon conversion or otherwise, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

July 2025 Note

The Company entered into a SPA dated June 5, 2025, (the “June 5, 2025 SPA”), with the Lender for a series of senior secured convertible notes up to an aggregate amount of $21,972,275. On July 7, 2025, the Company executed and delivered to the Lender a senior secured convertible note, dated July 7, 2025 (the “July 2025 Note”), in exchange for a loan in the original principal amount of $823,960. The July 2025 Note has the same terms and conditions as the terms of the June 2025 Note.

Exchange of Convertible Notes to Preferred Series C Equity

In connection with the Second Exchange Agreement, on August 4, 2025, the Lender provided the Company with notice to exchange $10,000,000 principal from the December 2023 Convertible Note into 15,000 shares of Series C Preferred Stock (the “August 4, 2025 Exchange Notice”), which is a partial exchange of the December 2023 Convertible Note. On August 7, 2025, the Company issued to the Lender 15,000 shares of the Series C Preferred Stock.

Securities Purchase Agreement

On August 13, 2025, the Company entered into a SPA by and between the Company and the Holder. Pursuant to the SPA the Holder purchased, and the Company sold 1,111 shares of the Company’s Series C Convertible Preferred Stock (the “Initial Preferred Shares”, and the shares of Common Stock issuable pursuant to the terms of the Certificate of Designations, including, without limitation, upon conversion or otherwise of the Initial Preferred Shares, collectively, the “Initial Conversion Shares”) for a discounted purchase price of $999,900.

The SPA provides further that the Holder may require the Company to participate in one or more Additional Closings for purchase by the Holder, and the sale by the Company, of up to the aggregate number of shares of Series C Preferred Stock, which aggregate number for all Buyers shall not exceed 25,000 shares of Series C Preferred Stock (collectively, the “Additional Preferred Shares”, and together with the Initial Preferred Shares, the “Preferred Shares”, and the shares of Common Stock issuable pursuant to the terms of the Certificate of Designations, including, without limitation, upon conversion or otherwise of the Additional Preferred Shares, collectively, the “Additional Conversion Shares”, and together with the Initial Conversion Shares, the “Conversion Shares”).

The aggregate purchase price for the Initial Preferred Shares to be purchased by Holder (the “Initial Purchase Price”) shall be $999,900 or approximately $900 for each $1,000 of Stated Value (as defined in the Certificate of Designations) of the Initial Preferred Shares to be purchased by Holder at the Initial Closing. The aggregate purchase price for the Additional Preferred Shares to be purchased by Holder at any given Additional Closing (each, an “Additional Purchase Price”, and together with the Initial Purchase Price, each, a “Purchase Price”) shall be $900 for each $1,000 of Stated Value of Additional Preferred Shares to be issued in such Additional Closing.

Appointment of Chief Financial Officer

On August 15, 2025, the Board appointed Victoria Hay as the Chief Financial Officer and principal financial officer of the Company. Since March 2025, the Company has engaged Flexible Consulting, LLC, where Mrs. Hay is President and which she co-owns, to provide accounting and finance services relating to the Company’s quarterly and monthly reporting. The total value of services provided to date is $123,000 as of August 15, 2025.

Notice of Delisting

On August 6, 2025, the Company received another notice from Nasdaq stating that the Company had not regained compliance with the Rule. Accordingly, unless the Company requests an appeal of the determination before the Nasdaq Hearings Panel by August 13, 2025, trading of the Company’s common stock and warrants will be suspended at the opening of business on August 15, 2025, and a Form 25-NSE will be filed with the Commission, which will remove the Company’s securities from listing and registration on Nasdaq. The Company has requested an appeal before the Panel and the hearing request will result in a stay of any suspension or delisting action pending the hearing.

On August 26, 2025, the Company received a notice (the “MVLS Delisting Notice”) from Nasdaq stating that the Company had not regained compliance with the Rule and that this matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market. The Company has a hearing scheduled before the Nasdaq Hearings Panel on September 9, 2025, to appeal the Staff’s prior delisting notice to the Company, concerning the fact that the bid price of the Company’s listed security had closed at less than $1 per share over 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2). The Company plans to contest the MVLS Delisting Notice at the Hearing.

The Company presented its appeal on September 9, 2025, before the Nasdaq Hearing Panel (the “Panel”), and concluded with a request for the Panel to grant an extension of any suspension or delisting action until October 1, 2025 on the Minimum Bid Rule and until January 7, 2025 on the MVLS listing requirement. On September 16, 2025, the Panel issued its decision and granted the Company an extension until October 1, 2025 to become compliant with the Minimum Bid Rule and price $1.00 rule and until January 7, 2026 to become compliant with the MVLS listing requirement.

To address the MVLS standard, in June of 2025, the Company executed a $500 million equity line of credit. In addition, a lender recently converted $13.7 million in debt to preferred equity and purchased an additional $1.1 million of preferred stock. See Business Overview and Strategy in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of ECD for more detailed information.

Reverse Stock Split

On July 22, 2025, the Board approved a 1-for-40 reverse stock split of the Company’s Common Stock. On September 12, 2025, the Company announced that it would implement a 1-for-40 reverse stock split of its issued and outstanding common stock. The Common Stock will remain on the Nasdaq Capital Market and began trading on a split-adjusted basis on September 18, 2025. The Reverse Stock Split is intended to increase the per share trading price of the Common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market (Rule 550(a)(1)).

Issuance of Warrants

On September 24, 2025, ECD Automotive Design, Inc. (the “Company”), entered into an agreement (the “Agreement”) with Loeb & Loeb LLP (“Loeb”), its securities counsel, to secure and pay legal fees up to $2,090,000 owed to Loeb (the “Fees”). Pursuant to the Agreement the Company to issued and delivered to Loeb a common stock purchase warrant (the “Common Stock Purchase Warrant”) to acquire 550,000 shares of the Company’s common stock, par value $0.0001 per share (the “Warrant Shares”) at an exercise price of $0.01 per share. The number of warrants was calculated based upon the price of $3.80, which was the closing price of the Company’s common stock on September 23, 2025. The Common Stock Purchase Warrants are exercisable for a period of three (3) years and the Company provided Loeb will certain registration rights with respect to the Warrant Shares. The Common Stock Purchase Warrant provides that the Company shall not effect any exercise and Loeb shall not have the right to exercise any portion of this Common Stock Purchase Warrant, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, Loeb (together with the Loeb’s Affiliates, and any other Persons acting as a group together with the Loeb or any of the Loeb’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of 4.99%.

The foregoing descriptions of the Agreement and the Common Stock Purchase Warrant do not purport to be complete and are qualified in their entirety by reference to the complete text of the actual Agreement and the Common Stock Purchase Warrant, copies of which are attached hereto as Exhibits 10.67 and 10.68 and are herein incorporated by reference.

DESCRIPTION OF ECD’S BUSINESS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Humble Imports Inc d/b/a ECD Auto Design (“ECD”) and its subsidiaries prior to the consummation of the Business Combination including, where applicable, its predecessor entities, which became the business of the Company and its subsidiaries following the consummation of the Business Combination.

History of ECD

Thomas, Elliot and Emily Humble grew up in England, around 40 miles from the Solihull plant, a car manufacturing factory at Lode Heath, Solihull, United Kingdom, where Land Rover Defenders first started to be built. From an early age, our founders naturally developed their passion for such English vehicles. In 2012, two of our founders moved to the United States, where they opened their specialized automotive dealership. In addition to commercializing the Land Rover Defenders they were importing, the ECD founders, noticing that their passion was shared by a select class of consumers, started investing long working hours on the customization of those vehicles in accordance with those consumers’ individual tastes. As a development of that initial entrepreneurial endeavor, ECD was founded on March 5, 2013, combining high quality classic vehicles with custom, modern performance.

Initially, ECD outsourced some aspects of its production process, such as painting and upholstery. However, to achieve its ideal level of quality of its final products, ECD restructured its internal processes to create and customize each vehicle from the ground up, taking control of each step of the production, from sourcing the base vehicle to final quality control checks, bringing all the elements of production in-house.

ECD

Overview

ECD is an award winning, custom-car builder in the Restomod sector with a focus on classic motor vehicles of various models of both two-door and four-door styles. Among those awards are the “Top 5 Restorations” award by The Robb Report in 2022. Our mission is to bring new life to iconic brands by building fully-customized, 1-of-1 designs of these luxury vehicles – setting the customer in the center of the experience. We have sought to become the world’s best Land Rover customization and production facility since our start in 2013, aiming at producing the most customized Land Rovers. In addition, the company customizes the Jaguar E-Type, Ford Mustang and Toyota FJ40.

Our headquarters, known as the “Rover Dome,” is a 100,000-square-foot manufacturing facility located in Kissimmee, Florida, where one hundred (105) employees are currently located, including 67 talented craftsmen and technicians, who combined hold sixty-six (66) certifications from the ASE, and three (3) master level ASE certifications, one of the highest levels of certification a mechanic can receive. See “ECD’s Business–Our Strengths–ECD Team.”

We restore classic Land Rover vehicles manufactured from the 1960’s through to the late 1990’s, including the Range Rover Classic, Land Rover Series (IIA and III), Land Rover Defenders, and, since July 2022, Jaguar E-Types. Additionally, in 2024 we entered the Classic Ford Mustang market as well as the Toyota FJ40 market. Occasionally we have restored other models from the same car manufacturers. The duration of a typical process, from the point of initial contract signing through to delivery of the vehicle, is approximately 12 to 14 months. Our in-house team of ASE-Certified highly trained technicians can upgrade any engine, including Chevrolet V8’s, Land Rover V8’s, Cummins diesel engines and new electric drivetrains, performing all the necessary body work, drivetrain selection and installation, every stitch in the interior, paint work, up to placement of the last nut and bolt. Our team provides clients with all the necessary tools to understand all the available customization possibilities, and our master-certified technicians hand-build a completely restored vehicle in approximately 2,200 man-hours, replacing and customizing substantially all of its components: including the engine, color, seating, stitching, electronics and cosmetic finishes.

Currently, all the stages of the building process are completed in-house. We refer to each rebuilt vehicle as a project, whose name is chosen by the customer. Since the start of our operations, we have built over 600 projects, and we currently have (67) contracted projects in our pipeline. We currently operate two production lines, the North Line, where we build Range Rover Classic, Land Rover Series (IIA and III) and Land Rover Defenders, and the South Line, which commenced operation in July 2022 and is flexible in what it can deliver. In addition we have opened a division called ECD Boutique, which focuses on higher selling price projects, such as Porsche 911s and Jaguar Low Drag E-Types, which are built in a single bay rather than a production line.

We target high net worth individuals, who have large amounts of discretionary income and who tend to be less sensitive to underlying economic cyclicality, providing them with a one-of-a kind luxury automotive design experience for each of our unique custom builds. We generate our revenue primarily from the direct sales of customized vehicle, as well as by providing repair or upgrade services to customers. Recently we have begun to build a handful of available-on-demand vehicles, for clients in the market for immediate delivery. Our ability to sell the on-demand units in a timely manner will be enhanced in 2025 as we execute on our previously announced retail locations in West Palm Beach FL and Nantucket MA. We also generate revenue from the sale of extended warranties and, we earn commissions on the resale of used vehicles. We had total revenue of $6.4 million and $7.0 million for the three months ended March 31, 2025 and 2024, respectively and total revenue of $25.1 million, $19.5 million for the years ended December 31, 2024 and 2023, respectively. Additionally, we had net losses of $2.8 million and $2.9 million for the three months ended March 31, 2025 and 2024, respectively, and $10.8 million and $1.2 million for the years ended December 31, 2024 and 2023 respectively. For the three months ended March 31, 2025 and the year ended December 31, 2024, we delivered gross margins of 27.5% and 23.4%. For 2024 this was up 100 basis points from a year ago. This is substantially higher than the mass market automobile industry average (consisting of Honda, Toyota, Volkswagen, Stellantis, General Motors and Ford) of 15.7% and on par with other luxury car manufacturers such as Ferrari, Aston Martin, Porsche, Mercedes and BMW, who had gross margins of 50.1%, 40.8%, 26.4%, 19.6% and 17.0%, respectively. When our anticipated third production line is operating at full capacity (see “Information About ECD–Our Business–Our Strengths”), our target is to have total annual revenues of between $70.0 million and $80.0 million, and a gross margin between 35.0% and 40.0%.

In July 2021, two of our founders, Emily Humble and Thomas Humble, opened ECD UK, a wholly-owned subsidiary of ECD, which acts as our UK logistic center and sources vehicles that meet our standards and specific budget. ECD UK purchases such vehicles and ships them to ECD’s facility in Florida. ECD UK also assists in sourcing rare, obsolete and special parts required in ECD’s build process. We fund, on a monthly basis, the costs of those vehicles and parts, as well as ECD UK’s operating expenses, including rent and payroll. ECD UK currently has four (4) employees and one (1) sub-contractor in the UK. Our affiliation with ECD UK enables us to control our process from the sourcing of the base vehicles to the delivery of the customized product to the customer. On June 7, 2023, we consummated the UK Contribution through a Stock Purchase Agreement, dated June 7, 2023 (the “UK SPA”), by and between Emily Jayne Humble, ECD Auto Design UK, Ltd. and Humble Imports Inc d/b/a ECD Auto Design. Pursuant to the UK SPA, ECD acquired 100% of the ordinary shares issued by ECD UK, and now ECD UK is a wholly owned subsidiary of ECD.

Our Successful Market Approach

We have revolutionized the luxury automotive sector by offering our clients a true passion luxury brand experience. The ECD client experience is unlike any other customer experience in the sector and is one of the core reasons for our revenue compound annual growth rate of 37.7% over the past three years. During this period of time, growth was driven by a 28% annual increase in units sold and a 9% annual increase in the average selling price. This growth is also attributable to the underlying expansion in the sector and our decision to add new models and expand our manufacturing capacity. The total time frame from the execution of the sales contract to delivery is from 12 to 14 months, depending on the options and customization level selected by the client. ECD has established that, during the waiting period, the client should have repeated and enjoyable contact with the company. This is not the norm in the automotive industry where, generally, the waiting period is viewed as a negative down period. Accordingly, we developed a “white-glove” immersive experience, with a CRM system that creates a client contact point every two weeks. At each of those contact points, the client is invited to make a design decision about the custom build, ranging from exterior paint color all the way to the size and shape of the needle on the gauge cluster.  ECD is aware that its clients are not limited by their cash resources, but, as is typical in the automotive customization sector, they are “choice-starved”, with limited opportunity to contribute creatively to the design and build of their vehicles. The ECD process removes this problem and gives the client a true one-of-one custom vehicle. The by-product of this journey and high level of customization are the additional upgrades, which cost an average of $73,394, and may be as high as $150,000 over the $258,394 base contract price per vehicle. ECD’s upgrade options also deliver higher margins, which improves the gross profit per vehicle. ECD has successfully taken the problem of the typical waiting period for a luxury vehicle and created a high-end immersive client experience, while driving revenue and margins with a high return on investment on what is typically viewed as customer service overhead. The direct result of this client journey is what we believe is extraordinary client satisfaction and loyalty.  Approximately 20% of our sales are made to repeat clients.

ECD’s Target Market

The classic car dealers market size in the US, which comprises sales, services and restoration, is valued at $2.5 billion, measured in total revenue, according to the updated industry analysis completed by IBIS World, Products and Services Segmentation, March 2025 (“IBIS World Report”).

Source: Classic Car Dealers in the US - Market Research Report (2015-2030)

Competition and Market Share

The automotive industry is constantly and quickly evolving, particularly with regards to developments in electric vehicle technologies, driver assistance technologies, and other emerging and growing automotive technologies and regulations. Despite being fiercely competitive, with many well-established and emerging competitors, we believe that our team, knowledge, experience, and attention to detail provide us with competitive advantages in the industry. While we strive to continuously utilize and offer cutting edge technology in our vehicle production, these technologies will compete with new technologies that may be used or offered by our competitors in the future.

We compete with a wide variety of luxury automotive companies, including large-scale luxury auto manufacturers (such as Porsche, Ferrari, Lamborghini, Land Rover, and Rolls-Royce), custom luxury automotive manufacturers (such as Apocalypse and Lexani Motorcars), and custom luxury automotive restoration and design companies (Arkonik Ltd. Twisted Automotive, Monarch Defender, Revology, Velocity Restorations and Gateway Bronco). Some of our competitors offer custom restored and redesigned versions of the same or similar model vehicles offered by us, including Arkonik Ltd. and Twisted Automotive. Arkonik Ltd., based in the UK, has been in business for approximately 12 years. Similar to ECD, Arkonik restores and customizes Land Rover Defenders and in 2020 introduced an electric vehicle chassis to their portfolio. Twisted Automotive, also based in the UK, has been in business for more than 22 years. Twisted also restores and customizes Land Rover Defenders in the UK and in the US, and has an affiliate, Twisted Marine, which restores and customizes boats. ECD has been called the “Singer” of Defenders and E-Types, driving a comparison between our company and Singer Group, Inc., or Singer Vehicle Design (“Singer”). Based in California, Singer, has been in business since 2009 and specializes in client-directed restoration and customization of 1989 - 1994 Porsche 911s. Similar to ECD, Singer is known for its quality and bespoke customization.   Other competitors offering custom restored and redesigned versions of the same or similar model vehicles offered by ECD (mainly Defender restorations and builds) include Himalaya based in South Carolina, Rover Trophy based in Connecticut, and Monarch Defender based in Iowa. ECD believes it competes favorably on the basis of its quality, incremental upgrades, extensive customization options and customer service. Additionally, we believe we gain competitive advantage by having all our vehicles entirely hand-built and restored by our ASE certified technicians, contrary to our competitors, which mostly use third-party contractors in a substantial part of their processes. Based on ECD’s research and knowledge of the market, ECD estimates that, in 2024, its production represented over a quarter of the Land Rover Defender restoration and customization market in the US.

ECD also faces competition from both traditional automotive manufacturers such as Jaguar/Land Rover, Mercedes-Benz, Ford, and General Motors, and an increasing number of newer companies focused on the restoration and customization of vehicles. ECD expects this competition to increase, particularly in the electric vehicle market, as the transportation sector continues to shift towards low-emission, zero-emission, or carbon neutral solutions.

Future builds and vehicles are expected to compete with both traditional luxury internal combustion vehicles from established automotive manufacturers and electric and other alternative fuel vehicles from both new manufacturers and established automotive manufacturers, many of which have entered or have announced plans to enter the alternative fuel and electric vehicle market.

ECD believes the primary competitive factors on which it will compete include:

●	product quality, reliability, and safety;

●	product performance;

●	extensive customization options;

●	hand-built restored vehicles by our ASE certified technicians;

●	design, styling, and luxury;

●	service options and customer experience;

●	client-centered, client-focused build and customization;

●	management team experience in classic car restoration and customization;

●	manufacturing and supply chain efficiencies;

●	brand recognition and prestige, particularly in the Defender restoration and customization industry; and

●	product price.

ECD believes that it is favorably positioned to compete on the basis of those factors. However, many of the large-scale automotive brands and manufacturers have substantially greater financial, technical, manufacturing, marketing, and other resources than ECD. Such potential competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their products. Additionally, these major players have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources that exceed ECD’s. Smaller and growing competitors may become more significant, particularly if they associate with larger competitors in the automotive industry. Furthermore, many of ECD’s larger competitors operate with a traditional sales and dealer distribution model for vehicles that may be viewed more favorably by potential customers. These competitors also compete with ECD in recruiting and retaining qualified research and development, sales, marketing and management personnel, one of our most valuable resources, as well as in acquiring technologies complementary to, or necessary for, ECD’s products. Additional mergers and acquisitions in the luxury automotive markets may result in even more resources being concentrated in ECD’s traditional competitors.

ECD’s Business

Our Strengths

Growing Luxury SUV Segment

We specialize in building British Luxury vehicles, a market segment that has grown significantly over the past decade Our vehicles, which can be outfitted with several choices of engines, are all highly-powered and have impressive acceleration, top speed and off-road ability, that can compete with and often outperform other manufacturers’ vehicles in the same segment. For consumers that prefer a more energy-efficient vehicle, the performance of our EV drivetrain offers a green and energy-efficient option.

Electric Drivetrain Systems and the Electrification of Classics

We believe the automotive industry is being shaped by changing market demand for electrification and fuel efficiency and low emissions output vehicles. In line with this trend, to introduce a cross platform, drop in, customizable EV system, we are working with Ampere EV, LLC, an Atlanta, Georgia-based company specialized in the design and integration of electric vehicle systems and who was featured in the Specialty Equipment Market Association (“SEMA”) Show of 2023, an important event for the car industry that brings together manufacturers, industry professionals, and consumers. By creating an ecosystem of controllers, batteries, HV junction boxes, and other EV system components, Ampere EV offers a one-stop solution for an electric drivetrain. For such EV vehicle builds, ECD will use the same kit across the entire range of our portfolio vehicles, which allows ease of installation, use, reliability and warranty, while giving confidence in our brand.

On March 7, 2023, we entered into an exclusivity agreement with Ampere EV as our EV kit builder (the “Ampere Agreement”). The Ampere Agreement, effective for 2 years counted from its execution date, and automatically renewable for one (1) year, grants us the exclusive right throughout the United States to purchase, market, and sell Ampere EV’s products, namely the “Ampere 6 Battery Atom Drive System (84kWh)”, and the “Ampere 3 Battery Atom Drive System (42kWh)”, which shall be used by us solely for Land Rover Series 1, 2 and 3; Land Rover Defender 90, 110 and 130; Land Rover Range Rover Classic; and Jaguar XKE Series 1, 2 and 3 models. We are also entitled to affix our own label to any product purchased pursuant to the Ampere Agreement, provided that we do not alter, remove, obstruct or deface any labeling affixed to the products by Ampere EV.

Electric drivetrains are simple, efficient and require almost no maintenance when compared with their ICE counterparts, allowing a new generation of customers to own classic cars. ECD’s EV vehicles can be as clean and ecofriendly as a new Tesla, with the advantage of not adding to the number of vehicles being put into circulation.

Vendors and Supply Chain

After 10 years of operations, we have developed a large vendor base of industry specialists who are constantly available for our team. We have several specialist vendors with whom we have exclusivity agreements, notably a two-year agreement (which renews automatically for another year) with our current electric drivetrain provider, Ampere EV, meaning we are the only company in the United States that can purchase, market and sell our EV setup in Land Rover Defenders, Range Rovers, Land Rover Series or Jaguar E-Types. We benefit from a network of multiple key vendors, mostly in the United States and in the UK. Domestic vendors are often used to source components for the V8 conversions, electrical, paint and upholstery components, whereas UK vendors are mostly required to obtain Land Rover or Jaguar specific parts, due to their greater availability in that region. Due to our size and ordering power, we can exercise considerable leverage with our suppliers to maintain a robust inventory supply. Below is a list of our 10 largest vendors based on purchase amounts:

●	Turn Key Powertrain, Inc. – Domestic US vendor of Chevrolet V8 drivetrain kits, who provides us with approved-for-road-use Chevrolet V8 engines. We get special dealer pricing with this company.

●	Border Holdings (U.K.) Ltd. – Britpart and Allmakes 4x4 - UK vendor of genuine and aftermarket Land Rover parts, who provides us with the key Land Rover specific parts that are not readily available in the USA. We are a reseller of their parts and have a rebate arrangement with this company

●	Rovers North, Inc. – A domestic supplier of genuine and aftermarket Land Rover parts, with quality proprietary parts and kits, and often used in case of Britpart and Allmakes 4x4 back orders. We get special dealer pricing with this company, as well as substantial discounted ground shipping.

●	Autosales, Incorporated (also known as Atech Motorsports) – Commercial division of a larger brand, Summit Racing, who provides us with many parts for Chevrolet V8 conversions. We get special dealer pricing with this company.

●	Ligentia UK Limited – Shipping partner for vehicles and parts coming out of the UK. Trusted to move vehicles and parts via RORO and container shipping.

●	GWL Logistics, LLC – Import broker used for all non-courier-based shipments. Works in parallel with Ligentia Global for import, customs processes and release of goods from all countries.

●	Ben’s Paint Supply, LLC – Domestic supplier for paint, paint shop consumables and equipment. It sponsors our uniforms and is a key strategic partner for the growth of our paint shop. We mix our own paint, using mainly PPG warrantied products, providing a high-quality guaranteed finishing. We are offered considerable discount rates and support for growth.

●	Wurth USA Inc. – International company that provides us with hardware, and many lines of shop consumables. It is a service-based relationship where Wurth sends their local representative two times per week to service our account. Service levels are very high, as is quality and supply. Discount levels are reviewed twice per year to ensure ECD is getting the best available pricing.

●	Garrett Leather Corporation – Domestic US supplier for most leathers, materials, threads and other upholstery supplies for all our builds, and a second sponsor of our uniforms. Garrett offers a high-quality product, great client support and a large portfolio to allow ultimate customization of all our interiors.

●	Crutchfield New Media, L.C.C. – Domestic supplier for almost all in-car entertainment, they supply us high-quality components, significant discounts, fast and free shipping, and an easy warranty process.

In 2025, we plan on strengthening these long-standing vendor relationships, introduce KPIs (such as delivery on-time and on-budget, high fulfillment rate and customer service) and service level agreements (such as inventory records accuracy, quality assurance on receipt, credit terms, return material authorizations, continuous improvement, cost reduction, and customer feedback) that both protect and enhance the ECD production process, while maintaining relationships with current vendors and developing new key vendors.

Occasionally, customers bring their own base models for customization. However, in most cases, we import our vehicles from Europe by means of our subsidiary, ECD UK, benefitting from the National Highway Traffic Safety Administration (NHTSA) “25-year” rule, which allows for the import of a vehicle into the United States that is at least 25 years old without having to comply with certain federal motor vehicle safety standards (FMVSS). When we rebuild such vehicles, we install US compliant drivetrains, using mostly Chevrolet crate systems. The US vehicles we purchase to rebuild US vehicles, such as NAS (North American Specification) compliant Defenders and Range Rover Classics, are in compliance with US carbon emissions standards. See “Government Approvals and Regulations–The Clean Air Act” below.

We employ a Bill of Material (BOM) Analysis specialist to analyze all data from a finance and purchasing perspective. This allows us to have a perspective of the data behind the journey of our parts from order to dispatch to the vehicle on the production line, providing us up to date and factual delivery timetables, and allowing us to safely predict the cost of upcoming builds using last price or average price, which enables us to make adaptations or upsells where necessary.

Warranty

We allocate a portion of revenue for each built vehicle to fund the warranty options we provide to our customers. We have historically operated the warranty business within this budget annually. Each of our vehicles is sold with a two-year, 50,000-mile bumper-to-bumper warranty, as standard. This warranty is an industry leader and has helped us establish our market position. Upon such two-year period, we offer each customer an option to extend their warranty for one to three years, on a bumper-to-bumper or drivetrain only model.

Our warranty claim process comprises three stages once an issue is reported:

(a)	Upon our customer’s contact, we activate a local specialist in one of our approved centers for repair, and we settle the invoice directly with the vendor;

(b)	If the issue is not solved in the first stage, a warranty-trained ECD technician travels to the customer’s location for driveway repair; and

(c)	If the issue still persists, the customer may return us the vehicle to our headquarters in Florida for repair.

Our customers do not have a contractual right of return. We offer a limited warranty only for the work performed on the vehicle under the contract. If disputed by the customer, we strive to resolve issues, but the transaction price is not subject to discount.

Transparency and Client-Centered Process

We believe we are one of the most visible brands in the business, and the most transparent builder of any classic vehicle. We maintain a live YouTube channel to enhance our aimed transparency with respect to our current and potential customers. We build true one-of-a-kind vehicles for our customers, in comparison to the customizing possibilities offered by traditional car manufacturers, usually limited to the vehicles’ colors, leather and stitch patterns.

Additionally, our customers are completely involved during the whole building process. Every two weeks during the production stage they receive communications from our client services team with video and photo images updates, as well as substantially descriptive written content. Our customers are also free to contact us at any time via phone, email, text or by means of their individual client portal, working alongside our in-house design team to build the vehicle in accordance with their exact specifications.

The ECD team follows an online build sheet process during production of each vehicle. This process has been refined over the years to produce a high-quality build that is repeatable and predictable, allowing us to de-skill certain areas due to a well-documented, easy to follow process. See “Information About ECD–Description of Products and Services–ECD Build Production Process.”

U.S.-Based Sales

Our products are sold directly to customers by means of direct online sales through our advanced digital platform, in person in our headquarters and through our retail locations in West Palm Beach FL and Nantucket MA. We believe that our sales approach provides an opportunity to control the customer experience and ensure that customer interactions are on-brand and pressure-free. Our sales team utilizes Hubspot, which has enabled us to capture and manage leads from the pipeline to the ultimate sale of the vehicle. Most importantly, this software has allowed the logging of all objections from clients that did not close, giving us the ability to pull leads from several years and apply targeted outreach to them through a soft sales channel.

As part of our team dedicated to our customers’ experience, we currently have a Chief Experience Officer, a Head of Sales and Design, and a Client Services Manager. As we grow, we intend to hire an additional sales manager for sales of new and used vehicles, and another sales manager dedicated to the design/upgrade process.

ECD Team

 Our technical expertise is central to our success. We have built a strong and qualified team over the past 10 years, with sixty-nine (69) ASE certifications and four (4) master level ASE certifications. The ASE is a non-profit organization that provides certification for automotive professionals in the United States, and it offers a variety of certifications that cover several areas of automotive repair and service, including engine repair, brakes, electrical systems, and more. ASE certifications demonstrate that an automotive technician has achieved a certain level of knowledge and skill in their field, requiring the individual to pass a series of exams and meeting specific work experience requirements. This means that our technicians have demonstrated their proficiency and competence in their area of expertise. By emphasizing ASE certifications and promoting our mechanics’ expertise, we demonstrate our commitment to providing high-quality service and attracting customers who prioritize quality workmanship.

We encourage all members of our team to take the ASE tests, with no limit on the number of tests they may take, and we offer paid leave for employees to take the tests, as well as a one-off bonus and salary increase for passing them. We have a 98% retention rate in terms of our mechanics. Our mechanics are the center of our operations and are responsible to maintain our quality standards. We have implemented a demanding selection process to join our teams, with rigorous interviews, hands-on testing, psychometric profiling and structured review periods.

Currently, our team is constituted as follows:

Direct Department Reports		Number of Direct Reports

●	Chief Executive Officer	Five direct reports, comprised of the Chief Financial Officer, Chief Production Officer, Chief Experience Officer and Chief Technology Officer, and the Marketing Department

●	Chief Financial Officer	Seven direct reports, comprised of the Accounts team, Supply Chain Manager, Purchasing Manager, Warehouse Manager, NetSuite Manager, Data Analysts, and Title Manager

●	Chief Experience Officer	Three direct reports, comprised of the Client Services Director, Head of Design, and Sales Manager

●	Chief Technology Officer	One direct report, head of vehicle engineering

●	Chief Production Officer	Five direct reports, comprised of Head of Product Excellence, Production Manager, Paint Shop Manager, Warranty Manager, and Office Manager

Manufacturing Model

We believe we benefit from a manufacturing model that is more efficient than that adopted by most of our competitors. Using a push manufacturing model, we are, to our knowledge, the builders with one of the lowest process times (or the rate at which a product is completed to meet customers’ demand), ranging from four to five days. Most builders adopt a model in which a vehicle stays in one spot and a small group of technicians gather around to build it. This requires specialist-focus on every vehicle. By comparison, we conduct several parallel processes in our production line and have our different teams of mechanics accessing the vehicles in several stages of production, which allows us to allocate highly skilled members of our team specifically where we need them. See item “ECD Build Production Process” below.

Nationwide Service Dealer Network

The number of our vehicles on the roads have enabled us to establish a nationwide network of tested and reliable service and repair centers for any warranty or required service for our vehicles. This gives our clients confidence in our customer support service and helps us keep our warranty costs within budget.

Management

Most of our executive-level roles are currently occupied by the founders of the business, who work in the business full-time along-side the CEO. This allows timely reaction to any business issues, a quick management review process and positive action taken swiftly to resolve them.

Our Growth Plans

The Rover Dome facility is configured to run three production lines. We currently operate two production lines. In 2024, we delivered 82 vehicles among Land Rover Defenders, Land Rover Series and Range Rover Classics. On our second production line, the South Line, which opened in July 2022 is a fluid line, capable of building a range of our products. We currently use our third East Line for quality control and warranty services.

To help achieve these goals, we also intend to (i) scale marketing by building our relationship with the press and social influencers; and (ii) execute on our retail strategy, where we have a physical presence in West Palm Beach FL and Nantucket MA.

In addition to increasing sales revenue by selling and building more vehicles, we intend to increase our gross profit by driving higher average selling price and leveraging fixed costs by selling additional units. Currently, due to our cash flow, we work on a just-in-time manufacturing model. With available capital, we would maintain a larger inventory supply that would allow us to better negotiate our terms and conditions with vendors, including advance committed purchase orders, as well as to consolidate shipping, avoid the payment of premiums for back orders and associated shipping costs.

We plan to increase the variety of the car makes and models that we customize, and to shorten the delivery time frames for all customizations. In July 2022, we added to our portfolio the production of Jaguar E-Type, and we added the Ford Mustang and Toyota FJ40 in 2024. We are also implementing initiatives to introduce new revenue streams, such as the buy-back of used cars; developing new sales locations by developing drivers’ clubs; and increasing our warranty revenue.

Marketing

Our target customers are high net worth individuals. We have an internal database that classifies our potential clients by net worth, property and luxury vehicles owned, to whom we send direct marketing e-mails. Additionally, we attend outreach events that are curated for our high net worth public, such as exotic car festivals for owners and luxury car storage facilities. Our marketing efforts to reach a wider audience through mainstream media have yielded positive results, as prestigious luxury brands such as Robb Report, Forbes, and Vanity Fair have consistently featured us.

ECD has built a strong brand presence through various online outlets, including newsletters, press releases with photos and videos of each finished vehicle, search engine optimization via a proprietary content strategy, a YouTube channel with daily live streams, among others. We expect that our future marketing expansion initiatives will include expanding our management team; hiring and training new personnel; expanding design, manufacturing, sales and service facilities; implementing and enhancing administrative infrastructure, systems and processes, including in connection with our transition to a public company; and establishing sales, service, supply and manufacturing operations in new markets. We have recruited industry specialist script writers for content writing, and we are also adding Google Compliance 4 Cornerstone Strategy as a marketing tool, which gives us marketing advantages when potential customers use the search tool using certain key words that may relate to our business. Additionally, we intend to create cadence of truck spotlights through press releases to highlight the variety of ECD’s builds.

ECD’s Products

ECD Models

Our goal with each vehicle is to retain the character of the vehicles and modernize them in terms of drivetrain and how our customers live with the vehicles. Our builds include traditional models, such as Land Rover Defender D110 with GM LT1 and LT4 engines and Range Rover Classic with GM LT1 engines, among others; as well as electric builds, such as Land Rover Defender D90 and Range Rover Classic with electric drivetrains. Below is a description of all our current models.

Custom Defender ECD D90

The restored custom Defender 90 is a luxurious two-door SUV known for its nimble chassis that dominates in agility, performance, and off-road capabilities. The iconic D90 is available in both a soft-top and hard-top model capable of seating up to 6 people

Body: Hard Top or Soft Top

Drivetrain: V8 / EV

Starting Price: $259,995

Custom Defender ECD D110

A custom Defender 110 is not an average four-door. It’s built ready to meet the demands of daily driving as well as rigorous off-road adventures. The Custom Defender 110 is designed with the original pedigree and modernized with sleek styling and innovations. A custom Defender 110 from ECD is a daring version of a classic icon.

Body: Hard Top or Soft Top

Drivetrain: V8 / EV

Starting Price: $262,995

Custom Defender ECD D130

The custom Defender ECD D130 is longer than the Defender 110 and has seating for up to 5 with a large pick-up bed. Body: Hard Top or Soft Top Drivetrain: V8 / EV Starting Price: $269,995

Custom ECD RRC

We have added the custom Range Rover Classic (RRC), both SWB and LWB, to our model lineup, each hand-built to your specifications at our headquarters. A custom RRC is available in three distinct trims: Retro, Custom, and Signature. Each comes with a variety of premium interior and exterior features that take each build to a level of unprecedented luxury. Using the same approach to construct the new RRC’s as we do with our custom Defenders, the build process begins with our Luxury Design Experience, a fully immersive experience where each client designs every feature of their vehicle, inside and out.

Body: Hard Top

Drivetrain: V8 / EV

Starting Price: $259,995

Custom ECD Series IIA and III

The ECD Series IIA and III are the perfect rendition of the nostalgia of a vintage icon combined with modern luxury and performance suitable for daily use.

Body: Hard Top or Soft Top

Drivetrain: V8 / EV

Starting Price: $259,995

Jaguar E-Type – Roadster and Coupe

The Jaguar E-Type was introduced in our portfolio in July 2022. The ECD Jaguar E-Type is an iconic classic car from the 1960s, with a timeless design and modern capabilities that have been brought back to life by expert restoration.

Body: Hard Top or Soft Top

Drivetrain: I6 / V8 / V12 / EV

Starting Price: $299,995

Custom Defender Beach Runner

A custom Defender Beach Runner is built on a Defender 110 chassis. It’s built ready to meet the demands of day at the beach, and transportation for the family. It features a customized 21-in-1 accessories carrier with many extras like a cooler, bike rake, grill, serving table, and more to make your beach day complete.

Body: Soft Top

Drivetrain: V8

Starting Price: $259,995

Toyota FJ40

The iconic Toyota FJ. From its rugged boxy proportions to its powerful four-wheel-drive system, every detail of the FJ has been meticulously crafted. At ECD, we’re not just restoring vehicles; we’re customizing legends into one-of-one luxury vehicles.

Body: Hard or Soft Top

Drivetrain: V8

Starting Price: $239,995

Classic Mustang

The 1967 Mustang was introduced in our portfolio in 2024. The Ford Mustang stands as a symbol of American innovation and individuality. At ECD Auto Design, we honor its legacy by crafting bespoke restorations that seamlessly blend vintage charm with modern luxury and performance.

Body: Fast Back or Convertible

Drivetrain: V8

Starting Price: $279,995

We implemented a 5% increase prices in 2025, both for vehicles and related upgrades.

ECD EV

Our system presents clear advantages in the marketplace over our competitors, including advanced GUI (Graphic User Interface), as well as smaller and lighter battery packs, being all new components with factory warranty. Additionally, our system includes the DC Fast Charging ready and operational.

Our EV setup has unique features when compared to other available products in the “Restomod” world:

(i)	It uses intelligent graphic user interface combined into the entertainment system screen, with an enhanced OEM feel.

(ii)	The DC Fast Charging, also known as Level 3 charging, is a type of EV charging that allows for rapid charging of the vehicle’s battery. Unlike Level 1 and Level 2, which use alternating current (AC) to charge the battery, DC Fast Charging uses direct current (DC) to provide a high-power charging solution; and

(iii)	It also features efficient packaging and cooling of batteries, uses and maintains charge more effectively, as well as a Cascadia motor connected to an enhanced Land Rover four-wheel drive system.

ECD Custom Dashboard and AC system

We have developed the ECD proprietary dashboard system, which presents more functionality and a cleaner design. We also removed a step from the building process, which used to be outsourced where old AC lines were brazed, and the system then charged. Our new system allows us to build our dashboard entirely in house and control quality.

ECD Proprietary Wiring Harness

We are developing a higher quality wiring and connections systems to our vehicles, resulting in a more reliable and modern vehicle wiring system. This system allows ECD to have a standardized wiring installing and troubleshooting process across all models.

ECD Custom Hardwood Kits

Initially an outsourced activity, which resulted in issues related to quality, value for money and timing issues. We can now create wood install kits for almost any specification, in the customers chosen materials and colors. We are also developing additional storage boxes which are also built to match the hardwood used in the project.

Clients’ Journey

On average, a typical project with a client takes approximately 12 to 14 months following contract signing. The standard process is comprised of 21 milestones and 65 tasks, covering the design and specifications of every single aspect of the custom build, and it’s overseen by a Land Rover technician.

When our customers start their journey with ECD, they will work with our designer to understand the purpose to which the vehicle will be used, and receive guidance in view of the numerous possible combinations the vehicle’s body style, drivetrain, wheels, tires, accessories, paint color, and interior style, colors and textures. During the whole project, we have the customer in the center of the process, with a team of six people dedicated to each customer, who has a decision to make with respect to their vehicle every two weeks. This process can be done with an in-home consultation or by visiting our Florida headquarters design studio. Once the customers made their selections, we send them mock-ups for further review, fine-tuning our designs.

The following summarizes stages of the clients’ journey when acquiring our vehicles:

(i)	Request Form

Clients complete a simple build request form online. Once completed, the ECD teams are immediately notified and begin the process of bringing the new clients to their own journey.

(ii)	Enrollment

We offer our clients a portal where the company provides bi-weekly updates throughout the build process. The portals are managed by ECD’s concierge department. At the enrollment stage, clients are also provided with a welcome package that contains a small selection of paint and fabric samples, as well as booklets that outline additional accessories and options.

(iii)	Introductions

Clients meet with our Head of Automotive Design to review any questions they may have regarding the design process. At this point, clients schedule times to visit our design studio in Kissimmee, FL. Once on-site, clients see an array of samples to outline how they want their vehicle configured.

(iv)	Custom Build Draft Designs

Clients receive digital 3D renderings that illustrate the interior and exterior parts of the vehicle, and in real time we implement any changes to the design intended by the customer by means of the online system named Sketchfab, to which both the customer and the ECD design team has access. At this point, clients can make any edits if something does not look like it was envisioned.

(v)	Approval

Clients are presented with final renderings of the vehicle, which include all of the items discussed with the Head of Automotive Design on steps (iii) and (iv) above. Clients get a chance to review the complete build inside and out and approve the design before it is sent off to the production team. On March 8, 2022, positioning ourselves on the cutting edge of virtual trends within the automotive industry, we started crafting a photorealistic design video of each customer’s unique custom build, allowing them to visualize their dream car months ahead of completion. Therefore, once the design is finally decided, we now turn that initial 3D renderings into a 3D animated movie. Such design video is created with 3D creation tool Unreal Engine by Epic Games, presenting lifelike animation with dynamic physics and lighting effects, showing the vehicle in different scenarios and environments.

Our design center locations have a plethora of design features that allow each truck to have a differentiating item in comparison with the rest. Options range from interior and exterior colors, leather, accessories, wheels and tires, body kit, off-road kit, upgraded brakes, suspension and more powerful engines, among others.

(vi)	Research of Base Vehicle and Fabrication

From the start of the clients’ journey in ECD, our team begins to conduct a search to find the right vehicle to match each client’s specifications. Each custom build begins with one of the following Land Rover Defender, Range Rover Classic models, Land Rover Series or Jaguar E-Types ground up restoration. We then fully disassemble the base vehicle, all the way down to the chassis, and all components are inspected, when a decision is made to refurbish or replace such components. In sequence, we start the ECD building process, building up the chassis to the vehicle and moving the vehicle through the entire production process, documenting it with photos and videos that are uploaded into the client’s portal. Once completed, the vehicle is taken to the Head of Quality Control for a 662-point inspection.

(vii)	Delivery

When vehicles are ready for delivery, we load the truck with a roadside emergency kit, along with an assortment of ECD merchandise and, as part of our customers’ experience, an ornament made with one of the original parts of the vehicle prior to its customization.

ECD Build Production Process

ECD. builds each vehicle following the completion of a sale and also builds inventory of vehicles for its two retail locations. As such, the Company is unable to dictate its manufacturing output as its customers’ demand for specific models is fluid. To effectively meet this requirement for flexibility, ECD believes that it benefits significantly from the production efficiencies that derive from being a small volume manufacturer. These efficiencies are achieved primarily by implementing “dynamic labor” and “dynamic manufacturing” practices throughout the production process. To create dynamic labor, ECD trains and requires each its technical employees to be expert at performing a limited number of discrete tasks across both of its production lines. Dynamic manufacturing refers to ECD’s ability to use its equipment on each of its production lines to produce any of its vehicles. The cumulative result of these practices is that ECD has the flexibility to use its employees and production lines interchangeably to build any of the vehicles in its product line.

The Company expects to continue these practices as it scales its production with additional lines in the future. This interchangeability that is integral to the Company’s operations, combined with the effective use of work-off and service bays, maximizes the Company’s ability to quickly and efficiently respond to changing production requirements and to extract the maximum possible output from its production facilities.

Our standard production process, which involves 2,200 man-hours and 662 checkpoints, is currently comprised of two lines of production, the North Line and the South Line, including the following stages, each of which is extensively documented and reported to the customers:

Tear Down / Media Blast / Frame Repair / Frame Coating

The acquired/donor vehicle is completely disassembled, the vehicle’s frame is sent to be stripped down, repaired and realigned, then hot-dip galvanized. After this 16-day process it is sent to the assembly line.

Painting

In our painting section we prepare the bulkhead, tub, doors and, subsequently, the front end and exterior trims. The vehicle’s body is carefully prepared before being hand-painted with premium paint. Our in-house paint facility can precisely match any color the customer desires. We mix all the paint on-site, and we use PPG products, such as PPG Deltron, the same used in Ferrari products, the highest-end finish in terms of painting of the vehicle. The color of the vehicle is also extremely customizable, allowing the customers to bring us color samples that we can then match to the vehicle and hand-polished to a glass-like finish. In view of the importance of this section to the finishing of each project, and to maintain our quality standards, each panel may only be introduced to the line of production once approved by our lead painter, whose decision precedes the production manager’s decision regarding such aspect. We also maintain a work-off bay for repaint work, service work or touch-ups, then avoiding disrupting our main production lines.

Parallel Processes

Alongside the main production stages happening in the assembly line, we conduct parallel processes that feed the main line, which we call the “Create it, Build it and Live it” process. This section includes the electrical work (“create it”), the sub cosmetics work (“build it”) and upholstery (“live it”).

Our electricians prepare the main harness and sub harness. We remove anything from our base vehicle that will not be used and add the new elements as chosen by our customer, such as Wi-Fi system and rear A/C. Each vehicle we build uses over 2,000 feet of wiring. Every harness is wired by hand and custom made for each vehicle.

Our sub cosmetics team builds doors and wings.

Our upholstery team prepares the seats, dashboard and trims.

Roller

Vehicle frame is taken to the rolling frame for the installation of the suspension and brake systems chosen by the customer. The body of the vehicle is progressively built up as the vehicle moves along the rolling frame, allowing multiple mechanics to access the vehicle at any one time.

Drivetrain

Engine and fuel systems are then installed.

Body Alignment

Our electricians start installing the harness prepared in our “create it” section. Basic body panels are installed, including the door internals and trims, carpeting and dashboard.

Afterwards, seats, doors, trims, headliner and exterior trim are installed. From a premium Puma leather dashboard to the quilted hand-stitching of the rear seat, our craftsmen will wrap your vehicle’s interior in the leather design and color of choice.

Initial Inspection

As our builds work through the phases of production, each technician, via a tablet, completes their part of the quality control process in real time. At the end of the Final Assembly stage, the whole team has a four-day period to inspect the vehicle and assess any eventual quality issue. In sequence, our Quality Control (QC) manager completes the same inspection checklist, and any issues are addressed by our Master Certified QC lead technician prior to shipping.

Fine Tune

At this stage, any drivability issues are addressed, such as any tuning issue, vibration, fit and finish, body alignment, electrical function failure in a fuse, among others.

Quality

Test miles, paint touch ups, air conditioning, pre-shipping and final inspection. Through each step of the process, the vehicle goes through a robust quality control inspection comprising 640 points, which our quality control manager takes approximately six hours to complete. Our vehicles are then taken out for a 1,000-mile test drive before delivery.

Intellectual Property

ECD’s methods and processes in building its vehicles are highly proprietary and specific to its business. However, regulatory protection (such as, for example, patent or trademark registration with the United States Patent and Trademark Office and copyright registration with the United States Copyright Office) for such processes is largely unavailable, and therefore, ECD relies on its contractual rights and state and local trade secret laws to enforce the proprietary nature of its know-how, methods and processes. ECD does so by requiring all employees and all other individuals that may come in contact with ECD’s know-how, methods and process to sign nondisclosure agreements and work-for-hire agreements, as applicable. ECD has also developed a strong brand presence in the industry. ECD’s success in protecting this brand depends upon ECD’s ability to secure national trademark registrations. ECD has two federal trademark applications pending with the U.S. Patent and Trademark Office, and ECD uses logos featuring these marks in ECD’s business. Additionally, ECD owns various website domain names and maintains various social media accounts. ECD closely polices all its intellectual property.

Source and Availability of Materials

ECD relies on successfully purchasing used automobiles that it then restores and customizes. ECD UK locates and purchases these vehicles in the United Kingdom, and imports them to ECD’s headquarters located in Kissimmee, Florida, United States. Occasionally, customers source their own base vehicle model. All vehicles that ECD works on were originally built and sold by an unaffiliated third-party manufacturer, and ECD does not control the price, availability, or original quality of those vehicles. Further, all vehicles that ECD purchases have been previously used by unaffiliated third-party consumers. Despite ECD having a process to assess the quality of the base vehicles it purchases, including accident background checks, our safety protocol and quality inspection processes may be insufficient to identify all defects of the vehicles and compromise the quality standards of our products. As a result, the price, availability, and quality of such automobiles can fluctuate significantly.

ECD is also dependent on ECD’s components suppliers, many of whom are international and single source suppliers for the components they supply. Typical components that ECD purchases include, without limitation, base vehicles, batteries, engines, vehicle parts, and paint. ECD uses most or all of these components in every project that it completes, depending on its customer’s specifications. ECD has major suppliers located in the United States and in the United Kingdom. ECD has limited to no control over the pricing or availability of the components that it purchases from its suppliers. Also, lead times can vary for materials and components needed by ECD’s supply chain contractors, and changes in global economic conditions, financial markets, and trade relations all directly affect ECD’s supply chain and the availability of materials needed to complete ECD’s services.

Government Approvals and Regulations

ECD operates in the automotive industry, which is subject to extensive and complex regulation. The automotive industry is generally subject to environmental laws and regulations, including without limitation regulations regarding emissions and the use of hazardous materials. ECD has also recently entered into the electric vehicle market. Laws and regulations relating to electric vehicle technologies, driver assistance technologies, lithium-ion batteries, and other emerging and growing automotive technologies are rapidly evolving in various jurisdictions.

ECD works with a third-party Occupational Safety and Health Administration (OSHA) company, Safety Consultants USA, to conduct regular inspections and assist ECD with maintaining compliance. This partnership underscores ECD’s commitment to providing a safe and healthy workplace for its employees while ensuring compliance with applicable safety regulations.

Importing Vehicles

ECD must comply with U.S. Customs and Border Protection import policies during the process of importing vehicles from the UK. ECD plans to continue operating in compliance with such policies when importing vehicles. ECD is required to complete U.S. Environmental Protection Agency (“EPA”) Form 3520-1 and DOT Form HS-7 during this process. Vehicles imported by ECD must comply with or be exempt from various environmental and safety regulations, as described more fully below. ECD is also subject to regulation by the U.S. Department of Agriculture, which requires the undercarriages of vehicles imported by ECD to be free of foreign soil.

Environmental Regulations Generally

The automotive industry is subject to extensive environmental regulations, including without limitation laws and regulations regarding emissions, environmental protection, lithium-ion batteries, energy sources, and the storage, handling, treatment, transportation, and disposal of hazardous materials. Compliance with all applicable environmental regulations will continue to be an important aspect of the operations of ECD.

The Clean Air Act

Under the Clean Air Act (42 U.S.C. §7401 et seq.), motor vehicles may be imported by any person and do not have to be shown to be in compliance with emission requirements before they are entitled to admissibility if the motor vehicles are more than 25 years old. Age is determined by subtracting the year of production (as opposed to model year) from the year of importation. Most vehicles imported to the United States by ECD were originally produced more than 25 years before the time of import and, accordingly, are not subject to the Clean Air Act. Vehicles that are imported by ECD that are exempt from the Clean Air Act become subject to the Clean Air Act upon ECD’s replacement of such vehicles’ engine with a new engine; thus, all vehicles sold by ECD are subject to the Clean Air Act and must meet certain emissions requirements thereunder. Additionally, ECD provides a pollution statement, a HSMV 84058, with each vehicle that it sells.

NHTSA Regulations

The NHTSA has issued various regulations regarding motor vehicles, including without limitation the DOT Federal Motor Vehicle Safety Standards (“FMVSS”). A motor vehicle that is at least 25 years old can be lawfully imported into the United States without regard to whether it complies with all applicable FMVSS. Such vehicles would be entered under Box 1 on the HS-7 Declaration form to be given to U.S. Customs and Border Protection (CBP) at the time of importation. The 25-year period runs from the date of the vehicle’s manufacture to the time of importation. If the date of manufacture is not identified on a label permanently affixed to the vehicle by its original manufacturer, to establish the age of the vehicle, the documentation available such as an invoice showing the date the vehicle was first sold or a registration document showing that the vehicle was registered at least 25 years ago should be provided. Absent such information, a statement from a recognized vehicle historical society identifying the age of the vehicle could be used. Vehicles imported to the United States by ECD were originally manufactured at least 25 years before the time of import and, accordingly, are not required to comply with all FMVSS at the time of such importation.

Motor Vehicle Manufacturer and Dealer Regulations

Various state laws in the U.S. regulate the manufacture and sale of automobiles. Some states require automobile manufacturers and dealers to obtain licenses to sell vehicles to individuals in such states. ECD currently holds a license as an independent dealer of motor vehicles in the State of Florida. If ECD expands to have locations in states outside of Florida, then ECD will need to comply with the laws and regulations of such states governing manufacturers and dealers.

Lithium-Ion Battery Regulations

ECD uses lithium-ion batteries in its electric drivetrain vehicles. U.S. federal law regulates the use, storage, and disposal of these batteries. All lithium-ion batteries used by ECD must comply with the U.S. Department of Transportation’s Hazardous Materials Regulations (HMR; 49 C.F.R., Parts 171-180) and other regulations issued by the Pipeline and Hazardous Materials Safety Administration regarding lithium-ion batteries in electric vehicles. The batteries used by ECD are intended to comply with all applicable regulations.

Foreign Laws and Regulations

ECD UK and ECD may become subject to foreign laws and regulations including without limitation laws and regulations governing exporting motor vehicles, environmental matters, and motor vehicle safety.

Registrations and Licenses

ECD has the following registrations and licenses to operate its business:

1.	Florida Secretary of State corporation registration #P13000020892.

2.	Florida Secretary of State fictitious name registrations:

3.	ECD Auto Design (Registration #G18000076141 expires 12/31/2023)

4.	ECD Drivers Club (Registration #G21000065169 expires 12/31/2026)

5.	Florida Department of Revenue Resale Certificate for Sales Tax, Certificate No. 59-8016372720-8.

6.	Florida Department of Agriculture and Consumer Services, Motor Vehicle Repair Shop Registration No. MV95827.

7.	Florida Department of Highway and Motor Vehicles License as Independent Dealer in Motor Vehicle, License #VI / 1065276/1.

8.	Osceola County, Florida Business Tax Account #149194.

9.	Osceola County, Florida Building Permit #P22000729 for electrical sign.

10.	Osceola County, Florida Certificate of Occupancy Permit #P21-002864 issued 10/7/2021.

11.	Osceola County, Florida Certificate of Completion, Permit #P21-061019 issued 1/4/2023.

ECD UK has the following registrations and licenses to operate its business:

1.	UK Register of Companies for England and Wales, Company Number 13515056 issued to the ECD UK.

2.	UK HM Revenue & Customs Certificate of Registration for Value Added Tax, Registration No. 388-9698-93 issued to the ECD UK.

3.	UK HM Revenue & Customers Economic Operators Registration and Identification (EORI) No. GB388969893000 issued to the ECD UK.

Employees and Human Capital Resources

As of the date of this annual report, ECD has one hundred five (105) full-time employees. ECD employees are mostly located in the State of Florida and at our UK facility in Burton-On-Trent UK ECD believes that continued success requires ECD to attract and retain highly-skilled employees. ECD strives to attain this goal by offering its employees competitive salaries and benefits. Each ECD Securityholder also performs services for ECD on a full-time basis.

ECD UK, our wholly-owned subsidiary, currently has four (4) full-time employees and one (1) sub-contractor in the UK.

Contractors

ECD substantially completes all builds in house, but does outsource some tasks, including transportation services through a related party, Transport Co. The company also outsources media blasting and galvanizing. For additional information related to the outsourcing of our transportation services, see item “Certain Relationships and Related Transactions–Related Party Policy–Certain Transactions of ECD.” We also outsource professionals for accounting, legal services, marketing (SEO and digital marketing) and immigration matters.

Facilities and Properties

ECD leases its manufacturing facility of over 100,000 square feet, which is located in the Trinity Industrial Center at 4930 Industrial Lane, Unit 107, Kissimmee, FL 34758 (the “Trinity Center Lease”). ECD UK leases 7,432 square feet at Unit 5, “Q” Block”, The Crown Industrial Estate, Oxford Street, Burton Upon Trent, Staffordshire.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table sets forth the names, ages and positions of the directors and executive officers of ECD Automotive Design Inc. as of August 6, 2025.

Name	Age	Title
Scott Wallace	55	Chief Executive Officer and Chairman
Benjamin Piggott	45	Chief Financial Officer
Emily Humble	39	Chief Product Officer and Director
Thomas Humble	39	Chief Experience Officer
Elliot Humble	34	Chief Technology Officer
Thomas Wood	68	Director
Robert Machinist	72	Director
Patrick Lavelle	73	Director

Background of Directors and Executive Officers

Scott Wallace is one of the Founders of ECD, a director and he currently serves as ECD’s Chief Executive Officer and Chairman of the Board. Before joining ECD in 2023, Mr. Wallace served as RDM at Greene King P.L.C. and for Duke Street Capital in the UK. In those roles, Mr. Wallace was responsible for the marketing direct reports and the regional sales directors with the goal of generating revenue and maximizing ROI by means of creative and cost-effective marketing strategies while driving sales using CRM data and conversion tracking. Mr. Wallace also owned a marketing agency, and had the benefit of being on the non-client side of marketing, which allowed him an in-depth review of skills required to integrate full in-house marketing teams and save agency fees in future businesses. As one of the original founders of ECD, Mr. Wallace’s two core skills in marketing and capital allocation were critical as the company grew revenue. Mr. Wallace holds a degree in Tourism from the University of Central England, Birmingham. Mr. Wallace is qualified to serve as a director due to his experience as ECD’s Chief Executive Officer, as well as his extensive experience in marketing and sales, the European public sector, and the venture capital industry.

Mr. Wallace’s extensive industry knowledge, investment experience and career restomod business qualify him to serve on the board of directors.

Benjamin Piggott is the Chief Financial Officer of ECD. Prior to being the CFO, Mr. Piggott was the Chairman and Chief Executive Officer of EFHT and the Chairman of ECD. Mr. Piggott was a Managing Director at EF Hutton since its inception in June 2020 – August 2024. Prior to joining EF Hutton, Mr. Piggott was Head of Corporate Development at Laird Superfood (NYSE American: LSF), a plant-based, omni-channel natural food company based in Sisters, Oregon. Mr. Piggott had served as an investor in the company and later joined as Head of Corporate Development, assisting in capital raising efforts, including Laird Superfood’s IPO on September 23, 2020. While at Laird Superfood, Mr. Piggott built a strong pipeline of acquisition candidates in the natural food and beverage sector by vetting over 100 companies. Mr. Piggott also helped to successfully negotiate the sale of a minority equity stake in the company to Danone S.A. Prior to Laird Superfood, Mr. Piggott spent fifteen years in the investment industry, ten of which were with the Small Cap Team at Fidelity Management & Research Company where he served as both a research analyst and sector portfolio manager. Mr. Piggott also spent two years at Legg Masson Capital Management as a generalist covering small mid-cap companies. During his tenure on the buy-side, Mr. Piggott covered various sectors, both domestically and internationally, including consumer, technology, healthcare, energy, industrials and utilities. Mr. Piggott received his Bachelor of Science in Finance from Bentley University in 2002.

Emily Humble is one of the Founders of ECD, a director and currently serves as ECD’s Chief Production Officer. Mrs. Humble is an experienced leader within the education sector, having headed the development of new performing arts establishments within both the public and private sectors. In addition to founding ECD, in 2013, Ms. Humble started the performing arts academy, Dance Station Orlando, across the Greater Orlando Area, recruiting over 400 students within the first three (3) years. Ms. Humble sold her academy and returned to the ECD team full-time in 2020 to focus on enhancing the client experience. Ms. Humble holds a BA in Ballet Education from The Royal Academy of Dance in London, England, and a postgraduate certificate in education (PGCE) in Post Compulsory Education from the University of Wolverhampton in Sutton Coldfield, England. In her most recent position as the supervisor of the Quality Control Team, Mrs. Humble has been focused on using data to drive quality forward in not only the QC team, but within each department on the production line. Ms. Humble is qualified to serve as a director due to her experience as ECD’s Chief Product Offer and Head of Client Services, as well as her expertise in client relations and experience within both the public and private sectors.

Ms. Humble’s extensive industry knowledge and career restomod business qualify her to serve on the board of directors.

Thomas Humble is one of the Founders of ECD, a director and currently serves as ECD’s Chief Experience Officer and Sales Director. Mr. Humble has also served as a director for Overland Auto Transport d/b/a Luxury Automotive Transport and co-owner of Luxury Automotive Transport since 2019. Mr. Humble is a top-ranked sales director recognized for leading the sales efforts for several international organizations across Europe, including Nike Corporation, Volkswagen, Audi, and Porsche, before transitioning to self-employment in the United States. Mr. Humble has managed ECD’s business from its start in 2013, covering import/export of vehicles and all shipping logistics, sourcing vehicles for clients, managing outsourced vendors, and all interaction with clients. Over the years, Mr. Humble has been involved in everything from facility leases, hiring staff, quality control, product development, and the entire client experience. As the CXO, Mr. Humble manages every aspect of the process including client services, sales, design, client journey, delivery, and warranty.

Elliot Humble is a Founder and the Chief Technical Officer of ECD. He also co-owns and serves as a director for Overland Auto Transport d/b/a Luxury Automotive Transport since 2019. Mr. Humble has 20 years of experience in the automotive customization, technology, and maintenance industries. His experience includes working with large retail companies such as Halfords and leading sport technology companies such as Hawkeye and FR Systems. Since ECD’s inception in 2013, he has played a key role in nearly every aspect of the customer experience and all ECD products. His responsibilities span all areas of the business, including procurement, planning, design, product development, import/export, shipping logistics, vehicle sourcing, vendor management, and client relations. Throughout his time with ECD, Mr. Humble has been involved in many areas of the business, including production planning and processes, quality control, product development, the customer journey, and software system implementations. As CTO, he oversees many aspects of the sales and build process, including product options, development, design, implementation, production, QC, and customer service. Mr. Humble’s qualifications as CTO are derived from his extensive operational experience in the automotive industry, a lifelong passion for all things automotive, and a solutions-based approach to industry challenges and opportunities.

Thomas Wood is a director of ECD and was an independent director of EFHT. Mr. Wood is a serial entrepreneur, having started and taken multiple energy companies public over the course of his career. Since 2022, Mr. Wood has been the Executive Chairman and founder of Advanced Mining Drilling Technologies LLC, which is a private company currently developing battery metals extraction technology. He is also the Chairman and co-founder of XtremeX Mining Technology Corp. which is a coil tubing patented mining technology targeted at precious metals and battery metals discovery and testing. In 2017, Mr. Wood was a sponsor and the CFO of National Energy Services Reunited Corp. (NASDAQ: NESR), a $200 million SPAC, that successfully completed a business acquisition with Gulf Energy SAOC and National Petroleum Services on June 6, 2018. Mr. Wood was instrumental in the IPO of the SPAC and the search of merger candidates and remains an active board member of the Company. He has over 35 years of experience in establishing and growing public and private companies that provide or use oil and gas contract drilling services. Since December 1990, he has served as the Chief Executive Officer of Round Up Resource Service Inc., a private investment company. Mr. Wood founded Xtreme Drilling Corp. (TSX: XDC), an onshore drilling and coil tubing technology company, in May 2005 and served as its Executive Chairman until May 2011 and its Chief Executive Officer and Director from May 2011 through August 2016. He is the founder of Savanna Energy Services Corp. (TSE: SVY), a North American energy services provider, where he served as the Chairman from 2001 to March 2005. He also served as Director at various companies engaged in the exploration and production of junior oil and gas, including Wrangler West Energy Corp. from April 2001 to 2014; New Syrus Capital Corporation from 1998 to 2001 and Player Petroleum Corporation from 1997 to 2001. In addition, Mr. Wood served as the President, Drilling and Wellbore Service, of Plains Energy Services Ltd. from 1997 to 2000 and Wrangler Pressure Control from 1998 to 2001. He served as the President of Round-Up Well Servicing Inc. from 1988 to 1997 and Vice President of Shelby Drilling from 1981 to 1987. Mr. Wood holds a BA in Economics from University of Calgary.

Mr. Wood’s extensive knowledge, investment experience, and career analyzing and advising companies across sectors qualify him to serve on the board of directors.

Robert Machinist  is a director of ECD. Mr. Machinist served as Chief Executive Officer and Chairman of the board of directors of Troika Media Group (Nasdaq: TRKA) from March 2018 to May 2022, and as the chairman of the board of directors of Atlantic International Corp. since its formation in October 2022. Mr. Machinist has extensive experience both as a principal investor and operator in a broad range of businesses, as well as acting an owner-operator of diversified businesses related with investment banking. From 2014 to 2018, he has been the Vice Chairman of Pyrolyx A.G. (S26.DU), the first environmentally-friendly and sustainable method of recovering high-grade carbon back from end-of-life-tires. Most recently, he has been the chairman and an original founding board member of CIFC Corp. (Nasdaq: CIFC), a publicly-listed credit manager with over $14.0 billion of assets under management, which was sold in December 2016. In addition, he has been the chairman of the Board of Advisors of MESA, a merchant bank specializing in media and entertainment industry transactions, which was sold to Houlihan Lokey in 2016. Mr. Machinist has also been a partner of Columbus Nova, a leading private investment fund. He runs a private family investment company whose activities include The Collectors Car Garage and a number of real estate development businesses. From November 1999 until December 2002, Mr. Machinist served as managing director and head of investment banking for the Bank of New York and its Capital Markets division. Mr. Machinist was also previously president and one of the principal founders of Patricof & Co. Capital Corp. (APAX Purchasers) and its successor companies, from April 1986 to November 1999. Mr. Machinist is currently the Chairman of the International Board for the Weizmann Institute of Science and the Chairman of Investment Committee for Maimonides Medical Center. Mr. Machinist has been a trustee and Vice Chairman of Vassar College, a member of its Executive Committee, and one of three trustees responsible for managing Vassar College’s Endowment. Mr. Machinist is currently a member of Parachute Health, LLC’s board of directors. Mr. Machinist earned a bachelor of arts degree in Philosophy and in Chemistry from Vassar College in Poughkeepsie, New York. Mr. Machinist undertook graduate work in biochemistry at the Weizmann Institute of Science in Rehovot, Israel.

Mr. Machinist’s extensive knowledge, investment experience, and career analyzing and advising companies across sectors qualify him to serve on the board of directors.

Patrick Lavelle is a director of ECD. Mr. Lavelle served in various roles in VOXX International Corp., former Audiovox Corp., since 1977, and was elected President and CEO of the company in May 2005. Mr. Lavelle has also served as Vice President of VOXX International, Senior Vice President, and President of VOXX Electronics Corp. Mr. Lavelle was elected to the VOXX International Board of Directors in 1993 and serves as a Director of most of VOXX International’s operating subsidiaries. Mr. Lavelle joined VOXX International as an audio salesman and held numerous sales management positions before being appointed Vice President of Mobile Accessory Products in 1980. Under Mr. Lavelle’s direction, VOXX International diversified into the mobile electronics category and quickly became a dominant manufacturer of automotive entertainment and security systems. By 1992, VOXX International’s Mobile Division was consolidated into VOXX Electronics Corp, and Mr. Lavelle became its first President. Under Mr. Lavelle’s management, the company has been actively growing inorganically, and it has expanded its lines and brands, including by developing a significant international business. Some of the acquired brands include well-known names such as Klipsch, RCA, Acoustic Research, Jensen, Code Alarm, Pioneer, Onkyo, as well as international brands such as Magnat, Heco, and Mac Audio. A veteran of the consumer electronics industry, Mr. Lavelle takes an active role in the Consumer Technology Association (CTA)®, where he has held several key positions over the years, such as Chairman of the In-Vehicle Electronics Board, Chairman of the Consumer Technology Association, and member of its Executive Board. Currently, Mr. Lavelle sits on the CTA Executive Board as an Industry Advisor, where he has previously served as chair. He is active in his community and serves on the Board of Trustees at his alma mater, Marist College, in New York, as well as Marist College’s Executive Board, and is Chairman of Marist’s Advancement Committee. Mr. Lavelle BA in History from Marist College in 1973.

Mr. Lavelle’s extensive knowledge, investment experience, and career analyzing and advising companies across sectors qualify him to serve on the board of directors.

Family Relationships

Thomas Humble and Emily Humble are husband and wife and Thomas Humble and Elliot Humble are brothers. Other than that there are no familial relationships among our directors and executive officers.

Board Composition

The board of directors consists of five (5) members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes,

Class II directors consist of Thomas Wood, also qualified as independent director, whose term will expire at our 2028 annual meeting of stockholders;

Class I directors consist of Robert Machinist and Patrick Lavelle, qualified as independent directors, whose terms will expire at our 2027 annual meeting of stockholders; and

Class III directors consist of Scott Wallace, and Emily Humble, whose terms will expire at our 2026 annual meeting of stockholders.

The term of Class II, Class I, and Class III directors will end in 2028, 2027, and 2026, respectively. Each class of directors then shall be elected to serve a three-year term. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to management. Our Board will meet on a regular basis and additionally, as required.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

Director Independence

As a result of our Common Stock being listed on the Nasdaq, we adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. Our board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Director Independence

Nasdaq’s rules generally require that independent directors must comprise a majority of listed company’s board of directors. Our Board has determined that Thomas Wood, Robert Machinist and Patrick Lavelle qualify as independent directors, as defined under the listing rules of Nasdaq, and our Board consist of a majority of independent directors, as defined under the rules of the SEC and the listing rules of Nasdaq relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the Board in Risk Oversight

The Company’s Board will have extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to our Board by the audit committee. The audit committee represents our Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Committees of the Board

The Company’s Board has three standing committees: an audit committee, a compensation committee and a nominating committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors, and that the nominating committee of a listed company be comprised solely of independent directors if formed by less than 3 members. Each committee operates under a charter that was approved by the Board. The Board may from time to time establish other committees.

Audit Committee

The Company’s audit committee consists of Thomas Wood, Robert Machinist and Patrick Lavelle, each of whom is an independent director under applicable Nasdaq listing standards. Thomas Wood is chair of the audit committee. The audit committee’s duties, which are specified in the Audit Committee Charter, include, but are not limited to:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory, or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Financial Expert on Audit Committee

The Company’s audit committee will, at all times, be composed exclusively of “independent directors” who are “financially literate” as defined under applicable Nasdaq listing standards. Nasdaq’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that Thomas Wood qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

The Company’s compensation committee consists of Patrick Lavelle, Robert Machinist and Thomas Wood, each of whom is an independent director under applicable Nasdaq listing standards. Patrick Lavelle is chair of the compensation committee. The compensation committee’s duties, which are specified in the Compensation Committee Charter, include, but are not limited to:

●	determining, or recommending to the Board for determination, the compensation of our executive officers, including our chief executive officer;

●	overseeing and setting compensation for the members of our Board;

●	administering our equity compensation plans;

●	overseeing our overall compensation policies and practices, compensation plans, and benefits programs; and

●	preparing the compensation committee report that the SEC will require in our annual proxy statement.

Nominating Committee

We have established a nominating committee of the board of directors. Robert Machinist, Patrick Lavelle and Thomas Wood serve as members of our nominating committee. Robert Machinist is chair of the nominating committee Under the Nasdaq listing standards, director nominees must either be selected, or recommended for the Board’s selection, either by independent directors constituting a majority of the Board’s independent directors, in a vote in which only independent directors participate, or by a nominations committee comprised solely of independent directors.

We have adopted a compensation committee charter, which details the principal functions of the nominating committee, including:

●	determining the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”);

●	identifying and screening individuals qualified to become members of the Board, consistent with the Director Criteria;

●	making recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board;

●	reviewing the Board’s committee structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen annually;

●	developing and recommending to the Board for approval a policy for the review and approval of related party transactions and reviewing, approving and overseeing any transaction between the Company and any related person on an ongoing basis in accordance with the Company’s related party transaction approval policy;

●	developing and recommending to the Board for approval standards for determining whether a director has a relationship with the Company that would impair its independence;

●	reviewing and discussing with management disclosure of the Company’s corporate governance practices;

●	developing and recommending to the Board for approval an officer succession plan and reviewing it periodically with the Chief Executive Officer; and

●	reviewing any director resignation letter tendered in accordance with the Company’s director resignation policy set out in the Company’s corporate governance guidelines, and evaluating and recommending to the Board whether such resignation should be accepted.

The nominating committee will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the nominating committee considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Insider Trading Policy

We have adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of the our securities by directors, officers and employees. Such policies are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of Nasdaq. Our insider trading policy is filed as an exhibit hereto.

Code of Business Conduct and Ethics

The Company has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our executive officers. The full text of the code of business conduct and ethics is available on the investor relations page on our website. We intend to post any amendment to our code of business conduct and ethics, and any waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by applicable rules or regulations or listing requirements of Nasdaq. Information on or that can be accessed through our website is not part of this annual report.

Clawback Policy

Our board of directors has adopted a clawback policy (the “Clawback Policy”) permitting the Company to seek the recoupment of incentive compensation received by any of the Company’s current and former executive officers (as determined by the board in accordance with Section 10D of the Exchange Act and the Nasdaq rules) and such other senior executives/employees who may from time to time be deemed subject to the Clawback Policy by the board (collectively, the “Covered Executives”). The amount to be recovered will be the excess of the incentive compensation paid to the Covered Executive based on the erroneous data over the incentive compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the board. If the board cannot determine the amount of excess incentive compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Board Diversity

While we do not have a formal policy on diversity, our board of directors, as part of its review of potential director candidates, considers each candidate’s character, judgment, skill set, background, reputation, type and length of business experience, personal attributes, and a particular candidate’s contribution to that mix. While no particular criteria are assigned specific weights, the board of directors believes that the backgrounds and qualifications of our directors, as a group, should provide a composite mix of experience, knowledge, backgrounds and abilities that will allow our board of directors to be effective, collegial and responsive to the nature of our business and our needs, and satisfy the requirements of applicable the rules and regulations, including the rules and regulations of the SEC.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was at any time one of ECD’s officers or employees. None of ECD’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Shareholder and Interested Party Communications

Stockholders and interested parties may communicate with our board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of ECD Automotive Design, Inc., 4390 Industrial Lane, Kissimmee, Florida 34758. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Limitations of Liability and Indemnification of Directors and Officers

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have purchased and intend to maintain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to the Company, including matters arising under the Securities Act. Our amended and restated certificate of incorporation and by-laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated by-laws further provide that we will indemnify any other person whom we have the power to indemnify under Delaware law. In addition, we have entered into customary indemnification agreements with each of our officers and directors.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the Company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

References to the “Company,” “ECD,” “our,” “us” or “we” in the following section refer to ECD Automotive Design, Inc. prior to the Business Combination.

Executive Compensation

We are currently considered an “emerging growth Company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years and an Outstanding Equity Awards at Fiscal Year End Table for our last completed fiscal year. These reporting obligations extend only to the following “Named Executive Officers,” who are the individuals who served as our principal executive officer and the next two most highly compensated executive officers as of July 14, 2025.

This section discusses material components of the executive compensation programs for ECD’s executive officers who area named in the “Summary Compensation Table” below. In 2024, ECD’s “named executive officers” and their positions were as follows:

●	Scott Wallace, Chief Executive Officer;

●	Thomas Humble, Chief Experience Officer;

●	Elliot Humble, Chief Technology Officer;

●	Benjamin Piggott, Chief Financial Officer;

●	Kevin Kastner, Chief Revenue Officer(1);

●	Emily Humble, Chief Product Officer.

(1)	Mr. Kastner’s employment was terminated on June 5, 2025.

This discussion may contain forward-looking statements that are based on ECD’s current plans, considerations, expectations, and determinations regarding future compensation programs.

Summary Compensation Table

The following table contains information pertaining to the compensation of ECD’s named executives for the year ending December 31, 2024.

Name of the Officer	Title	Year	Salary			Bonus(3)		Other Compensation(5)
Elliot Humble	Chief Technology Officer	2024		$320,000		-	(2)(6)	$4,000
		2023	$	/ 100,000	(1)	-	(2)(6)	$4,000
				$320,000	(2)
		2022		$99,999		$21,852		$6,000
Scott Wallace	Chief Executive Officer and Director	2024		$425,000	(2)	-	(2)(6)	$5,200
		2023	$	/ 125,000	(1)	-	(2)(6)	$5,200
				$425,000	(2)
		2022		$130,000		$23,900		$7,200
Thomas Humble	Chief Experience Officer and Director	2024		$320,000	(2)	-	(2)(6)	$5,000
		2023	$	/ 125,000	(1)	-	(2)(6)	$5,000
				$320,000	(2)
		2022		$40,000	(4)	$24,150		$3,600
Benjamin Piggott	Chief Financial Officer	2024		$315,000	(2)	-	(2)(6)	$-
Keven Kastner	Chief Revenue Officer	2024		250,000		-		-
Emily Humble	Chief Product Officer and Director	2024		$320,000	(2)	-	(2)(6)	$5,000
		2023	$	/ 130,000	(1)	-	(2)(6)	$5,000
				$320,000	(2)
		2022		$80,000		$10,400		$4,000

(1)	Salary prior to Business Combination
(2)	Salary post Business Combination
(3)	Does not include monthly dividends paid upon the achievement of certain KPIs.
(4)	ECD UK paid an additional $39,774 to Thomas Humble in 2022.
(5)	Includes 401(k) match by ECD and bonus paid in that year.
(6)	Bonus to be determined by the Board in its sole discretion, which bonus may be based upon the Company’s total revenue, profitability, and any other factors, all as determined at the sole discretion of the Board.

Narrative Disclosure to Summary Compensation Table

The compensation of ECD’s named executive officers generally consists of base salary and benefits. In making executive compensation decisions, the ECD’s Board has considered such factors as they deem appropriate in their exercise of discretion and business judgment, including a subjective assessment of the named executive officer’s performance, the amount of vested and unvested equity held by the officer, amounts paid to ECD’s other executive officers and competitive market conditions.

Recent Officer and Director Resignations and Appointments

As previously disclosed in ECD’s Current Report on Form 8-K filed on September 20, 2024, on September 16, 2024, ECD received the resignation of Raymond Cole as Chief Financial Officer of the Company effective immediately. Mr. Cole’s resignation was due to personal reasons and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On the same date, Mr. Benjamin Piggott was appointed as the Company’s Chief Financial Officer by the Company’s board of directors (the “Board”).

In conjunction with the appointment of Mr. Piggott as CFO, on September 16, 2024, Mr. Piggott and Thomas Humble both resigned from their positions as members of the Board. Prior to his resignation, Mr. Piggott served as the Chairman of the Board and a member of the Company’s Audit Committee, Compensation Committee and Nominating Committee. Mr. Humble did not serve on any committees of the Board. The resignations of Mr. Piggott and Mr. Humble from the Board were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Additionally, on September 16, 2024, the Company’s Chief Executive Officer, Scott Wallace, was appointed as the Chairman of the Board.

As previously disclosed in ECD’s Current Report on Form 8-K filed on December 11, 2024, on November 11, 2024, Keven Kastner (“Mr. Kastner”) started working for ECD as the Chief Revenue Officer. The Company and Mr. Kastner entered into an employment agreement, dated December 9, 2024, for a term of one year (the “Employment Agreement”). Mr. Kastner will be tasked with driving sales and price point growth through new market channels for the Company. Mr. Kastner will also be responsible for managing all aspects of the revenue stream within the organization, with the aim of meeting or exceeding annual projections. No family relationships exist between Mr. Kastner and any of the Company’s directors or other executive officers. Mr. Kastner was terminated on June 5, 2025 as disclosed in the Company Form 8-K filed on June 23, 2025.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, the Company intends to develop an executive compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize, and reward individuals who contribute to the long-term success of the Company. Decisions on the executive compensation program will be made by the compensation committee.

The Company entered into employment agreements with each of its NEOs and its Chief Financial Officer and Emily Humble, setting forth the initial terms and conditions of such officers’ employment with the Company. See Item “Directors and Executive Officers of the Company After the Business Combination”. Effective as of the closing of the Business Combination, the NEOs’ and the Chief Financial Officer’s terms of employment shall be of two (2) years, which shall automatically renew for successive one (1) year periods. Compensation shall be comprised of (i) a base salary, as described in the previous table and in the preceding item, (ii) annual or quarterly discretionary bonus, which may be based upon the Company’s total revenue, profitability, and any other factors, all as determined at the sole discretion of Company’s Board of Directors, (iii) an automobile allowance of $2,000 per month, (iv) full premiums that are applicable to any healthcare, vision, and/or dental benefit plans in which each NEO or the Chief Financial Officer participates (including the full premiums of such coverage with respect to the spouse of the employee), and (v) participation in the Company’s 401(k) plan.

Benefits and Perquisites

ECD provides its NEOs medical insurance with All Savers of UHC, for which ECD contributes 75% toward the medical coverage for the NEOs, while spouses and family coverage may be added at the NEOs’ expense.

During the term of the employment, such employee will be eligible to participate in all benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company shall not pay any benefit to the extent the benefit would create an excise tax under the parachute rules of Section 280G of the Code.

The Company’s NEO and Chief Financial Officer will also be entitled to twenty (20) days per calendar year (prorated for partial calendar years) of paid time off and such additional paid time off as may be mutually agreed upon between the employee and the Company.

401(k) Plan

ECD maintains a 401(k) plan for employees. The 401(k) plan is intended to qualify under Section 401(a) of the Internal Revenue Service Code, so that contributions to the 401(k) plan by employees or by ECD and the investment earnings thereon, are not taxable to the employees until withdrawn, and so that contributions made by ECD, if any, will be deductible by ECD when made. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limits and to have the amount of such reduction contributed to their 401(k) plans. The 401(k) plan permits ECD to make contributions up to the limits allowed by law on behalf of all eligible employees. ECD currently makes matching contributions under its 401(k) plan in the amount of 100% of the first 3% of each employees’ contribution, and 50% of the next 2% contributed by each employee.

Equity Plans

The Company has adopted the Equity Incentive Plan, which plan was approved by stockholders at the Special Meeting. The following is a description of the terms of the Equity Incentive Plan.

General. The purposes of the Plan is to promote the interests of the Company and the stockholders of Company by providing (i) executive officers and other employees of the Company and its Subsidiaries (as defined below), (ii) certain consultants and advisors who perform services for the Company and its Subsidiaries and (iii) non-employee members of the Board with appropriate incentives and rewards to encourage them to enter into and continue in the employ and service of the Company and to acquire a proprietary interest in the long-term success of the Company, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements. Eligible individuals under the Plan may receive awards of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, Performance Awards and Other Stock-Based Awards.

Shares Subject to Award. The maximum number of shares reserved for the grant of awards under the Plan is 15,000,000. No recipient under the Plan may be awarded more than 100,000 shares in any calendar year, and the maximum number of shares underlying awards of Options and Stock Appreciation Rights that may be granted to an Award Recipient in any calendar year is 100,000.

Administration. The authority to manage the operation of and administer the Plan shall be vested in a committee (the “Committee”), which shall have all the powers vested in it by the terms of the Plan, including exclusive authority to select the participants to the Plan; to make awards; to determine the type, size, terms and timing of the awards (which need not be uniform); to accelerate the vesting of awards granted pursuant to the Plan, including upon the occurrence of a change of control of the Company; to prescribe the form of the award agreement; to modify, amend or adjust the terms and conditions of any award; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued pursuant to the Plan. The Committee shall be selected by the Board of Directors, and shall consist solely of non-employee directors within the meaning of Rule 16b-3 and are outside directors within the meaning of Code Section 162(m).

Eligibility. The Equity Incentive Plan is open to any directors, officers and employees of the Company or any of its Subsidiaries or Affiliates, and prospective officers and employees who have accepted offers of employment from the Company or its Subsidiaries or Affiliates.

Duration, Termination and Amendment. Grants may be made under the Plan through the tenth (10th) anniversary of the date it is adopted by the Board and approved by the Committee. Awards outstanding as of the date of termination of the Plan shall not be affected or impaired by the termination of the Plan.

Director Compensation

Following the Business Combination, the Company implemented a compensation plan for its non-employee directors. Pursuant to this plan, non-employee directors will receive a cash payment in the amount of $12,500 per each quarterly meeting of the Company that such director attends, up to a maximum of $50,000 per year, in addition to a one-time grant of stock options to purchase up to 15,000 shares of Common Stock, exercisable at a purchase price which shall be equal to 110% of the price per share of the Common Stock at the Closing Date.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of Company Common Stock, as of September 24, 2025, by:

●	each person known by the Company to be the beneficial owner of more than 5% of a class of voting securities on;

●	each of the Company’s officers and directors; and

●	all executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, the Company believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after Closing, sole voting and investment power with respect to all shares of Company Common Stock that they beneficially own, subject to applicable community property laws. Any shares of Company Common Stock subject to options or warrants exercisable within 60 days from Closing are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of Company Common Stock and Voting Percentage is based on 1,451,507 shares of Company Common Stock outstanding on September 24, 2025 after giving effect to the Reverse Stock Split, but does not take into account any shares underlying 293,938 public and private warrants or any other warrants issued and outstanding as of such date.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	%
Emily Humble	306,000	21.4%
Thomas Humble	132,000	9.3%
Elliot Humble	30,000	2.5%
Scott Wallace	132,000	9.3%
Patrick Lavelle	1,250	*
Robert Machinist	1,250	*
Thomas Wood	2,500	*
Benjamin Piggott	20,909	1.5%
All directors and executive officers after the Business Combination as a group (9 individuals)	625,909	43.9%
Five Percent Holders
Defender SPV LLC	34,987	2.5%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of our officers and directors is 4390 Industrial Lane, Kissimmee, Florida 34758.

Securities Authorized for Issuance Under Equity Compensation Plans

As of September 24, 2025 there were 375,000 shares of Common Stock authorized for issuance under our incentive plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Beginning on January 5, 2021, ECD entered into a verbal agreement with Overland Auto Transport Inc d/b/a Luxury Automotive Transport (“TransportCo”), a company which is 100% owned by Ashley Humble, Thomas Humble’s father, and has ECD as its only customer. Thomas Humble, an officer and director of ECD, and Elliot Humble, and officer of ECD, are both directors of TransportCo, however they receive no compensation for their services to TransportCo. TransportCo assists ECD with the intermediation of transportation services for ECD’s products, by locating providers of and booking the required services. TransportCo offers ECD competitive pricing for its services. The total payments to TransportCo under this agreement were $103,308 and $196,425 in 2024 and 2023, respectively. On September 27, 2023, we entered into a written agreement with TransportCo (the “TransportCo Agreement”) covering the services TransportCo provides to ECD and the compensation paid for such services.

On January 11, 2022, ECD entered into verbal agreements with Wallace USA, a company owned by Scott Wallace and his wife Karen Wallace, pursuant to which Wallace USA provided administrative services to ECD including the management of ECD’s Warranty Department. Payments by ECD to Wallace USA under this agreement amounted to $18,382 in 2023. In 2023, ECD ceased to make any further payments to Wallace USA.

Director Independence

Nasdaq listing standards require that a majority of ECD’s board of directors be independent. For a description of the director independence, see the section entitled “ECD’s Directors and Executive Officers—Conflicts of Interest,” in the Company’s Annual Report for the year ended December 31, 2024 for additional information.

Related Party Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, our board of directors adopted a written Related Party Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related party transactions.” For purposes of the policy only, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related party” has a material interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related party transactions under this policy. A “related party” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related party in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related party transaction to our audit committee (or, where review by the our audit committee would be inappropriate, to another independent body of our board of directors) for review.

Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Related Party Policy

Our code of ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of the board who do not have an interest in the transaction, in either case who have access, at our expense, to its attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we will require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of ECD’s securities. The following summary does not purport to be complete and is subject to the Amended Charter, the Certificate of Designation of the Series A Convertible Preferred Stock, the Common Shares Warrant, the Preferred Shares Warrant, and the amended and restated bylaws and the provisions of applicable law. A copy of the Amended Charter, the Certificate of Designation of the Series A Convertible Preferred Stock, the Common Shares Warrant, the Preferred Shares Warrant, and the amended and restated bylaws is attached as Exhibit 3.3, Exhibit 3.4, Exhibit 4.1, Exhibit 4.2, and Exhibit 3.5 to this prospectus, respectively. The stockholders are encouraged to read the applicable provisions of the DGCL (as defined below), the Amended Charter, the Certificate of Designation of the Series A Convertible Preferred Stock, the Common Shares Warrant, the Preferred Shares Warrants, and the amended bylaws in their entirety for a complete description of the rights and preferences of ECD’s securities following the Business Combination.

Authorized and Outstanding Stock

We are a Delaware company and our affairs are governed by its certificate of incorporation, as amended and restated from time to time, and the Delaware General Corporation Law, which we refer to as the “DGCL” or “Delaware Law” below, and the common law of the State of Delaware. The Amended Charter authorizes the issuance of (i) 1,000,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

ECD’s Series A Convertible Preferred Stock

In connection with the Closing of the Business Combination, ECD filed the Certificate of Designations, a copy of which is attached hereto as Exhibit 3.4, designating a number of shares of “Series A Convertible Preferred Stock” of ECD. The authorized number of Series A Convertible Preferred Stock is Fifty Four Thousand, Eight Hundred and Nineteen (54,819) shares. Such shares of Series A Convertible Preferred Stock shall have all of the rights, preferences and privileges set forth in the Certificate of Designations as more fully described below.

Rank

The Series A Convertible Preferred Stock ranks senior to all shares of ECD Common Stock, and to all other classes or series of capital stock of ECD (such junior stock is referred to herein collectively as “Junior Stock”) with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of ECD.

Dividend Rights

From and after the first date of issuance of any initial shares of Series A Convertible Preferred Stock (the “Initial Issuance Date”) and prior to the date of the initial exercise of the Preferred Warrants (the “Initial Preferred Warrant Exercise Date”), unless a triggering event has occurred and is continuing, holders of Series A Convertible Preferred Stock shall not be entitled to dividends. From and after the Initial Preferred Warrant Exercise Date, dividends on the Series A Convertible Preferred Stock shall commence accruing and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears for on the first trading day of each fiscal quarter (each, an “Dividend Date”). Dividends shall be payable on each Dividend Date, to each record holder of Series A Convertible Preferred Stock on the applicable Dividend Date, in shares of ECD Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure; provided however, that ECD may, at its option following notice to each holder, pay dividend on any Dividend Date in cash (“Cash Dividend”) or in a combination of Cash Dividend and Dividend Shares.

Liquidation Preference

In the event of a liquidation, dissolution or winding-up of ECD, whether voluntary or involuntary, the stockholders of Series A Convertible Preferred Stock shall be entitled to receive in cash out of the assets of ECD, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any parity stock then outstanding, an amount per share of Series A Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Common Warrants) with respect to the outstanding portion of all Common Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Conversion Amount (as defined below) of such Series A Convertible Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series A Convertible Preferred Stock into ECD Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders and holders of shares of parity stock, then each holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series A Convertible Preferred Stock and all holders of shares of parity stock.

Conversion and Redemption Rights

At any time after the Business Combination, each stockholder shall be entitled to convert any portion of the outstanding Series A Convertible Preferred Stock held by such stockholder into validly issued, fully paid and non-assessable shares of ECD Common Stock. The number of shares of ECD Common Stock issuable upon conversion of any Series A Convertible Preferred Stock shall be determined by dividing (i) the Conversion Amount (as defined in the Certificate of Designation) of such Series A Convertible Preferred Stock by (y) $10.00 (subject to adjustments). A stockholder’s ability to convert Series A Convertible Preferred Stock into shares of ECD Common Stock is subject to a 4.99% blocker, such that a stockholder cannot convert Series A Convertible Preferred Stock into shares of Common Stock to the extent it will make the stockholder a beneficial owner of more than 4.99% of the Common Stock.

The stockholders of Series A Convertible Preferred Stock have redemption rights upon the occurrence of a Triggering Event (as defined in the Certificate of Designation). After the completion of the Business Combination, ECD will have the right to redeem all or any part of Series A Convertible Preferred Stock then outstanding.

Voting and Other Preferred Rights

Holders of Series A Convertible Preferred Stock shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designations.

ECD’s Series B-1 Convertible Preferred Stock

In connection with the Exchange Agreement, ECD filed the Certificate of Designations, a copy of which is attached hereto as Exhibit 3.7, designating a number of shares of “Series B-1 Convertible Preferred Stock” of ECD. The authorized number of Series B-1 Convertible Preferred Stock is Four Thousand (4,000) shares. Such shares of Series B-1 Convertible Preferred Stock shall have all of the rights, preferences and privileges set forth in the Certificate of Designations as more fully described below.

Rank

The Series B-1 Convertible Preferred Stock ranks senior to all shares of ECD Common Stock, and to all other classes or series of capital stock of ECD (such junior stock is referred to herein collectively as “Junior Stock”) with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of ECD.

Dividend Rights

From and after the first date of issuance of any initial shares of Series B- 1 Convertible Preferred Stock (the “Initial Issuance Date”), unless a triggering event has occurred and is continuing, holders of Series B-1 Convertible Preferred Stock shall not be entitled to dividends. From and after the Initial Preferred Warrant Exercise Date, dividends on the Series B-1 Convertible Preferred Stock shall commence accruing and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears for on the first trading day of each fiscal quarter (each, an “Dividend Date”). Dividends shall be payable on each Dividend Date, to each record holder of Series B-1 Convertible Preferred Stock on the applicable Dividend Date, in shares of ECD Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure; provided however, that ECD may, at its option following notice to each holder, pay dividend on any Dividend Date in cash (“Cash Dividend”) or in a combination of Cash Dividend and Dividend Shares.

Liquidation Preference

In the event of a liquidation, dissolution or winding-up of ECD, whether voluntary or involuntary, the stockholders of Series B-1 Convertible Preferred Stock shall be entitled to receive in cash out of the assets of ECD, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any parity stock then outstanding, an amount per share of Series B-1 Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Common Warrants) with respect to the outstanding portion of all Common Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Conversion Amount (as defined below) of such Series B-1 Convertible Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series B-1 Convertible Preferred Stock into ECD Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders and holders of shares of parity stock, then each holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series B-1 Convertible Preferred Stock and all holders of shares of parity stock.

Conversion and Redemption Rights

At any time after the Business Combination, each stockholder shall be entitled to convert any portion of the outstanding Series B-1 Convertible Preferred Stock held by such stockholder into validly issued, fully paid and non-assessable shares of ECD Common Stock. The number of shares of ECD Common Stock issuable upon conversion of any Series B-1 Convertible Preferred Stock shall be determined by dividing (i) the Conversion Amount (as defined in the Certificate of Designation) of such Series B-1 Convertible Preferred Stock by (y) $10.00 (subject to adjustments). A stockholder’s ability to convert Series B-1 Convertible Preferred Stock into shares of ECD Common Stock is subject to a 9.99% blocker, such that a stockholder cannot convert Series B-1 Convertible Preferred Stock into shares of Common Stock to the extent it will make the stockholder a beneficial owner of more than 9.99% of the Common Stock.

The stockholders of Series B-1 Convertible Preferred Stock have redemption rights upon the occurrence of a Triggering Event (as defined in the Certificate of Designation). After the completion of the Business Combination, ECD will have the right to redeem all or any part of Series B-1 Convertible Preferred Stock then outstanding.

Voting and Other Preferred Rights

Holders of Series B-1 Convertible Preferred Stock shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designations.

ECD’s Series C Convertible Preferred Stock

In connection with the Exchange Agreement, ECD filed the Certificate of Designations, a copy of which is attached hereto as Exhibit 3.8, designating a number of shares of “Series C Convertible Preferred Stock” of ECD. The authorized number of Series C Convertible Preferred Stock is Two Hundred Thousand (200,000) shares. Such shares of Series C Convertible Preferred Stock shall have all of the rights, preferences and privileges set forth in the Certificate of Designations as more fully described below.

Rank

The Series C Convertible Preferred Stock ranks senior to all shares of ECD Common Stock, and to all other classes or series of capital stock of ECD (such junior stock is referred to herein collectively as “Junior Stock”) with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of ECD.

Dividend Rights

From and after the first date of issuance of any initial shares of Series C Convertible Preferred Stock (the “Initial Issuance Date”), unless a triggering event has occurred and is continuing, holders of Series C Convertible Preferred Stock shall not be entitled to dividends. From and after the Initial Preferred Warrant Exercise Date, dividends on the Series C Convertible Preferred Stock shall commence accruing and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears for on the first trading day of each fiscal quarter (each, an “Dividend Date”). Dividends shall be payable on each Dividend Date, to each record holder of Series C Convertible Preferred Stock on the applicable Dividend Date, in shares of ECD Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure; provided however, that ECD may, at its option following notice to each holder, pay dividend on any Dividend Date in cash (“Cash Dividend”) or in a combination of Cash Dividend and Dividend Shares.

Liquidation Preference

In the event of a liquidation, dissolution or winding-up of ECD, whether voluntary or involuntary, the stockholders of Series C Convertible Preferred Stock shall be entitled to receive in cash out of the assets of ECD, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any parity stock then outstanding, an amount per share of Series C Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Common Warrants) with respect to the outstanding portion of all Common Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Conversion Amount (as defined below) of such Series C Convertible Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series C Convertible Preferred Stock into ECD Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders and holders of shares of parity stock, then each holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series C Convertible Preferred Stock and all holders of shares of parity stock.

Conversion and Redemption Rights

At any time after the Business Combination, each stockholder shall be entitled to convert any portion of the outstanding Series C Convertible Preferred Stock held by such stockholder into validly issued, fully paid and non-assessable shares of ECD Common Stock. The number of shares of ECD Common Stock issuable upon conversion of any Series C Convertible Preferred Stock shall be determined by dividing (i) the Conversion Amount (as defined in the Certificate of Designation) of such Series C Convertible Preferred Stock by (y) $10.00 (subject to adjustments). A stockholder’s ability to convert Series C Convertible Preferred Stock into shares of ECD Common Stock is subject to a 9.99% blocker, such that a stockholder cannot convert Series C Convertible Preferred Stock into shares of Common Stock to the extent it will make the stockholder a beneficial owner of more than 9.99% of the Common Stock.

The stockholders of Series C Convertible Preferred Stock have redemption rights upon the occurrence of a Triggering Event (as defined in the Certificate of Designation). After the completion of the Business Combination, ECD will have the right to redeem all or any part of Series C Convertible Preferred Stock then outstanding.

Voting and Other Preferred Rights

Holders of Series C Convertible Preferred Stock shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designations.

Common Shares Warrant

At closing of the Business Combination, ECD issued to the Investor a warrant to purchase 1,091,525 shares of ECD Common Stock (“Common Shares Warrant”) at an exercise price of $11.50 per share, which became immediately exercisable upon the closing of the Business Combination. The Common Shares Warrant is attached hereto as Exhibit 4.1.

Preferred Shares Warrant

At closing of the Business Combination, ECD issued to the Investor a warrant to purchase 15,819 shares of ECD Series A Convertible Preferred Stock (“Preferred Shares Warrant”) at an exercise price of $900 per share, which will become exercisable at any time on or after the later of (i) the issuance date of the Preferred Shares Warrant and (y) the date all of the initial Series A Convertible Preferred Stock issued to the Investor have been converted in full. The Preferred Shares Warrant is attached hereto as Exhibit 4.2.

Transfer Agent

The transfer agent and registrar for our securities is Continental Stock Transfer & Trust Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations of the ownership, and disposition of our Common Stock acquired in this offering to “non-U.S. holders” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, under U.S. federal gift and estate tax rules, or under any applicable tax treaty. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, or other financial institutions;

●	regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

●	tax-exempt accounts, organizations, or governmental organizations;

●	pension plans and tax-qualified retirement plans;

●	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5% (by vote or value) of our Common Stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;

●	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

●	persons who hold or receive our Common Stock pursuant to the exercise of any option or otherwise as compensation;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

●	persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, as property held for investment); or

●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other flow-through entity holds our Common Stock, the tax treatment of a partner in the partnership or owner of other such entity generally will depend on the status of the partner or owner and upon the activities of the partnership or other such entity. A partner in a partnership, or owner of other such entity, that will hold our Common Stock should consult his, her, or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock through the partnership or other such entity, as applicable.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our Common Stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is not a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) and is not:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a “United States person” within the meaning of the Code.

Distributions on Common Stock

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock to date. However, if we make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock (determined separately with respect to each share of our Common Stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “—Gain on Disposition of Common Stock.”

Subject to the discussions below on effectively connected income and in “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act (FATCA),” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. Under applicable Treasury Regulations, the applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our Common Stock through a financial institution or other agent acting on your behalf, you generally will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable tax treaty.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below in “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act (FATCA).” In order to obtain this exemption, you must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits and subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussions in “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act (FATCA),” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

●	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	our Common Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of our Common Stock or your holding period for our Common Stock, or the applicable testing period.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale or other disposition of our Common Stock (net of certain deductions and credits) under regular U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition of our Common Stock, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. However, even if we are or become a USRPHC, our Common Stock will not constitute a United States real property interest if our Common Stock is regularly traded on an established securities market and you hold no more than 5% of our outstanding Common Stock, directly, indirectly, or constructively, at all times during the applicable testing period. If we are a USRPHC at any time within the applicable testing period and either our Common Stock are not regularly traded on an established securities market or you hold more than 5% of our outstanding Common Stock directly, indirectly, or constructively, at any time during the applicable testing period, you will generally be taxed on any gain realized upon the sale or other disposition of our Common Stock in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC at any time within the applicable testing period and our Common Stock is not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a USRPHC.

Foreign Account Tax Compliance Act (FATCA)

Subject to the following paragraph, the Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance with respect thereto, or, collectively, FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution (i) enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock paid to a “non-financial foreign entity” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our Common Stock.

The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our Common Stock. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued or until such proposed regulations are rescinded.

Backup Withholding and Information Reporting

Generally, we or the applicable agent must report annually to the IRS the amount of dividends paid to you, your name, your address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Common Stock made to you may also be subject to backup withholding (currently at a rate of 24%) and additional information reporting unless you establish an exemption, for example, by certifying your non-U.S. status on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of purchasing, holding, and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of Common Stock or warrants being offered for resale by this prospectus, which consist of:

(i)	an aggregate of 70,006 shares of Common Stock (the “Founder Shares”) that were sold to certain of the Selling Securityholders at a price of approximately $3.60 per share, prior to the September 8, 2022 initial public offering of the Company (the “IPO”) prior to the Business Combination (as defined below);

(ii)	an aggregate of 6,438 shares of Common Stock that were sold to certain of the Selling Securityholders as part of the private units sold at a price of $400.00 per unit in the private placement offering that occurred simultaneously with the IPO;

(iii)

an aggregate of 808 shares of Common Stock issued in connection with the Business Combination as a result of the conversion of the 6,438 rights that were sold to certain of the Selling Securityholders as part of the private units sold at a price of $400.00 per unit in the private placement offering that occurred simultaneously with the IPO;

(iv)	an aggregate of 18,750 shares of Common Stock (the “Fee Shares”) issued to EF Hutton LLC in lieu of the cash deferred fee owed to them of approximately $4,025,000 from the IPO, and subsequently the 18,750 shares were distributed 9,375 to Joseph Rallo and 9,375 shares to David Boral;

(v)	an aggregate of 625 shares of Common Stock sold to Benjamin Piggott in a private placement at a price of $400.00 per share;

(vi)	an aggregate of 43,750 shares issued to the David W Miller II Revocable Living Trust U/A/D June 13, 2023, David W Miller II Trustee pursuant to an asset sale agreement and consulting agreement;

(vii)	an aggregate of 18,125 shares issued to Member Hubs Palm Beach, LLC pursuant to the terms of a lease;

(viii)	an aggregate of 4,000 shares to Raymond Cole pursuant to the terms of his employment agreement;

(ix)	an aggregate of 2,500 shares to Benjamin Piggott pursuant to the terms of his employment agreement;

(x)	an aggregate of 2,325 shares to Matthew Borden pursuant to the terms of a consulting agreement;

(xi)	an aggregate of 9,650 shares issued to Hudson Global Ventures LLC pursuant to two consulting agreements;

(xii)	an aggregate of 25,000 shares sold to Theodore Duncan in a private placement at a price of $40.00 per share on August 8, 2025; and

(xiii)	an aggregate of 2,500 shares underlying warrants issued to Theodore Duncan in connection with a private placement on August 8, 2025;

(xiv)	an aggregate of 6,438 shares of Common Stock underlying the 6,438 Private Warrants, that were sold to certain of the Selling Securityholders as part of the private units sold at a price of $400.00 per unit in the private placement offering that occurred simultaneously with the IPO;

(xv)	an aggregate of up to 300,000,000 shares of Common Stock to be issued and sold pursuant to the EPFA dated as of June 20, 2025 by and between the Company and the EFPA Investor and an additional 2,500 shares, the Commitment Shares, that were given to the EPFA Investor for entering into the EPFA; and

(xvi)	an aggregate of 550,000 shares of Common Stock underlying 550,000 Warrants issued to Loeb & Loeb LLP on September 24, 2025, pursuant to a legal fee agreement.

When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common stock or warrants after the date of this prospectus.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Securityholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Securityholders, based on their respective ownership of shares of Common Stock, Convertible Notes and Warrants, as of September 18, 2025, as adjusted to reflect the Reverse Stock Split, assuming conversion of the Convertible Notes held by each such Selling Securityholders on that date but taking account of any limitations on conversion set forth therein.

The fourth column lists the shares of Common Stock being offered by this prospectus by the Selling Securityholders and does not take in account any limitations on conversion of the Convertible Notes set forth therein.

The shares of Common Stock issuable upon exercise of the warrants are not included in the table below as the table assumes the warrants are sold in the offering prior to their exercise by the applicable Selling Securityholders. The following table does not include Public Warrants or the primary issuance of shares of Common Stock underlying the Public Warrants.

The Common Stock being registered for resale in connection with this offering will constitute a considerable percentage of our “public float” (defined as the number of our outstanding Common Stock held by non-affiliates). The Selling Securityholders are registering an aggregate of 208,843 shares of Common Stock, not including the share underlying the Public Warrants or the shares that may be issued and sold pursuant to the EPFA. The registered shares representing approximately 17.2% of our outstanding Common Stock (excluding shares issuable upon the exercise of warrants), or 33.3% of our outstanding Common Stock (including shares issuable upon the exercise of warrants). The Selling Securityholders will be able to sell all of their respective securities for so long as the registration statement of which this prospectus forms a part is available for use. In addition, a portion of the Common Stock being registered for resale hereunder were purchased by the Selling Securityholders at prices below the current market price of our Common Stock. Given the substantial amount of redemptions in connection with the Business Combination and the relative lack of liquidity in our stock, sales of our Common Stock under the registration statement of which this prospectus is a part could result in a significant decline in the market price of our securities.

Under the terms of the Convertible Notes, a Selling Securityholders may not convert the Convertible Notes to the extent (but only to the extent) such Selling Securityholders or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of the Company (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The Selling Securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to the Offering (1)	Number of Warrants Owned Prior to the Offering (1)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus (2)	Maximum Number of Warrants To Be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Owned After the Offering (3)	Number of Warrants Owned After the Offering	%

Benjamin Piggott(4)	19,139	1,771	19,139	1,771	0	-
Joseph Rallo(5) (13)	24,764	1,771	24,764	1,771	0	-
David Boral(6) (13)	24,764	1,771	24,764	1,771	0	-
Thomas Wood(7)	2,500	-	2,500	-	0
Paul Hodge Jr.(8)	3,019	250	3,019	250	0	-
Kevin Bush(9)	2,135	125	2,135	125	0	-
Stanley Hutton Rumbough(10)	1,250	-	1,250	-	0	-
Anne Lee(11)	1,250	-	1,250	-	0	-
SHR Ventures LLC(12)	5,304	750	5,304	750	0	-
Boothbay Fund Management, LLC(14)	1,875	-	1,875	-	0	-
Context Partners Master Fund, L.P. (15)	1,875	-	1,875	-	0
Kepos Alpha Master Fund L.P. (16)	1,483	-	1,483	-	0	-
Kepos Special Opportunities Master Fund L.P. (17)	393	-	393	-	0	-
The Mangrove Partners Master Fund, Ltd. (18)	1,875	-	1,875	-	0	-
Meteora Strategic Capital, LLC(19)	1,875	-	1,875	-	0	-
Polar Multi-Strategy Master Fund(20)	1,875	-	1,875	-	0	-
Space Summit Opportunity Fund I LP. (21)	1,875	-	1,875	-	0	-
Taconic Opportunity Master Fund L.P. (22)	1,688	-	1,688	-	0	-
Taconic Master Fund 1.5 L.P.(23)	188	-	188	-	0	-
Yakira Capital Management, Inc.(24)	1,875	-	1,875	-	0	-
David W Miller II Revocable Living Trust U/A/D June 13, 2023 David W Miller II Trustee(25)	43,750	-	43,750	-	0	-
Member Hubs Palm Beach LLC(26)	18,125	-	18,125	-	0	-
Raymond Cole(27)	4,000	-	4,000	-	0	-
Matthew Borden(28)	2,325	-	2,325	-	0	-
Hudson Global Ventures, LLC(29)	9,650	-	9,650	-	0	-
Theodore Duncan(30)	25,000	2,500	25,000	2,500	0	-
Patrick Lavelle(31)	1,250	-	1,250	-	0	-
Robert Machinist(32)	1,250	-	1,250	-	0	-
ECDA Bitcoin Treasury LLC(33)	2,500	-	300,002,500	-	0	-
Loeb & Loeb LLP (34)	550,000	-	550,000	-	-	-

*	Represents beneficial ownership of less than 1%.

(1)	Applicable percentage ownership is based on 1,451,507 shares of our Common Stock outstanding as of September 18, 2025, and based on 302,506,797 shares of our Common Stock outstanding after the offering, after giving effect to the Reverse Stock Split.

(2)	Assumes the sale of all shares being offered pursuant to this prospectus.

(3)	Represents the amount of shares that will be held by the Selling Securityholder after completion of this offering based on the assumptions that (a) all Common Stock underlying Convertible Note registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of Common Stock are acquired or sold by the Selling Securityholder prior to completion of this offering. However, the Selling Securityholder is not obligated to sell all or any portion of the shares of our Common Stock offered pursuant to this prospectus.

(4)	The Selling Securityholder paid approximately $3.60 per share for 13,396 shares, $400.00 per unit for 1,771 units consisting of 1,771 shares of Common Stock and 1,771 Private Warrants, $400 per share for 625 shares of Common Stock and paid no money for 2,500 shares pursuant to his employment agreement with the Company and 625 shares he was awarded for serving as a director of the Company. The address of the Selling Securityholder is 69 St George Street Duxbury MA 02332.

(5)	The Selling Securityholder paid approximately $3.60 per share for 13,396 shares and $400.00 per unit for 1,771 units consisting of 1,771 shares of Common Stock and 1,771 Private Warrants. The address of the Selling Securityholder is 24 Shipyard Drive, Suite 102, Hingham, MA 02043.

(6)	The Selling Securityholder paid approximately $3.60 per share for 13,396 shares and $400.00 per unit for 1,771 units consisting of 1,771 shares of Common Stock and 1,771 Private Warrants. The address of the Selling Securityholder is 24 Shipyard Drive, Suite 102, Hingham, MA 02043.

(7)	The Selling Securityholder paid no money for 2,500 shares of Common Stock which he was awarded for serving as a director of the Company, The address of the Selling Securityholder is 24 Shipyard Drive, Suite 102, Hingham, MA 02043.

(8)	The Selling Securityholder paid approximately $3.60 per share for 1,487 shares, $400.00 per unit for 250 units consisting of 250 shares of Common Stock and 250 Private Warrants and paid no money for 1,250 shares of Common Stock which he was awarded for serving as a director of the Company. The address of the Selling Securityholder is 24 Shipyard Drive, Suite 102, Hingham, MA 02043.

(9)	The Selling Securityholder paid approximately $3.60 per share for 744 shares, $400.00 per unit for 125 units consisting of 125 shares of Common Stock and 125 Private Warrants and paid no money 1,250 shares of Common Stock which he was awarded for serving as a director of the Company. The address of the Selling Securityholder is 24 Shipyard Drive, Suite 102, Hingham, MA 02043.

(10)	The Selling Securityholder paid no money for 1,250 shares of Common Stock which he was awarded for serving as a director of the Company, The address of the Selling Securityholder is 24 Shipyard Drive, Suite 102, Hingham, MA 02043.

(11)	The Selling Securityholder paid no money for 1,250 shares of Common Stock which he was awarded for serving as a director of the Company, The address of the Selling Securityholder is 24 Shipyard Drive, Suite 102, Hingham, MA 02043.

(12)	The Selling Securityholder paid approximately $3.60 per share for 4,460 shares and $400.00 per unit for 750 units consisting of 750 shares of Common Stock and 750 Private Warrants, The address of the Selling Securityholder is 24 Shipyard Drive, Suite 102, Hingham, MA 02043.

(13)	The EF Hutton LLC waived $4,025,000 in deferred underwriting fees in exchange for 18,750 shares, and subsequently the 18,750 shares were distributed 9,375 to Joseph Rallo and 9,375 shares to David Boral.

(14)	The Selling Securityholder paid approximately $3.60 per share for 1,875 shares of Common Stock. The address of the Selling Securityholder is 140 E 45th Street, 14th Floor, New York, NY 10017.

(15)	The Selling Securityholder paid approximately $3.60 per share for 1,875 shares of Common Stock. The address of the Selling Securityholder is 7724 Girard Ave, Third Floor, La Jolla, CA 92037.

(16)	The Selling Securityholder paid approximately $3.60 per share for 1,483 shares of Common Stock. The address of the Selling Securityholder is 11 Times Square, 35th Flr, New York NY 10036.

(17)	The Selling Securityholder paid approximately $3.60 per share for 393 shares of Common Stock. The address of the Selling Securityholder is 11 Times Square, 35th Flr, New York NY 10036.

(18)	The Selling Securityholder paid approximately $3.60 per share for 1,875 shares of Common Stock. The address of the Selling Securityholder is 645 Madison Avenue, 14th Flr, New York, NY 10022.

(19)	The Selling Securityholder paid approximately $3.60 per share for 1,875 shares of Common Stock. The address of the Selling Securityholder is 840 Park Dr E, Boca Raton, FL 33432.

(20)	The Selling Securityholder paid approximately $3.60 per share for 1,875 shares of Common Stock. The address of the Selling Securityholder is 16 York Street, Suite 2900, Toronto, ON M5J 0E6.

(21)	The Selling Securityholder paid approximately $3.60 per share for 1,875 shares of Common Stock. The address of the Selling Securityholder is 15455 Albright Street, Pacific Palisades, CA 90272.

(22)	The Selling Securityholder paid approximately $3.60 per share for 1,688 shares of Common Stock. The address of the Selling Securityholder is 280 Park Avenue, 5th Flr, New York, NY 10017.

(23)	The Selling Securityholder paid approximately $3.60 per share for 188 shares of Common Stock. The address of the Selling Securityholder is 280 Park Avenue, 5th Flr, New York, NY 10017.

(24)	The Selling Securityholder paid approximately $3.60 per share for 1,875 shares of Common Stock. The address of the Selling Securityholder is 1555 Post Road East, STE 202, Westport, CT 06880.

(25)	The Selling Securityholder received the 43,750 shares pursuant to an Asset Purchase Agreement and consulting agreements and the shares were valued at $40.00 per share. The address of the Selling Securityholder is 11063-D S. Memorial Drive, Ste. 458, Tulsa, OK 74133.

(26)	The Selling Securityholder received the 18,125 shares pursuant to an office Usage Agreement and the shares were valued at $39.20 per share. The address of the Selling Securityholder is 341 Railroad Avenue, Bedford Hills, NY 10507.

(27)	The Selling Securityholder paid no money for the 4,000 shares as he received the shares as compensation pursuant to his employment agreement with the Company. The address of the Selling Securityholder is 346 9th Avenue NE, St. Petersburg, FL 33701.

(28)	The Selling Securityholder paid no money for the 2,325 shares as he received the shares as compensation pursuant to his consulting agreement with the Company. The address of the Selling Securityholder is 10 Eagle Way, Seekonk, MA 02771.

(29)	The Selling Securityholder received the 9,650 shares pursuant to two consulting agreements and the shares were valued at $40.00 per share. The address of the Selling Securityholder is 1 Linden Place, Suite 210, Great Neck, NY, 11021.

(30)	The Selling Securityholder purchased the 25,000 shares and 2,500 warrants pursuant to a subscription agreement for an aggregate amount of $1,000,000. The address of the Selling Securityholder is 920 Reef Road, Vero Beach, FL 32963.

(31)	The Selling Securityholder paid no money for the 1,250 shares as he received the shares as compensation for being an independent director during fiscal year 2024. The address of the Selling Securityholder is 131 Celebration Blvd., Celebration, FL 34747.

(32)	The Selling Securityholder paid no money for the 1,250 shares as he received the shares as compensation for being an independent director during fiscal year 2024. The address of the Selling Securityholder is 171 West 57th Street, Apt. 10B, New York, NY 10019.

(33)	The Selling Securityholder received 2,500 shares of Common Stock as a commitment fee. Pursuant to the EPFA, we cannot effect a sale of Common Stock under the EPFA if such sale would cause the Selling Securityholder to beneficially own in excess of 4.99% of our then outstanding Common Stock. ECDA Bitcoin Treasury LLC is wholly-owned by SZOP Multistrat LP (“SZOP”). Antonio Ruiz-Gimenez and Kerry Propper are the managing members of SZOP Multistrat Management LLC, the investment manager of SZOP. SZOP, its investment manager and the managing members may be deemed to have shared voting and dispositive power with respect to the shares held by ECDA Bitcoin Treasury LLC and each disclaim beneficial ownership of the shares held by the Selling Securityholder. The address of the Selling Securityholder is c/o SZOP Multistrat Management LLC, ONE PENN, 1 Pennsylvania Plaza, Suite 4810, New York, NY 10119.

(34)

The Selling Securityholder received 550,000 Warrants to purchase up to 550,000 shares of Common Stock with an exercise price of $0.01 pursuant to a legal fee agreement. The address of the Selling Securityholder is 345 Park Avenue New York, NY 10154.

PLAN OF DISTRIBUTION

We are registering shares of Common Stock, including the shares of Common Stock issuable upon conversion of the Convertible Notes and exercise of Warrants, to permit the resale of these shares of Common Stock by the holders of the notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Securityholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	distributions to such Selling Securityholder’s limited partners or members;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in “at-the-market” offerings, as defined in Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sale made through a market maker other than on an exchange or other similar offerings through sales agents;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a Selling Securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of the above methods of sale; and

●	any other method permitted pursuant to applicable law.

Unless a Selling Securityholder is deemed to be an “underwriter” within the meaning of the Securities Act, a Selling Securityholder may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Securityholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Securityholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Securityholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Securityholders may pledge or grant a security interest in some or all of the notes or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Securityholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. In particular, the EPFA Investor is deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act with respect to the shares of Common Stock to be issued and sold by the Company under the EPFA. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreements, estimated to be $50,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Securityholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The financial statements of the Company as of December 31, 2024 and December 31, 2023, and for the years ended December 31, 2024 and December 31 2023 have been audited by Barton CPA PLLC, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Loeb and Loeb LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, as amended, under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to ECD, and the Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

ECD AUTOMOTIVE DESIGN, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$605,305	$1,476,850
Accounts receivable, net	606,355	45,022
Inventories	7,918,552	11,181,806
Prepaid and other current assets	211,141	239,864
Total current assets	9,341,353	12,943,542

Goodwill	1,291,098	1,291,098
Property and equipment, net	437,257	483,878
Intangible asset, net	7,500	12,000
Right-of-use assets	3,218,074	3,404,983
Deposit	60,200	60,200
TOTAL ASSETS	$14,355,482	$18,195,701

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,966,179	$2,494,664
Accrued expenses	1,704,981	1,686,598
Deferred revenue	8,969,670	11,802,825
Lease liability, current	354,576	353,612
Floor plan payable	498,320	1,212,000
Other payables	885,325	1,364,222
Notes payable	1,762,699	-
Total current liabilities	16,141,750	18,913,921

Lease liability, non-current	3,199,502	3,373,571
Convertible notes, net of debt discount	18,142,482	14,085,932
Warrant liabilities, at fair value	589	486,559
Conversion option, at fair value	1,219	313,191
Total liabilities	37,485,542	37,173,174

Commitments and contingencies (Note 14)	-	-

Series A preferred stock, $0.0001 par value, 20,000,000 authorized shares; 375 and 162 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	2	1

Stockholders’ deficit:
Series B preferred stock, $0.0001 par value, 4,000 authorized; 0 issued shares and 0 outstanding as of June 30, 2025 and December 31, 2024, respectively	-	-
Series C preferred stock, $0.0001 par value, 200,000 authorized shares; 63 and 0 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	-	-
Common stock, $0.0001 par value, 1,000,000,000 authorized shares; 1,189,558 shares and 912,492 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	119	91
Additional paid-in capital	5,449,717	2,580,057
Other comprehensive income	(8,361)	(6,696)
Accumulated deficit	(28,571,537)	(21,550,926)
Total Stockholders’ Deficit	(23,130,062)	(18,977,474)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$14,355,482	$18,195,701

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ECD AUTOMOTIVE DESIGN, INC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue, net	$7,015,892	$6,454,418	$13,437,263	$13,444,164
Cost of goods sold (exclusive of depreciation expense shown below)	5,627,448	4,399,575	10,284,247	9,863,688
Gross profit	1,388,444	2,054,843	3,153,016	3,580,476

Operating expenses:
Advertising and marketing expenses	281,503	284,572	572,382	627,981
General and administrative expenses	3,674,492	2,269,299	7,068,034	4,412,849
Provision for credit losses	20,213	-	29,508	-
Depreciation and amortization expenses	25,757	32,347	51,121	75,099
Total operating expenses	4,001,965	2,586,218	7,721,045	5,115,929

Loss from operations	(2,613,521)	(531,375)	(4,568,029)	(1,535,453)

Other income (expense)
Interest expense	(2,105,348)	(1,306,524)	(3,962,327)	(2,442,824)
Change in fair value of warrant liabilities	42,744	(286,684)	519,327	(452,045)
Change in fair value of conversion option liabilities	88,510	(176,194)	360,989	(236,859)
Gain on conversion of debt to preferred stock	433,881	-	433,881	-
Foreign exchange loss	(15,338)	(5,816)	(8,829)	(10,520)
Resale commissions income	16,680	-	61,600	85,100
Other income (expense), net	(117,902)	267,386	(257,223)	225,812
Total other expense, net	(1,656,773)	(1,507,832)	(2,852,582)	(2,831,336)

Loss before income taxes	(4,270,294)	(2,039,207)	(7,420,611)	(4,366,789)
Income tax benefit (expense)	-	9,712	400,000	(522,568)

Net loss	$(4,270,294)	$(2,029,495)	$(7,020,611)	$(4,889,357)

Net loss per common share, basic and diluted	$(4.59)	$(2.54)	$(7.73)	$(6.13)
Weighted average number of common shares outstanding, basic and diluted	930,561	799,415	907,735	797,454

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ECD AUTOMOTIVE DESIGN, INC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

THREE AND SIX MONTHS ENDED MARCH 31, 2025 AND 2024

			Preferred Stock		Common Stock		Additional		Accumulated Other	Total Stockholders’
	Series A Shares	Amount	Series C Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Deficit	Income (loss)	Equity (Deficit)
Balance, December 31, 2024	162	$1	-	$-	912,492	$91	$2,580,057	$(21,550,926)	$(6,696)	$(18,977,474)
Reversal of conversion of redeemable preferred shares	463	2	-	-	(46,250)	(5)	3	-	-	(2)
Share-based compensation	-	-	-	-	-	-	475,550	-	-	475,550
Issuance of common shares	-	-	-	-	18,400	2	212,162	-	-	212,164
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(3,757)	(3,757)
Net loss	-	-	-	-	-	-	-	(2,750,317)	-	(2,750,317)
Balance at March 31, 2025	625	3	-	-	884,642	88	3,267,772	(24,301,243)	(10,453)	(21,043,836)
Issuance of preferred stock	-	-	100	-	-	-	663,164	-	-	663,164
Conversion of preferred stock to common stock	(250)	(1)	(37)	-	225,762	23	730	-	-	753
Conversion of convertible notes to common stock	-	-	-	-	29,079	3	258,428	-	-	258,431
Share-based compensation						-	1,064,630			1,064,630
Issuance of common shares					50,075	5	194,993			194,998
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	2,092	2,092
Net loss	-	-	-	-	-	-	-	(4,270,294)	-	(4,270,294)
Balance, June 30, 2025	375	$2	63	$-	1,189,558	$119	$5,449,717	$(28,571,537)	$(8,361)	$(23,130,062)

			Preferred Stock		Common Stock		Additional		Accumulated Other	Total Stockholders’
	Series A Shares	Amount	Series C Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Deficit	Income (loss)	Equity (Deficit)
Balance, December 31, 2023	625	$3	$-	$-	796,867	79	$3,108	$(10,779,475)	$-	$(10,776,288)
Issuance of common shares	-		-	-	625	-	250,000	-	-	250,000
Net loss	-	-	-	-	-	-	-	(2,859,862)	-	(2,859,862)
Balance, March 31, 2024	625	3	-	-	797,492	79	253,108	(13,639,337)	-	(13,386,150)
Issuance of common share	-	-	-	-	5,000	1	159,148	-	-	159,149
Fair value of share based compensation	-	-	-	-	-	-	22,810	-	-	22,810
Net loss	-	-	-	-	-	-	-	(2,029,495)	-	(2,029,495)
Balance, June 30, 2024	625	$3	-	$-	802,492	$80	$435,066	$(15,668,832)	$-	$(15,233,686)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ECD AUTOMOTIVE DESIGN, INC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(7,020,611)	$(4,889,357)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization expense	51,121	75,099
Gain on FV conversion of debt to preferred stock	(433,881)	-
Change in fair value of warrant liabilities	(519,327)	452,045
Change in fair value of conversion option liabilities	(360,989)	236,860
Noncash lease expense	186,909	176,682
Income tax (benefit) expense	(400,000)	-
Amortization of debt discount	1,123,162	868,616
Share-based compensation	1,948,094	256,959
Provision for credit losses	29,508	(8,033)
Paid in kind interest	2,007,292	-
Inventory write off	353,377	-
Changes in operating assets and liabilities:
Accounts receivable	(590,840)	(61,062)
Inventories	2,909,877	371,298
Prepaid and other current assets	28,723	(371,462)
Deposit	-	17,486
Deferred tax asset	-	515,444
Accounts payable	(528,485)	203,802
Accrued expenses	58,220	1,056,933
Deferred revenue	(2,833,155)	(3,070,627)
Other payables	(78,897)	538,468
Deferred tax liability	-	7,124
Lease liability	(173,105)	(153,776)
Net cash used in operating activities	(4,243,007)	(3,777,501)

Cash flows from investing activities:
Disposal of asset	-	6,718
Purchase of assets	-	(23,764)
Net cash used in investing activities	-	(17,046)

Cash flows from financing activities:
Repayment of floor plan payable	(1,271,138)	(356,000)
Proceeds from floor plan payable	557,458	1,677,000
Proceeds from convertible note	2,548,060	-
Proceeds from notes payable	3,399,300	-
Debt issuance costs	(346,267)	-
Repayment of notes payable	(1,514,286)	-
Net cash provided by financing activities	3,373,127	1,321,000

Effect of translation changes on cash	(1,665)	-

Net (decrease) increase in cash and cash equivalents	(871,545)	(2,473,547)
Cash and cash equivalents, beginning of year	1,476,850	8,134,211
Cash and cash equivalents, end of year	$605,305	$5,660,664
Supplemental cash flow disclosure:
Cash paid for interest	$176,277	$660,086

Supplemental disclosure of noncash cash flow information
Conversion of convertible notes and interest to common stock	$258,431	$-
Conversion of convertible notes and interest to preferred stock	$663,164
Initial classification of warrant liabilities	$33,357	$-
Initial classification of conversion option liability	$49,017	$-
Issuance of common stock	$74	$-
Reversal of conversion of redeemable preferred stock into common stock	$(185)	$-
Intangible asset acquired	$-	$1,309,098

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ECD AUTOMOTIVE DESIGN, INC

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF OPERATIONS

ECD Automotive Design, Inc (the “Company,” “ECD,” “we,” “us,” or “our”) is engaged in the production and sale of Land Rover vehicles, Jaguar E-Types, Classic Ford Mustangs and Toyota FJ40s. Since the Company’s commencement of operations in 2013, it has established a facility geared towards producing the most customized Land Rovers with the highest quality of parts and the highest quality labor force building each vehicle. The Company primarily earns revenue from the sale of the customized vehicle delivered directly to the customer. Additionally, revenue is generated from providing repair or upgrade services to customers and from the sale of extended warranties.

The Company also consolidates, ECD Auto Design UK LTD (“ECD UK”), a private limited company incorporated on July 16, 2021 in England and Wales. ECD UK was formed for the purpose of procuring parts overseas for the Company. ECD UK is a consolidated variable interest entity (“VIE”) for which the company is the primary beneficiary. The Company is the primary beneficiary of ECD UK as it has both the power to direct the most significant activities impacting on its economic performance and the obligation to absorb losses or receive benefits significant to them.

In April 2024, the Company acquired certain assets of BNMC Continuation Cars LLC (“BNMC”). The assets and the ongoing performance of BNMC are now included in the consolidated results of operations of ECD.

NOTE 2. GOING CONCERN

As of June 30, 2025, the Company had cash and cash equivalents of approximately $0.6 million and a working capital deficit of approximately $6.8 million.

The Company’s primary source of operating funds since inception has been from cash receipts from sales and proceeds from loans payable.

Management’s assessment of the Company’s ability to continue as a going concern involves making a judgment, at a particular point in time, about inherently uncertain future outcomes of events or conditions. Any judgment about the future is based on information available at the time at which the judgment is made. Subsequent events may result in outcomes that are inconsistent with judgments that were reasonable at the time they were made.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate. The Company will need to raise additional financing through loans or through equity raises. The Company cannot provide any assurance that the new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to raise additional capital, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, Going Concern (“ASC 205”), Management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date these unaudited condensed consolidated financial statements are available to be issued. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of ECD and ECD Auto Design UK Ltd. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S GAAP”, or “GAAP”), expressed in U.S. dollars. In the opinion of management, all adjustments necessary for a fair presentation of such unaudited condensed consolidated financial statements have been included. All such adjustments consisted of all normal recurring items, including the elimination of all intercompany transactions and balances. References to GAAP issued by the FASB in these accompanying notes to the unaudited condensed consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These operating results are not necessarily indicative of the results that may be expected for the year ending December 31, 2025.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2024 included in the 2024 Form 10-K/A, filed with the SEC on July 16, 2025.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include assumptions used in revenue recognition, useful life of assets, and allowance for credit losses.

Segment Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is evaluated regularly by the Company’s Chief Executive Officer (“CEO”), who is the Chief Operating Decision Maker (“CODM”), in deciding how to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating segment and one reportable segment.

Cash and Cash Equivalents

The Company considers all highly liquid investments acquired with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, because of the short maturity of these instruments.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation Coverage limit of $250,000. As of June 30, 2025 and December 31, 2024, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Revenue Recognition

Revenue is recognized when the Company transfers title of promised goods or provides services to the customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under the agreement, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

No one customer exceeded 10% of revenue for the three and six months ended June 30, 2025 and 2024.

Product Revenue – Builds

The Company generates revenue through the sales of rebuilt or upgraded Land Rover Defender, Range Rover Classics, Land Rover Series, Jaguar E-Types, and Mustang vehicles directly to customers. There is a single performance obligation in all of the Company’s contracts, which is the Company’s promise to transfer the Company’s product to customers based on the transfer of title or shipping terms in the arrangement. The entire transaction revenue is allocated to this performance obligation.

Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives from 25% to 50% of the total consideration of the contract from its customers as acceptance of contract, including any upgrades, which are initially recorded in customer deposits in deferred revenue, and are recognized as net revenue when the products are shipped or titled based on terms in the arrangement.

Warranty and Other Revenue

The Company also generates revenue through the sale of extended warranties to customers. The customers agree to the terms and conditions at the time of purchase, which represents the customer arrangements. The period covered by the extended warranty is usually two years. The Company has elected to apply the optional exemption provided in ASC 606 Revenue from Contracts with Customers (“ASC 606”) and, therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

The Company generates revenue through providing repair services to customers. The Company agrees with the customer on consideration for the service to be provided. There is a single performance obligation, which is the Company’s promise to perform the retrofit or to execute the agreed upon repair work on the vehicle. The entire transaction price is allocated to this single performance obligation. Service revenue is recognized when the repair work is completed, and the customer receives the vehicle.

Product Limited Warranty

Consistent with industry practice, the Company generally offers customers a limited warranty for work performed on the vehicle under the build/sales contract. The customers do not have a contractual right of return. The Company only offers a limited warranty for the work performed on the vehicle under the contract. If a customer disputes any work performed, the Company will attempt to remedy the work, however, it shall not be required to discount the transaction price. The Company considered this an assurance-type warranty and not a separate performance obligation.

Warranty Reserve

The Company provides for the estimated cost of product warranties at the time revenue is recognized. While the Company engages in product quality programs and processes, including quality control test and driving vehicles, the warranty obligation is affected by historical warranty costs per vehicle. Should actual costs differ from the Company’s estimates, revisions to increase or decrease the estimated warranty liability may be required.

Other Revenue Policies

Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Applying the practical expedient in ASC 606, the Company does not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised products to the customer will be one year or less, which is the case with substantially all customers.

Applying the practical expedient in ASC 606, the Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. The Company records the related costs as part of the cost of goods sold.

Disaggregation of Revenue

The following table summarizes the Company’s net revenues disaggregated by product category:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Builds	$6,910,684	$6,347,465	$13,318,583	$13,246,819
Warranty and other	105,208	106,953	118,680	197,345
Total revenues, net	$7,015,892	$6,454,418	$13,437,263	$13,444,164

Deferred revenue and remaining performance obligation:

	June 30, 2025	December 31, 2024

Beginning balance, January 1	$11,802,825	$16,190,861
Additional deposits received	8,316,944	19,476,465
Revenue Recognized during the year at a point-in-time	(11,150,099)	(23,864,501)
Ending balance	$8,969,670	$11,802,825

As of June 30, 2025 and December 31, 2024, the Company had customer deposits in the amount of $7,988,974 and $8,130,324, respectively and deferred revenue of $980,696 and $3,762,501, respectively. The customer deposits and deferred revenue are typically recognized in revenue at a point in time within the next twelve months as the custom build vehicles are delivered and title has been transferred to customers.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable are recorded at the original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off against the allowance upon management’s determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations. The Company had trade accounts receivable of $638,268 as of June 30, 2025 and a recorded allowance for credit losses of $31,913, resulting in a net trade accounts receivable balance of $606,355. The Company had trade accounts receivable of $47,428 as of December 31, 2024 and a recorded allowance for credit losses of $2,406, resulting in a net trade accounts receivable balance of $45,022.

As of June 30, 2025, amounts due from three customers exceeded 10% of accounts receivable individually and totaled approximately 64% of accounts receivable in the aggregate. As of December 31, 2024, amounts due from one customer exceeded 10% of accounts receivable individually and totaled approximately 84% of accounts receivable in the aggregate.

Inventories

Work in progress, work in progress – shipping and consumables, and work in progress – labor costs reported in inventories are carried at the lower of cost or net realizable value. Cost is determined on the basis of the direct and indirect costs that are directly attributable. The measurement of inventories is generally based on the weighted average method. Finished goods inventory is comprised of vehicles for which the build is completed but title has not been legally transferred, or in some cases, the vehicle has not been delivered. The measurement of finished goods inventories is the total cost of the materials, shipping and consumables, and labor attributed to the build of each specific completed vehicle. Overhead costs are allocated to inventory based on the rate of inventory turned for the period. As of June 30, 2025 and December 31, 2024, inventory was $7,918,552 and $11,181,806, respectively.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset’s estimated useful life of 5 to 15 years. Expenditures for maintenance and repairs are expensed as incurred. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

Long-Lived Assets

The Company follows a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of the assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. No impairments were recognized for the three and six months ended June 30, 2025 and 2024.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company records deferred tax assets to the extent management believes that it is more likely than not that these assets will be realized in the future. Future realization of deferred income tax assets (meaning, items that may provide tax deductions in future periods) requires evidence that there will be sufficient taxable income in those future periods, or within any carryback periods available under tax law. The Company evaluates the realizability of its deferred tax assets on a quarterly basis. The majority of the Company’s deferred tax assets are comprised of income tax carryforwards, including federal and state net operating loss carryforwards (“NOLs”) and non-deductible interest expense carryforwards. Some of these carryforwards are subject to annual usage limitations and expiration, while other state NOLs and a portion of federal NOLs do not expire.

While the Company remains in a financial reporting loss position based on a cumulative pre-tax loss for the six month period ended June 30, 2025, the determination of the valuation allowance is based on its evaluation of the periods over which future taxable items are expected to be utilized to offset tax loss and deduction carryforward items in those future periods. That is, future forecasts of our taxable income are not considered in the evaluation of realizability of its deferred tax assets. Therefore, changes in its deferred tax asset valuation allowances will primarily be affected by changes in the estimates of the time periods over which those future taxable items will occur.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. Management has evaluated the Company’s tax positions, including its previous status as a pass-through entity for federal and state tax purposes, and has determined that the Company has taken no uncertain tax positions that require adjustment to the unaudited condensed consolidated financial statements. The Company’s reserve related to uncertain tax positions was zero as of June 30, 2025 and December 31, 2024. Management has evaluated the Company’s tax positions, including its previous status as a pass-through entity for federal and state tax purposes, and has determined that the Company has taken no uncertain tax positions that require adjustment to the unaudited condensed consolidated financial statements. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The open tax years for the tax returns generally include 2021 through 2024 for state and federal reporting purposes.

Loss Per Share

The Company accounts for net loss per share in accordance with ASC subtopic 260, Earnings Per Share (“ASC 260”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares. Diluted net loss per share is calculated by including any potentially dilutive share issuances in the denominator. For the three and six months ended June 30, 2025 and 2024, all potentially dilutive securities were not included in the calculation of diluted net income (loss) per share as their effect would be anti-dilutive.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use asset (“ROU asset”) and short-term and long-term lease liability are included on the face of the unaudited condensed balance sheets.

ROU asset represents the right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. Operating lease ROU asset and liability are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date over the respective lease term in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to the unaudited condensed consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of cash, accounts receivable, accounts payable and accrued expenses, and other payables approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of lease liability also approximates fair value since the recognition of the instrument reflects a market rate of interest. None of these instruments are held for trading purposes.

Fair Value Measurements

Fair value is defined as the price that would be received for the sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. ASC 820, Fair Value Measurement (“ASC 280”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Warrants

The Company determines the accounting classification of warrants it issues as either liability or equity classified by first assessing whether the warrants meet liability classification in accordance with ASC 480, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480”), then in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, or warrants that must or may require settlement by issuing a variable number of shares. If warrants do not meet liability classification under ASC 480, the Company assesses the requirements under ASC 815, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815, and in order to conclude equity classification, the Company also assesses whether the warrants are indexed to its Common Stock and whether the warrants are classified as equity under ASC 815 or other applicable GAAP. After all relevant assessments, the Company concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.

Convertible Notes Payable

When the Company issues convertible debt, it first evaluates the balance sheet classification of the convertible instrument in its entirety to determine (1) whether the instrument should be classified as a liability under ASC 480, and (2) whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible debt instrument would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of a “derivative” in ASC 815. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the unaudited condensed consolidated balance sheet at fair value, with any changes in its fair value recognized currently in the unaudited condensed consolidated statements of operations. See Note 10 “Debt” for further information.

Stock-based compensation

The Company accounts for its stock-based compensation awards in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values.

The Company periodically issues common stock and common stock options to employees and consultants for various services.

Redeemable Preferred Stock

Accounting for convertible or redeemable equity instruments in the Company’s own equity requires an evaluation of the hybrid security to determine if liability classification is required under ASC 480. Liability classification is required for freestanding financial instruments that are not debt in legal form and are: (1) subject to an unconditional obligation requiring the issuer to redeem the instrument by transferring assets (i.e. mandatorily redeemable), (2) instruments other than equity shares that embody an obligation of the issuer to repurchase its equity shares, or (3) certain types of instruments that obligate the issuer to issue a variable number of equity shares. Securities that do not meet the scoping criteria to be classified as a liability under ASC 480 are subject to redeemable equity guidance, which prescribes securities that may be subject to redemption upon an event not solely within the control of the issuer to be classified outside permanent equity (i.e., classified in temporary equity). Securities classified in temporary equity are initially measured at the proceeds received, net of issuance costs and excluding the fair value of bifurcated embedded derivatives (if any). Subsequent measurement of the carrying value is not required unless the instrument is probable of becoming redeemable or is currently redeemable. When the instruments are currently redeemable or probable of becoming redeemable, the Company will recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the then current maximum redemption value at the end of each reporting period.

New Accounting Pronouncements

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The standard will be effective for public companies for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its unaudited condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”). The standard requires additional disclosure of certain costs and expenses within the notes to the financial statements. The provisions of the standard are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. This accounting standards update may be applied either prospectively or retrospectively. The Company is currently evaluating the impact of this accounting standard update on its unaudited condensed consolidated financial statements.

All other new accounting pronouncements that have been issued, but not yet effective are currently being evaluated and at this time are not expected to have a material impact on our unaudited condensed consolidated financial statements.

NOTE 4. INVENTORIES

Inventories consisted of the following:

	June 30,	December 31,
	2025	2024
Inventory – work in progress	$4,018,483	$4,480,440
Inventory – work in progress shipping and consumables	575,485	640,675
Inventory – work in progress labor	754,421	699,087
Resale inventory	611,500	931,990
Finished Goods	1,533,274	3,832,907
Overhead allocated to inventory	425,389	596,707
	$7,918,552	$11,181,806

NOTE 5. PREPAIDS AND OTHER CURRENT ASSETS

Prepaid and other current assets consisted of the following:

	June 30,	December 31,
	2025	2024
Prepaid expenses	$36,558	$213,914
Prepaid insurance	165,211	3,970
VAT receivable	-	21,980
Other receivable	9,372	-
	$211,141	$239,864

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30,	December 31,
	2025	2024
Computer equipment	$12,740	$12,740
Office furniture	36,163	36,163
Manufacturing equipment	659,974	659,974
Vehicles	61,360	61,360
Building improvements	3,092	3,092
	773,329	773,329
Less: accumulated depreciation	(336,072)	(289,451)
	$437,257	$483,878

Depreciation expense related to the Company’s property and equipment was $23,507 and $30,847 for the three months ended June 30, 2025 and 2024, respectively, and $46,621 and $75,599 for the six months ended June 30, 2025 and 2024, respectively, which were included in the accompanying unaudited condensed consolidated statements of operations.

NOTE 7. LEASES

On August 11, 2021, the Company entered into a lease agreement, whereby the Company agreed to lease office space in Kissimmee, Florida expiring November 30, 2033. The lease commencement date was not identified until July 15, 2022 when the Company entered into the First Amendment to the original lease agreement, pursuant to which the commencement date would be July 1, 2022. The Company will owe monthly rental payments ranging from $6,512 to $50,039 over the term of the lease. The Company initially recorded right-to-use asset and lease liability of $3,889,565 using the Company’s incremental borrowing rate of 6.3% at December 31, 2022.

The Company also has a five-year lease in the UK for office space expiring December 16, 2026. The Company will owe monthly rental payments ranging from $3,092 to $3,401 over the term of the lease. The Company initially recorded right-to-use asset and lease liability of $161,057 using the Company’s incremental borrowing rate of 6.3% at December 31, 2022.

On March 23, 2023, the Company entered into a lease agreement, whereby the Company agreed to lease warehouse space in Kissimmee, Florida expiring March 31, 2026. The Company will owe monthly rental payments ranging from $5,844 to $6,171 over the term of the lease. The Company recorded right-to-use asset and lease liability of $196,796 using the Company’s incremental borrowing rate of 6.3% at December 31, 2022.

Pursuant to the agreement with One Drivers Club, the Company is currently paying $5,000 a month in short-term lease costs on a month-to-month basis until there is substantial completion of the Build-Out (See Note 14).

The Company’s commercial properties are subject to Common Area Maintenance (“CAM”) charges, which represent the tenant’s pro-rata share of the operating expenses incurred by the landlord in the operation of the buildings. These expenses include, but are not limited to, property taxes, insurance premiums, utilities for common areas, maintenance and service agreements and supplies and materials used in the operation and maintenance of the property, cost of repairs and enhancements to common areas, owner’s association fees, and cost of capital improvements or modifications only if the capital improvements reduce operating costs. The Company’s share of the CAM is paid by the Company as additional rent based on the landlord’s written estimate of the CAM for the following year. Within 150 days following the end of each calendar year the landlord provides a statement to the Company reconciling the estimated CAM expenses for the year to the actual costs incurred. The Company does not include CAM charges in the calculation of their right-of-use assets or lease liabilities.

Quantitative information regarding the Company’s leases is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Lease expenses
Operating lease expenses	$150,278	$150,278	$300,556	$300,556
Short-term lease costs	18,750	-	33,750	-
Variable and other lease costs	5,754	25,900	8,079	34,728
Total lease cost	$174,782	$176,178	$342,385	$335,284

Cash paid for operating leases was $286,820 and $227,650 for the six months ended June 30, 2025, and 2024, respectively.

For operating lease assets and liabilities, the weighted average remaining lease term was 8.19 years and 8.59 years as of June 30, 2025, and December 31, 2024, respectively. The weighted average discount rate used in the valuation over the remaining lease terms was 6.3% as of June 30, 2025, and December 31, 2024, respectively.

Maturity analysis under the lease agreement is as follows:

Total
2025 (excluding six months ended June 30, 2025)	$288,608
2026	535,720
2027	492,318
2028	508,885
2029 and beyond	2,765,297
4,590,828
Less: present value discount	(1,036,750)
Lease liability	$3,554,078

NOTE 8. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	June 30, 2025	December 31, 2024
Accrued interest	$137,785	$578,456
Consulting and professional fees	405,602	37,789
Franchise tax	18,800	33,176
Warranty reserve	631,474	529,129
Accrued payroll	342,123	417,977
Other	169,197	90,071
	$1,704,981	$1,686,598

NOTE 9. OTHER PAYABLES

Other payables consisted of the following:

	June 30, 2025	December 31, 2024
PPG payable	$33,967	$61,676
Income tax payable	715,559	1,115,559
Share issuance liability	100,000	150,000
Other	35,799	36,987
	$885,325	$1,364,222

NOTE 10. DEBT

Securities Purchase Agreement

On October 6, 2023 the Company entered into a Securities Purchase Agreement (the “SPA”) with an institutional Lender (the “Lender”) pursuant to which the Company issued to the Lender a senior secured convertible note (the “December 2023 Convertible Note”) in exchange for a loan in the principal amount of $15,819,209. The December 2023 Convertible Note shall accrue interest at an annual rate equal to the Prime Interest rate plus 5% per annum which is payable quarterly in cash, or upon the Company’s option, in securities of the Company provided certain conditions are met at the increased interest rate of the Prime Interest rate plus 8% per annum. The Company is required to pay a late charge of 12% per annum (“Late Charges”) on any amount of principal or other amounts that are not paid when due. The December 2023 Convertible Note is convertible into shares of the Company’s common stock, par value $0.0001 per share at the option of the Lender at a conversion price of $400.00 per share, subject to a one-time downward adjustment on the effective date of the registration statement providing for the resale of the common stock issuable upon conversion of the December 2023 Convertible Note to a conversion price equal to the prior 5-day volume weighted average price, subject to a floor of $240.00. The conversion price is subject to a downward adjustment if the Company issues equity in the future at a price less than $400.00, except for equity issued in connection with certain strategic acquisitions. The conversion price is also subject to a downward adjustment if the Company fails to satisfy certain performance conditions set forth in the December 2023 Convertible Note. Upon the Lender’s conversion, the conversion amount shall be equal to 115% of the principal amount to be converted under the December 2023 Convertible Note plus any accrued and unpaid interest and accrued and unpaid Late Charges on such principal and interest, if any (the “Conversion Rate”). Lender’s ability to convert the December 2023 Convertible Note into shares of common stock is subject to a 4.99% blocker, such that Lender cannot convert the December 2023 Convertible Note into shares of common stock to the extent it will make the Lender a beneficial owner of more than 4.99% of the common stock. The Company has the option to prepay the December 2023 Convertible Note, upon thirty (30) business day written notice, by paying the product of the 20% redemption premium multiplied by the greater of (i) the conversion amount to be redeemed and (ii) the product of (x) the Conversion Rate with respect to the conversion amount to be redeemed multiplied by (y) the greatest closing sale price of the Company’s common stock on any trading day immediately preceding such notice of redemption and the date the Company makes the entire payment required.

The Company reviewed the conversion upon event of default feature under ASC 815 and determined that the conversion upon event of default feature is considered an embedded derivative that should be bifurcated from the host instrument requiring fair value accounting at issuance with all changes in fair value after the issuance date recorded in the unaudited condensed statement of operations (See Note 15).

The December 2023 Convertible Note has a maturity date of December 12, 2026 and will rank senior to all outstanding and future indebtedness of the Company and its subsidiaries. The December 2023 Convertible Notes are secured by a first priority perfected security interest in all the existing and future assets of the Company and its direct and indirect subsidiaries, including a pledge of all of the capital stock of each of the subsidiaries. The December 2023 Convertible Note also provides that the Company and its subsidiaries execute a guaranty (the “Guaranty”) to guarantee the obligations under the December 2023 Convertible Note and the Security Agreement, that all insider stockholders of the common stock shall execute a lock-up agreement (the “Lock-Up Agreement”) restricting their sale of the common stock until six months after the registration statement registering the shares of common stock underlying the December 2023 Convertible Note is declared effective and a joinder agreement (the “Joinder Agreement”) pursuant to which the Company and its Subsidiaries agree and consent to be parties to the Security Agreement.

On August 9, 2024, the Company entered into a SPA with the Lender pursuant to which the Company issued to the Lender a senior secured convertible note (the “August 2024 Convertible Note”) in exchange for a loan in the principal amount of $1,154,681. The August 2024 Convertible Note has the same terms and conditions as the December 2023 Convertible Note.

On January 8, 2025, the Company entered into a SPA (the “January 2025 SPA”) with the Lender pursuant to which the Lender agreed to waive the pre-existing events of default that occurred under the August Note and the Company Preferred Stock and the Company agreed to execute and deliver to the Lender a senior secured convertible note (the “January 2025 Note”), in exchange for a loan in the principal amount of $1,724,100. The January 2025 Convertible Note has the same terms and conditions as the December 2023 Convertible Note.

Certain events of default under the December 2023 Convertible Note and the Series A Convertible Preferred Stock have occurred based on the following: the Company’s failure to have its resale registration statement on Form S-1 declared effective by the SEC within sixty (60) days of December 12, 2023, the financial statements of the Company’s subsidiary for the years ended December 31, 2022 and 2021 and the quarterly periods ended March 31, 2023, June 30, 2023, and September 30, 2023 were required to be restated, the fact that the Company did not file its Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”) within two (2) trading days of the filing due date of the Form 10-K and the Company did not file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (the “Form 10-Q”) within two (2) trading days of the filing due date of the Form 10-Q. The December 2023 Convertible Note and the Series A Convertible Preferred Stock each provide for certain remedies based upon the occurrence of an event of default. As a result of the default the Lender under the December 2023 Convertible Note who is also the holder of the Series A Convertible Preferred Stock calculated default interest on the December 2023 Convertible Note of an additional 8% of the principal balance outstanding for seventeen (17) days in May 2024 and an additional 8% of the principal balance outstanding for thirty (30) days in June 2024 (the “Default Interest”). The total Default Interest calculated for the three months ended June 30, 2024 was $165,233 in the aggregate. The Lender has agreed to treat the Default Interest as paid-in-kind interest (“PIK interest”) and the accrued Default Interest was added to the principal balance of the Convertible note on July 1, 2024. In addition, under the terms of the December 2023 Convertible Note and the August 2024 Convertible Note, the Company has accrued default interest from the period from the date the company failed to have its resale registration statement on Form S-1 declared effective by the SEC in February 2024 through September 30, 2024, excluding the period for which the Lender calculated the Default Interest, in the amount of $660,292 (the “Additional Default Interest”). Pursuant to the execution of the August 2024 Convertible Note, the Lender agreed to waive the pre-existing events of default that occurred under the December 2023 Convertible Note.

On June 5, 2025, the Company entered into a SPA (the “June 2025 SPA”) with the Lender for a series of senior secured convertible note up to $21,972,275.38 and pursuant to which the Company executed and delivered to the Lender a senior secured convertible note, dated June 5, 2025 (the “June 2025 Convertible Note”), in exchange for a loan in the original principal amount of $823,960.

During the three months ended June 30, 2025, the Lender converted December 2023 Convertible Notes with principal amount of $250,000 and interest payable of $8,431into 1,163,145 shares of Common Stock.

The December 2023 Convertible Note includes an original issue discount of $2,119,209 and debt issuance costs of $3,088,883. The August 2024 Convertible Note includes an original issue discount of $154,681 and debt issuance costs of $95,000. The January 2025 Convertible Note includes an original issue discount of $154,681 and debt issuance costs of $35,000. The June 2025 Convertible Note includes original issue discount of $73,960 and debt issuance costs of $15,000. For the three months and six ended June 30, 2025, the Company recorded $471,764 and $1,095,478 of amortization expense of the debt discount and debt issuance costs in the unaudited condensed consolidated statement of operations. As of June 30, 2025 and December 31, 2024, accrued interest on the December 2023 Convertible Note, the August 2024 Convertible Note, the January 2025 Convertible Note and the June 2025 Convertible Note, including the Additional Default Interest, was $0 and $569,419, respectively, as included with accrued expenses on the accompanying unaudited condensed consolidated balance sheets. See Note 8.

Exchange Agreement

On May 14, 2025, the Company entered into an Amendment and Exchange Agreement (the “Exchange Agreement”) with the Lender pursuant to which the Company shall authorize one or more series of a new series B convertible preferred stock of the Company, $0.0001 par value (see Note 12. Preferred Stock). The Exchange Agreement provides that the Holder shall have the option exchange some or all of the amounts outstanding under the December 2023 Convertible Note, August 2024 Convertible Note and/or the January 2025 Convertible Note (collectively the “Original Notes”). At the initial closing the Lender has determined to convert $1,284,881, which is the principal amount plus all accrued interest due under the August 2024 Convertible Note, into 100 shares of Series B Preferred Stock. See Note 12 for further discussion of the conversion.

The table below summarizes the outstanding Convertible Notes as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Principal value of Convertible Notes (1)	$20,888,741	$17,836,864
Debt discount, net of amortization(2)	(2,746,259)	(3,750,932)
Convertible Notes payable	$18,142,482	$14,085,932

(1)

Includes $18,154,462, $0, $1,898,120 and $836,159 of principal for the December 2023, August 2024, January 2025 and June 2025 Convertible Notes at June 30, 2025, respectively.

Includes $16,644,699, $1,192,165, $0, and $0 of principal for the December 2023, August 2024, January 2025 and June 2025 Convertible Notes at December 31, 2024, respectively.

(2)

Includes $2,532,517, $0, $138,828 and $79,914 of debt discount for the December 2023, August 2024, January 2025 and June 2025 Convertible Notes at June 30, 2025, respectively.

Includes $3,419,065, $331,867, $0 and $0 of debt discount for the December 2023, August 2024, January 2025 and June 2025 Convertible Notes at December 31, 2024, respectively.

Floor Plan Payable

On May 15, 2024, the Company entered into a loan agreement for up to $1.5 million (“Floor Plan Financing”) with an institutional lender. The Floor Plan Financing represents financing arrangements to facilitate the Company’s purchase of used and trade in vehicles. All Floor Plan Financing are collateralized by the inventory purchased. These payables become due when the Company sells the vehicle. The interest rate is prime rate plus 3%. Interest on outstanding floor plan payable balances are due and payable on the 15th of each month.

During May and June 2025, the Company entered into three loan agreements for $385,000 (“2025 Floor Plan Financings”, collectively with the Floor Plan Financing, the “Floor Plan Financings”) with another institutional lender. The 2025 Floor Plan Financings represent financing arrangements to facilitate the Company’s purchase of used and trade in vehicles. All 2025 Floor Plan Financings are collateralized by the inventory purchased. These payables become due when the Company sells the vehicle. The interest rate is 24.99%. Interest on outstanding 2025 Floor Plan Financings payable balances are due and payable monthly.

The outstanding balances on Floor Plan Financings as of June 30, 2025 and December 31, 2024, was $498,320 and $1,212,000. Interest expense on the Floor Plan Financings for the three and six months ended June 30, 2025 was $10,127 and $31,322, respectively, and $10,801 for the three and six months ended June 30, 2024.

Business Loan and Security Agreement

On February 20, 2025, the Company entered into a Business Loan and Security Agreement with Agile Lending, LLC (the “Lending Lender”) pursuant to which the Company received a term loan from the Lending Lender in the principal amount of $1,575,000 (the “Agile Loan”) which included an administrative agent fee of $75,000.

On April 4, 2025, the Company entered into a new business loan and security agreement with an effective date of April 4, 2025 (the “New Loan Agreement”) by and among an investor (the “New Lender”), a collateral agent (the “Collateral Agent”), the Company and its subsidiary, Humble Imports Inc., pursuant to which the Company received a term loan from the New Lender in the principal amount of $1,824,300 (the “New Loan”). The New Loan agreement stipulates the Loan should be repaid through sixty-nine (69) equal weekly payments of principal and interest in the aggregate amount of $35,693 per week commencing on April 15, 2025 and ending August 4, 2026 (the “Term”). During the Term, the New Loan will accrue interest in the aggregate amount of $638,505 unless, in the event of default, the New Loan will accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable plus 5% (the “Default Rate”). The New Loan included an administrative expense fee of $40,000 and a lender’s legal fee of $35,000, which sum was netted out of the New Loan. The New Loan is secured by all properties, rights and assets of the Company and Collateral Agent is designated as the collateral agent under the New Loan Agreement.

The net proceeds of the New Loan were used to pay off the Agile Loan in the discounted amount of $1,749,300, including principal and interest. Accordingly, the Agile Loan is paid off and satisfied.

The table below presents the disaggregation of interest expense for the three and six months ended June 30, 2025:

	Three months ended June 30, 2025	Six months ended June 30, 2025
Contractual interest expense	$1,620,186	$2,756,792
Debt discount and issuance cost amortization	485,162	1,205,535
Total	$2,105,348	$3,962,327

NOTE 11. WARRANT LIABILITIES

As part of the December 2023 Convertible Note, the Company issued warrants to Defender SPV, LLC where each whole warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $460.00 per share (the “Common Share Warrants”). Simultaneously on December 12, 2023, with the issuance of the Series A Convertible Preferred Stock, the Company issued warrants (the “Preferred Shares Warrants”) where each warrant allows the holder to purchase one share of the Company’s Series A Preferred Stock at $703.20 per share. As of June 30, 2025, there were 39,240 Common Share Warrants and 396 Preferred Share Warrants outstanding. As of December 31, 2024, there were 29,280 Common Share Warrants and 396 Preferred Share Warrants outstanding.

The Common Share warrants expire on the seventh anniversary of the issuance date provided that (x) if the Holder fails to acquire at least $14 million in aggregate principal amount of Senior Secured Convertible Notes at or prior to the Business Combination Closing, or (y) if a Holder Optional Redemption occurs prior to the time of consummation of the Business Combination, the Common Share Warrant would automatically terminate and be null and void. At any time after the tenth (10th) Business Day prior to the Maturity Date, any Holder may require the Company to redeem (a “Maturity Redemption”) all or any number of Preferred Shares held by such Holder at a purchase price equal to 100% of the Conversion Amount of such Preferred Shares.

The Common Share Warrants and the Preferred Share Warrants are recognized as derivative liabilities in accordance with ASC 805. Accordingly, the Company recognized the warrant instruments as liabilities at fair value as of the issuance date with the offsetting entry to debt discount. The carrying value of the instruments will be adjusted to fair value through other income (expense) on the unaudited condensed consolidated statement of operations at each reporting period until they are exercised or expire. As of June 30, 2025 and December 31, 2024, the fair value of the Common Share Warrants and the Preferred Share Warrants liabilities are presented within warrant liabilities on the unaudited condensed consolidated balance sheet.

NOTE 12. PREFERRED STOCK

Series B and C Convertible Preferred Stock

At June 30, 2025, there were 63 Series C Convertible Preferred Stock issued and outstanding. During the three months ended June 30, 2025, 37 Series C Preferred Stock were converted into 163,262 shares of Common Stock.

On May 14, 2025, the Company entered into an Amendment and the Exchange Agreement with the Lender pursuant to which the Company shall authorize one or more series of a new series B convertible preferred stock of the Company, $0.0001 par value, the terms of which are set forth in a certificate of designation for such series of preferred stock designated as Series B-1 Convertible Preferred Stock, $0.0001 par value (the “Series B Preferred Stock”), which Series B Preferred Stock shall be convertible into shares of Common Stock. The Exchange Agreement provides that the Holder shall have the option to exchange some or all of the amounts outstanding under the Original Notes. At the initial closing the Lender determined to convert $1,284,881, which is the principal amount plus all accrued interest due under the August 2024 Convertible Note, into 100 shares of Series B Preferred Stock, and such shares of Common Stock issuable pursuant to the terms of the Series B Preferred Stock, including, without limitation, upon conversion or otherwise, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the Amendment and Exchange Agreement, the Series B Preferred Stock shares were valued at $851,000 as of May 14, 2025 as part of the conversion from notes payable to preferred stock. The fair value of the Series B Preferred Stock was estimated using a market approach based on the underlying common stock price as of the agreement date and accounted for as an extinguishment of debt. The following terms were used as part of the exchange: conversion rate of 15 common shares per preferred share, conversion rate of $46,000 and stated value of $40,000 per preferred share. The gain on the conversion of fair value of the Series B Preferred Stock was $433,881 for the three months ended June 30, 2025, and is reported with Other (income) expense in our unaudited condensed consolidated statements of operations.

On June 20, 2025, the Company entered into a Second Amendment and Exchange Agreement (the “Second Exchange Agreement”) with the Lender pursuant to which the Company shall authorize one or more series of a new series C convertible preferred stock of the Company, the terms of which are set forth in a certificate of designation for such series of preferred stock designated as Series C Convertible Preferred Stock, $0.0001 par value (the “Series C Preferred Stock”), which Series C Preferred Stock shall be convertible into shares of Common Stock. The Second Exchange Agreement provides that the Holder shall have the option to exchange (a) some or all of the amounts outstanding under the Original Notes, and (b) the 100 shares of Series B Preferred Stock. At the initial closing the Lender determined to convert the 100 shares of Series B Preferred Stock, into 100 shares of Series C Preferred Stock, and such shares of Common Stock issuable pursuant to the terms of the Series C Preferred Stock, including, without limitation, upon conversion or otherwise, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

The Second Exchange Agreement provides further that, subject to the terms and conditions set forth in this Second Exchange Agreement, the Lender may require the Company to participate in one or more Additional Exchanges to exchange such portion of the amounts outstanding under the remaining Original Notes as set forth in such applicable closing notice related to such exchange into such aggregate number of shares of such new series of Series C Preferred Stock as set forth in such additional closing notice related to such exchange, and such shares of Common Stock issuable pursuant to the terms of Series C Preferred Stock, including, without limitation, upon conversion of the shares of Series C Preferred Stock held by the Lender or otherwise, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

In connection with the Second Exchange Agreement, the Board of Directors of the Company has approved and authorized the filing with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of ECD Automotive Design, Inc. (the “Series C Certificate”) to authorize the Series C Preferred Stock as required by the Second Exchange Agreement.

Dividends

Unless converted or redeemed, the holder of Series C Preferred Stock shall receive an annual dividend at a rate of 5% per annum payable in arrears on a quarterly basis commencing on October 1, 2025 (each a “Dividend Date”). Dividends shall be payable to each holder of Series C Preferred Stock by increasing the stated value of each such share of Series C Preferred Stock on a dollar-for-dollar basis, or at the option of the Company to pay such dividends in cash.

Conversion Rights

At any time after issuance, the Series C Preferred Stock are convertible, in whole or in part, at the holder’s option, into shares of the Company’s common stock, par value $0.0001 per share at the a conversion price of $8.00 per share (the “Conversion Price”), subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. Upon the Lender’s conversion of the Series C Preferred Stock, the shares underlying the Series B Preferred Stock shall be equal to the number of shares of Series C Preferred Stock to be converted at a 15% premium to the stated value thereof plus any accrued and unpaid dividends, and accrued and unpaid late charges on such dividends, if any (the “Conversion Rate”).

Alternate Optional Conversion. From and after the occurrence of a triggering event, each holder may alternatively elect to convert the Series C Preferred Stock into shares of our Common Stock at the “Alternate Conversion Price”, which is equal to the lowest of:

●	The Conversion Price then in effect; and

●	the greater of:

○	The floor price then in effect; and

○	85% of the lowest volume weighted average price of our Common Stock during the 10 consecutive trading days immediately prior to the date on which we received written notice of such conversion from such holder.

The floor price is equal to $4.00. The conversion price is also subject to a downward adjustment if the Company fails to satisfy certain performance conditions set forth in the Second Exchange Agreement.

Series A Convertible Preferred Stock

At June 30, 2025, there were 375 Series A Convertible Preferred Stock issued and outstanding. During the three months ended June 30, 2025, 250 Series A Preferred Stock were converted into 25,000 shares of Common Stock.

At December 31, 2024 there were 163 shares of Series A Convertible Preferred Stock issued and outstanding. On August 30, 2024, the holders of 463 shares of Series A Convertible Preferred Stock converted such shares for 46,250 shares of common stock. In January 2025, the conversion of such preferred shares was reversed by the Company’s transfer agent and the holder was issued 463 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock shall rank senior to all shares of Common Stock, and to all other classes or series of capital stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Dividend Rights

From and after the first date of issuance of any initial shares of Series A Convertible Preferred Stock (the “Initial Issuance Date”) and prior to the date of the initial exercise of the Preferred Warrants (the “Initial Preferred Warrant Exercise Date”), unless a triggering event has occurred and is continuing, holders of Series A Convertible Preferred Stock shall not be entitled to dividends. From and after the Initial Preferred Warrant Exercise Date, dividends on the Series A Convertible Preferred Stock shall commence accruing and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears for on the first trading day of each fiscal quarter (each, an “Dividend Date”). Dividends shall be payable on each Dividend Date, to each record holder of Series A Convertible Preferred Stock on the applicable Dividend Date, in shares of Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to each holder, pay dividend on any Dividend Date in cash (“Cash Dividend”) or in a combination of Cash Dividend and Dividend Shares.

Liquidation Preference

In the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the stockholders of Series A Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of junior stock, but pari passu with any parity stock then outstanding, an amount per share of Series A Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Common Warrants) with respect to the outstanding portion of all Common Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Conversion Amount (as defined below) of such Series A Convertible Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series A Convertible Preferred Stock into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders and holders of shares of parity stock, then each holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series A Convertible Preferred Stock and all holders of shares of parity stock.

Conversion and Redemption Rights

At any time after the Business Combination, each stockholder shall be entitled to convert any portion of the outstanding Series A Convertible Preferred Stock held by such stockholder into validly issued, fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock issuable upon conversion of any Series A Convertible Preferred Stock shall be determined by dividing (i) the Conversion Amount (as defined in the Certificate of Designation) of such Series A Convertible Preferred Stock by (y) $10.00 (subject to adjustments). A stockholder’s ability to convert Series A Convertible Preferred Stock into shares of Common Stock is subject to a 4.99% blocker, such that a stockholder cannot convert Series A Convertible Preferred Stock into shares of Common Stock to the extent it will make the stockholder a beneficial owner of more than 4.99% of the Common Stock.

The stockholders of Series A Convertible Preferred Stock have redemption rights upon the occurrence of a Triggering Event (as defined in the Certificate of Designation). The Company has the right to redeem all or any part of Series A Convertible Preferred Stock then outstanding.

Voting and Other Preferred Rights

Holders of Series A Convertible Preferred Stock shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designations.

NOTE 13. STOCKHOLDERS’ EQUITY

Common stock

During the three months ended June 30, 2025, the Lender converted December 2023 Convertible Notes with principal amount of $250,000 and interest payable of $8,431into 29,079 shares of Common Stock.

During the three months ended June 30, 2025, 250 Series A Preferred Stock were converted into 25,000 shares of Common Stock. During the three months ended June 30, 2025, 37 Series C Preferred Stock were converted into 163,262 shares of Common Stock.

On February 21, 2025, pursuant to the Advisor consulting agreement, as defined below, the Company issued 5,900 shares of common stock.

On January 13, 2025, pursuant to the January 2025 SPA, the Company issued 12,500 shares of common stock.

Warrants

As part of the Company’s initial public offering (“IPO”), warrants were issued to third-party investors where each whole warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $460.00 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, a private sale of warrants was completed where each warrant allows the holder to purchase one share of the Company’s common stock at $460.00 per share.

As of June 30, 2025 and December 31, 2024, there were 287,500 Public Warrants and 6,438 Private Warrants outstanding.

The Public Warrants and the Private Warrants expire on December 12, 2026 or earlier upon redemption or liquidation and are currently exercisable, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.40 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share.

The Company accounts for the 293,938 warrants issued in connection with the IPO in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

In connection with the December 2023 Convertible Note the Company issued 27,289 common share warrants and 396 preferred share warrants, in connection with the August 2024 Convertible Note the Company issued 1,992 common share warrants and in connection with the January 2025 Convertible Note the Company issued 9,960 common share warrants to ATW (the “ATW warrants”). The ATW warrants expire on the seventh anniversary of the issuance date and are exercisable on any day after the initial date on which either (i) the shares of Common Stock are registered under the 1934 Act or (ii) any publicly traded common equity (or equivalent security) of any Successor Entity are issued in exchange for the Common Stock in the applicable Business Combination or other similar transaction (the “Public Company Date”). The Company accounts for the ATW warrants as a liability and the warrants are measured at fair value with subsequent changes in fair value recorded in earnings in accordance with the guidance contained in ASC 815.

On August 8, 2024, the Company entered into a subscription agreement with Second Investor pursuant to which the Company issued 2,500 warrants (the “Duncan Warrants”). The Duncan Warrants have a termination date of August 8, 2026, and are exercisable at any time on or after the issue date. The Company accounts for the Duncan Warrants in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Share-based Compensation

The Company has adopted the Equity Incentive Plan, which plan was approved by stockholders at the Special Meeting. The purposes of the Plan is to promote the interests of the Company and the stockholders of Company by providing (i) executive officers and other employees of the Company and its Subsidiaries (as defined below), (ii) certain consultants and advisors who perform services for the Company and its Subsidiaries and (iii) non-employee members of the Board with appropriate incentives and rewards to encourage them to enter into and continue in the employ and service of the Company and to acquire a proprietary interest in the long-term success of the Company, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements. Eligible individuals under the Plan may receive awards of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, Performance Awards and Other Stock-Based Awards.

The maximum number of shares reserved for the grant of awards under the Plan shall be 15,000,000.

The authority to manage the operation of and administer the Plan shall be vested in a committee (the “Committee”), which shall have all the powers vested in it by the terms of the Plan, including exclusive authority to select the participants to the Plan; to make awards; to determine the type, size, terms and timing of the awards (which need not be uniform); to accelerate the vesting of awards granted pursuant to the Plan, including upon the occurrence of a change of control of the Company; to prescribe the form of the award agreement; to modify, amend or adjust the terms and conditions of any award; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued pursuant to the Plan. The Committee shall be selected by the Board of Directors and shall consist solely of non-employee directors within the meaning of Rule 16b-3 that are outside directors within the meaning of Code Section 162(m).

Grants may be made under the Plan through the tenth (10th) anniversary of the date it is adopted by the Board and approved by the Committee. Awards outstanding as of the date of termination of the Plan shall not be affected or impaired by the termination of the Plan.

As of June 30, 2025, no awards were granted under the Equity Incentive Plan.

Each of its four non-employee directors received a one-time grant of stock options to purchase up to 375 shares of Common Stock, exercisable at a purchase price which shall be equal to 110% of the price per share of the Common Stock at the Closing Date. In addition, in the first quarter of 2024 the Company entered into a consulting agreement whereby it issued 2,500 fully paid up non-forfeitable shares of restricted common stock. The shares were issued in the three months ended June 30, 2024. All shares of Company restricted common stock will be subject to a 12-month lock-up period from the time of issuance.

In February 2024, the Company entered into a one-year consulting agreement (the “Agreement”) with an investor relations firm for the purposes of developing, implementing and maintaining an ongoing stock market support system for the Company with the general objective of expanding awareness in the Company. In connection with this agreement, the Company has committed to pay $14,500 per month for the first four months of service and $12,500 per month thereafter. The Company also issued 2,500 shares of restricted common stock on May 9, 2024. All shares of Company restricted Company common stock will be subject to a 12-month lock up from the time of issuance. The agreement also provides for incentive shares as follows:

●	If within six (6) months of the Effective Date of the Agreement, investors hold 62,500 or more shares of Company common stock as a result of the investor relations firm introductions, the Company will issue 625 shares of restricted Company common stock to the investor relation firm within ten (10) days of achieving such milestone.

●	If within six (6) months of the Effective Date of the Agreement, investors hold 125,000 or more shares of Company common stock as a result of the investor relations firm introductions, the Company will issue 625 shares of restricted Company common stock to the investor relation firm within ten (10) days of achieving such milestone.

●	If within six (6) months of the Effective Date of the Agreement, investors hold 250,000 or more shares of Company common stock as a result of the investor relations firm introductions, the Company will issue 625 shares of restricted Company common stock to the investor relation firm within ten (10) days of achieving such milestone.

●	If within nine (9) months of the Effective Date of the Agreement the ten (10) day Volume Weighted Average Price (“VWAP”) of Company common stock equals or exceeds $76.00 per share, the Company will issue 1,250 shares of restricted Company common stock to the investor relations firm within ten (10) days of achieving such milestone. All VWAP calculations shall exclude a ten (10) day trading period following any publicly announced M&A transaction.

●	If within twelve (12) months of the Effective Date of the Agreement the ten (10) day Volume Weighted Average Price (“VWAP”) of Company common stock equals or exceeds $156.00 per share, the Company will issue 1,250 shares of restricted Company common stock to the investor relations firm on the twelve (12) month anniversary of the Effective Date. All VWAP calculations shall exclude a ten (10) day trading period following any publicly announced M&A transaction.

In January 2025, pursuant to the employment agreement for the Company’s prior Chief Financial Officer the Company recognized stock-based compensation for 2,500 shares of the Company’s common stock, valued at the market price of the Company’s common stock on January 2, 2025 of $37.60 per share, or $94,000. The share-based compensation is recorded in general and administrative expenses and in additional paid-in-capital in the accompanying unaudited condensed consolidated statements of changes in stockholders’ deficit.

In February 2025, the Company entered into a thirteen month consulting agreement (the “Second Agreement”) with an advisory firm (the “Advisors”) for business advisory services. In connection with this agreement, the Company recognized stock-based compensation and issued 5,900 shares of the Company’s common stock, valued at the market price of the Company’s common stock on February 25, 2025 of $35.56 per share, or $212,164.

In March 2025, into a one month consulting agreement (the “Third Agreement”) with the Advisors for business advisory services. In connection with this agreement, the Company recognized stock-based compensation for 3,750 shares of the Company’s common stock, valued at the market price of the Company’s common stock on March 28, 2025 of $23.48 per share, or $88,050. The share-based compensation is recorded in general and administrative expenses and in additional paid-in-capital in the accompanying unaudited condensed consolidated statements of changes in stockholders’ deficit. These shares were issued in May 2025.

On March 31, 2025, the Company entered into an amended consulting agreement. Pursuant to the terms of the amendment, the Company issued 12,500 bonus shares of Company common stock to replace cash payments for the consulting fees in the aggregate of $30,000 for the months of January through March 2025 and a $250,000 cash bonus, for a total value of $293,500. The share-based compensation is recorded in general and administrative expenses and in addition paid-in-capital in the accompanying unaudited condensed consolidated statements of changes in stockholders’ deficit. These shares were issued in May 2025.

For the three months ended June 30, 2025 and 2024, pursuant to the compensation plan for the Company’s non-employee directors in which the non-employee directors will receive a payment of $12,500 per each quarterly meeting, the Company recognized $37,500 in each quarter of stock-based compensation. For the six months ended June 30, 2025 and 2024, the Company recognized $75,000 and $37,500, respectively, of stock-based compensation. The accrued stock issuance is presented as a share issuance liability in the accompanying unaudited condensed consolidated balance sheet. Management issued 3,750 shares of common stock related to the 2024 non-employee directors compensation in May 2025.

The Equity Purchase Facility Agreement

On June 20, 2025, the Company and an unrelated third party accredited investor (the “Investor”) entered into an equity purchase facility agreement (the “EPFA”). Pursuant to the EPFA, the Company has the right to issue and sell to the Investor, from time to time as provided therein, and the Investor must purchase from the Company, up to an aggregate of $500 million (the “Commitment Amount”) in newly issued shares (the “Advance Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to the satisfaction or waiver of certain conditions.

NOTE 14. COMMITMENTS AND CONTINGENCIES

From time to time in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. At June 30, 2025 and 2024, the Company did not have any pending claims, charges or litigation that were expected to have a material adverse impact on its financial position, results of operations or cash flows.

Agreement with One Drivers Club

As previously disclosed in ECD’s Current Report on Form 8-K filed on December 6, 2024, on December 3, 2024, ECD announced that it entered into agreements One Drivers Club in furtherance of the ECD’s retail strategy. Specifically, on November 14, 2024, ECD entered into a Strategic Partnership Agreement (the “ODC Agreement”) and a Usage Agreement (the “Usage Agreement”) with Member Hubs Palm Beach, LLC (“One Drivers Club”) to launch ECD’s first retail showroom in West Palm Beach, Florida. One Drivers Club is the premier destination for automotive enthusiasts who view their vehicles as not just machines, but drivers of their lifestyles. With facilities located in Bedford, NY, Chicago, IL, West Palm Beach, FL, and Seattle WA, One Drivers Club redefines luxury car care through unparalleled concierge storage and full-service collection management. Beyond exceptional car care, One Drivers Club is a community-a place where like-minded drivers connect over shared passions and Members celebrate the art and prestige of driving, collecting, and owning remarkable vehicles. The ODC Agreement, entitles ECD to use a portion of One Drivers Club’s facility in West Palm Beach, Florida (the “ODC Premises”) for the operation of an ECD showroom for ECD vehicles and sale of ECD vehicles, subject to the terms of the Usage Agreement. Pursuant to the ODC Agreement, One Drivers Club grants to ECD a non-exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the marks designated by One Drivers Club, and ECD grants to One Drivers Club, a non-exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the marks designated by ECD, for the limited purpose of the operation of the ECD showroom and for the limited purpose of the operation of the ECD showroom and advertisement of ECD and the ECD Automobiles. Pursuant to the Usage Agreement, (i) ECD shall pay One Drivers Club base rent of $225,000 per annum payable monthly, subject to 4% annual increases for each subsequent year for use of the ODC Premises; (ii) for a term of five (5) years; (iii) One Drivers Club, at ECD’s cost and expense, shall complete the interior build-out (“Build-Out”) of the ODC Premises in accordance with the plans and subject to the terms set forth in the Usage Agreement; (iv) upon the completion of the demolition of the ODC Premises in connection with the Build-Out (the “Deposit Date”), ECD shall issue One Drivers Club 18,125 unrestricted shares of ECD capital stock (the “ODC Shares”); provided, however, that if the value of the ODC Shares is less than $500,000 as of 5:00 pm ET on the Deposit Date, ECD shall issue to One Drivers Club that certain number of additional unrestricted shares of ECD capital stock such that the aggregate value of the ODC Shares together with the additional unrestricted shares of ECD capital stock is equal to or greater than $500,000; and (v) ECD shall deposit with One Drivers Club $125,000 (the “Build-Out Deposit”) in cash. The Build-Out Deposit shall be held in a non-interest bearing segregated account and shall be utilized to satisfy any outstanding Build-Out payment obligations incurred by One Drivers Club not first satisfied from the sale of the ODC Shares and upon the completion of the Build-Out, as reasonably determined by ECD, and the satisfaction of all Build-Out payment obligations, One Drivers Club shall return the balance of the Build-Out Deposit, if any, to ECD.

Relationship with Ten Easy Street

On December 12, 2024, ECD signed with Ten Easy Street of Nantucket (“TES”), a concept showroom, showhouse and gathering space, to expand ECD’s retail presence and showcase its one-of-one vehicles as part of their curated creative lifestyle brands, furnishings and social opportunities.

TES has agreed to showcase the Company’s custom vehicles in the designated parking spots located at TES from April 1, 2025 to December 31, 2025 (the “Showcase Term”). The Company will pay TES $75,000 for the Showcase Term. TES will also promote the Company’s vehicles on all marketing channels during the Showcase Term the Company will provide TES with an affiliate link that corresponds to the vehicles shown on TES’s platform. TES will receive $5,000 for all sales made through the affiliate link.

NOTE 15. FAIR VALUE MEASUREMENTS

The Company accounts for certain assets and liabilities at fair value and classifies these assets and liabilities within the fair value hierarchy (Level 1, Level 2, or Level 3).

Assets and liabilities subject to fair value measurements are as follows:

	As of June 30, 2025
	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liabilities – Common Share Warrants	$-	$-	$589	$589
Warrant liabilities – Preferred Share Warrants	-	-	-	-
Derivative Liability	-	-	1,219	1,219
Total liabilities	$-	$-	$1,808	$1,808

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liabilities – Common Share Warrants	$-	$-	$486,495	$486,495
Warrant liabilities – Preferred Share Warrants	-	-	64	64
Derivative Liability	-	-	313,191	313,191
Total liabilities	$-	$-	$799,750	$799,750

The Common Share Warrants and the Preferred Share Warrants were valued using a Black-Scholes option pricing model utilizing assumptions related to the contractual terms of the instruments, estimated volatility of the price of the Common Stock and current interest rates.

The following table provides quantitative information regarding Level 3 fair value measurements for Common Share Warrants and Preferred Share Warrants as of June 30, 2025:

	Preferred Share Warrant June 30, 2025	Common Share Warrant June 30, 2025
Exercise price	$703.60	$460.00
Share price	$10.40	$10.40
Volatility	99.24%	99.24%
Expected life	.75	1.45
Risk-free rate	3.96%	3.96%
Dividend yield	-	-

The following table provides quantitative information regarding Level 3 fair value measurements for initial value of the Common Share Warrants as of January 13, 2025.

Common Share Warrant January 13, 2025
Exercise price	$460.00
Share price	$39.60
Volatility	106.26%
Expected life	1.91
Risk-free rate	2.06%
Dividend yield	-

The following table presents a summary of the changes in the fair value of the Private Warrants and Representative’s Warrants, a Level 3 liability, measured on a recurring basis.

	Common Share Warrants	Preferred Share Warrants	Warrant Liability
Fair value as of December 31, 2024	$486,495	$64	$486,559
Initial Measurement, January 13, 2025	33,357	-	33,357
Change in fair value	(519,264)	(64)	(519,328)
Fair value as of June 30, 2025	588	-	588

The conversion upon the event of default derivative liability of the Convertible Promissory Note was valued using a Black Scholes option pricing model terms related to the terms of the Convertible Promissory Note (see Note 10), estimated volatility of the price of the Common Stock and current interest rates.

The following table provides quantitative information regarding Level 3 fair value measurements for the conversion upon the event of default derivative liability as of June 30, 2025:

June 30, 2025
Exercise price	$400.00
Share price	$10.40
Volatility	99.24%
Expected life	1.45
Risk-free rate	3.96%
Dividend yield	-

The following table presents a summary of the changes in the fair value of the conversion upon the event of default derivative liability, a Level 3 liability, measured on a recurring basis.

Derivative liability
Fair value as of December 31, 2024	$313,191
Initial measurement, January 13, 2025	49,017
Change in fair value	(360,989)
Fair value as of June 30, 2025	$1,219

NOTE 16. RELATED PARTY TRANSACTIONS

Related Party Policy

ECD’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). The Code of Ethics defines related party transactions as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) ECD or any of ECD’s subsidiaries is a participant, and (iii) any (A) executive officer, director or nominee for election as a director, (B) greater than 5% beneficial owner of shares of Common Stock, or (C) immediate family member, of the persons referred to in clauses (A) and (B), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

ECD’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that ECD enters into such transactions. All ongoing and future transactions between ECD and any of ECD’s officers and directors or their respective affiliates will be on terms believed by ECD to be no less favorable to ECD than are available from unaffiliated third parties. Such transactions will require prior approval by ECD’s audit committee and a majority of ECD’s uninterested “independent” directors, or the members of the Board who do not have an interest in the transaction, in either case who had access, at ECD’s expense, to ECD’s attorneys or independent legal counsel. We will not enter into any such transaction unless ECD’s audit committee and a majority of ECD’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to ECD than those that would be available to ECD with respect to such a transaction from unaffiliated third parties. Additionally, ECD requires each of ECD’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Certain Transactions of ECD

Beginning on January 5, 2021, ECD entered into a verbal agreement with Overland Auto Transport Inc d/b/a Luxury Automotive Transport, Inc. (“TransportCo”), a company which is 100% owned by Ashley Humble, Thomas Humble’s father, and has ECD as its only customer. Thomas Humble, an officer of ECD, and Elliot Humble, an officer of ECD, are both directors of TransportCo, however they receive no compensation for their services to TransportCo. TransportCo assists ECD with the intermediation of transportation services for ECD’s products, by locating providers of and booking the required services. TransportCo offers ECD competitive pricing for its services. On September 27, 2023, we entered into a written agreement with TransportCo (the “TransportCo Agreement”) covering the services TransportCo provides to ECD and the compensation paid for such services. As of June 30, 2025, and December 31, 2024, the Company had $0 outstanding under this agreement included in accounts payable in the accompanying unaudited condensed consolidated balance sheet, respectively.

The Company has no commercial agreement with British Food Stop. British Food Stop sells breakfast and lunch to employees via a food truck on site. The owners of British Food Stop are the parents of Emily Humble, the Company’s President, Secretary, and Director. As of June 30, 2025, and December 31, 2024, the Company had no amounts outstanding under this agreement included in accounts payable in the accompanying unaudited condensed consolidated balance sheet.

The following table shows the Company’s expenses incurred with related parties and the relationship:

		Three Months Ended June 30,		Six Months Ended June 30,
	Relationship	2025	2024	2025	2024
Luxury Automotive Transport, Inc.	Company owned by stockholder’s relative	$6,540	$32,702	$15,025	$57,292
British Food Stop	Company owned by stockholders’ relative	-	15,684	7,939	26,157
Total expenses, net		$6,540	$48,386	$22,964	$83,449

NOTE 17. SEGMENT

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer who reviews the assets, liabilities, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets and liabilities is reported on the balance sheets as total assets and total liabilities. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss, total assets and total liabilities, which include the following:

	June 30,	December 31,
	2025	2024,

Inventory	$7,918,552	$11,181,806
Deferred revenue	$(8,969,670)	$(11,802,825)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenue, net	$7,015,892	$6,454,418	$13,437,263	$13,444,164
Less: Cost of goods sold	$5,627,448	$4,399,575	$10,284,247	$9,863,688
Gross Profit	$1,388,444	$2,054,843	$3,153,016	$3,580,476

NOTE 18. SUBSEQUENT EVENTS

Subsequent events have been evaluated through August 19, 2025, which represents the date the financial statements were available to be issued, and no events, other than discussed below have occurred through that date that would impact the financial statements.

Third Amendment and Exchange Agreement

On July 7, 2025, the Company and Lender entered into the Third Amendment and Exchange Agreement (the “Third Exchange Agreement”). Pursuant to the Third Exchange Agreement, on July 7, 2025, the Lender converted the $2,462,805 under the Loan Agreement into 125 shares of the Company’s Series C Preferred Stock, and such shares of Common Stock issuable pursuant to the terms of the Series C Preferred Stock, including, without limitation, upon conversion or otherwise, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

July 2025 Note

The Company entered into a SPA dated June 5, 2025, (the “June 5, 2025 SPA”), with the Lender for a series of senior secured convertible notes up to an aggregate amount of $21,972,275 (See Note 10). On July 7, 2025, the Company executed and delivered to the Lender a senior secured convertible note, dated July 7, 2025 (the “July 2025 Convertible Note”), in exchange for a loan in the original principal amount of $823,960. The July 2025 Convertible Note has the same terms and conditions as the terms of the June 2025 Convertible Note.

Exchange of Convertible Notes to Preferred Series C Equity

In connection with the Second Exchange Agreement, on August 4, 2025, the Lender provided the Company with notice to exchange $10,000,000 principal from the December 2023 Convertible Note into 375 shares of Series C Preferred Stock (the “August 4, 2025 Exchange Notice”), which is a partial exchange of the December 2023 Convertible Note. On August 7, 2025, the Company issued to the Lender 375 shares of the Series C Preferred Stock.

Securities Purchase Agreement

On August 13, 2025, the Company entered into a SPA by and between the Company and the Holder. Pursuant to the SPA the Holder purchased, and the Company sold 28 shares of the Company’s Series C Convertible Preferred Stock (the “Initial Preferred Shares”, and the shares of Common Stock issuable pursuant to the terms of the Certificate of Designations, including, without limitation, upon conversion or otherwise of the Initial Preferred Shares, collectively, the “Initial Conversion Shares”) for a discounted purchase price of $999,900.

The SPA provides further that the Holder may require the Company to participate in one or more Additional Closings for purchase by the Holder, and the sale by the Company, of up to the aggregate number of shares of Series C Preferred Stock, which aggregate number for all Buyers shall not exceed 625 shares of Series C Preferred Stock (collectively, the “Additional Preferred Shares”, and together with the Initial Preferred Shares, the “Preferred Shares”, and the shares of Common Stock issuable pursuant to the terms of the Certificate of Designations, including, without limitation, upon conversion or otherwise of the Additional Preferred Shares, collectively, the “Additional Conversion Shares”, and together with the Initial Conversion Shares, the “Conversion Shares”).

The aggregate purchase price for the Initial Preferred Shares to be purchased by Holder (the “Initial Purchase Price”) shall be $999,900 or approximately $36,000 for each $40,000 of Stated Value (as defined in the Certificate of Designations) of the Initial Preferred Shares to be purchased by Holder at the Initial Closing. The aggregate purchase price for the Additional Preferred Shares to be purchased by Holder at any given Additional Closing (each, an “Additional Purchase Price”, and together with the Initial Purchase Price, each, a “Purchase Price”) shall be $36,000 for each $40,000 of Stated Value of Additional Preferred Shares to be issued in such Additional Closing.

Appointment of Chief Financial Officer

On August 15, 2025, the Board appointed Victoria Hay as the Chief Financial Officer and principal financial officer of the Company. Since March 2025, the Company has engaged Flexible Consulting, LLC, where Mrs. Hay is President and which she co-owns, to provide accounting and finance services relating to the Company’s quarterly and monthly reporting. The total value of services provided to date is $123,000 as of August 15, 2025.

Reverse Stock Split

On July 22, 2025, the Board approved a 1-for-40 reverse stock split of the Company’s Common Stock, which was effected September 18, 2025. The reverse stock split has been applied retrospectively to all share and per share numbers in the unaudited consolidated financial statements for all periods presented, including number of shares outstanding, weighted average shares used in computing basic and diluted earnings(loss) per share, share-based payment awards (number of shares and exercise prices), and conversion of preferred or other convertible securities. There was no change to the dollar amounts of common stock, additional paid-in capital, retained earnings, or other equity accounts, except as required for share counts. Fractional shares (if any) resulting from the reverse stock split were rounded up.

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of ECD Automotive Design, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ECD Automotive Design, Inc. and Subsidiaries (Humble Imports, Inc. d/b/a ECD Auto Design) (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has sustained significant losses and negative cash flows from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in that regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Other Matters

Going Concern

Management plans to identify adequate sources of funding to provide operating capital for continued growth are disclosed in Note 2. Auditing the Company’s assessment and related disclosures regarding the Company’s ability to continue as a going concern required significant auditor judgment. This is due to the high level of uncertainty surrounding the projections and assumptions related to the timing and likelihood of future cash flows, including external funding. Assessing whether the Company’s disclosures adequately reflect the uncertainty and risks associated with its going concern status also demanded considerable auditor judgment and effort.

We have served as the Company’s auditor since 2024.

Cypress, Texas

April 15, 2025

ECD AUTOMOTIVE DESIGN, INC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023

ASSETS
Current assets
Cash and cash equivalents	$1,476,850	$8,134,211
Accounts receivable, net	45,022	-
Inventories	11,181,806	9,607,766
Prepaid and other current assets	239,864	34,006
Total current assets	12,943,542	17,775,983

Goodwill	1,291,098	-
Property and equipment, net	483,878	913,097
Intangible asset, net	12,000	-
Right-to-use asset	3,404,983	3,763,295
Deferred tax asset	-	838,055
Deposit	60,200	77,686
TOTAL ASSETS	$18,195,701	$23,368,116

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$2,494,664	$898,445
Accrued expenses	1,686,598	779,695
Deferred revenue	11,802,825	16,190,861
Floor plan payable	1,212,000	-
Lease liability, current	353,612	314,903
Other payable	1,364,222	1,549,863
Total current liabilities	18,913,921	19,733,767

Lease liability, non-current	3,373,571	3,727,183
Warrant liabilities, at fair value	486,559	26,283
Conversion option, at fair value	313,191	2,724
Convertible note, net of debt discount	14,085,932	10,654,444
Total Liabilities	37,173,174	34,144,401

COMMITMENTS AND CONTINGENCIES (NOTE 19)

Redeemable preferred stock, $0.0001 par value, 20,000,000 authorized shares; 162 shares issued and outstanding as of December 31, 2024 and 625 shares issued and outstanding as of December 31, 2023	1	3

Stockholders’ deficit
Common stock, $0.0001 par value, 1,000,000,000 authorized shares; 912,492 shares and 796,867 shares issued and outstanding as of December 31, 2024 and 2023, respectively	91	79
Additional paid-in capital	2,580,057	3,108
Other comprehensive income	(6,696)
Accumulated deficit	(21,550,926)	(10,779,475)
Total Stockholders’ Deficit	(18,977,474)	(10,776,288)
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$18,195,701	$23,368,116

The accompanying notes are an integral part of these consolidated financial statements

ECD AUTOMOTIVE DESIGN, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2024	2023

Revenue, net	$25,165,733	$19,492,606
Cost of goods sold (exclusive of depreciation and amortization expense shown below)	19,277,786	14,969,683
Gross profit	5,887,947	4,522,923

Operating expenses
Advertising and marketing expenses	1,171,696	641,831
General and administrative expenses	9,106,716	5,144,601
Provision for credit losses	31,484	123,562
Depreciation and amortization expenses	126,791	148,763
Total operating expenses	10,436,687	6,058,757

Loss from operations	(4,548,740)	(1,535,834)

Other (expense) income
Interest expense	(5,270,404)	(653,429)
Change in fair value of warrant liabilities	(433,725)	-
Change in fair value of conversion option liabilities	(204,487)	-
Gain on forgiveness of payable	319,900	-
Resale commissions income	134,600	106,353
FX exchange gain (loss)	(48,071)	-
Other income, net	117,531	65,949
Total (expense) income, net	(5,384,656)	(481,127)
Loss before income tax benefit	(9,933,396)	(2,016,961)
Income tax (expense) benefit	(838,055)	838,055

Net Loss	$(10,771,451)	$(1,178,906)

Net loss per common share, basic and diluted	$(12.86)	$(1.90)
Weighted average number of common shares outstanding, basic and diluted	837,641	621,892

The accompanying notes are an integral part of these consolidated financial statements

ECD AUTOMOTIVE DESIGN, INC

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2024 AND 2023

	Redeemable Preferred Stock		Common Stock		Additional Paid-in	Other comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit
Balance – December 31, 2022, as restated	-	$-	600,000	$60	$2,340	$-	$(6,322,614)	$(6,320,214)
Stockholder distributions	-	-	-	-	-	-	(2,329,357)	(2,329,357)
Forgiveness of stockholder loans	-	-	-	-	-	-	(280,635)	(280,635)
Issuance of preferred and common shares, net of issuance costs	625	3	62,500	6	94,991	-	-	94,997
Issuance of stock upon Business Combination	-	-	134,367	13	524	-	-	537
Assets and liabilities assumed from Special Purpose Acquisition Company (“SPAC”)	-	-	-	-	(94,747)	-	(667,963)	(762,710)
Net loss	-	-	-	-	-	-	(1,178,906)	(1,178,906)
Balance – December 31, 2023, as restated	625	3	796,867	79	3,108	-	(10,779,475)	(10,776,288)
Issuance of common shares	-	-	64,375	6	2,410,435	-	-	2,410,441
Issuance of common shares to vendors	-	-	5,000	1	159,148	-	-	159,149
Fair value of share based compensation	-	-	-	-	22,810	-	-	22,810
Proceeds allocated to warrants	-	-	-	-	89,559	-	-	89,559
Stock issuance costs	-	-	-	-	(105,000)	-	-	(105,000)
Conversion of redeemable preferred shares	(463)	(2)	46,250	5	(3)	-	-	2
Foreign currency translation loss	-	-	-	-	-	(6,696)	-	(6,696)
Net loss	-	-	-	-	-	-	(10,771,451)	(10,771,451)
Balance – December 31, 2024	162	$1	912,492	$91	$2,580,057	$(6,696)	$(21,550,926)	$(18,977,474)

The accompanying notes are an integral part of these consolidated financial statements

ECD AUTOMOTIVE DESIGN, INC

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2024	2023

Cash Flows from Operating Activities:
Net loss	$(10,771,451)	$(1,178,906)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization expenses	126,791	148,763
Gain on forgiveness of payable	319,900	-
Change in fair value of derivatives	638,212	-
Amortization of right-to-use asset	358,312	330,110
Amortization of debt discount	1,928,576	72,335
Equity based compensation	331,959	-
Provision for credit losses	31,484	123,562
Changes in operating assets and liabilities:
Accounts receivable	(76,506)	491,993
Other receivable	-	209,810
Inventories	(1,220,602)	(1,813,841)
Prepaid and other current assets	(205,858)	(25,571)
Deferred tax asset	838,055	(838,055)
Deposit	17,486	(1,700)
Accounts payable	1,509,157	199,536
Accrued expenses	1,449,977	536,944
Deferred revenue and customer deposits	(4,388,036)	(1,302,767)
Other payable	(335,641)	1,299,337
Lease liability	(314,903)	(247,492)
Net cash (used in) provided by operating activities	(9,763,088)	(1,995,942)
Cash Flows from Investing Activities:
Proceeds from sale of asset	6,718	-
Purchase of assets	(23,764)	(499,316)
Net cash used in investing activities	(17,046)	(499,316)

Cash Flows from Financing Activities:
Repayment of loan payable	-	(500,000)
Repayment of floor loan	(1,675,000)	-
Proceeds from floor loan	2,887,000	-
Proceeds from convertible note	1,154,681	13,700,000
Debt issuance costs	(382,212)	(3,088,884)
Assets and liabilities assumed from Business Combination	-	(762,710)
Issuance of preferred and common shares, net of issuance costs	1,145,000	95,537
Cash distributed to stockholders	-	(2,329,357)
Net cash provided by (used in) financing activities	3,129,469	7,114,586

Effect of translation changes on cash	(6,696)	-

Net increase in cash and cash equivalents	(6,657,361)	4,619,328
Cash and cash equivalents, beginning of year	8,134,211	3,514,883
Cash and cash equivalents, end of year	$1,476,850	$8,134,211
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$1,812,295	$95,681
Supplemental disclosure of noncash cash flow information
Transfer of property and equipment to inventory	$325,474	$-
Initial classification of warrant liabilities	$26,551	$26,283
Initial classification of conversion option liability	$105,981	$2,724
Assets and liabilities acquired with the business combination	$1,250,000	$-
Conversion of preferred shares into common shares	$185	$-
Paid in kind interest on convertible note	$862,974	$-
Record right-to-use asset and lease liability per ASC 842	$196,797	$196,797

The accompanying notes are an integral part of these consolidated financial statements

NOTE 1. NATURE OF OPERATIONS

ECD Automotive Design, Inc (the “Company,” “ECD,” “we,” “us,” or “our), formerly known as EF Hutton Acquisition Corporation I (“EFHAC”) (the Company) is engaged in the production and sale of Land Rover vehicle. Since the Company’s commencement of operations in 2013, they have established a facility geared towards producing the most customized Land Rovers with the highest quality of parts and the highest quality labor force building each vehicle. The Company primarily earns revenue from the sale of the customized vehicle directly to the customer. Additionally, revenue is generated from providing repair or upgrade services to customers and from the sale of extended warranties.

On December 12, 2023, ECD completed the business combination contemplated by the merger agreement dated as of March 3, 2023 (the “Merger Agreement”) by and among EFHAC, Humble Imports Inc., d/b/a ECD Auto Design, a Florida corporation (“Humble” or “ECD”), ECD Auto Design UK, Ltd., an England and Wales corporation (the “ECD UK”), EFHAC Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of EFHAC, and Scott Wallace, as the Securityholder Representative. At part of the closing Merger Sub merged with and into ECD with ECD as the surviving corporation and becoming a wholly-owned subsidiary of EFHAC. In connection with the Merger, EFHAC changed its name to “ECD Automotive Design Inc.” or such other name designated by E.C.D. by notice to EFHAC. See Note 5 for further information.

The business combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although EFHAC acquired the outstanding equity interest in ECD in the business combination, EFHAC is treated as the “acquired company” and ECD was treated as the accounting acquirer for financial statement purposes.  Accordingly, the Business Combination was treated as the equivalent of ECD issuing stock for the net assets of EFHAC, accompanied by a recapitalization. The net assets of EFHAC are stated at historical cost, with no goodwill or other intangible assets recorded.

Furthermore, the historical financial statements of ECD became the historical financial statements of the Company upon the consummation of the merger. As a result, the financial statements included in this Annual Report reflect (i) the historical operating results of ECD prior to the merger; (ii) the combined results of EFHAC and ECD following the close of the merger; (iii) the assets and liabilities of ECD at their historical cost and (iv) ECD’s equity structure for all periods presented, as affected by the recapitalization presentation after completion of the merger. See Note 5 - Reverse Capitalization for further details of the merger.

The Company also consolidates, ECD Audit Design UK LTD (“ECD UK”), a private limited company incorporated on July 16, 2021 in England and Wales. ECD UK was formed for the purpose of procuring parts overseas for the Company. ECD UK is a consolidated variable interest entity (“VIE”) for which the company is the primary beneficiary. The Company is the primary beneficiary of ECD UK as it has both the power to direct the most significant activities impacting its economic performance and the obligation to absorb losses or receive benefits significant to them.

NOTE 2. LIQUIDITY AND GOING CONCERN

As of December 31, 2024, the Company had cash and cash equivalents of approximately $1.5 million and working capital deficit of approximately $6.0 million. The Company recorded a net loss of approximately $10.8 million and $1.2 million for the years ended December 31, 2024 and 2023.

The Company’s primary source of operating funds since inception has been from cash receipts from sales and proceeds from loan payable. Immediately prior to the closing of the Business Combination on December 12, 2023, the Company executed and delivered to the Lender a senior secured convertible note (the “December Convertible Note”), in exchange for a loan in the principal amount of $15,819,209. The Convertible Note shall accrue interest at an annual rate equal to the Prime Interest rate plus 5% per annum which is payable monthly in cash or, upon the Company’s option, in securities of the Company provided certain conditions are met at the increased interest rate of the Prime Interest rate plus 8% per annum. The Company is required to pay a late charge of 12% per annum (“Late Charges”) on any amount of principal or other amounts that are not paid when due. The Convertible Note is convertible into shares of Company Common Stock at the option of the Lender at a conversion price of $400.00 per share, subject to a one-time downward adjustment on the effective date of the registration statement providing for the resale of the Company Common Stock issuable upon conversion of the Convertible Note to a conversion price equal to the prior 5-day volume weighted average price, subject to a floor of $24.00. The note has a three-year term. On August 9, 2024, the Company executed an additional senior secured convertible note (the “August Note”), in exchange for a loan in the principal amount of $1,154,681. The August Note has the same terms of the December Note. On January 8, 2025, the Company executed an additional senior secured convertible note (the “January Note”) in exchange for a loan in the principal amount of $1,724,100. The January Note has the same terms as the December Note and the August Note. On February 20, 2025, the Company entered into a Business Loan and Security Agreement with Agile Lending, LLC (the “Lending Lender”) pursuant to which the Company received a term loan from the Lending Lender in the principal amount of $1,575,000 (the “Loan”).

On April 4, 2025, the Company entered into a new business loan and security agreement with an effective date of April 4, 2025 (the “New Loan Agreement”) by and among an investor (the “New Lender”), a collateral agent (the “Collateral Agent”), the Company and its subsidiary, Humble Imports Inc., pursuant to which the Company received a term loan from the New Lender in the principal amount of $1,824,300 (the “New Loan”). The New Loan shall be repaid through sixty-nine (69) equal weekly payments of principal and interest in the aggregate amount of $35,693 per week commencing on April 15, 2025 and ending August 4, 2026 (the “Term”). During the Term, the New Loan shall accrue interest in the aggregate amount of $638,505. The New Loan included an administrative expense fee of $40,000 and a lender’s legal fee of $35,000, which sum was netted out of the New Loan. The New Loan is secured by all properties, rights and assets of the Company and Collateral Agent is designated as the collateral agent under the New Loan Agreement.

The net proceeds of the New Loan were used to pay off the Agile Loan in the discounted amount of $1,749,300, including principal and interest. Accordingly, the Agile Loan is paid off and satisfied.

Management’s assessment of the Company’s ability to continue as a going concern involves making a judgement, at a particular point in time, about inherently uncertain future outcomes of events or conditions. Any judgment about the future is based on information available at the time at which the judgment is made. Subsequent events may result in outcomes that are inconsistent with judgments that were reasonable at the time they were made.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate. The Company will need to raise additional financing through loans or through equity raises. The Company cannot provide any assurance that the new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to raise additional capital, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, Management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of ECD and ECD Auto Design UK Ltd. The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the years presented. References to GAAP issued by the Financial Accounting Standard Boards (“FASB”) in these accompanying notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”). All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassification

Certain amounts from prior period financial statements have been reclassified to align with the presentation used in the current consolidated financial statements for comparative purposes. These reclassifications had no material effect on the Company’s previously issued financial statements.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include assumptions used in revenue recognition, useful life of assets, and allowance for doubtful accounts.

Segment Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is evaluated regularly by the Company’s Chief Executive Officer (“CEO”), who is the Chief Operating Decision Maker (“CODM”), in deciding how to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating segment and one reportable segment.

Cash and Cash Equivalents

The Company considers all highly liquid investments acquired with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value, because of the short maturity of these instruments.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation Coverage limit of $250,000. As of December 31, 2024 and 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Revenue Recognition

Revenue is recognized when the Company transfers promised goods or services to the customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under the agreement, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

No one customer exceeded 10% of revenue for the years ended December 31, 2024 and 2023.

Product Revenue – Parts and Builds

The Company generates revenue through the sale of Land Rover vehicles directly to customers. The Company considers the build/sales contracts to be the contracts with the customer. There is a single performance obligation in all the Company’s contracts, which is to build a vehicle based on customer specifications, transfer title and shipping terms in the arrangement. Product revenue is recognized when the product build is completed, and title has been transferred. The Company concluded that this was the appropriate time to record revenue based on the following criteria. (1) ECD has a right to full payment for the product. (2) The customer has legal title to the product and (3) The customer has the significant risks and rewards of ownership of the asset. There are certain build contacts, “owner donor vehicles” where title remains with the customer for the entire project. Under these contracts, revenue is recognized at a point in time when the truck is shipped back to the customer.

Upon execution of the contract, the Company bills its customers the total consideration of the contract. The Company receives approximately 25% to 50% of the total consideration of the contract from its customers as acceptance of the contract, which is initially recorded as deferred revenue. Upon completion of the build the remaining 50% is billed and initially recorded as deferred revenue and recognized as net revenue when the product build is completed, and title is legally transferred.

Service Revenue

The Company generates revenue through providing repair or upgrade services to its customers. The Company agrees with the customer on a budget and specific deliverable. This is typically evidenced by a quote which represents the customer arrangement. There is a single performance obligation, which is the Company’s promise to perform the repair or upgrade work on the vehicle. The entire transaction price is allocated to this single performance obligation. Service revenue is recognized when the repair or upgrade work is completed, and the customer receives the vehicle.

Warranty Revenue

The Company generates revenue through the sale of extended warranty to customers. The customers agree to the terms and conditions at the time of purchase, which represents the customer arrangements. The period covered by the extended warranty is usually one year. The Company has elected to apply the optional exemption provided in ASC 606 and therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

Product Limited Warranty

Consistent with industry practice, the Company generally offers customers a limited warranty for work performed on the vehicle under the builds/sales contract. The customers do not have a contractual right of return. The Company only offers a limited warranty for the work performed on the vehicle under the contract. If a customer disputes any work performed, the Company will attempt to remedy the work, however, it shall not be required to discount the transaction price. The Company considered this an assurance-type warranty and not a separate performance obligation.

Warranty Reserve

The Company provides for the estimated cost of product warranties at the time revenue is recognized. While the Company engages in product quality programs and processes, including quality control test driving vehicles, the warranty obligation is affected by historical warranty costs per vehicle. Should actual costs differ from the Company’s estimates, revisions to increase or decrease the estimated warranty liability may be required.

Other Revenue Policies

Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

Applying the practical expedient in paragraph ASC 606-10-32-18, the Company does not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised products to the customer will be one year or less, which is the case with substantially all customers.

Applying the practical expedient in ASC 606-10-25-18B, the Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. The Company records the related costs as part of the cost of goods good.

Disaggregation of Revenue

The following table summarizes the Company’s net revenues disaggregated by product category:

	Year Ended December 31,
	2024	2023
	As Restated
Builds	$24,771,840	$19,317,837
Warranty and other	393,893	174,769
Total revenues, net	$25,165,733	$19,492,606

Contract Liability and remaining performance obligations

	2024	2023
	As Restated
Beginning balance, January 1	$16,190,861	$17,493,628
Additional deposits received	19,476,466	17,454,370
Revenue Recognized during the year at a point-in-time	(23,864,501)	(18,757,137)
Ending balance, December 31	$11,802,825	$16,190,861

As of December 31, 2024 and 2023, the Company had customer deposits in the amount of $8,130,324 and $8,326,469, respectively and deferred revenue of $3,672,501 and $7,864,392. The customer deposits, performance obligations not yet completed, and deferred revenue are typically recognized in revenue at a point in time within the next twelve months as the custom build vehicles are delivered and title has been transferred to customers.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the original invoice amount less an allowance for uncollectible accounts that management believes will be adequate to absorb estimated losses on existing balances. Management estimates the allowance based on collectability of accounts receivable and prior bad debt experience. Accounts receivable balances are written off against the allowance upon management’s determination that such accounts are uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Management believes that credit risks on accounts receivable will not be material to the financial position of the Company or results of operations. The Company had trade accounts receivable of $47,428 as of December 31, 2024 and a recorded allowance for doubtful accounts of $2,406 resulting in a net trade accounts receivable balance of $45,022. The Company had trade accounts receivable of $138,541 as of December 31, 2023, and a recorded allowance for doubtful accounts of $138,541, resulting in a net trade accounts receivable balance of $0.

As of December 31, 2024, amounts due from one customer exceeded 10% of accounts receivable individually and totaled approximately 84% of accounts receivable in the aggregate. No one customer exceeded 10% of accounts receivable as of December 31, 2023.

Inventories

Work in progress, work in progress – shipping and consumables, and work in progress – labor costs reported in inventories are carried at the lower of cost or net realizable value. Cost is determined on the basis of the direct and indirect costs that are directly attributable. The measurement of work in progress inventories is generally based on the weighted average method. Finished goods inventory is comprised of vehicles for which the build is completed but title has not been legally transferred, or in some cases, the vehicle has not been delivered. The measurement of finished goods inventories is the total cost of the materials, shipping and consumables, and labor attributed to the build of each specific completed vehicle. Overhead costs are allocated to inventory based on the rate of inventory turned for the period.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset’s estimated useful life of 5 to 15 years. Expenditures for maintenance and repairs are expensed as incurred. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in earnings.

Long-Lived Assets

The Company follows a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of the assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. No impairments were recognized for the years ended December 31, 2024 and 2023.

Advertising and Marketing

The Company follows the policy of charging the costs of advertising and marketing to expense as incurred. The Company charged to operations $1,171,696 and $641,831 as advertising and marketing costs for the years ended December 31, 2024 and 2023, respectively.

Income Taxes

Prior to the Business Combination on December 13, 2023, the Company was an S corporation. As an S corporation, the Company was not directly liable for federal income taxes. As of the date of the Business Combination, the operations of the Company ceased to be taxed as a S corporation resulting in a change in tax status for federal and state income tax purposes.

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company records deferred tax assets to the extent management believes that it is more likely than not that these assets will be realized in the future. Future realization of deferred income tax assets (meaning, items that may provide tax deductions in future periods) requires evidence that there will be sufficient taxable income in those future periods, or within any carryback periods available under tax law. The Company evaluates the realizability of its deferred tax assets on a quarterly basis. The majority of the Company’s deferred tax assets are comprised of income tax carryforwards, including federal and state net operating loss carryforwards (“NOLs”) and non-deductible interest expense carryforwards. Some of these carryforwards are subject to annual usage limitations and expiration, while other state NOLs and a portion of federal NOLs do not have expirations.

While the Company remains in a financial reporting loss position based on a cumulative pre-tax loss for the year ended December 31, 2024, the determination of the valuation allowance is based on its evaluation of the periods over which future taxable items are expected to be utilized to offset tax loss and deduction carryforward items in those future periods. That is, future forecasts of our taxable income are not considered in the evaluation of realizability of its deferred tax assets. Therefore, changes in its deferred tax asset valuation allowances will primarily be affected by changes in the estimates of the time periods over which those future taxable items will occur.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. Management has evaluated the Company’s tax positions, including its previous status as a pass-through entity for federal and state tax purposes, and has determined that the Company has taken no uncertain tax positions that require adjustment to the condensed consolidated financial statements. The Company’s reserve related to uncertain tax positions was zero as of December 31, 2024 and December 31, 2023. Management has evaluated the Company’s tax positions, including its previous status as a pass-through entity for federal and state tax purposes, and has determined that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statements. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The open tax years for the tax returns generally include 2021 through 2023 for state and federal reporting purposes.

Loss Per Share

The Company accounts for net loss per share in accordance with Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”), which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. It excludes the dilutive effects of any potentially issuable common shares. Diluted net loss per share is calculated by including any potentially dilutive share issuances in the denominator. For the year ended December 31, 2024 and 2023, all potentially dilutive securities were not included in the calculation of diluted net income (loss) per share as their effect would be anti-dilutive.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use asset (“ROU asset”) and short-term and long-term lease liability are included on the face of the consolidated balance sheets.

ROU asset represents the right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. Operating lease ROU asset and liability are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date over the respective lease term in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term.

Fair Value of Financial Instruments

The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this additional information in the notes to the consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of cash, accounts receivable, accounts payable and accrued expenses, and loan payable approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of lease liability also approximates fair value since the instrument bears market rates of interest. None of these instruments are held for trading purposes.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Warrants

The Company determines the accounting classification of warrants it issues as either liability or equity classified by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480”), then in accordance with ASC 815-40 (“ASC 815”), Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, or warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet liability classification under ASC 480, the Company assesses the requirements under ASC 815, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815, and in order to conclude equity classification, the Company also assesses whether the warrants are indexed to its Common Stock and whether the warrants are classified as equity under ASC 815 or other applicable GAAP. After all relevant assessments, the Company concludes whether the warrants are classified as liability or equity. The Company accounts for the Common Share Warrants and the Preferred Share Warrants (as defined in Note 13) (collectively, with the Common Share Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.

Redeemable Preferred Stock

Accounting for convertible or redeemable equity instruments in the Company’s own equity requires an evaluation of the hybrid security to determine if liability classification is required under ASC 480-10. Liability classification is required for freestanding financial instruments that are not debt in legal form and are: (1) subject to an unconditional obligation requiring the issuer to redeem the instrument by transferring assets (i.e. mandatorily redeemable), (2) instruments other than equity shares that embody an obligation of the issuer to repurchase its equity shares, or (3) certain types of instruments that obligate the issuer to issue a variable number of equity shares. Securities that do not meet the scoping criteria to be classified as a liability under ASC 480 are subject to redeemable equity guidance, which prescribes securities that may be subject to redemption upon an event not solely within the control of the issuer to be classified outside permanent equity (i.e., classified in temporary equity). Securities classified in temporary equity are initially measured at the proceeds received, net of issuance costs and excluding the fair value of bifurcated embedded derivatives (if any). Subsequent measurement of the carrying value is not required unless the instrument is probable of becoming redeemable or is currently redeemable. When the instruments are currently redeemable or probable of becoming redeemable, the Company will recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the then current maximum redemption value at the end of each reporting period.

Stock-based compensation

The Company accounts for its stock-based compensation awards in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values.

The Company periodically issues common stock and common stock options to consultants for various services.

Convertible Note

The Company determined the fair value option of the Convertible Note, as described in Note 12, was not appropriate. As such, the Company accounted for the Convertible Note, analyzing the conversion options embedded in convertible notes in accordance with ASC 815. ASC 815 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free-standing derivative financial instruments.

The Company reviews the terms of convertible debt issued to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense.

Recent Accounting Pronouncements

In September 2022, the FASB issued ASU No. 2022-04, “Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations,” which is intended to enhance the transparency surrounding the use of supplier finance programs. The guidance requires companies that use supplier finance programs to make annual disclosures about the program’s key terms, the balance sheet presentation of related amounts, the confirmed amount outstanding at the end of the period and associated roll forward information. Only the amount outstanding at the end of the period must be disclosed in interim periods. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The Company adopted the guidance when it became effective on January 1, 2023, except for the roll forward information, which is effective for fiscal years beginning after December 15, 2023. The Company does not have any supplier finance programs and accordingly, the adoption did not have a material impact on the Company’s consolidated financial statements, and the Company does not believe the impact of adopting the roll-forward requirement in this accounting standard update will be material to the consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. Adoption of the ASU did not impact the Company’s consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies that contractual sale restrictions are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities subject to contractual sale restrictions. The standard is effective for public companies for fiscal years beginning after December 15, 2023. Adoption of the ASU did not impact the Company’s consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which will add required disclosures of significant expenses for each reportable segment, as well as certain other disclosures to help investors understand how the CODM evaluates segment expenses and operating results. The new standard will also allow disclosure of multiple measures of segment profitability, if those measures are used to allocate resources and assess performance. The amendments will be effective for public companies for fiscal years beginning after December 15, 2023. Adoption of the ASU did not have a material impact the Company’s financial position, results of operations or cash flows.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The standard will be effective for public companies for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”). The standard requires additional disclosure of certain costs and expenses within the notes to the financial statements. The provisions of the standard are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. This accounting standards update may be applied either prospectively or retrospectively. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

NOTE 4. RECAPITALIZATION

As discussed in Note 1, “Nature of Operations”, On December 12, 2023, ECD completed the business combination (the “Business Combination”) contemplated by the merger agreement, dated as of March 3, 2023 (the “Merger Agreement”) by and among EFHT, Humble Imports Inc., d/b/a ECD Auto Design, a Florida corporation (“Humble” or “ECD”), ECD Auto Design UK, Ltd., an England and Wales corporation (the “ECD UK”), EFHAC Merger Sub, Inc., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of EFHT, and Scott Wallace, as the Securityholder Representative. The Merger Agreement was previously reported on the Current Report on Form 8-K filed by EFHT with the SEC on March 6, 2023.

At the Closing, pursuant to the terms of the Merger Agreement and after giving effect to the redemptions of shares of EFHT Common Stock:

●	the total consideration paid at the Closing (the “Merger Consideration”) by EFHT to Humble security holders was 662,500 shares of Company Common Stock, 625 shares of Company Preferred Stock, a warrant to purchase 27,289 shares of Company Common Stock, and a warrant to purchase 396 shares of Company Preferred Stock, (the “Securities Consideration”), and a cash payment of $2,000,000 pro rata to the former security holders of Humble (the “Cash Consideration” and, collectively with the Securities Consideration, the “Merger Consideration”);

●	each share of Merger Sub common stock, par value $0.0001 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time was converted into one newly issued share of Company Common Stock of the Surviving Corporation.

Following the filing of a Certificate of Merger with the Florida Department of State, Merger Sub merged with and into Humble with Humble as the surviving corporation, effective December 12, 2023. Thus, Humble became a wholly-owned subsidiary of the Company. In connection with the Merger, the Company changed its name to “ECD Automotive Design, Inc.”

Although EFHAC was the legal acquirer of ECD in the merger, ECD is deemed to be the accounting acquirer, and the historical financial statements of ECD became the basis for the historical financial statements of the Company upon the closing of the merger. ECD was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	ECD’s existing stockholders have the greatest voting interest in the combined company;

●	ECD’s existing stockholders have the ability to control decisions regarding election and removal of directors and officers of the combined company;

●	ECD is the larger entity in terms of substantive operations and employee base;

●	ECD comprises the ongoing operations of the combined company; and

●	ECD’s existing senior management is the senior management of the combined company.

In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparable periods up to December 12, 2023, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to ECD’s stockholders in connection with the merger. As such, the shares and corresponding capital amounts and earnings per share related to ECD’s common stock prior to the merger have been retroactively restated as shares reflecting the exchange ratio established in the merger.

The following table reconciles the elements of the Business Combination to the consolidated statement of changes in stockholders’ deficit for the period ended December 31, 2023:

Cash-trust and cash, net of redemptions	$241,329
Less: transaction expenses paid	(241,329)
Net proceeds from the Business Combination	—
Less: recognition of SPAC closing balance sheet	(762,710)
Reverse recapitalization, net	$(762,710)

The number of shares of Common Stock issued immediately following the consummation of the Business Combination were:

EFHAC Class A common stock, outstanding prior to the Business Combination	287,500
Less: Redemption of EFHAC Class A common stock	(286,939)
Class A common stock of EFHAC	561
EFHAC public rights shares outstanding	35,938
EFHAC founder shares outstanding	71,875
EFHAC private shares outstanding	6,438
EFHAC private rights shares outstanding	805
EFHAC shares issued to EF Hutton (underwriter) (1)	18,750
Business Combination shares	134,367
ECD Shares	662,500
Common Stock immediately after the Business Combination	796,867

(1)	Excludes 625 shares granted to Ben Piggott which were issued in January 2024, and recorded as a share issuance liability in other payable on the consolidated balance sheet at December 31, 2023.

The number of ECD shares was determined as follows:

	ECD Shares	ECD Shares after conversion ratio
Class A Common Stock (before Defender SPV shares)	3	600,000

Public and private placement warrants

The 287,500 Public Warrants issued at the time of EFHAC’s initial public offering and 6,438 warrants issued in connection with private placement at the time of EFHAC’s initial public offering (the “Private Placement Warrants”) remained outstanding and became warrants for the Company (see Note 13).

Redemption

Prior to the closing of the Business Combination, certain EFHAC public shareholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 286,939 shares of EFHAC Class A common stock for an aggregate payment of $37,261,500.

NOTE 5. BNMC CONTINUATION CARS LLC BUSINESS COMBINATION

On April 3, 2024, the Company entered into an Asset Purchase Agreement (the “Original Asset Purchase Agreement”) with BNMC Continuation Cars LLC, an Oklahoma limited liability company and David W. Miller II (collectively “Sellers”), that was subsequently amended on April 24, 2024 Amended and Restated Asset Purchase Agreement (the A&R Asset Purchase Agreement”).The Company agreed to purchase certain assets relating to vehicle builds, including the trademark “Brand New Muscle Car” (the “Purchased Assets”) from Sellers in exchange for up to $1.25 million. The price for the Purchased Assets under the A&R Asset Purchase Agreement is to be equal to $950,000 plus an additional $300,000, for up to 3 additional new vehicle builds the Sellers refers to the Company that are accepted by the Company on or before June 24, 2024 (the “A&R Purchase Price”). The A&R Purchase Price is to be paid to Seller by the issuance of such number of shares of Common Stock equal to (a) the A&R Purchase Price divided by (b) the closing price of the Common Stock on the five-month anniversary of the closing date (the “Consideration Shares”). The A&R Purchase Price is to be paid by the Company to the Sellers by the issuance of the Consideration Shares within three (3) business days of the five-month anniversary of the closing date.

On April 24, 2024, ECD entered into an Amended and Restated Asset Purchase Agreement (the A&R Asset Purchase Agreement”) with Sellers, pursuant to which the Company agreed to purchase certain assets relating to vehicle builds, including the trademark “Brand New Muscle Car” (the “Purchased Assets”) from Sellers in exchange for up to $1.25 million. The price for the Purchased Assets under the A&R Asset Purchase Agreement shall be equal to $950,000 plus up to an additional $300,000, in increments of $100,000, for each new vehicle build the Sellers can refer to the Company that are actually accepted by the Company on or before June 24, 2024 (the “A&R Purchase Price”). The A&R Purchase Price will be paid to Seller by the issuance of such number of shares of Common Stock equal to (a) the A&R Purchase Price divided by (b) the closing price of the Common Stock on the five month anniversary of the closing date (the “Consideration Shares”). The A&R Purchase Price will be paid by the Company to the Sellers by the issuance of the Consideration Shares within three (3) business days of the five month anniversary of the closing date. The closing of the transactions contemplated by A&R Asset Purchase Agreement are subject to customary representations, warranties, covenants and closing conditions.

On April 24, 2024, following the satisfaction or waiver of closing conditions, the Company and Sellers closed the transactions contemplated by the A&R Asset Purchase Agreement. In connection with the closing of the A&R Asset Purchase Agreement, the Company and the Sellers executed and delivered the following agreements: (1) the IP Assignment Agreement, dated April 24, 2024, by and between Sellers, as assignors, and ECD, as assignee (the “IP Assignment Agreement”), (2) the Trademark License Agreement, dated April 24, 2024, by and between ECD, as licensor and Sellers, as licensees (the “Trademark License Agreement”), and (3) Consulting Agreement, dated April 24, 2024, by and between ECD, as the company and BNMC Films LLC, a wholly owned subsidiary of David W. Miller II, as the contractor (the “Consulting Agreement”). The additional $300,000 of consideration was fully earned by June 24, 2024.

On August 11, 2024, the Company and the Sellers entered into an Amendment (the “Amendment”) to the A&R Asset Purchase Agreement, pursuant to which the parties acknowledged that the Sellers have satisfied all conditions to the A&R Asset Purchase Agreement to fix the aggregate purchase price at $1,250,000 payable through the issuance of 31,250 shares of the Company’s common stock valued at $40.00 per share. Pursuant to the Amendment the Company issued the 31,250 shares of the Company’s common stock to David W. Miller II in full satisfaction of the Company’s obligation to pay the Purchase Price as set forth in the A&R Asset Purchase Agreement.

The assets acquired under the A&R Asset Purchase agreement were accounted for as a business combination under FASB ASC Topic 805 Business Combinations. The Company utilized acquisition method under ASC 805-10-05-4 to account for the business combination. The purchase price was allocated as follows:

Consideration shares (1)	$1,250,000
Transaction costs	87,062
Total purchase consideration	1,337,062
Less: Cash deposits	(137,116)
Inventory	(27,964)
Deferred revenue	137,116
Total purchase consideration to be allocated	1,309,098
Less: fair value of intangible asset	18,000
Goodwill	$1,291,098

(1)	Includes $950,000 of consideration shares and an additional $300,000 of consideration that was 100% probable at the time of close.

	Fair value	Useful life
Brand name	$18,000	2
Less: accumulated amortization	(6,000)
Brand name, net	$12,000

NOTE 6. INVENTORIES

Inventories consisted of the following:

	December 31,
	2024	2023
	As Restated
Inventory – work in progress	$4,480,440	$1,494,795
Inventory – work in progress shipping and consumables	640,675	373,979
Inventory – work in progress labor	699,087	421,880
Resale inventory	931,990	1,110,620
Overhead allocated to inventory	596,707	458,258
Finished goods	3,832,907	5,748,234
Total inventory	$11,181,806	$9,607,766

NOTE 7. PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets consisted of the following:

	December 31,
	2024	2023
Prepaid expenses	$213,914	$34,006
Advances to employees	3,970	—
Other	21,980	—
	$239,864	$34,006

NOTE 8. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2024	2023
	As Restated
Computer equipment	$12,740	$10,636
Office furniture	36,163	36,412
Manufacturing equipment	659,974	647,875
Vehicles	61,360	456,360
Building improvements	3,092	—
	773,329	1,151,283
Less: accumulated depreciation	(289,451)	(238,186)
	$483,878	$913,097

Depreciation expense related to the Company’s property and equipment was $120,791 and $123,762 for the years ended December 31, 2024 and 2023, respectively, which were included in the accompanying consolidated statements of operations.

NOTE 9. LEASES

Prior to 2022, the Company entered into several lease renewal agreements with landlord whereby the Company agreed to lease office space in Kissimmee, Florida. All of these lease renewal agreements expired during the year ended December 31, 2022. The leases had rental payments from $1,423 per month to $2,801 per month.

On August 11, 2021, the Company entered into a lease agreement, whereby the Company agreed to lease office space in Kissimmee, Florida for a term of 137 months following the lease commencement date. The lease commencement date was not identified until July 15, 2022 when the Company entered into the First Amendment to the original lease agreement, pursuant to which the commencement date would be July 1, 2022. The Company will owe monthly rental payments ranging from $6,512 to $50,039 over the term of the lease.

The Company also has a five-year lease in the UK for office space expiring December 16, 2026. The Company will owe monthly rental payments ranging from $3,092 to $3,401 over the term of the lease.

On March 23, 2023, the Company entered into a lease agreement, whereby the Company agreed to lease warehouse space in Kissimmee, Florida for a term of 37 months following the lease commencement date beginning on or about of March 26, 2023. The Company will owe monthly rental payments ranging from $5,844 to $6,171 over the term of the lease. The Company recorded right-to-use asset and lease liability of $196,796 using the Company’s incremental borrowing rate of 6.3% at December 31, 2023.

The Company’s commercial properties are subject to Common Are Maintenance (“CAM”) charges, which represent the tenant’s pro-rata share of the operating expenses incurred by the landlord in the operation of the buildings. These expenses include, but are not limited to, property taxes, insurance premiums, utilities for common areas, maintenance and service agreements and supplies and materials used in the operation and maintenance of the property, cost of repairs and enhancements to common areas, owner’s association fees, and cost of capital improvements or modifications only if the capital improvements reduce operating costs. The Company’s share of the CAM is paid by the Company as additional rent based on the landlord’s written estimate of the CAM for the following year. Within 150 days following the end of each calendar year the landlord provides a statement to the Company reconciling the estimated CAM expenses for the year to the actual costs incurred.

Maturity analysis under the lease agreements are as follows:

Total
2025	$575,360
2026	535,719
2027	492,318
2028	508,885
2029 and beyond	2,765,250
4,877,532
Less: present value discount	(1,150,349)
Lease liability	$3,727,183

Lease expense for the years ended December 31, 2024 and 2023 was $601,113 and $591,588, respectively.

Qualitative information regarding the Company’s leases is as follows:

	The Years Ended December 31,
	2024	2023
Lease expenses
Operating lease expenses	$601,113	$591,588
Variable and other lease costs	44,728	5,395
Total lease cost	$645,841	$596,983
Other information
Cash paid for the amounts included in the measurement of lease liabilities for operating leases:
Operating cash flows	$557,703	$506,783
Weighted-average remaining lease term (in years):
Operating leases	8.59	9.53
Weighted-average discount rate:
Operating leases	6.3%	6.3%

NOTE 10. ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31,
	2024	2023
Accrued commission	$—	$6,000
Accrued interest	578,456	113,000
Accrued bonuses	—	150,000
Accrued expenses, other	161,036	131,859
Warranty reserve	529,129	89,430
Accrued payroll	417,977	289,406
	$1,686,598	$779,695

NOTE 11. OTHER PAYABLE

Other payable consisted of the following:

	December 31,
	2024	2023
PPG payable (as defined below)	$61,676	$167,042
Income tax payable	1,115,559	1,115,559
Share issuance liability	150,000	250,000
Other	36,987	17,262
	$1,364,222	$1,549,863

On February 1, 2022, the Company entered into an Exclusive Supplier Agreement with a third party, pursuant to which the third party issues a pre-bate in the amount of $277,642 to the Company in exchange for the Company’s commitment to make purchases of the third party’s products in the amount of $1,506,349 (“PPG Payable”). The Company used the$277,642 as working capital or otherwise in the operation of the Company’s collision center business. The outstanding balance on the PPG payable was $61,676 and $167,042 recorded as other payable in the accompanying consolidated balance sheet as of December 31, 2024 and 2023 respectively.

NOTE 12. LOAN PAYABLE

On December 15, 2021, the Company entered into a Letter of Credit Agreement with a third party, pursuant to which the Company borrowed $500,000 from the third party bearing no interest and due on December 15, 2023. As additional consideration for the loan, the Company agreed to pay the third party an amount equal to 20% of the Company’s gross profits in connection with the Company’s resales commissions during the term of the agreement. As of December 31, 2022, the Company had accrued $6,000 of commission to be paid to such third party (see Note 7).

The loan balance outstanding as of December 31, 2022, was $500,000. The loan was repaid on December 12, 2023, in connection with the closing of the Business Combination.

Loan and Security Agreement

In connection with ECD’s PIPE Financing, on September 28, 2023, ECD entered into a loan and security agreement (the “Loan and Security Agreement”) with Context Credit Holdings, LP (“Edge”) for a $10,000,000 revolving credit facility (the “Edge Facility”). Under the Edge Facility, Edge will make borrowing base advances against ECD’s accounts receivables, up to a limit of 90% of eligible accounts receivable as determined according to the Loan and Security Agreement. The Edge Facility has a two-year term, subject to renewal at Edge’s discretion. The advances will bear interest at a per annum rate equal to (a) the Base Rate plus (b) 7.00%; the “Base Rate” means the greater of (i) 6.50% and (ii) the Wall Street Journal Prime Rate (floating with daily resets) as publicly announced to be in effect from time to time. Pursuant to the Loan and Security Agreement, ECD may at any time terminate the Edge Facility with 60 days’ prior written notice. ECD has agreed with the Lender under the SPA that, by the closing date for the issuance of the Note, it will either have (i) delivered an irrevocable notice to terminate the Loan and Security Agreement or (ii) entered into an intercreditor agreement with Edge and the Collateral Agent (as defined in the SPA).

The Edge Facility is secured by a blanket lien on all corporate assets, including a perfected first-priority lien on and security interest in all ECD’s assets, including accounts receivables, inventory, equipment, real estate, contracts, general intangibles, and proceeds thereof. Also, each of the ECD Initial Securityholders has entered into a personal guaranty with Edge with respect to the Edge Facility.

In September 2023, October 2023, November 2023, and December 2023, the Company drew an aggregate of $2,718,24 on the Loan and Security Agreement. On December 12, 2023, in connection with the closing of the Business Combination, the outstanding balance on the Loan and Security Agreement was paid in full.

Securities Purchase Agreement

On October 6, 2023 the Company entered into a Securities Purchase Agreement (the “SPA”) with an institutional Lender (the “Lender”) pursuant to which the Company issued to the Lender a senior secured convertible note (the “December 2023 Convertible Note”) in exchange for a loan in the principal amount of $15,819,209. The December 2023 Convertible Note shall accrue interest at an annual rate equal to the Prime Interest rate plus 5% per annum which is payable monthly in cash, or upon the Company’s option, in securities of the Company provided certain conditions are met at the increased interest rate of the Prime Interest rate plus 8% per annum. The Company is required to pay a late charge of 12% per annum (“Late Charges”) on any amount of principal or other amounts that are not paid when due. The December 2023 Convertible Note is convertible into shares of the Company’s common stock, par value $0.0001 per share at the option of the Lender at a conversion price of $400.00 per share, subject to a one-time downward adjustment on the effective date of the registration statement providing for the resale of the common stock issuable upon conversion of the December 2023 Convertible Note to a conversion price equal to the prior 5-day volume weighted average price, subject to a floor of $240.00. The conversion price is subject to a downward adjustment if the Company issues equity in the future at a price less than $400.00, except for equity issued in connection with certain strategic acquisitions. The conversion price is also subject to a downward adjustment if the Company fails to satisfy certain performance conditions set forth in the December 2023 Convertible Note. Upon the Lender’s conversion, the conversion amount shall be equal to 115% of the principal amount to be converted under the December 2023 Convertible Note plus any accrued and unpaid interest and accrued and unpaid Late Charges on such principal and interest, if any (the “Conversion Rate”). Lender’s ability to convert the December 2023 Convertible Note into shares of common stock is subject to a 4.99% blocker, such that Lender cannot convert the Convertible Note into shares of common stock to the extent it will make the Lender a beneficial owner of more than 4.99% of the common stock. The Company has the option to prepay the December 2023 Convertible Note, upon thirty (30) business day written notice, by paying the product of the 20% redemption premium multiplied by the greater of (i) the conversion amount to be redeemed and (ii) the product of (x) the Conversion Rate with respect to the conversion amount to be redeemed multiplied by (y) the greatest closing sale price of the Company’s common stock on any trading day immediately preceding such notice of redemption and the date the Company makes the entire payment required.

The December 2023 Convertible Note has a maturity date of December 12, 2026 and will rank senior to all outstanding and future indebtedness of the Company and its subsidiaries. The December 2023 Convertible Notes are secured by a first priority perfected security interest in all the existing and future assets of the Company and its direct and indirect subsidiaries, including a pledge of all of the capital stock of each of the subsidiaries. The December 2023 Convertible Note also provides that the Company and its subsidiaries execute a guaranty (the “Guaranty”) to guaranty the obligations under the December 2023 Convertible Note and the Security Agreement, that all insider stockholders of the common stock shall execute a lock-up agreement (the “Lock-Up Agreement”) restricting their sale of the common stock until six months after the registration statement registering the shares of common stock underlying the December 2023 Convertible Note is declared effective and a joinder agreement (the “Joinder Agreement”) pursuant to which the Company and its Subsidiaries agree and consent to be parties to the Security Agreement.

On August 9, 2024, the Company entered into a SPA with the Lender pursuant to which the Company issued to the Lender a senior secured convertible note (the “August 2024 Convertible Note”) in exchange for a loan in the principal amount of $1,154,681. The August 2024 Convertible Note has the same terms and conditions as the December 2023 Convertible Note.

Certain events of default under the December 2023 Convertible Note and the Series A Convertible Preferred Stock have occurred based on the following: the Company’s failure to have its resale registration statement on Form S-1 declared effective by the SEC within sixty (60) days of December 12, 2023, the financial statements of the Company’s subsidiary for the years ended December 31, 2022 and 2021 and the quarterly periods ended March 31, 2023, June 30, 2023, and September 30, 2023 were required to be restated, the fact that the Company did not file its Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”) within two (2) trading days of the filing due date of the Form 10-K and the Company did not file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (the “Form 10-Q”) within two (2) trading days of the filing due date of the Form 10-Q. The Convertible Note and the Series A Convertible Preferred Stock each provide for certain remedies based upon the occurrence of an event of default. As a result of the default the lender under the Convertible Note who is also the holder of the Series A Convertible Preferred Stock calculated default interest on the Convertible Note of an additional 8% of the principal balance outstanding for seventeen (17) days in May 2024 and an additional 8% of the principal balance outstanding for thirty (30) days in June 2024 (the “Default Interest”). The total Default Interest calculated for the three months ended June 30, 2024 was $165,233 in the aggregate. The lender has agreed to treat the Default Interest as paid-in-kind interest (“PIK interest”) and the accrued Default Interest was added to the principal balance of the Convertible note on July 1, 2024. In addition, under the terms of the December 2023 Convertible Note and the August 2024 Convertible Note, the Company has accrued default interest from the period from the date the company failed to have its resale registration statement on Form S-1 declared effective by the SEC in February 2024 through September 30, 2024, excluding the period for which the Lender calculated the Default Interest, in the amount of $660,292 (the “Additional Default Interest”). Pursuant to the execution of the August 2024 Convertible Note, the Lender agreed to waive the pre-existing events of default that occurred under the December 2023 Convertible Note and as a result, the company recognized a gain on forgiveness of payable of $319,900 in the consolidated statements of operations.

The December 2023 Convertible Note includes an original issue discount of $2,148,217 and debt issuance costs of $3,088,883. The August 2024 Convertible Note includes an original issue discount of $287,212 and debt issuance costs of $95,000. For the year ended December 31, 2024 and 2023, the Company recorded $753,904 and $29,433, respectively, of amortization expense of the debt discount and $1,042,141 and $42,901, respectively, of amortization expense of the debt issuance costs in the consolidated statement of operations. As of December 31, 2024 and 2023, accrued interest on the December 2023 Convertible Note and the August 2024 Convertible Note, including the Additional Default Interest, was $569,419 and $113,000, respectively, as included with accrued expenses on the accompanying condensed consolidated balance sheets. See Note 11.

The table below summarizes the outstanding Convertible Note as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
	As Restated
Principal value of Convertible Note (1)	$17,836,864	$15,819,209
Debt discount, net of amortization (2)	(3,750,932)	(5,164,765)
Convertible Note payable	$14,085,932	$10,654,444

(1)	Includes $16,644,699 and $15,819,209 of principal for the December 2023 Convertible Note as of December 31, 2024 and 2023, respectively and $1,192,165 and $0 of principal for the August 2024 Convertible Note as of December 31, 2024 and 2023, respectively.

(2)	Includes $3,419,065 and $5,164,765 of debt discount for the December 2023 Convertible Note as of December 31, 2024 and 2023, respectively and $331,867 and $0 of debt discount for the August 2024 Convertible Note as of December 31, 2024 and 2023, respectively.

Floor Plan Payable

On May 15, 2024, the Company entered into a loan agreement for up to $1.5 million (“Floor Plan Financing”) with an institutional lender. The Floor Plan Financing represents financing arrangements to facilitate the Company’s purchase of used and trade in vehicles. All Floor Plan Financing are collateralized by the inventory purchased. These payables become due when the Company sells the vehicle. The interest rate is prime rate plus 3%. Interest on outstanding floor plan payable balances are due and payable on the 15th of each month. The outstanding balances on Floor Plan Financings as of December 31, 2024, was $1,212,000. Floor Plan Financing interest expense for the year ended December 31, 2024, 2024 was $68,057. There was no interest expense for the year ended December 31, 2023.

The table below presents the disaggregation of interest expense for the years ended December 31, 2024 and 2023:

	Year ended December 31, 2024	Year ended December 31, 2023
Contractual interest expense	$3,459,439	$561,095
Debt discount amortization	753,904	49,433
Debt issuance cost amortization	1,042,141	42,901
Finance costs and other	14,920	-
Total	$5,270,404	$653,429

NOTE 13. WARRANT LIABILITIES

As part of the Senior Secured Convertible Note, entered on December 12, 2023, the Company issued warrants to Defender SPV, LLC where each whole warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $460.00 per share (the “Common Share Warrants”). Simultaneously on December 12, 2023, with the issuance of the Series A Convertible Preferred Stock, Company issued warrants (the “Preferred Shares Warrants”) where each warrant allows the holder to purchase one share of the Company’s Series A Preferred Stock at $703.20 per share. As of December 31, 2024 and 2023, there were 31,780 Common Share Warrants and 396 Preferred Share Warrants outstanding and 27,289 Common Share Warrants and 396 Preferred Share Warrants outstanding, respectively.

The Common Share warrants expire on the seventh anniversary of the issuance date provided that (x) if the Holder fails to acquire at least $14 million in aggregate principal amount of Senior Secured Convertible Notes at or prior to the Business Combination Closing, or (y) if a Holder Optional Redemption (as defined below) occurs prior to the time of consummation of the Business Combination, the Common Share Warrant would automatically terminate and be null and void. At any time after the tenth (10th) Business Day prior to the Maturity Date, any Holder may require the Company to redeem (a “Maturity Redemption”) all or any number of Preferred Shares held by such Holder at a purchase price equal to 100% of the Conversion Amount of such Preferred Shares.

Once the Common Share Warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	upon written notice of redemption given after the warrants become exercisable to each warrant holder; and

●	At any time on or after the initial date on which either (i) the shares of Common Stock of the Company are registered after the 1934 Act or (ii) any publicly traded common equity (or equivalent security) of any Successor Entity (or Parent Entity, as applicable) are issued in exchange for the Common Stock in the applicable Business Combination or other similar transaction (such applicable entity, the “Successor Public Company”), in either case, whether as a result of a public offering, Business Combination, recapitalization reorganization or otherwise (the “Public Company Date”) but not after 11;59 p.m., New York time, on the Expiration Date.

The Preferred Share Warrants expire on the eighteen (18) month anniversary of the date of the Business Combination (or such later date as extended by written consent of the Company and the Holder.

Once the Preferred Share Warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	upon written notice of redemption given after the warrants become exercisable to each warrant holder; and

●	At any time on or after the later of (x) the Issuance Date and (y) the date all of the Initial Preferred Shares have been converted in full, but not after 11:59 p.m., New York Time, on the Expiration Date.

The Common Share Warrants and the Preferred Share Warrants are recognized as derivative liabilities in accordance with ASC 805. Accordingly, the Company recognized the warrant instruments as liabilities at fair value as of the issuance date with the offsetting entry to debt discount. The carrying value of the instruments will be adjusted to fair value through other income (expense) on the consolidated statement of operations at each reporting period until they are exercised. As of December 31, 2024 and 2023, the fair value of the Common Share Warrants and the Preferred Share Warrants liabilities are presented within warrant liabilities on the consolidated balance sheet.

NOTE 14. FAIR VALUE MEASUREMENTS

The Company accounts for certain assets and liabilities at fair value and classifies these assets and liabilities within the fair value hierarchy (Level 1, Level 2, or Level 3).

Assets and liabilities subject to fair value measurements are as follows:

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liabilities – Common Share Warrants	$-	$-	$486,495	$486,495
Warrant liabilities – Preferred Share Warrants	-	-	64	64
Derivative Liability	-	-	313,191	313,191
Total liabilities	$-	$-	$799,749	$799,749

	As of December 31, 2023, As Restated
	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liabilities – Common Share Warrants	$-	$-	$26,283	$26,283
Warrant liabilities – Preferred Share Warrants	-	-	-	-
Derivative Liability	-	-	2,724	2,724
Total liabilities	$-	$-	$29,007	$29,007

The Common Share Warrants and the Preferred Share Warrants were valued using a Black-Scholes option pricing model utilizing assumptions related to the contractual terms of the instruments, estimated volatility of the price of the Common Stock and current interest rates.

The following table provides quantitative information regarding Level 3 fair value measurements for Common Share Warrants and Preferred Share Warrants as of December 31, 2024.

	Preferred Share Warrant December 31, 2024	Common Share Warrant December 31, 2024
Exercise price	$703.20	$460.00
Share price	$38.40	$38.40
Volatility	106,26%	106.26%
Expected life	1.00	4.95
Risk-free rate	4.16%	4.38%
Dividend yield	-	-

The following table provides quantitative information regarding Level 3 fair value measurements for Common Share Warrants and Preferred Share Warrants as of December 31, 2023.

	Preferred Share Warrant December 31, 2023	Common Share Warrant December 31, 2023
Exercise price	$703.20	$460.00
Share price	$49.20	$49.20
Volatility	40.65%	40.65%
Expected life	1.00	5.95
Risk-free rate	4.01%	4.01%
Dividend yield		-

The following table presents a summary of the changes in the fair value of the Private Warrants and Representative’s Warrants, a Level 3 liability, measured on a recurring basis.

	Common Share Warrants	Preferred Share Warrants	Warrant Liability
Fair value as of December 31, 2022	$-	$-	$-
Initial measurement, December 31, 2023	26,283	-	26,283
Fair value as of December 31, 2023, as restated	26,283	-	26,283
Initial measurement, August 9, 2024	26,551	-	26,551
Change in fair value	433,661	64	433,725
Fair value as of December 31, 2024	$486,495	$64	$486,559

The conversion upon the event of default derivative liability of the Convertible Promissory Note was valued using a Black Scholes option pricing model terms related to the terms of the Convertible Promissory Note (see Note 12), estimated volatility of the price of the Common Stock and current interest rates.

The following table provides quantitative information regarding Level 3 fair value measurements for the conversion upon the event of default derivative liability as of December 31, 2024.

	December 2023 Note December 31, 2024	August 2024 Note December 31, 2024
Exercise price	$400.00	$400.00
Share price	$38.40	$38.40
Volatility	106.26%	106.26%
Expected life	1.95	4.95
Risk-free rate	4.16%	4.38%
Dividend yield	-	-

The following table provides quantitative information regarding Level 3 fair value measurements for the conversion upon the event of default derivative liability as of December 31, 2023.

December 31, 2023
Exercise price	$400.00
Share price	$49.20
Volatility	40.65%
Expected life	2.95
Risk-free rate	4.01%
Dividend yield	-

The following table presents a summary of the changes in the fair value of the conversion upon the event of default derivative liability, a Level 3 liability, measured on a recurring basis.

Derivative liability
Fair value as of December 31, 2022	$-
Initial measurement, December 31, 2023	2,724
Fair value as of December 31, 2023, as restated	2,724
Initial measurement, August 9, 2024	105,980
Change in fair value	204,487
Fair value as of December 31, 2024	$313,191

There was no derivative liability as of December 31, 2022.

NOTE 15. INCOME TAXES

Historically, ECD was an S Corporation and as such, the Company was not directly liable for income taxes for federal purposes. As of the date of the Business Combination (December 2023), the operations of the Company ceased to be taxed as an S Corporation resulting in a change in tax status for federal and state income tax purposes. This change in tax status requires immediate recognition of any deferred tax assets or liabilities as of the transaction date as the Company will now be directly liable for income taxes. The recognition of these initial deferred balances, if any, would be recorded as an additional tax expense in the period of the transaction. In addition, the Company will accrue current and deferred tax expense based on ongoing activity from that date.

The components of the provision (benefit) for income taxes were as follows (in thousands):

	For the year ended December 31, 2024	For the year ended December 31, 2023
	As Restated
Deferred:
Federal	$656,193	$(656,193)
State and local	181,862	(181,862)
Foreign	-	(127,915)
Total deferred provision (benefit)	838,055	(965,970)
Change in valuation allowance	-	127,915
Total provision (benefit) for income taxes	$838,055	$(838,055)

The effective tax rate differs from the statutory tax rates as follows (in thousands):

	For the year ended December 31, 2024	For the year ended December 31, 2023
Tax at statutory federal rate	21.00%	21.00%
Change in fair value of warrant liabilities	(0.99)%	-%
Change in fair value of conversion option	(0.47)%	-%
Other permanent items	(1.19)%	-%
State income tax	3.66%	5.39%
Change in tax status	-%	9.11%
Foreign tax rate differential	0.13%	0.77%
Valuation allowance	(31.25)%	(4.80)%
Other	-%	(0.04)%
Provision (benefit) for income taxes	(9.11)%	31.43%

Deferred income tax assets and liabilities result primarily from temporary differences in the recognition of various expenses for tax and financial statement purposes, and from the recognition of the tax benefits of net operating loss carryforwards.

The components of the deferred income tax assets and liabilities were as follows (in thousands):

	December 31, 2024	December 31, 2023
Deferred tax assets:
Net operating losses and tax credit carry-forward	$2,466,781	$708,879
Lease liabilities	944,389	1,024,083
Organizational start-up costs	341,540	176,689
Allowance for doubtful accounts	1,997	-
Bonus accrual	-	38,017
Inventory reserve	3,246
Warranty reserve	110,424	22,666
Charitable contribution	307	-
OID on convertible notes	123,254	6,414
Intangibles	1,318	-
Gross deferred tax asset	$3,993,256	$1,976,848
Less valuation allowance	(3,005,895)	(127,915)
Net deferred tax asset	$987,361	$1,848,933
Deferred tax liabilities:
Depreciation expense	$115,514	$57,417
Right of use assets	862,758	953,461
Goodwill	9,089	-
Total deferred tax liability	$987,361	$1,010,878
Net deferred tax asset (liability)	$-	$838,055

As of December 31, 2024 and 2023, the Company had federal net operating losses of approximately $8.9 million and $2.3 million, respectively, and state net operating loss carryforwards of approximately $8.9 million and $2.3 million, respectively. As of December 31, 2024 and 2023, the Company had foreign net operating loss carryforwards of approximately $0 and $0.5 million, respectively. The federal, state and foreign net operating loss carryforwards generated in the tax years 2024 and 2023 will never expire. Certain Net Operating Losses in these jurisdictions are not subject to expiration. Utilization of the net operating loss carryforwards may be subject to an annual limitation according to Section 382 of the Internal Revenue Code of 1986 as amended, and similar provisions.

ASC 740, Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all of the evidence, the Company has recorded a valuation allowance against all its Federal, state and foreign deferred tax assets at December 31, 202, because management has determined it is more likely than not that the Company will be unable to recognize the benefits of its net deferred tax assets. At December 31, 2023, the Company only recorded a valuation allowance against its foreign deferred tax assets because management has determined that it is more likely than not that the Company will recognize the benefits of its federal and state deferred tax assets, but not for its foreign deferred tax assets, primarily due to its lack of revenue generating operations since inception.

The Company recognizes interest accrued to unrecognized tax benefits and penalties as income tax expense. The Company accrued total penalties and interest of $0 during the years ended December 31, 2024 and 2023 and in total, as of December 31, 2024 and 2023 has recognized penalties and interest of $0.

As of December 31, 2024 and 2023, the Company has not recorded an amount of gross unrecognized tax benefits for uncertain tax positions for the current or prior year planned tax filing positions. No unrecognized tax benefits are applicable for prior periods.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Company is subject to examination by federal and foreign jurisdictions where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2024, the open tax years are December 31, 2023, 2022, and 2021.

The Company has no open tax audits with any taxing authority as of December 31, 2024.

The Company actively monitors domestic and global tax law changes to account for the effects in the period the legislation is enacted, as applicable.

NOTE 16. REDEEMABLE PREFERRED STOCK

The Company is authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2023 there were 625 shares of preferred stock issued and outstanding. On August 30, 2024, the holders of 463 shares of preferred stock converted such shares for 46,250 shares of common stock and as of December 31, 2024, there were 163 shares of preferred stock issued and outstanding. In January 2025, the conversion of such preferred shares was reversed by the Company’s transfer agent and the holder was issued 463 shares of preferred stock (See Note 18). The 163 shares represent Series A Convertible Preferred Stock (discussed below). The Series A Convertible Preferred Stock shall rank senior to all shares of Common Stock, and to all other classes or series of capital stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Dividend Rights

From and after the first date of issuance of any initial shares of Series A Convertible Preferred Stock (the “Initial Issuance Date”) and prior to the date of the initial exercise of the Preferred Warrants (the “Initial Preferred Warrant Exercise Date”), unless a triggering event has occurred and is continuing, holders of Series A Convertible Preferred Stock shall not be entitled to dividends. From and after the Initial Preferred Warrant Exercise Date, dividends on the Series A Convertible Preferred Stock shall commence accruing and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears for on the first trading day of each fiscal quarter (each, an “Dividend Date”). Dividends shall be payable on each Dividend Date, to each record holder of Series A Convertible Preferred Stock on the applicable Dividend Date, in shares of Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to each holder, pay dividend on any Dividend Date in cash (“Cash Dividend”) or in a combination of Cash Dividend and Dividend Shares.

Liquidation Preference

In the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the stockholders of Series A Convertible Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of junior stock, but pari passu with any parity stock then outstanding, an amount per share of Series A Convertible Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Common Warrants) with respect to the outstanding portion of all Common Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Conversion Amount (as defined below) of such Series A Convertible Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series A Convertible Preferred Stock into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the holders and holders of shares of parity stock, then each holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder and such holder of parity stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series A Convertible Preferred Stock and all holders of shares of parity stock.

Conversion and Redemption Rights

At any time after the Business Combination, each stockholder shall be entitled to convert any portion of the outstanding Series A Convertible Preferred Stock held by such stockholder into validly issued, fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock issuable upon conversion of any Series A Convertible Preferred Stock shall be determined by dividing (i) the Conversion Amount (as defined in the Certificate of Designation) of such Series A Convertible Preferred Stock by (y) $10.00 (subject to adjustments). A stockholder’s ability to convert Series A Convertible Preferred Stock into shares of Common Stock is subject to a 4.99% blocker, such that a stockholder cannot convert Series A Convertible Preferred Stock into shares of Common Stock to the extent it will make the stockholder a beneficial owner of more than 4.99% of the Common Stock.

The stockholders of Series A Convertible Preferred Stock have redemption rights upon the occurrence of a Triggering Event (as defined in the Certificate of Designation). The Company has the right to redeem all or any part of Series A Convertible Preferred Stock then outstanding.

Voting and Other Preferred Rights

Holders of Series A Convertible Preferred Stock shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designations.

NOTE 17. STOCKHOLDERS’ DEFICIT

Common stock — The Company is authorized to issue 1,000,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2024, there were 912,492 shares outstanding including the 46,250 shares of common stock that were converted from 463 shares of preferred stock in August 2024. In January 2025, the conversion of such preferred shares was reversed by the Company’s transfer agent (See Note 18). As of December 31, 2023, there were 796,867 shares of common stock issued and outstanding. Each share of Common Stock has one vote and has similar rights and obligations.

On October 11, 2023, ECD closed the transaction memorialized in the Securities Purchase Agreement, dated October 6, 2023 (the “Humble SPA”) by and between ECD and Defender SPV LLC (the “Investor”) pursuant to which ECD agreed to issue to the Investor (i) 975 shares of Series A Convertible Preferred Stock of the Company convertible into shares of ECD Common Stock; (ii) 27,500 shares of ECD Common Stock; (iii) a warrant to acquire 27,289 additional shares of ECD Common Stock; and (iv) a warrant to acquire 396 shares of ECD Series A Preferred Stock, for a purchase price equal to $300,000.

In advance of the Business Combination Closing, the Investor provided the Company a Conversion Notice to convert 350 shares of its Humble Series A Convertible Preferred Stock into 35,000 shares of common stock of Humble (“Humble Common Stock”). Following the Lender’s conversion of 350 shares of Humble Series A Convertible Preferred Stock, the Lender held 625 shares of Humble Series A Convertible Preferred Stock and an aggregate of 62,500 shares of Humble Common Stock.

Common Stock Issuances

On August 8, 2024, the Company entered into a subscription agreement with Theodore Duncan (the “Second Investor”) pursuant to which the Company agreed to issue to the Second Investor 25,000 shares of common stock and 2,500 warrants for an aggregate subscription price of $1,000,000.

On August 11, pursuant to the satisfaction of the terms in the Original Asset Purchase Agreement the Company issued 31,250 shares of common stock.

On August 30, 2024, the holders of 463 shares of Series A Convertible Preferred Stock redeemed such shares for 46,250 shares of common stock.

On December 27, 2024, the Company issued 7,500 shares of Common Stock to Defender SPV LLC pursuant to the securities purchase agreement and the August 2024 Convertible Note.

Warrants — As part of EFHAC’s initial public offering (“IPO”), EFHAC issued warrants to third-party investors where each whole warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $460.00 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, EFHAC completed the private sale of warrants where each warrant allows the holder to purchase one share of the Company’s common stock at $460.00 per share. At December 31, 2024 and 2023, there are 287,500 Public Warrants and 6,438 Private warrants outstanding.

The Public Warrants and the Private Warrants expire on the fifth anniversary of the Business Combination or earlier upon redemption or liquidation and are exercisable commencing 30 days after the Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;

●	at a price of $0.40 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share.

The Company accounts for the 293,938 warrants issued in connection with the IPO in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

On August 8, 2024, the Company entered into a subscription agreement with Second Investor pursuant to which the Company issued 2,500 warrants (the “Duncan Warrants”). The Duncan Warrants have a termination date of August 8, 2026, and are exercisable at any time on or after the issue date. The Company accounts for the Duncan Warrants in accordance with the guidance contained in ASC 815. Such guidance provides that the warrants are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Share-based Compensation

The Company has adopted the Equity Incentive Plan, which plan was approved by stockholders at the Special Meeting. The purposes of the Plan is to promote the interests of the Company and the stockholders of Company by providing (i) executive officers and other employees of the Company and its Subsidiaries (as defined below), (ii) certain consultants and advisors who perform services for the Company and its Subsidiaries and (iii) non-employee members of the Board with appropriate incentives and rewards to encourage them to enter into and continue in the employ and service of the Company and to acquire a proprietary interest in the long-term success of the Company, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements. Eligible individuals under the Plan may receive awards of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, Performance Awards and Other Stock-Based Awards.

The maximum number of shares reserved for the grant of awards under the Plan shall be 400,000. No recipient under the Plan may be awarded more than 100,000 shares in any calendar year, and the maximum number of shares underlying awards of Options and Stock Appreciation Rights that may be granted to an Award Recipient in any calendar year is 100,000.

The authority to manage the operation of and administer the Plan shall be vested in a committee (the “Committee”), which shall have all the powers vested in it by the terms of the Plan, including exclusive authority to select the participants to the Plan; to make awards; to determine the type, size, terms and timing of the awards (which need not be uniform); to accelerate the vesting of awards granted pursuant to the Plan, including upon the occurrence of a change of control of the Company; to prescribe the form of the award agreement; to modify, amend or adjust the terms and conditions of any award; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued pursuant to the Plan. The Committee shall be selected by the Board of Directors and shall consist solely of non-employee directors within the meaning of Rule 16b-3 that are outside directors within the meaning of Code Section 162(m).

Grants may be made under the Plan through the tenth (10th) anniversary of the date it is adopted by the Board and approved by the Committee. Awards outstanding as of the date of termination of the Plan shall not be affected or impaired by the termination of the Plan.

As of December 31, 2024, no awards were granted under the Equity Incentive Plan. Each of its four non-employee directors were expected to receive a one-time grant of stock options to purchase up to 15,000 shares of Common Stock, exercisable at a purchase price which shall be equal to 110% of the price per share of the Common Stock at the Closing Date. In addition, in the first quarter of 2024 the Company entered into a consulting agreement whereby it issued 2,500 fully paid up non-forfeitable shares of restricted common stock. The shares were issued in the three months ended June 30, 2024. All shares of Company restricted common stock will be subject to a 12-month lock-up period from the time of issuance.

In February 2024, the Company entered into a one-year consulting agreement (the “Agreement”) with an investor relations firm for the purposes of developing, implementing and maintaining an ongoing stock market support system for the Company with the general objective of expanding awareness in the Company. In connection with this agreement, the Company has committed to pay $14,500 per month for the first four months of service and $12,500 per month thereafter. The Company also issued 2,500 shares of restricted Company common stock on May 9, 2024. All shares of Company restricted Company common stock will be subject to a 12-month lock up from the time of issuance. The agreement also provides for incentive shares as follows:

●	If within six (6) months of the Effective Date of the Agreement, investors hold 62,500 or more shares of Company common stock as a result of the investor relations firm introductions, the Company will issue 625 shares of restricted Company common stock to the investor relation firm with in ten (10) days of achieving such milestone.

●	If within six (6) months of the Effective Date of the Agreement, investors hold 125,000 or more shares of Company common stock as a result of the investor relations firm introductions, the Company will issue 625 shares of restricted Company common stock to the investor relation firm with in ten (10) days of achieving such milestone.

●	If within six (6) months of the Effective Date of the Agreement, investors hold 250,000 or more shares of Company common stock as a result of the investor relations firm introductions, the Company will issue 625 shares of restricted Company common stock to the investor relation firm with in ten (10) days of achieving such milestone.

●	If within nine (9) months of the Effective Date of the Agreement the ten (10) day Volume Weighted Average Price (“VWAP”) of Company common stock equals or exceeds $76.00 per share, the Company will issue 50,000 shares of restricted Company common stock to the investor relations firm within ten (10) days of achieving such milestone. All VWAP calculations shall exclude a ten (10) day trading period following any publicly announced M&A transaction.

●	If within twelve (12) months of the Effective Date of the Agreement the ten (10) day Volume Weighted Average Price (“VWAP”) of Company common stock equals or exceeds $156.00 per share, the Company will issue 1,250 shares of restricted Company common stock to the investor relations firm on the twelve (12) month anniversary of the Effective Date. All VWAP calculations shall exclude a ten (10) day trading period following any publicly announced M&A transaction.

For the year ended December 31, 2024, the Company recognized $59,149 for the 2,500 share issuance of fully paid up and non-forfeitable shares at a weighted average grant date fair value of $23.60, and $22,810 for the incentive shares with market conditions, based on a weighted average grant date fair value of $12.40 per share for the 1,250 shares in Tranche 1 and $6.00 per share for the 1,250 shares in Tranche 2. The fair value of the shares issued was determined utilizing level 2 inputs including the Company’s stock price and incorporating a discount for lack of marketability due to the lock-up period. The fair value of the incentive shares with market conditions was determined by utilizing a Monte Carlo simulation model with Level 2 inputs. The key inputs are presented in the table below:

	Valuation as of February 13, 2024
	Initial shares	Tranche 1	Tranche 2
Stock price	$32.00	$32.00	$32.00
Volatility	97.1%	97.1%	97.1%
Remaining term	0.75	1.00	1.00
Risk-free rate	5.03%	4.87%	4.87%

On June 11, 2024, the Company entered into a marketing service agreement (the “Marketing Service Agreement”) with an advisory firm. In connection with the Marketing Service Agreement, the Company agreed to pay the advisory firm $100,000 worth of shares of the Company’s common stock. The advisory services commenced on June 12, 2024 (the “Effective Date”). The number of shares issued was based on the closing price of the Company’s common stock on the Effective Date. For the year ended December 31, 2024, the Company has recorded $100,000 of equity compensation expense included in general and administrative expenses in the accompanying statements of operations.

NOTE 18. RELATED PARTY TRANSACTIONS

Related Party Policy

EFHT’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). The Code of Ethics defines related party transactions as transactions in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) EFHT or any of EFHT’s subsidiaries is a participant, and (iii) any (A) executive officer, director or nominee for election as a director, (B) greater than 5% beneficial owner of shares of Common Stock, or (C) immediate family member, of the persons referred to in clauses (A) and (B), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

EFHT’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that EFHT enters into such transactions. All ongoing and future transactions between EFHT and any of EFHT’s officers and directors or their respective affiliates will be on terms believed by EFHT to be no less favorable to EFHT than are available from unaffiliated third parties. Such transactions will require prior approval by EFHT’s audit committee and a majority of EFHT’s uninterested “independent” directors, or the members of the Board who do not have an interest in the transaction, in either case who had access, at EFHT’s expense, to EFHT’s attorneys or independent legal counsel. We will not enter into any such transaction unless EFHT’s audit committee and a majority of EFHT’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to EFHT than those that would be available to EFHT with respect to such a transaction from unaffiliated third parties. Additionally, EFHT requires each of EFHT’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Certain Transactions of ECD

Beginning on January 5, 2021, ECD entered into a verbal agreement with Overland Auto Transport Inc d/b/a Luxury Automotive Transport (“TransportCo”), a company which is 100% owned by Ashley Humble, Thomas Humble’s father, and has ECD as its only customer. Thomas Humble, an officer and director of ECD, and Elliot Humble, and officer of ECD, are both directors of TransportCo, however they receive no compensation for their services to TransportCo. TransportCo assists ECD with the intermediation of transportation services for ECD’s products, by locating providers of and booking the required services. TransportCo offers ECD competitive pricing for its services. The total payments to TransportCo under this agreement were $103,308 and $196,425 in 2024 and 2023, respectively. On September 27, 2023, we entered into a written agreement with TransportCo (the “TransportCo Agreement”) covering the services TransportCo provides to ECD and the compensation paid for such services.

The following table shows the Company’s expenses incurred with related parties and the relationship:

		Year Ended December 31,
	Relationship	2024	2023
Luxury Automotive Transport, Inc.	Company owned by stockholder’s relative	$103,308	$196,425
British Food Stop	Company owned by stockholders’ relative	50,096	16,336
Total expenses, net		$153,404	$212,761

NOTE 19. COMMITMENTS AND CONTINGENCIES

We record a liability when we believe that it is both probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information.

From time to time in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. At December 31, 2024 and 2023, the Company did not have any pending claims, charges or litigation that were expected to have a material adverse impact on its financial position, results of operations or cash flows.

Agreement with One Drivers Club

As previously disclosed in ECD’s Current Report on Form 8-K filed on December 6, 2024, on December 3, 2024, ECD announced that it entered into agreements One Drivers Club in furtherance of the ECD’s retail strategy. Specifically, on November 14, 2024, ECD entered into a Strategic Partnership Agreement (the “ODC Agreement”) and a Usage Agreement (the “Usage Agreement”) with Member Hubs Palm Beach, LLC (“One Drivers Club”) to launch ECD’s first retail showroom in West Palm Beach, Florida. One Drivers Club is the premier destination for automotive enthusiasts who view their vehicles as not just machines, but drivers of their lifestyles. With facilities located in Bedford, NY, Chicago, IL, West Palm Beach, FL, and Seattle WA, One Drivers Club redefines luxury car care through unparalleled concierge storage and full-service collection management. Beyond exceptional car care, One Drivers Club is a community-a place where like-minded drivers connect over shared passions and Members celebrate the art and prestige of driving, collecting, and owning remarkable vehicles. The ODC Agreement, entitles ECD to use a portion of One Drivers Club’s facility in West Palm Beach, Florida (the “ODC Premises”) for the operation of an ECD showroom for ECD vehicles and sale of ECD vehicles, subject to the terms of the Usage Agreement. Pursuant to the ODC Agreement, One Drivers Club grants to ECD a non-exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the marks designated by One Drivers Club, and ECD grants to One Drivers Club, a non-exclusive, royalty-free, fully paid up, non-transferable and terminable right and license to use the marks designated by ECD, for the limited purpose of the operation of the ECD showroom and for the limited purpose of the operation of the ECD showroom and advertisement of ECD and the ECD Automobiles. Pursuant to the Usage Agreement, (i) ECD shall pay One Drivers Club base rent of $225,000 per annum payable monthly, subject to 4% annual increases for each subsequent year for use of the ODC Premises; (ii) for a term of five (5) years; (iii) One Drivers Club, at ECD’s cost and expense, shall complete the interior build-out (“Build-Out”) of the ODC Premises in accordance with the plans and subject to the terms set forth in the Usage Agreement; (iv) upon the completion of the demolition of the ODC Premises in connection with the Build-Out (the “Deposit Date”), ECD shall issue One Drivers Club 18,125 unrestricted shares of ECD capital stock (the “ODC Shares”); provided, however, that if the value of the ODC Shares is less than $500,000 as of 5:00 pm ET on the Deposit Date, ECD shall issue to One Drivers Club that certain number of additional unrestricted shares of ECD capital stock such that the aggregate value of the ODC Shares together with the additional unrestricted shares of ECD capital stock is equal to or greater than $500,000; and (v) ECD shall deposit with One Drivers Club $125,000 (the “Build-Out Deposit”) in cash. The Build-Out Deposit shall be held in a non-interest bearing segregated account and shall be utilized to satisfy any outstanding Build-Out payment obligations incurred by One Drivers Club not first satisfied from the sale of the ODC Shares and upon the completion of the Build-Out, as reasonably determined by ECD, and the satisfaction of all Build-Out payment obligations, One Drivers Club shall return the balance of the Build-Out Deposit, if any, to ECD.

Relationship with Ten Easy Street

On December 12, 2024, ECD signed with Ten Easy Street of Nantucket (“TES”), a concept showroom, showhouse and gathering space, to expand ECD’s retail presence and showcase its one-of-one vehicles as part of their curated creative lifestyle brands, furnishings and social opportunities.

TES has agreed to showcase the Company’s custom vehicles in the designated parking spots located at TES from April 1, 2025 to December 31, 2025 (the “Showcase Term”). The Company will pay TES $75,000 for the Showcase Term. TES will also promote the Company’s vehicles on all marketing channels during the Showcase Term the Company will provide TES with an affiliate link that corresponds to the vehicles shown on TES’s platform. TES will receive $5,000 for all sales made through the affiliate link.

NOTE 20. SEGMENT

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer who reviews the assets, liabilities, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets and liabilities is reported on the balance sheet as total assets and total liabilities. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss, total assets and total liabilities, which include the following:

	December 31,	December 31,
	2024	2023,
		As Restated
Inventory	$11,181,806	$9,607,766
Deferred revenue	$11,802,825	$16,190,861

	Year Ended December 31,
	2024	2023,
		As Restated
Revenue, net	$25,165,733	$19,492,606
Less: Cost of goods sold	19,277,786	14,969,683
Gross Profit	5,887,947	4,522,923

NOTE 21. SUBSEQUENT EVENTS

Subsequent events have been evaluated through April 15, 2025, which represents the date the financial statements were available to be issued, and no events, other than disclosed below have occurred through that date that would impact the financial statements.

 Additional Financings from Defender SPV LLC

As previously disclosed in ECD’s Current Report on Form 8-K filed on January 14, 2025, on January 8, 2025, the Company entered into a securities purchase agreement (the “January 2025 SPA”) with the Lender pursuant to which the Lender agreed to waive the pre-existing events of default that occurred under the August Note and the Company Preferred Stock and the Company agreed to execute and deliver to the Lender a senior secured convertible note (the “January 2025 Note”), in exchange for a loan in the principal amount of $1,724,100.

The January 2025 SPA also provides that in connection with the January 2025 Note, the Company will also issue to the Lender at no additional cost 12,500 shares of Common Stock and a warrant, dated January 13, 2025, to purchase 9,960 shares of Common Stock at an exercise price of $460.00 per share (the “Common Share Warrant”).

Reversal of Series A Convertible Preferred Stock Conversion

In January 2025 the conversion of the 463 shares of Series A Convertible Preferred Stock into 46,250 shares of common stock was reversed by the Company’s transfer agent due to the terms of the agreement that a stockholder’s ability to convert Series A Convertible Preferred Stock into shares of Common Stock is subject to a 4.99% blocker, that precluded the stockholder from converting its Series A Convertible Preferred Stock into shares of Common Stock to the extent it will made the stockholder a beneficial owner of more than 4.99% of the Common Stock.

Business Loan and Security Agreement

On February 20, 2025, the Company entered into a Business Loan and Security Agreement with Agile Lending, LLC (the “Lending Lender”) pursuant to which the Company received a term loan from the Lending Lender in the principal amount of $1,575,000 (the “Loan”). The Loan shall be prepaid through thirty (30) equal weekly payments of principal and interest in the aggregate amount of $74,550 commencing March 3, 2025 and ending September 22, 2025. During the term the Loan shall accrue interest of $661,500. The principal amount of the Loan included an administrative agent fee of $75,000 which was paid to the Collateral Agent out of the Loan.

Consulting Agreement

On February 20, 2025 (the “Effective Date”), the Company entered into a consulting agreement with an advisor (the “Advisor”) for business advisory services, guidance on growth strategies, and networking with its contacts on a non-exclusive basis for general business purposes. Pursuant to the consulting agreement the Company will issue 5,900 shares of the Company’s common stock to the Advisor on the Effective Date.

Loan Agreement

On April 4, 2025, the Company entered into a new business loan and security agreement with an effective date of April 4, 2025 (the “New Loan Agreement”) by and among an investor (the “New Lender”), a collateral agent (the “Collateral Agent”), the Company and its subsidiary, Humble Imports Inc., pursuant to which the Company received a term loan from the New Lender in the principal amount of $1,824,300 (the “New Loan”). The New Loan shall be repaid through sixty-nine (69) equal weekly payments of principal and interest in the aggregate amount of $35,693 per week commencing on April 15, 2025 and ending August 4, 2026 (the “Term”). During the Term, the New Loan shall accrue interest in the aggregate amount of $638,505. The New Loan included an administrative expense fee of $40,000 and a lender’s legal fee of $35,000, which sum was netted out of the New Loan. The New Loan is secured by all properties, rights and assets of the Company and Collateral Agent is designated as the collateral agent under the New Loan Agreement.

The net proceeds of the New Loan were used to pay off the Agile Loan in the discounted amount of $1,749,300, including principal and interest. Accordingly, the Agile Loan is paid off and satisfied.

Secondary Offering of

300,761,352 Shares of Common Stock

6,438 Shares of Common Stock Underlying the Private Warrants

Primary Offering of

287,500 Shares of Common Stock Underlying the Public Warrants

ECD Automotive Design, Inc.

PROSPECTUS

November 3, 2025